Exhibit 10.1

Execution Copy

AMENDMENT NO. 3

AMENDMENT NO. 3, dated as of September 29, 2021 (this “Agreement”), by and among the Amendment No. 3 Refinancing Term Loan Lender set forth on the signature page hereto (the “Amendment No. 3 Refinancing Term Loan Lender”), DIAMOND (BC) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under laws of the Netherlands, having its statutory seat in Amsterdam, the Netherlands, registered office at Maarssenbroeksedijk 2, 3542 DN, Utrecht, the Netherlands and registered under number 68305133 (the “Borrower”), certain of the Guarantors party hereto, each Revolving Lender set forth on the signature pages hereto, each Letter of Credit Issuer, and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of September 6, 2017 (as amended by that certain Joinder Agreement and Amendment No. 1, dated as of June 23, 2020 and that certain Joinder Agreement and Amendment No. 2, dated as of March 29, 2021, and as further amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time, the “Credit Agreement”), among BCPE DIAMOND NETHERLANDS TOPCO B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under laws of the Netherlands, having its statutory seat in Amsterdam, the Netherlands, registered office at Maarssenbroeksedijk 2, 3542 DN, Utrecht, the Netherlands and registered under number 68636059 (“Holdings”), the Borrower, the lending institutions from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, the Collateral Agent, a Letter of Credit Issuer and a Lender (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish Refinancing Term Loan Commitments by, among other things, entering into one or more Refinancing Amendments with Refinancing Lenders;

WHEREAS, the Administrative Agent and the Borrower may amend the Credit Agreement and the other Credit Documents, without the consent of any other Credit Party, Agent or Lender, as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of any refinancing facility in accordance with Section 2.14(h) of the Credit Agreement;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Amendment No. 3 Refinancing Term Loan Lender provide a $1,500,000,000 of Refinancing Term Loan Commitment (the “Amendment No. 3 Refinancing Term Loan Commitment”; the loan thereunder, the “Amendment No. 3 Refinancing Term Loan”) to be made available to the Borrower on the Amendment No. 3 Effective Date (as defined below), the proceeds of which will be used (a) on the Amendment No. 3 Effective Date, to (i) refinance and repay in full all Term Loans outstanding under the Credit Agreement immediately prior to the Amendment No. 3 Effective Date, together with all accrued and unpaid interest thereon, to, but not including, the Amendment No. 3 Effective Date (the “Refinancing”), (ii) repay in full the Senior Notes, in effect prior to the Amendment No. 3 Effective Date and (iii) pay fees, commissions and expenses related to the Refinancing, this Agreement and the transactions contemplated hereby and (b) after the Amendment No. 3 Effective Date, for working capital, capital expenditures and general corporate purposes (including acquisitions, investments, restricted payments and other transactions not prohibited by the Credit Agreement);

WHEREAS, each of JPMorgan Chase Bank, N.A., Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, Barclays Bank PLC, Citibank, N.A., BofA Securities, Inc., RBC Capital Markets1, HSBC Securities (USA) Inc., Truist Securities, Inc., Jefferies Finance LLC, ING Capital LLC, Morgan Stanley & Co. LLC, UBS Securities LLC, and PNC Capital Markets LLC (collectively, the “Amendment No. 3 Arrangers”) has agreed to act as a lead arranger and joint bookrunner for the Amendment No. 3 Refinancing Term Loan Commitments;

WHEREAS, the Amendment No. 3 Refinancing Term Loan Lender and each Revolving Credit Lender party hereto has agreed to make certain other amendments to the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.            Amendment No. 3 Refinancing Term Loans. The Amendment No. 3 Refinancing Term Loan Lender hereby commits to provide the Amendment No. 3 Refinancing Term Loan Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

The Amendment No. 3 Refinancing Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the exhibits thereto, together with copies of the most recent financial statements referred to in Section 8.9 of the Credit Agreement or delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, or any other Lender or Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

The Amendment No. 3 Refinancing Term Loan shall constitute a Refinancing Term Loan and shall be treated as a separate Class of Terms Loans from the Initial Term Loans and the Amendment No. 1 Term Loans under the Credit Agreement.

2.            Proposed Borrowing. This Agreement represents a request by the Borrower to borrow the Amendment No. 3 Refinancing Term Loan from the Amendment No. 3 Refinancing Term Loan Lender as follows (the “Proposed Borrowing”):

(a)	Business Day of Proposed Borrowing: September 29, 2021.

(b)	Amount of Proposed Borrowing: $1,500,000,000.

(c)	Such borrowing of the Amendment No. 3 Refinancing Term Loan is to be a Eurocurrency Loan with an Interest Period of 1 month.

1 RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

3.            Amendments. Effective as of the Amendment No. 3 Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto (the Credit Agreement as so amended, the “Amended Credit Agreement”).

Further, any usage of capacity under any dollar basket set forth in clauses (c) and (t) of the definition of “Asset Sale”, the definition of “Asset Sale Prepayment Event”, the definition of “Casualty Event”, the definition of “Maximum Incremental Facilities Amount”, clauses (v), (viii), (xiii) and (xv) of the definition of “Permitted Investments”, clauses (vii) and (xx) of the definition of “Permitted Liens”, the definition of “Permitted Sale Leaseback”, the lead in paragraph to Section 9.10, clause (j) of Section 9.10, the lead in paragraph to Section 10.1, clauses (c),(d), (l), (r), (bb), (hh) and (jj) of Section 10.1, clauses (a), (b) and (b)(v) of Section 10.4 and clauses (a)(3), (a)(4)(G), (b)(4), (b)(19) of Section 10.5 prior to the Amendment No. 3 Effective Date shall be disregarded and the Borrower shall have available the full amount of such dollar baskets as set forth in the Amended Credit Agreement upon the occurrence of the Amendment No. 3 Effective Date (in addition to any new dollar baskets set forth in the Amended Credit Agreement).

4.            Credit Agreement Governs. The Amendment No. 3 Refinancing Term Loan shall be subject to the provisions of the Amended Credit Agreement and the other Credit Documents, as modified and supplemented by this Agreement.

5.            Conditions to Effectiveness of this Agreement. This Agreement shall become effective on the first Business Day on which each of the following conditions is satisfied or waived (the “Amendment No. 3 Effective Date”):

(a)                The Administrative Agent (or its counsel) shall have received (i) from the Amendment No. 3 Refinancing Term Loan Lender, (ii) from each Revolving Credit Lender, (iii) from each Letter of Credit Issuer, (iv) from the Administrative Agent, and (v) from the Borrower and the Guarantors party hereto, a counterpart of this Agreement signed on behalf of such party;

(b)                The Administrative Agent (or its counsel) shall have received as of the Amendment No. 3 Effective Date, the executed legal opinion, in customary form, from (x) Kirkland & Ellis LLP, as special New York counsel to the Borrower and the U.S. Guarantors party hereto, and (y) Loyens & Loeff N.V. as special Dutch counsel to the Administrative Agent. The Borrower and the Administrative Agent hereby instruct such counsel to deliver such legal opinions;

(c)                The Borrower shall have paid (A) the Administrative Agent all reasonable costs and expenses (including, without limitation the reasonable and documented fees, charges and disbursements of (a) Cahill Gordon & Reindel LLP, counsel for the Agents and (b) if reasonably necessary, of a single firm of local counsel in each relevant material jurisdiction (which can be a single local counsel acting in multiple jurisdictions)) of the Administrative Agent for which invoices have been presented at least three (3) Business Days prior to the Amendment No. 3 Effective Date and (B) all fees required to be paid to the Amendment No. 3 Arrangers on the Amendment No. 3 Effective Date as separately agreed in writing by the Borrower and the Amendment No. 3 Arrangers;

(d)                The Administrative Agent shall have received (A) a certificate of the Borrower and each of the Guarantors party hereto, dated the Amendment No. 3 Effective Date, substantially in the form of Exhibit L to the Credit Agreement (updated as applicable for local law requirements of the relevant Guarantors), with appropriate insertions, and attaching the documents referred to in the following clause (B) or, to the extent applicable, confirming the continued effectiveness and no amendments or other modifications to such documents since the Amendment No. 2 Effective Date and (B) (x) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or other managers of the Borrower (or a duly authorized committee thereof) authorizing (I) the execution, delivery and performance of this Agreement (and any agreements relating thereto) to which it is a party and (II) the extensions of credit contemplated hereunder, (y) the deed of incorporation and articles of association or other comparable organizational documents of the Borrower or such Guarantor, as applicable, to the extent amended or otherwise modified since the Amendment No. 2 Effective Date and (z) signature and incumbency certificates of the Authorized Officers of the Borrower and the Guarantors party hereto executing the Credit Documents to which it is a party;

(e)                At the time of and immediately after giving effect to this Agreement, no Event of Default shall have occurred and be continuing;

(f)                 The representations and warranties made by the Borrower, before and after giving effect to this Agreement, contained in the Credit Agreement and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Amendment No. 3 Effective Date, except where such representations and warranties expressly related to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(g)                The Administrative Agent shall have received (at least three (3) Business Days prior to the Amendment No. 3 Effective Date) all documentation and other information about Holdings and Borrower as has been reasonably requested in writing at least ten (10) Business Days prior to the Amendment No. 3 Effective Date by the Administrative Agent or the Amendment No. 3 Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act; and

(h)                Substantially concurrently with the initial borrowing of the Amendment No. 3 Refinancing Term Loan, the Borrower shall pay to the Administrative Agent, for the benefit of the Term Loan Lenders, the entire outstanding aggregate principal amount of the Term Loans outstanding immediately prior to the Amendment No. 3 Effective Date, together with all accrued and unpaid interest thereon, to, but not including, the Amendment No. 3 Effective Date.

6.             Borrower Certifications. By its execution of this Agreement, the undersigned officer of the Borrower, to the best of his or her knowledge, hereby certifies, solely in his or her capacity as an officer of the Borrower and not in his or her individual capacity, that no Event of Default exists on the date hereof before or after giving Pro Forma Effect to the Amendment No. 3 Refinancing Term Loan contemplated hereby.

7.             Acknowledgments.

(a)                All parties hereto have consented to the amendments to the Credit Agreement reflected in this Agreement (including Exhibit A hereto).

(b)                All parties hereto acknowledge that this Agreement constitutes (i) a Refinancing Loan Request for purposes of Section 2.14(h) of the Credit Agreement and (ii) a “Refinancing Amendment”.

(c)                All parties hereto acknowledge the submission to jurisdiction and waiver provisions in Section 13.14 of the Credit Agreement.

8.            Recordation of the Amendment No. 3 Refinancing Term Loan. Upon the Amendment No. 3 Effective Date, the Administrative Agent will record the Amendment No. 3 Refinancing Term Loan made by the Amendment No. 3 Refinancing Term Loan Lender in the Register.

9.            Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties required in accordance with Section 13.1 of the Credit Agreement.

10.           Entire Agreement. This Agreement, the Amended Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

11.          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to be originals and shall constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

14.           Post-Closing Covenant. The Borrower agrees that it will deliver, or will cause to be delivered, to the Administrative Agent the items described on Schedule B annexed hereto by the time specified on such Schedule B with respect to such items, or such later time as the Administrative Agent may agree in its reasonable discretion. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to the effect the foregoing (and to permit the taking of the actions described on Schedule B within the time periods required by this Section 14, rather than as elsewhere provided in the Credit Documents).

The Lenders party hereto hereby authorize the Collateral Agent to enter into the Security Agreements Amendments (as defined in Schedule B hereto).

15.           Effect of this Agreement. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Agreement shall not constitute a novation of the Credit Agreement as in effect immediately prior to giving effect hereto or any of the Credit Documents. By executing and delivering a copy hereof, the Borrower and the Guarantors party hereto hereby consent to the terms of this Agreement and the transactions contemplated thereby and hereby confirms its prior Guarantees and pledges and grants of security interests, as applicable, under and subject to the terms of each of the Credit Documents to which it is party, and agrees that, after giving effect to this Agreement, such Guarantees and pledges and grants of security interests, and the terms of each Guarantee and each of the Security Documents, shall continue to be in full force and effect and are hereby ratified and reaffirmed in all respects, including to secure the Obligations (including, without limitation, the obligations in respect of the Amendment No. 3 Refinancing Term Loan established hereunder). For the avoidance of doubt, on and after the Amendment No. 3 Effective Date, this Agreement shall for all purposes constitute a Credit Document.

16.          Tax Matters. The parties hereto shall treat all Amendment No. 3 Refinancing Term Loans (whether in connection with the replacement or purchase of Initial USD Term Loans or Amendment No. 1 Term Loans) as one fungible tranche for U.S. federal income tax purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

JPMORGAN CHASE BANK, N.A., the Amendment No. 3 Refinancing Term Loan Lender

By:	/s/ Blakely Engel
Name:	Blakely Engel
Title:	Vice President

Notice Address:
Attention:
Telephone:
Facsimile:

[Signature Page to Amendment No. 3 (Diversey)]

JPMORGAN CHASE BANK, N.A., a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Blakely Engel
Name:	Blakely Engel
Title:	Vice President

GOLDMAN SACHS BANK USA, a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Thomas Manning
Name:	Thomas Manning
Title:	Authorized Signatory

CITIBANK, N.A., a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Sumeet Singal
Name:	Sumeet Singal
Title:	Vice President

BARCLAYS BANK PLC, a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Tom Blouin
Name:	Tom Blouin
Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Judith Smith
Name:	Judith Smith
Title:	Authorized Signatory

By:	/s/ Cassandra Droogan
Name:	Cassandra Droogan
Title:	Authorized Signatory

BANK OF AMERICA, N.A., a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Jonathan C. Pfeifer
Name:	Jonathan C. Pfeifer
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Tim Kok
Name:	Tim Kok
Title:	Vice President

ROYAL BANK OF CANADA, a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Sinan Tarlan
Name:	Sinan Tarlan
Title:	Authorized Signatory

HSBC BANK USA, N.A., a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Frank M. Eassa
Name:	Frank M. Eassa
Title:	Senior Vice President, Corporate Banking

TRUIST BANK, a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Alexander Harrison
Name:	Alexander Harrison
Title:	Vice President

JEFFERIES FINANCE LLC, a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ JR Young
Name:	JR Young
Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION, a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Ben Pysch
Name:	Ben Pysch
Title:	9-14-21

UBS AG, STAMFORD BRANCH, a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Dionne Robinson	/s/ HD
Name:	Dionne Robinson	Houssem Daly
Title:	Associate Director	Director

ING CAPITAL LLC, a Revolving Credit Lender and a Letter of Credit Issuer

By:	/s/ Michael Kim
Name:	Michael Kim
Title:	Director

By:	/s/ Roy de Jongh
Name:	Roy de Jongh
Title:	Director

DIAMOND (BC) B.V., as Borrower

By:	/s/ Rudolf Verheul
Name:	Rudolf Verheul
Title:	Authorized Representative

BCPE DIAMOND NETHERLANDS TOPCO B.V., as Holdings

By:	/s/ Rudolf Verheul
Name:	Rudolf Verheul
Title:	Authorized Representative

BCPE DIAMOND US HOLDCO INC
CLEANWISE, INC.
DIVERSEY CHILE HOLDINGS, LLC
DIVERSEY PUERTO RICO, INC.
DIVERSEY SHAREHOLDINGS, INC.
DIVERSEY US HOLDINGS, LLC
DIVERSEY, INC.
DRY LUBE INC.
JDI CEE HOLDINGS, INC.
PROFESSIONAL SHAREHOLDINGS, INC., each as a Guarantor

By:	/s/ Paul Budsworth
Name:	Paul Budsworth
Title:	President and Chief Executive Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:	/s/ Judith Smith
Name:	Judith Smith
Title:	Authorized Signatory

By:	/s/ Cassandra Droogan
Name:	Cassandra Droogan
Title:	Authorized Signatory

[Signature Page to Amendment No. 3 (Diversey)]

SCHEDULE A
TO

AMENDMENT NO. 3

Amendment No. 3 Refinancing Term Loan Commitment

Amendment No. 3 Refinancing Term Loan Lender	Amendment No. 3 Refinancing Term Loan Commitment
JPMORGAN CHASE BANK, N.A.	$1,500,000,000.00
Total:	$1,500,000,000.00

SCHEDULE B

TO

AMENDMENT NO. 3

Post-Closing Covenant

Within 90 days of the Amendment No. 3 Effective Date, or such later date as the Administrative Agent may reasonably agree,

1.	each of the Guarantors (other than Holdings and Guarantors organized in Delaware)(such Guarantors, the “Relevant Guarantors”) shall execute and deliver to the Administrative Agent a security and guarantee reaffirmation agreement in form and substance reasonably acceptable to the Collateral Agent;

2.	each of the Relevant Guarantors shall deliver a certificate in form and substance substantially similar to the certificate contemplated by Section 5(d)(A) of Amendment No. 3, together with the documents contemplated by Section 5(d)(B) of Amendment No. 3 for each Relevant Guarantor;

3.	each of the applicable Foreign Guarantors (other than Holdings) shall, if necessary under applicable local law in connection with the incurrence of the Amendment No. 3 Refinancing Term Loans, enter into amendments, supplements, joinders, confirmations or modifications to the applicable Security Documents and/or Foreign Guarantee, and take such other actions as may be reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the Liens granted under the Security Documents, in each case subject to the Agreed Security Principles (collectively, the “Amended Security Documents”); and

4.	the Administrative Agent (or its counsel) shall have received executed legal opinions, for each of the Relevant Guarantors, in form and substance reasonably satisfactory to the Administrative Agent (which shall, for the avoidance of doubt, cover the Amended Security Documents, if applicable).

EXHIBIT A
TO

AMENDMENT NO. 3

Amended Credit Agreement

[See attached.]

EXHIBIT A

TO

AMENDMENT NO. 3

Amended Credit Agreement

[See attached.]

Execution Copy

Exhibit A

to Amendment No. 3

CREDIT AGREEMENT

Dated as of September 6, 2017,

as amended by the Joinder Agreement and Amendment No. 1, dated as of June 23, ~~2020 and~~ 2020,

by the Joinder Agreement and Amendment No. 2, dated as of March 29, ~~2021~~

~~By~~2021,

and

by Amendment No. 3, dated as of September 29, 2021,

by and among

BCPE DIAMOND NETHERLANDS TOPCO, B.V.,
as Holdings,

DIAMOND (BC) B.V.,
as the Borrower,

The several Lenders
from time to time parties hereto,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Administrative Agent, the Collateral Agent, a Letter of Credit Issuer
and a Lender,

and

CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS BANK USA,
BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC.,
ROYAL BANK OF CANADA,
HSBC BANK USA, N.A.,
SUNTRUST ROBINSON HUMPHREY, INC.
AND
JEFFERIES FINANCE LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

SECTION 1 Definitions	2

1.1	Defined Terms	2
1.2	Other Interpretive Provisions	~~78~~96
1.3	Accounting Terms	~~79~~97
1.4	Rounding	~~79~~97
1.5	References to Agreements Laws, Etc.	~~79~~97
1.6	Exchange Rates	~~79~~97
1.7	Rates ; LIBOR Notification	~~80~~99
1.8	Times of Day	~~80~~99
1.9	Timing of Payment or Performance	~~80~~100
1.10	Certifications	~~81~~100
1.11	Compliance with Certain Sections	~~81~~100
1.12	Pro Forma and Other Calculations	~~81~~100
1.13	Letter of Credit Amounts	~~83~~102
1.14	Divisions	103

SECTION 2 Amount and Terms of Credit	~~83~~103

2.1	Commitments	~~83~~103
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	~~84~~104
2.3	Notices of Borrowing	~~84~~104
2.4	Disbursement of Funds	~~85~~105
2.5	Repayment of Loans; Evidence of Debt	~~86~~106
2.6	Conversions and Continuations	~~87~~108
2.7	Pro Rata Borrowings	~~88~~108
2.8	Interest	~~88~~109
2.9	Interest Periods	~~89~~110
2.10	Increased Costs, Illegality, Etc.	~~90~~110
2.11	Compensation	~~91~~112
2.12	Change of Lending Office	~~91~~113
2.13	Notice of Certain Costs	~~92~~113
2.14	Incremental Facilities; Extensions; Refinancing Facilities	~~92~~113
2.15	Permitted Debt Exchanges	~~103~~125
2.16	Defaulting Lenders	~~104~~126
2.17	Designation of Borrowers	127
2.18	Benchmark Replacement Setting.	129

SECTION 3 Letters of Credit	~~105~~130

3.1	Letters of Credit	~~105~~130
3.2	Letter of Credit Requests	~~107~~132
3.3	Letter of Credit Participations	~~108~~133
3.4	Agreement to Repay Letter of Credit Drawings	~~109~~134
3.5	Increased Costs	~~111~~136
3.6	New or Successor Letter of Credit Issuer	~~112~~137
3.7	Role of Letter of Credit Issuer	~~112~~138
3.8	Cash Collateral	~~113~~138
3.9	Governing Law; Applicability of ISP and UCP	~~114~~139
3.10	Conflict with Issuer Documents	~~114~~139
3.11	Letters of Credit Issued for the Borrower or Subsidiaries	~~114~~139
3.12	Provisions Related to Extended Revolving Credit Commitments	~~114~~140

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Page

SECTION 4 Fees and Commitment Reductions	~~115~~140

4.1	Fees	~~115~~140
4.2	Voluntary Reduction or Termination of Revolving Commitments	~~116~~141
4.3	Mandatory Termination of Commitments	~~116~~141

SECTION 5 Payments	~~116~~142

5.1	Voluntary Prepayments	~~116~~142
5.2	Mandatory Prepayments	~~117~~143
5.3	Method and Place of Payment	~~121~~147
5.4	Net Payments	~~121~~148
5.5	Computations of Interest and Fees	~~125~~152
5.6	Limit on Rate of Interest	~~125~~152

SECTION 6 Conditions Precedent to Initial Borrowing	~~126~~153

6.1	Conditions Precedent	~~126~~153

SECTION 7 Conditions Precedent to All Credit Events after the Closing Date	~~129~~156

7.1	No Default; Representations and Warranties	~~129~~156
7.2	Notice of Borrowing; Letter of Credit Request	~~129~~156

SECTION 8 Representations and Warranties	~~129~~156

8.1	Corporate Status	~~130~~156
8.2	Corporate Power and Authority	~~130~~157
8.3	No Violation	~~130~~157
8.4	Litigation	~~130~~157
8.5	Margin Regulations	~~130~~157
8.6	Governmental Approvals	~~130~~157
8.7	Investment Company Act	~~131~~157
8.8	True and Complete Disclosure	~~131~~157
8.9	Financial Condition; Financial Statements	~~131~~158
8.10	Compliance with Laws	~~131~~158
8.11	Tax Matters	~~131~~158
8.12	Compliance with ERISA	~~132~~158
8.13	Subsidiaries	~~132~~159
8.14	Intellectual Property	~~132~~159
8.15	Environmental Laws	~~132~~159
8.16	Properties	~~132~~159
8.17	Solvency	~~133~~159
8.18	Patriot Act; Anti-Terrorism Laws	~~133~~159
8.19	Security Interest in Collateral	~~133~~160
8.20	Anti-Terrorism / Anti-Corruption Laws	~~133~~160
8.21	Use of Proceeds	~~134~~161
8.22	Labor Matters	~~134~~161

SECTION 9 Affirmative Covenants	~~134~~161

9.1	Information Covenants	~~134~~161
9.2	Books, Records, and Inspections	~~137~~164
9.3	Maintenance of Insurance	~~137~~164
9.4	Payment of Taxes	~~138~~165

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Page

9.5	Preservation of Existence; Consolidated Corporate Franchises	~~138~~165
9.6	Compliance with Statutes, Regulations, Etc.	~~138~~165
9.7	Designation of Unrestricted Subsidiaries	~~138~~165
9.8	Maintenance of Properties	~~139~~166
9.9	Changes to Fiscal Year	~~139~~166
9.10	Affiliate Transactions	~~139~~166
9.11	Additional Guarantors and Grantors	~~141~~168
9.12	Pledge of Additional Stock and Evidence of Indebtedness	~~142~~169
9.13	Use of Proceeds	~~143~~170
9.14	Further Assurances	~~143~~171
9.15	Maintenance of Ratings	~~145~~172
9.16	Lines of Business	~~145~~172

SECTION 10 Negative Covenants	~~145~~172

10.1	Limitation on Indebtedness	~~145~~173
10.2	Limitation on Liens	~~151~~180
10.3	Limitation on Fundamental Changes	~~151~~180
10.4	Limitation on Sale of Assets	~~153~~182
10.5	Limitation on Restricted Payments	~~154~~183
10.6	Limitation on Subsidiary Distributions	~~161~~191
10.7	Organizational and Subordinated Indebtedness Documents	~~163~~193
10.8	Permitted Activities	~~164~~193
10.9	First Lien Net Leverage Ratio	~~164~~193

SECTION 11 Events of Default	~~164~~194

11.1	Payments	~~164~~194
11.2	Representations, Etc.	~~164~~194
11.3	Covenants	~~165~~194
11.4	Default Under Other Agreements	~~165~~194
11.5	Bankruptcy, Etc.	~~166~~195
11.6	ERISA	~~166~~196
11.7	Guarantee	~~166~~196
11.8	Pledge Agreements	~~166~~196
11.9	Security Agreement	~~167~~196
11.10	Judgments	~~167~~196
11.11	Change of Control	~~167~~196
11.12	Remedies Upon Event of Default	~~167~~196
11.13	Application of Proceeds	~~168~~197
11.14	Equity Cure	~~168~~198

SECTION 12 The Agents	~~169~~191

12.1	Appointment	~~169~~191
12.2	Delegation of Duties	~~170~~202
12.3	Exculpatory Provisions	~~173~~202
12.4	Reliance by Agents	~~173~~203
12.5	Notice of Default	~~174~~203
12.6	Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders	~~174~~203
12.7	Indemnification	~~174~~204
12.8	Agents in Their Individual Capacities	~~175~~205
12.9	Successor Agents	~~175~~205
12.10	Withholding Tax	~~176~~206
12.11	Agents Under Security Documents and Guarantees	~~177~~206

-iii-

Page

12.12	Right to Realize on Collateral and Enforce Guarantee	~~178~~207
12.13	Intercreditor Agreements Govern	~~178~~208
12.14	Parallel Debt	~~178~~208
12.15	Erroneous Payments	209

SECTION 13 Miscellaneous	~~179~~211

13.1	Amendments, Waivers, and Releases	~~179~~211
13.2	Notices	~~183~~216
13.3	No Waiver; Cumulative Remedies	~~184~~216
13.4	Survival of Representations and Warranties	~~184~~216
13.5	Payment of Expenses; Indemnification ; Limitation on Liability	~~184~~217
13.6	Limitation on Swiss guarantee	~~186~~219
13.7	Successors and Assigns; Participations and Assignments	~~188~~221
13.8	Replacements of Lenders Under Certain Circumstances	~~193~~226
13.9	Adjustments; Set-off	~~194~~227
13.10	Counterparts	~~195~~228
13.11	Severability	~~195~~228
13.12	Integration	~~195~~228
13.13	GOVERNING LAW	~~195~~228
13.14	Submission to Jurisdiction; Waivers	~~195~~228
13.15	Acknowledgments	~~196~~229
13.16	WAIVERS OF JURY TRIAL	~~196~~229
13.17	Confidentiality	~~196~~229
13.18	Direct Website Communications	~~197~~230
13.19	USA PATRIOT Act	~~199~~232
13.20	Payments Set Aside	~~199~~232
13.21	No Fiduciary Duty	~~199~~232
13.22	Judgment Currency	~~199~~233
13.23	Special Provisions Relating to Currencies Other Than Dollars	~~200~~233
13.24	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~200~~233
13.25	Acknowledgement Regarding Any Supported QFCs.	234
13.26	Certain ERISA Matters.	235

-iv-

SCHEDULES

Schedule 1.1(a)	Real Properties
Schedule 1.1(b)	Commitments of Lenders
Schedule 1.1(c)	Disposition Assets
Schedule 1.1(e)	Specified Excluded Subsidiaries
Schedule 1.1(f)	Agreed Security Principles
Schedule 2.1	Existing Letters of Credit
Schedule 6.1(a)(v)	Closing Date Security Documents
Schedule 8.4	Litigation
Schedule 8.13	Subsidiaries
Schedule 8.15	Environmental
Schedule 9.10	Closing Date Affiliate Transactions
Schedule 9.14	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.3	Closing Date Fundamental Changes
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A-1	Junior Lien Intercreditor Agreement
Exhibit A-2	Pari Intercreditor Agreement
Exhibit B-1	Assignment and Acceptance (Non-Affiliated Lender)
Exhibit B-2	Assignment and Acceptance (Affiliated Lender)
Exhibit C	U.S. Guarantee
Exhibit D	Intercompany Note
Exhibit E	Joinder Agreement
Exhibit F	Letter of Credit Request
Exhibit G	U.S. Pledge Agreement
Exhibit H	U.S. Security Agreement
Exhibit I-1	Promissory Note (Term Loans)
Exhibit I-2	Promissory Note (Revolving Loans)
Exhibit J	Notice of Borrowing or Notice of Conversion or Continuation
Exhibit K-1 to K-4	Non-Bank Tax Certificates
Exhibit L	Closing Date Certificate

-v-

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of September 6, 2017, by and among BCPE DIAMOND NETHERLANDS TOPCO B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under laws of the Netherlands, having its statutory seat in Amsterdam, the Netherlands, registered office at Strawinskylaan 1209, Toren A, 12th floor, 1077XX Amsterdam, the Netherlands and registered under number 68636059 (“Holdings”), DIAMOND (BC) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under laws of the Netherlands, having its statutory seat in Amsterdam, the Netherlands, registered office at Strawinskylaan 1209, Toren A, 12th floor, 1077XX Amsterdam, the Netherlands and registered under number 68305133 (the “Borrower”), the lending institutions from time to time parties hereto as lenders (each, a “Lender” and, collectively, the “Lenders”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Administrative Agent, the Collateral Agent, a Letter of Credit Issuer and a Lender (such terms and each other capitalized term used but not defined in this preamble or the recitals below having the meaning provided in Section 1.1).

WHEREAS, in connection with that certain Purchase Agreement, dated as of March 25, 2017 (such Purchase Agreement, as amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Acquisition Agreement”), by and between the Borrower and Sealed Air Corporation, a Delaware corporation, the Borrower will acquire certain assets and equity interests of certain companies comprising the “Diversey Business” (collectively, “Diversey”);

WHEREAS, in connection with the foregoing, (i) the Borrower has requested that the Lenders extend credit in the form of (a) Initial USD Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $900,000,000, (b) Initial Euro Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of €970,000,000, and (c) Revolving Credit Loans made available to the Borrower at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date in an aggregate principal amount at any time outstanding not in excess of $250,000,000 less the aggregate Letters of Credit Outstanding at such time and (ii) the Borrower has requested the initial Letter of Credit Issuer to issue Letters of Credit at any time and from time to time on and after the Closing Date and prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $50,000,000;

WHEREAS, in connection with the foregoing, on the Closing Date, the Borrower will issue the Senior Notes;

WHEREAS, in connection with the foregoing, on or prior to the Closing Date, the Sponsor, together with any additional co-investors arranged or designated by the Sponsor, will make an equity investment (the “Investor Equity Investment”) in Borrower or a direct or indirect parent thereof (which equity investment, (x) if made in a direct or indirect parent of Borrower, will be contributed to Borrower and (y) if other than common equity, will be on terms reasonably acceptable to the Lead Arrangers (it being understood and agreed that such equity investment may include any “paid-in-kind” investment (on terms reasonably acceptable to the Lead Arrangers) made by Sponsor in any direct or indirect parent of the Borrower (and to the extent not otherwise applied, further directly or indirectly contributed as common equity to the Borrower)) in an aggregate amount (when combined with any equity in Borrower or a direct or indirect parent thereof received by management of Diversey and by other existing equity holders of Diversey in connection with the Acquisition (the “Management Co-Invest” and, such Management Co-Invest together with the Investor Equity Investment, the “Equity Contribution”)) that is not less than 25% of the sum (the “Capitalization Amount”) of (i) the aggregate gross proceeds of the Loans to be borrowed on the Closing Date (excluding, in each case, amounts drawn under the Revolving Credit Facility on the Closing Date for working capital purposes (including to fund any working capital payments or purchase price adjustments under the Acquisition Agreement and to repay amounts outstanding under any existing revolving credit facility of Diversey or to backstop or cash collateralize existing letters of credit)), plus (ii) the aggregate gross proceeds of the Senior Notes to be issued and/or the aggregate gross proceeds to be received from the Loans, as applicable, on or prior to the Closing Date (excluding, in each case, the aggregate gross proceeds to be received from the Senior Notes to fund original issue discount or upfront fees in connection with the issuance of the Senior Notes), plus (iii) the amount of the Equity Contribution, minus (iv) the aggregate amount of cash on hand at Diversey and its Subsidiaries on the Closing Date (after giving effect to the incurrence of the Loans and the Senior Notes), minus (~~iv~~v) €55,000,000;

provided that immediately after giving effect to the Transactions on the Closing Date, the Sponsor shall directly or indirectly own a majority of the voting equity interests in Diversey.

WHEREAS, the Borrower shall use the proceeds of the Initial Term Loans, together with the proceeds of the Senior Notes and certain proceeds of Revolving Credit Loans, if any, to (i) effect the Acquisition, (ii) pay the Transaction Expenses, and (iii) in the case of the Revolving Credit Loans, fund working capital and general corporate purposes of the Borrower or any Restricted Subsidiary; and

WHEREAS, the Lenders and the Letter of Credit Issuer are willing to make available to the Borrower the term loan, revolving credit and letter of credit facilities described herein upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1

Definitions

1.1                Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“2021-1 New Revolving Credit Commitments” shall mean the New Revolving Credit Commitments in the aggregate amount of $201,125,000 established pursuant to Amendment No. 2 on the Amendment No. 2 Effective Date.

“2021-1 New Revolving Credit Loans” shall mean the New Revolving Credit Loans made under the 2021-1 New Revolving Credit Commitments.

“2021-1 New Revolving Loan Lender” shall mean a Lender with a 2021-1 New Revolving Credit Commitment.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate for such day plus 1/2 of 1%, (ii) the Prime Rate and (iii) the rate per annum determined in the definition of ~~Eurocurrency Rate with respect to Loans denominated in Dollars~~“LIBO Rate” (determined as if the relevant ABR Borrowing were a ~~Eurocurrency~~ LIBO Rate Borrowing) plus 1.00%. Any change in the ABR due to a change in the Federal Funds Effective Rate, the Prime Rate or the ~~Eurocurrency~~LIBO Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or the ~~Eurocurrency Rate, respectively.~~LIBO Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.18 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.18), then ABR shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if ABR as determined pursuant to the foregoing would be less than (i) in the case of the Amendment No. 3 Refinancing Term Loans, 1.50%, such rate shall be deemed to be 1.50% and (ii) in all other cases, 1.00%, such rate shall be deemed to be 1.00%.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall mean the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” shall have the meaning provided in the recitals to this Agreement.

“Additional Borrower” shall mean any Wholly-Owned Restricted Subsidiary organized in a Qualified Jurisdiction, in each case that becomes a Borrower after the Amendment No. 3 Effective Date pursuant to Section 2.17.

“Additional Lender” shall mean any Person (other than a natural Person) that is not an existing Lender and that has agreed to provide Refinancing Commitments pursuant to Section 2.14(h) (including any Affiliated Lender).

“Additional Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“Additional Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“Additional Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“Administrative Agent” shall mean Credit Suisse AG, Cayman Islands Branch, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.7(b)(ii)(D).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or by contract.

“Affiliated Lender” shall mean a Lender that is the Sponsor or any Affiliate thereof (other than Holdings, the Borrower, any other Subsidiary of Holdings, or any Bona Fide Debt Fund).

“Agent Parties” shall have the meaning provided in Section 13.18(b).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and Joint Bookrunners ~~and the Amendment No. 1 Arrangers~~.

“Agreed Security Principles” shall mean the agreed security principles set forth in Schedule 1.1(f).

“Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement Currency” shall have the meaning provided in Section 13.22.

“AHYDO Payment” shall mean any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).

“Alternative Currency” shall mean (a) Canadian Dollars, Euros, Pounds Sterling, Japanese Yen~~,~~ and Australian Dollars ~~and (b~~(b) in the case of Letters of Credit only, South African rand and (c) with respect to any Incremental Loans (and Incremental Revolving Credit Loans made pursuant thereto), any currency that may be agreed among the Borrower and all applicable Lenders providing such Loans and Commitments.

“Amendment No. 1” shall mean the Joinder Agreement and Amendment No. 1, dated as of the Amendment No. 1 Effective Date, by and between the Borrower, the Administrative Agent, and the New Term Loan Lender party thereto.

“Amendment No. 1 Effective Date” shall mean June 23, 2020, the first Business Day on which all conditions precedent set forth in Section 7 of Amendment No. 1 were satisfied or waived.

“Amendment No. 1 Arrangers” shall mean Credit Suisse Loan Funding LLC, Barclays Bank PLC, RBC Capital Markets LLC, HSBC Securities (USA) Inc., SunTrust Robinson Humphrey, Inc. and Jefferies Finance LLC, as joint lead arrangers and joint bookrunners for Amendment No. 1 and the Amendment No. 1 Term Loans.

“Amendment No. 1 Term Loan Commitment” shall mean, in the case of each Amendment No. 1 Term Loan Lender on the Amendment No. 1 Effective Date, the amount set forth opposite such Amendment No. 1 Term Loan Lender’s name on Schedule A to Amendment No. 1 as such Amendment No. 1 Term Loan Lender’s Amendment No. 1 Term Loan Commitment. The aggregate amount of the Amendment No. 1 Term Loan Commitments as of the Amendment No. 1 Effective Date is $150,000,000.

“Amendment No. 1 Term Loans” shall mean the New Term Loans established pursuant to Amendment No. 1 on the Amendment No. 1 Effective Date.

“Amendment No. 1 Term Loan Lenders” shall mean a Lender with a Amendment No. 1 Term Loan Commitment or an outstanding Amendment No. 1 Term Loan.

“Amendment No. 2” shall mean the Joinder Agreement and Amendment No. 2, dated as of the Amendment No. 2 Effective Date, by and among the Borrower, the Administrative Agent, and the Revolving Lenders party thereto.

“Amendment No. 2 Effective Date” shall mean the first Business Day on which all conditions precedent set forth in Section 4 of Amendment No. 2 were satisfied or waived.

“Amendment No. 2 Arrangers” shall mean Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, Barclays Bank PLC, Citibank, N.A., BofA Securities, Inc., RBC Capital Markets1, HSBC Securities (USA) Inc., Truist Securities, Inc., Jefferies Finance LLC, ING Capital LLC, Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A., UBS Securities LLC, and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners for Amendment No. 2 and the 2021-1 New Revolving Credit Loans.

“Amendment No. 3” shall mean Amendment No. 3, dated as of the Amendment No. 3 Effective Date, by and among the Borrower, the Guarantors, the Administrative Agent, the Revolving Credit Lenders, the Letter of Credit Issuers and the Amendment No. 3 Refinancing Term Loan Lender.

“Amendment No. 3 Effective Date” shall mean the first Business Day on which all conditions precedent set forth in Section 5 of Amendment No. 3 were satisfied or waived, which is September 29, 2021.

“Amendment No. 3 Lead Arrangers” shall mean JPMorgan Chase Bank, N.A., Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, Barclays Bank PLC, Citigroup Global Markets, Inc., BofA Securities, Inc., RBC

1 RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

Capital Markets2, HSBC Securities (USA) Inc., Truist Securities, Inc., Jefferies Finance LLC, ING Capital LLC, Morgan Stanley Senior Funding, Inc., UBS Securities LLC, and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners for Amendment No. 3 and the Amendment No. 3 Refinancing Term Loans.

“Amendment No. 3 Refinancing Term Loan Commitment” shall mean in the case of the Amendment No. 3 Refinancing Term Loan Lender on the Amendment No. 3 Effective Date, the amount set forth opposite the Amendment No. 3 Refinancing Term Loan Lender’s name on Schedule A to Amendment No. 3 as the Amendment No. 3 Refinancing Term Loan Lender’s Amendment No. 3 Term Loan Commitment.

“Amendment No. 3 Refinancing Term Loan Maturity Date” shall mean the date that is the seventh anniversary of the Amendment No. 3 Effective Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Amendment No. 3 Refinancing Term Loan Lender” shall mean Lenders with an Amendment No. 3 Refinancing Term Loan Commitment or an outstanding Amendment No. 3 Refinancing Term Loan.

“Amendment No. 3 Refinancing Term Loans” shall mean the Refinancing Term Loans funded with respect to the Amendment No. 3 Refinancing Term Loan Commitment on the Amendment No. 3 Effective Date.

“Applicable Indebtedness” shall have the meaning provided in the definition of “Weighted Average Life to Maturity.”

“Applicable Margin” shall mean a percentage per annum equal to:

~~(i)       until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter of the Borrower ending after the Closing Date pursuant to Section 9.1(a) or (b), as applicable, (1) for Initial USD Term Loans (A) that are Eurocurrency Loans, 3.00%, or (B) that are ABR Loans, 2.00%, and (2) for Initial Euro Term Loans that are Eurocurrency Loans, 3.25%; and~~

~~(ii)       thereafter, the percentages per annum set forth in the table below, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1(d):~~

~~Pricing Level~~	~~Total Net Leverage Ratio~~	~~Initial USD Term Loans~~		~~Initial Euro Term Loans~~
		~~Eurocurrency Loans~~	~~ABR Loans~~
~~I~~	~~> 4.75 to 1.00~~	~~3.00%~~	~~2.00%~~	~~3.25%~~
~~II~~	~~< 4.75 to 1.00~~	~~2.75%~~	~~1.75%~~	~~3.00%~~

(~~ii~~i) for Revolving Credit Loans:

(a)       until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter of the Borrower ending after the Closing Date pursuant to Section 9.1, (1) for Eurocurrency Loans and SONIA Rate Loans that are Revolving Credit Loans, 2.50%, (2) for ABR Loans that are Revolving Credit Loans, 1.50%, and

2 RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

(b)       thereafter, the percentages per annum set forth in the table below, based upon the First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1(d):

Pricing Level	First Lien Net Leverage Ratio	ABR Revolving Credit Loans	Eurocurrency Rate and SONIA Rate Revolving Credit Loans
I	> 4.25 to 1.00	1.50%	2.50%
II	≤ 4.25 to 1.00 but > 3.75 to 1.00	1.375%	2.375%
III	≤ 3.75 to 1.00	1.25%	2.25%

 ~~(iii) for the Amendment No. 1 Term Loans:~~

~~Eurocurrency Loans~~	~~ABR Loans~~
~~5.00%~~	~~4.00%~~

Any increase or decrease in the Applicable Margin for Revolving Credit Loans resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9.1(d).

(ii)       for the Amendment No. 3 Refinancing Term Loans:

(a)       for Amendment No. 3 Refinancing Term Loans (1) that are Eurocurrency Loans, 3.00%, or (2) that are ABR Loans, 2.00%; provided that, such percentages per annum shall permanently step-down to 2.75% and 1.75%, respectively, if on the later of (x) the date of delivery of a Compliance Certificate to the Administrative Agent for the second fiscal quarter ending following the Amendment No. 3 Effective Date and (y) the first date of delivery of a Compliance Certificate to the Administrative Agent demonstrating that the Total Net Leverage Ratio as of the last day of a fiscal quarter ending after the Amendment No. 3 Effective Date was less than or equal to 4:50 to 1.00.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Term Loans or Extended Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Margin in respect of any Class of New Term Loans or any Class of Incremental Revolving Credit Loans made pursuant to any Incremental Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant amendment agreement, (c) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant amendment agreement, (d) the Applicable Margin in respect of any Class of Refinancing Term Loans or Refinancing Revolving Credit Loans made pursuant to any Refinancing Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment, and (e) in the case of the Initial Term Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

In addition, at the option of the Required Revolving Credit Lenders in respect of the Revolving Credit Facility, at any time during which the Borrower shall have failed to deliver any of the Section 9.1 Financials by the applicable date required under Section 9.1, then the First Lien Net Leverage Ratio shall be deemed to be in Pricing Level I for the purposes of determining the Applicable Margin in respect of the Revolving Credit Loans (but only for so long as such failure continues, after which such ratio and Pricing Level shall be determined based on the then existing First Lien Net Leverage Ratio). “Approved Foreign Bank” shall have the meaning provided in clause (x) of the definition of “Cash Equivalents”.

“Approved Bank” shall have the meaning provided in clause (iv) of the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender (other than a Disqualified Lender).

“Asset Sale” shall mean:

(i)       the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each, a “disposition”) of the Borrower or any Restricted Subsidiary~~,~~; or

(ii)       the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred Capital Stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case under the foregoing clauses (i) and (ii), other than:

(a)       (x) (i) any disposition of Cash Equivalents or Investment Grade Securities or (ii) (A) obsolete, negligible, uneconomical, worn out, surplus or immaterial property or (B) other property (including any leasehold property interest) that is no longer (I) economically practical in its business, (II) commercially desirable to maintain or (III) used or useful in its business, (y) any disposition in the ordinary course of business of goods, inventory, or other assets and (z) any disposition of immaterial assets;

(b)       (i) the incurrence of Liens that are permitted to be incurred pursuant to Section ~~10.2~~10.2, (ii) transactions permitted by Section 10.3 or (iii) the making of (x) any Restricted Payment ~~or Permitted Investment,~~  that is permitted to be made, and is made, pursuant to Section 10.5 or (y) Permitted Investment;

(c)       any disposition of assets or any issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than the greater of (x) $~~50,000,000~~140,000,000 and (y) ~~13.0~~35.0% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such disposition or issuance or sale, as applicable;

(d)       any disposition of property or assets or issuance of securities (1) by a Restricted Subsidiary to the Borrower or (2) by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(e)       to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(f)       any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(g)       foreclosures, condemnation, expropriation or any similar action on assets or casualty or insured damage to assets;

(h)       any disposition or discount of Receivables Assets in connection with any Receivables Facility and any disposition or discount of Securitization Assets in connection with any Qualified Securitization Financing;

(i)       any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;

(j)       the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests or any Equity Interests to intercompany Indebtedness, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, managers, directors, officers or employees of Holdings, the Borrower, any direct or indirect parent thereof, or any Subsidiary thereof or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims (or other dispositions of assets in connection therewith);

(k)       the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l)       (i) the sale, licensing, assignment, sub-licensing or other disposition of Intellectual Property or other general intangibles (1) in the ordinary course of business or (2) which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and do not secure any Indebtedness, (ii) the sale, assignment, licensing, sub-licensing or other disposition of Intellectual Property or other general intangibles pursuant to any Intercompany License Agreement, and (iii) the statutory expiration of any Intellectual Property;

(m)       the execution of (or amendment to), settlement of, or unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(n)       any sale, transfer, and other disposition of Investments in joint ventures (or dispositions to joint ventures) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)       the lapse or abandonment of Intellectual Property rights~~,~~ (1) in the ordinary course of business or (2) which, in the reasonable business judgment of the Borrower, are not material to the conduct of the business of the Borrower and ~~the~~its Restricted Subsidiaries taken as a whole;

(p)       the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(q)       any disposition of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property (excluding any boot thereon) that is purchased within 270 days thereof or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 270 days thereof);

(r)       (i) leases, assignments, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (and terminations thereof), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole and (ii) Intercompany License Agreements;

(s)       any disposition of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder, or dispositions required to obtain anti-trust approval of a Permitted Acquisition or other Investment permitted hereunder;

(t)       any disposition of assets that do not constitute Collateral with a Fair Market Value not to exceed the greater of (i) $~~50,000,000~~140,000,000 and (ii) ~~13.0~~35.0% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such disposition or issuance or sale, as applicable~~, in the aggregate in any fiscal year of the Borrower~~;

(u)       any disposition of any assets that are set forth on Schedule 1.1(c) or to consummate the Transactions;

(v)       any sale, transfer and other disposition of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(w)       any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater Fair Market Value or usefulness to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower;

(x)       any disposition in connection with a Permitted Reorganization ~~or a Qualifying IPO~~;

(y)       any disposition required to be made by a Governmental Authority;

(z)       dispositions in connection with any cash pooling arrangement;

(aa)      samples provided to customers or prospective customers;

(bb)      de minimis amounts of equipment provided to employees; and

(cc)      any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower.

“Asset Sale Prepayment Event” shall mean any Asset Sale made pursuant to the provisions of Section 10.4 outside the ordinary course of business; provided~~,~~ that, with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds the greater of (a) $~~25,000,000~~40,000,000 and (b) ~~6.5~~10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Asset Sale (the “Prepayment Trigger”) in any fiscal year of the Borrower, at which time all such Net Cash Proceeds for such fiscal year (excluding amounts below the Prepayment Trigger) shall be applied in accordance with Section 5.2.

“Assignment and Acceptance” shall mean (i) an assignment and acceptance entered into by a Lender and an assignee that is not an Affiliated Lender (with the consent of any party whose consent is required by Section 13.7), in the form of Exhibit B-1 or any other form approved by the Administrative Agent and the Borrower, (ii) an assignment and assumption entered into by a Lender and an assignee that is an Affiliated Lender (with the consent of any party whose consent is required by Section 13.7), in the form of Exhibit B-2 or any other form approved by the Administrative Agent and the Borrower and (iii) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the Administrative Agent and the Borrower in accordance with Section 2.15(a).

“Auction Agent” shall mean (i) the Administrative Agent or (ii) any other financial institution or advisor employed by Holdings, the Borrower or any Subsidiary thereof (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.15 or Dutch auction pursuant to Section 13.7(h); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Australian Dollars” shall mean the lawful currency of Australia.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer of such Person), the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, the General Counsel, a Senior Vice President, an Executive Vice President, a

Vice President or other similar officer or agent with express authority to act on behalf of such Person and, with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member, director or general partner thereof, and, as to any document delivered on the Closing Date or thereafter, any director, secretary or assistant secretary of a Credit Party or any equivalent of the foregoing in any relevant jurisdiction.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.18.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bain” shall mean Bain Capital Private Equity, L.P.

“Bank Levy” shall mean any amount payable by any recipient or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof, including, without limitation, the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting) and any other levy or tax of a similar nature or for a similar purpose which has been enacted or which has been formally announced as proposed as at the date of this Agreement.

“Bank Product Agreement” shall mean any agreement or arrangement to provide Bank Products described in the definition thereof.

“Bank Product Provider” shall mean (i) any Person that, at the time it enters into a Bank Product Agreement, is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender, (ii) with respect to any Bank Product Agreement entered into prior to the Closing Date, any Person that is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender on the Closing Date or (iii) any other Person ~~as may be~~ designated by the Borrower in writing to the Administrative Agent ~~prior to the Closing Date~~from time to time (as may be reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned, denied or delayed)); provided that, if such Person is not an Agent or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Sections 11, 12, 13, 15 and 26 of the U.S. Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.5, 7 and 8.1 of the U.S. Security Agreement, in each case, as if it were a Lender.

“Bank Products” shall mean, collectively, any services or facilities (other than Cash Management Services or any Borrowing under this Agreement) on account of (i) credit and debit cards, including, without limitation, “commercial credit cards” and (ii) purchase cards, stored value cards and other card payment products.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“BBSY” shall mean, in relation to any Loan denominated in Australian Dollars:

(a)       the applicable Screen Rate;

(b)       (if no Screen Rate is available for Australian Dollars or the Interest Period for that Loan) the Interpolated Rate for that Loan; or

(c)       if:

(i)       no Screen Rate is available for Australian Dollars or the Interest Period for that Loan; and

(ii)       it is not possible to calculate the Interpolated Rate for that Loan, the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 10:30 a.m. (Melbourne, Australia time) on such day and, if such day is not a Business Day, then on the immediately preceding Business Day, for Australian Dollars and for a period equal in length to the Interest Period of that Loan. If the applicable Screen Rate or the Interpolated Rate (if applicable) for BBSY shall be less than zero, the BBSY and such Interpolated Rate shall be deemed to be zero for purposes of this Agreement.

“Benchmark” shall mean, initially, the Relevant Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that in the case of any Loan or Letter of Credit denominated in any Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (3) below:

(1) in the case of any Loan denominated in Dollars, the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) in the case of any Loan denominated in Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities in the North American market denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the North American market denominated in the applicable Currency at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)       in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18.

“Benefited Lender” shall have the meaning provided in Section 13.9(a).

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BFEA EURIBOR” shall have the meaning provided in the definition of “EURIBO Rate.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” shall mean any debt fund or other Person that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to Holdings or Bain; provided, however, in no event shall (x) any natural Person or (y) Holdings, the Borrower or any Subsidiary thereof be a “Bona Fide Debt Fund.”

“Borrower” shall ~~have~~mean Diamond (BC) B.V., as the ~~meaning provided~~“Borrower” defined in the preamble to this Agreement; provided that the term “Borrower” shall include any Additional Borrower.

“Borrower Materials” shall have the meaning provided in Section 13.18(b).

“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect and in the case of SONIA Rate Loans, as to which a single SONIA Interest Period is in effect.

“Broker-Dealer Subsidiary” shall mean any Subsidiary that is registered as a broker-dealer under the Exchange Act or any other applicable law requiring similar registration.

“Business Day” shall mean (a) for all purposes other than as covered by clauses (b), (c) and (d) below, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Amsterdam are authorized or required by law to remain closed, (b) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan or Letter of Credit denominated in Dollars, any day described in clause (a) that is also a day for trading by and between banks in Dollar deposits in the London interbank currency markets, (c) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan or Letter of Credit denominated in Euros, any day described in clauses (a) and (b) that is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payment in Euros, ~~and~~ (d) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan or Letter of Credit denominated in Pounds Sterling and in relation to the calculation and computation for SONIA, means any such day on which banks are open for foreign exchange business in London, (e) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan or Letter of Credit denominated in Japanese Yen and in relation to the calculation and computation for TIBOR, means any such day on which banks are open for foreign exchange business in Tokyo, Japan, and (f) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan or Letter of Credit denominated in a currency other than Dollars ~~or~~, Euros, Pounds Sterling or Yen, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries (including capitalized software expenditures, capitalized expenditures relating to license and intellectual property payments, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to the Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such leases to be recharacterized as Capital Leases.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalization Amount” shall have the meaning provided in the recitals to this Agreement.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” shall mean a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more Letter of Credit Issuers or Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash, deposit account balances, or certificates of deposit, or, if the Administrative Agent and the applicable Letter of Credit Issuer shall agree in their reasonable discretion, other credit support or reimbursement agreements. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(i)	Dollars~~,~~;

(ii)	(a) Euros, Pounds Sterling, Canadian Dollars, or any national currency of any Participating Member State in the European Union, (b) Japanese Yen, (c) Australian Dollars or (d) local currencies held from time to time in the ordinary course of business~~,~~;

(iii)	securities issued or directly and fully and unconditionally guaranteed or insured by the United States government, Canada or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition~~,~~;

(iv)	certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the equivalent thereof as of the date of determination) in the case of non-U.S. banks~~,~~ (any such bank being an “Approved Bank”);

(v)	repurchase obligations for underlying securities of the types described in clauses (iii) and (iv) above and clause (ix) below entered into with any financial institution meeting the qualifications specified in clause (iv) above~~,~~;

(vi)	commercial paper rated at least P-2 (or the equivalent thereof) by Moody’s or at least A-2 (or the equivalent thereof) by S&P and in each case maturing within 24 months after the date of creation thereof~~,~~;

(vii)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 (or, in either case, the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof~~,~~;

(viii)	readily marketable direct obligations issued by any state, commonwealth, or territory of the United States, Canada, the European Union or any political subdivision or taxing authority of the foregoing having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition~~,~~;

(ix)	Indebtedness or preferred Capital Stock issued by Persons with a rating of “A” (or the equivalent thereof) or higher from S&P or “A2” (or the equivalent thereof) or higher from Moody’s with maturities of 24 months or less from the date of acquisition~~,~~;

(x)	solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by entities for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction~~,~~;

(xi)	instruments and investments of the type and maturity described in clause (i) through (x) above denominated in any foreign currency or of foreign obligors, which investments or obligors are, in the reasonable judgment of the Borrower, comparable in investment quality to those referred to above~~,~~; and

(xii)	investment funds investing all or substantially all of their assets in securities of the types described in clauses (i) through (ix) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within fifteen (15) Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement, is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender, (ii) with respect to any Cash Management Agreement entered into prior to the Closing Date, any Person that is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender on the Closing Date or (iii) any other Person ~~as may be~~ designated by the Borrower ~~in writing~~from time to time (as may be reasonably acceptable to the Administrative Agent ~~prior to the Closing Date~~(such acceptance not to be unreasonably withheld, conditioned, denied or delayed); provided that, if such Person is not an Agent or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Sections 11, 12, 13, 15 and 26 of the U.S. Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.5, 7 and 8.1 of the U.S. Security Agreement, in each case, as if it were a Lender.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (a) ACH transactions, (b) treasury and/or cash management services, including, controlled disbursement services, depository, overdraft and electronic funds transfer services, (c) foreign exchange facilities, (d) deposit and other accounts, and (e) merchant services (other than those constituting a line of credit). For the avoidance of doubt, Cash Management Services do not include Hedging Obligations.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided, further, that with respect to any Casualty Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Casualty Events, after giving effect to the reinvestment rights set forth herein, exceeds the greater of (a) $~~25,000,000~~40,000,000 and (b) ~~6.5~~10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Casualty Event (the “Casualty Prepayment Trigger”) in the aggregate in any fiscal year of the Borrower, at which time all such Net Cash Proceeds in such fiscal year (excluding amounts below the Casualty Prepayment Trigger) shall be applied in accordance with Section 5.2.

“Casualty Prepayment Trigger” shall have the meaning provided in the definition of “Casualty Event.”

“CDOR Rate” shall mean, for any Eurocurrency Borrowing denominated in Canadian Dollars and for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the 2006 International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest)(the “CDOR Screen Rate”); provided that, if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day~~.~~ ; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then the “CDOR Rate” for such Interest Period shall be the Interpolated Rate. If the CDOR Screen Rate or the Interpolated Rate for CDOR (if

applciable) shall be less than zero, the CDOR Screen Rate and such Interpolated Rate shall be deemed to be zero for purposes of this Agreement.

“CDOR Screen Rate” shall have the meaning provided in the definition of “CDOR Rate.”

“CFC” shall mean a Subsidiary of U.S. Newco that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean a Domestic Subsidiary of U.S. Newco that has no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) and/or Indebtedness of one or more Foreign Subsidiaries of U.S. Newco that are CFCs and/or other CFC Holding Companies, provided that, for the avoidance of doubt, a subsidiary that would otherwise qualify as a CFC Holding Company will not fail to qualify as a CFC Holding Company due to the temporary receipt of cash payments in respect of its equity interests or Indebtedness in a CFC so long as such subsidiary promptly distributes such cash.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law), including, for avoidance of doubt any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III, in each case regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” shall mean and be deemed to have occurred if, at any time after the Acquisition,

(a)       at any time:

~~(i)      prior to the consummation of a Qualifying IPO, the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially, at least 50% of the aggregate voting power of the outstanding Voting Stock of Holdings, or (ii) upon and after the consummation of a Qualifying IPO,~~ (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) but excluding any employee benefit plan of such Person or “group” and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the aggregate voting power of the outstanding Voting Stock of Holdings and the percentage of aggregate voting power so held is greater than the percentage of the aggregate voting power represented by the Voting Stock of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless, in the case of clause (a)(i) or this clause (a)(ii) of this definition of “Change of Control,” the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors (or analogous governing body) of Holdings;

~~(b)       at any time prior to consummation of a Qualifying IPO, Holdings (or New Holdings) shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Borrower; or~~ (b) [reserved]; or

(c)       the occurrence of a “Change of Control” as defined in the Senior Notes Indenture to the extent such Indebtedness is in excess of the greater of ~~(x) $50,000,000 and (y) 13.0%~~the Threshold Amount of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis).

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Additional Revolving Credit Loans, Refinancing Revolving Credit Loans (of the same series), Initial USD Term Loans, Initial Euro Term Loans, Amendment No. 3 Refinancing Term Loans, New Term Loans (of each Series), Extended Term Loans (of the same Extension Series), Replacement Term Loans (of the same Replacement Series), Extended Revolving Credit Loans (of the same Extension Series) or Refinancing Term Loans (of the same Refinancing Series) and, (ii) when used in reference to any Commitment, refers to whether such Commitment is an Initial Revolving Credit Commitment, a Revolving Credit Commitment, an Incremental Revolving Credit Commitment (of the same Series), an Extended Revolving Credit Commitment (of the same Extension Series), a Refinancing Revolving Credit Commitment (of the same Refinancing Series), an Initial USD Term Loan Commitment, an Initial Euro Term Loan Commitment, the Amendment No. 3 Refinancing Term Loan Commitment, a New Term Loan Commitment (of the same Series), a Replacement Term Loan Commitment (of the same Replacement Series), a commitment in respect of any Extended Term Loan (of the same Extension Series) or a Refinancing Term Loan Commitment (of the same Refinancing Series).

“Closing Date” shall mean September 6, 2017.

“Closing Releases” shall mean the release of (i) all liens, security interests, pledges, mortgages and other encumbrances securing the outstanding indebtedness under (x) that certain Second Amended and Restated Syndicated Facility Agreement, dated as of July 25, 2015, by and among Sealed Air Corporation, the other borrowers party thereto, Bank of America, N.A., and the lenders party thereto from time to time (as amended, restated, supplemented and/or modified from time to time, the “Existing Credit Agreement”) and (y) (I) that certain Indenture, dated as of July 1, 2003, between Sealed Air Corporation and SunTrust Bank, as Trustee, pursuant to which the 6.875% Senior Notes due 2033 were issued, (II) that certain Indenture, dated as of November 28, 2012, by and among Sealed Air Corporation, the subsidiary guarantors named herein and U.S. Bank National Association, as Trustee, pursuant to which the 6.50% Senior Notes due 2020 were issued, (III) that certain Indenture, dated as of March 21, 2013, by and among Sealed Air Corporation, the subsidiary guarantors named therein and U.S. Bank National Association, as Trustee, pursuant to which the 5.25% Senior Notes due 2023 were issued, (IV) that certain Indenture, dated as of November 24, 2014, by and among Sealed Air Corporation, the subsidiary guarantors named therein, and Branch Banking and Trust Company, as Trustee, pursuant to which the 4.875% Senior Notes due 2022 and the 5.125% Senior Notes due 2024 were issued and (V) that certain Indenture, dated as of June 16, 2015, by and among Sealed Air Corporation, the subsidiary guarantors named therein, and U.S. Bank National Association, as Trustee, pursuant to which the 5.50% Senior Notes due 2025 and the 4.50% Senior Notes due 2023 were issued (the Indentures described in the foregoing clause (y), collectively, as amended, restated, supplemented and/or modified from time to time, the “Existing Indentures”) in favor of the lenders and noteholders thereunder by or in the Sealed Air Corporation and its subsidiaries constituting “Diversey Shares” and “Diversey Assets” (each as defined in the Acquisition Agreement), (ii) that certain Third Amended and Restated Receivables Purchase Agreement, dated as of September 30, 2015, among Sealed Air Funding Corporation, Sealed Air Corporation (US), Atlantic Asset Securitization LLC, as an issuer, Credit Agricole Corporate and Investment Bank, as a committed purchaser, managing agent, and administrative agent, Nieuw Amsterdam Receivables Corporation B.V., as an issuer, and Coöperatieve Rabobank U.A., as managing agent and a committed purchaser (as subsequently amended, supplemented, or modified) (the “Receivables Purchase Agreement”) and (iii) all guarantees of the Transferred Diversey Companies (as defined in the Acquisition Agreement) or with respect to the Diversey Assets (as defined in the Acquisition Agreement) under the Existing Credit Agreements, the Receivables Purchase Agreement and the Existing Indentures).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all property and interests in property and proceeds thereof pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events, for the avoidance of doubt, Excluded Property and Excluded Stock and Stock Equivalents.

“Collateral Agent” shall mean Credit Suisse AG, Cayman Islands Branch, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9 and any Affiliate or designee of Credit Suisse AG, Cayman Islands Branch that acts as the Collateral Agent under any Security Document.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, New Revolving Credit Commitment, Extended Revolving Credit Commitment, Additional Revolving Credit Commitment, Refinancing Revolving Credit Commitment, Initial Term Loan Commitment, Amendment No. 3 Refinancing Term Loan Commitment, New Term Loan Commitment, Replacement Term Loan Commitment, Refinancing Term Loan Commitment, or commitment in respect of Extended Term Loans.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” shall have the meaning provided in Section 13.18.

“Compliance Certificate” shall mean a certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(d) for the applicable Test Period.

“Compliance Trigger” shall mean the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding (but excluding, for the first four full fiscal quarters ending after the Closing Date, Revolving Credit Loans drawn on the Closing Date to pay Transaction Expenses and to fund original issue discount) and (ii) the Letters of Credit Outstanding (excluding the Stated Amount of undrawn or Cash Collateralized Letters of Credit) on the last day of the fiscal quarter exceeds 35% of the amount of the aggregate outstanding Revolving Credit Commitments; provided that, notwithstanding the foregoing, no Compliance Trigger shall be in effect prior to the date by which Section 9.1 Financials in respect of the period ending March 31, 2018 are required to be delivered pursuant hereto.

“Confidential Information” shall have the meaning provided in Section 13.17.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated July, 2017.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures, Capitalized Software Expenditures or costs, amortization of expenditures relating to software, license and intellectual property payments, amortization of any lease related assets recorded in purchase accounting, customer acquisition costs, unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(i)	increased by (without duplication):

(a)       (i) provision for taxes based on income or profits or capital including, without limitation, U.S. federal, state, non-U.S., franchise, excise, property, value added and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income ~~and~~. (ii) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person in respect of such period in accordance with Sections 10.5(b)(15)(A) and (B) which shall be included as though such amounts had been paid as income taxes directly by such Person~~,~~ and (iii) the net tax expense associated with any adjustments made pursuant to clauses (i) through (xviii) of the definition of “Consolidated Net Income,” to the extent such adjustment is made on an after-tax basis; plus

(b)       Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (including (1) net payments and losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income~~,~~; plus

(c)       Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted in computing Consolidated Net Income~~,~~; plus

(d)       any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments~~,~~; plus

(e)       any other non-cash charges, expenses or losses, including any non-cash expense relating to the vesting of warrants, non-cash contributions or accruals to or with respect to pension plans, deferred profit sharing or compensation plans, non-cash asset retirement costs, non-cash compensation charges and non-cash translation (gain) loss and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)~~,~~; plus

(f)       the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income~~,~~; plus

(g)       the amount of management, monitoring, consulting, refinancing, transaction, advisory and other fees (including termination, guaranty and transaction fees) and indemnities, costs and expenses paid or accrued in such period to the Sponsor or any of its Affiliates~~,~~ and payments made to option holders of the Borrower or any parent entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its parent entity, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity; plus

(h)       costs of surety bonds incurred in such period in connection with financing activities~~,~~; plus

(i)       at the Borrower’s election, the amount of “run-rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions ~~and~~, other operating changes, restructurings, improvements ~~and~~(including the entry into material contracts or arrangements), revenue enhancements, cost-savings and other initiatives~~,~~ and synergies (including, to the extent applicable, from the (i) the Transactions ~~or~~, (ii) the effect of ~~any~~new customer contracts or projects and/or (iii) increased pricing ~~in customer~~or contracted volume in existing contracts) and synergies (without duplication of any amounts added back pursuant to Section 1.12(c) in connection with Specified Transactions, operating expense reductions, and other operating changes, improvements and initiatives) that are projected by the Borrower in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within ~~24~~36 months of the determination to take such action (with actions for any such transaction occurring prior to the Amendment No. 3 Effective Date occurring within 36 months of the Amendment No. 3 Effective Date), net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, other operating changes, restructurings, improvements, cost-savings and other initiatives or cost savings, and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions and other operating changes, improvements, and initiatives, or synergies had been realized on the first day of such period); provided that an Authorized Officer of the Borrower shall have certified to the Administrative Agent that such cost savings are reasonably identifiable and factually supportable and it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action either taken or with respect to which substantial steps have been taken or are expected to be taken within ~~24~~36 months of the determination to take such action~~,~~ (with actions for any such transaction occurring prior to the Amendment No. 3 Effective Date occurring within 36 months of the Amendment No. 3 Effective Date); plus

(j)       the amount of loss or discount on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing~~,~~; plus

(k)       any costs, expenses or charges incurred by Holdings, the Borrower or any Restricted Subsidiary pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (or any direct or indirect parent company thereof) (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (~~iii~~B) of Section 10.5(a) and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (l)(i) of Section ~~10.1,~~10.1; plus

(l)       the amount of costs, charges and expenses relating to payments made to option holders of any direct or indirect parent of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case whether or not permitted under this Agreement~~,~~; plus

(m)       with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary)~~,~~; plus

(n)       costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs~~,~~; plus

(o)       cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back~~,~~; plus

(p)       payments by the Borrower and the Restricted Subsidiaries paid or accrued during such period in respect of purchase price holdbacks, earn outs and other contingent obligations and long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness (including, without limitation, purchase price holdbacks, earn outs and similar obligations)~~,~~; plus

(q)       the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is 12 months prior to the Determination Date~~,~~; plus

(r)       letter of credit fees~~,~~; plus

(s)       any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(t)       the aggregate amount of any premium, make whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Senior Notes or any other Indebtedness, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(u)       any costs, expenses or charges in connection with the any transactions related to the reorganization of the Borrower’s European operations to function under a centralized management and value chain model), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(v)       the amount of any noncash foreign currency losses (or gains) attributable to intercompany loans, accounts receivable and accounts payable, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(w)       to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, charges, losses or expenses to the extent paid for, reimbursed, indemnified or reimbursed through insurance or a third party, in each case, by a Person other than the Borrower and its Restricted Subsidiaries (or reasonably expected to be so paid, reimbursed, indemnified or reimbursed through insurance or a third party), but with respect to charges, losses or expenses reimbursable through insurance or a third party or indemnified charges, losses or expenses, only to the extent that such amount is (a) not denied by the applicable party in writing within 365 days and (b) in fact reimbursed within one (1) year after the end of such period; plus

(x)       any fees, costs and expenses incurred in connection with the implementation of ASC 606 and any non-cash losses or charges resulting from the application of ASC 606; plus

(y)       any charges, costs, expenses or losses relating to any litigation (or the settlement thereof); plus

(z)       any charges, costs, expenses or losses relating to any environmental matters;

and

(ii)           decreased by (without duplication):

(a)       non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (ii)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein~~,~~; plus

(b)       any net income from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(c)       the amount of gain on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing; and

(d)       to the extent included in Consolidated Net Income, any amounts added back pursuant to clause (i)(w) to the extent such amount was not actually paid, reimbursed, paid by or using indemnification proceeds, or paid through insurance, in each case, by a Person other than the Borrower and its Restricted Subsidiaries within one (1) year after the end of such period.

For the avoidance of doubt: (i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, (ii) to the extent any add-backs or deductions are reflected in the calculation of Consolidated Net Income, such add-backs and deductions shall not be duplicated in determining Consolidated EBITDA and (iii) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.12.

In addition, to the extent not already included in the Consolidated EBITDA of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, at the Borrower’s election, Consolidated EBITDA shall include additional adjustments of the type (1) evidenced by or contained in the Sponsor Model delivered August 27, 2021 or the quality of earnings analysis and data or derived from a quality of earnings report prepared by the Borrower’s auditors delivered to Administrative Agent on March 3, 2017, (2) evidenced by or contained in a due diligence quality of earnings report made available to the Administrative Agent (who may share with the Lenders) (subject, in each case, to customary access letters) prepared with respect to the target of a Permitted Acquisition or other investment permitted hereunder by (A) a “big-four” nationally recognized accounting firm or (B) any other accounting firm that shall be reasonably acceptable to the Administrative Agent or (3) consistent with Regulation S-X.

~~Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any Test Period that includes any of the fiscal quarters ended September 30, 2016, December 31, 2016 or March 31, 2017, Consolidated EBITDA for such fiscal quarters shall equal $100,600,000, $103,000,000 or $65,500,000, respectively, or, with respect to the fiscal quarter ended June 30, 2017, as calculated by Borrower in a manner reasonably consistent with the foregoing (which amounts, for the avoidance of doubt, shall be subject to add-backs and adjustments pursuant to the immediately preceding paragraph and shall give effect to calculations on a Pro Forma Basis in accordance with this Agreement in respect of Specified Transactions (including the cost savings, synergies and “run-rate” adjustments described above or in Section 1.12, subject in each case to the applicable limitations set forth therein) that in each case may become applicable due to actions taken on or after the Closing Date).~~

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated EBITDA shall refer to the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.

“Consolidated First Lien Secured Debt” shall mean Consolidated Total Debt as of such date that is secured by a Lien on all or a portion of the Collateral that is pari passu with the Obligations (without giving regard to control of remedies).

“Consolidated Interest Expense” shall mean, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)       consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (y) capitalized interest to the extent paid in cash, and (z) net payments (over payments received), if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2)       any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (i) below relating to Funded Debt that were amortized or accrued in a previous period; less

(3)       cash interest income for such period (other than interest income on customer deposits and other restricted cash);

provided, the following shall in all cases be excluded from Consolidated Interest Expense:

(a)       any one-time cash costs associated with breakage in respect of Hedge Agreements to the extent such costs would be otherwise included in Consolidated Interest Expense;

(b)       all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP;

(c)       any “additional interest” owing pursuant to a registration rights agreement;

(d)       non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(e)       any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(f)       deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof, and any amounts of non-cash interest;

(g)       annual agency fees paid to any administrative agent or collateral agent under any credit facilities or other debt instruments or documents;

(h)       costs associated with obtaining Hedge Agreements;

(i)       the accretion or accrual of discounted liabilities;

(j)       non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification 815;

(k)       any non-cash expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition;

(l)       commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Receivables Facility or any Securitization Facility; and

(m)       any prepayment premium or penalty.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication~~,~~:

(i)          at the Borrower’s election, (a) any after-tax effect of extraordinary, exceptional, non-recurring, or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to the Transactions) or special items, (b) director fees and expenses, severance, recruiting, retention and relocation costs, charges and expenses, (c) signing, completion and stay bonuses (including management bonus pools) and related costs, charges and expenses, including, without limitation, payments made to employees or producers who are subject to non-compete agreements, stock options and other equity-based compensation expenses, recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, and expenses related to maintain underutilized personnel, (d) costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans, (e) start-up, transition, strategic initiative (including any multi-year strategic initiative and one-time technology licensing and setup costs and overlapping replacement costs to exit transitional services), separation costs (including all costs associated with establishing standalone operations) and integration costs and duplicative costs, charges or expenses, (f) restructuring costs, charges, reserves or expenses, (g) costs, charges and expenses related to acquisitions and investments after the Closing Date and to the start-up, pre-opening, opening, conversion, closure, and/or consolidation of distribution centers, operations, offices and facilities and contract termination costs~~,~~ facility or property disruptions or shutdowns (including due to work stoppages, natural disasters and epidemics), (h) business optimization costs, charges or expenses (including relating to systems design, upgrade and implementation costs), (i) costs, charges and expenses incurred in connection with new product design, development and introductions, (j) costs and expenses incurred in connection with ~~intellectual property~~Intellectual Property development and new systems design, (k) costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, (l) any costs, expenses or charges relating to any governmental investigation or any litigation or other dispute, ~~and~~ (m) one-time compensation charges, (n) rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in case during such period over and above rent expense as determined in accordance with GAAP), and (o) losses, charges and expenses related to a new location, plant or facility until the date that is 24 months after the date of commencement of construction or the date of acquisition thereof, as the case may be, shall be excluded~~,~~;

(ii)         the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period~~,~~;

(iii)        any net after-tax gains or losses on disposal, abandonment or discontinuance of disposed, abandoned, transferred, closed~~,~~ or discontinued operations, shall be excluded~~,~~;

(iv)        any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors (or analogous governing body) of the Borrower, shall be excluded~~,~~;

(v)         the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries) to the Borrower or a Restricted Subsidiary thereof in respect of such period~~,~~;

(vi)       solely for the purpose of determining the amount available for Restricted Payments under clause (a)(i)(A) of Section 10.5, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions (a) has been legally waived or otherwise released, (b) is imposed pursuant to this Agreement and other Credit Documents, Permitted Debt Exchange Notes, Senior Notes Documents, Incremental Loans, or Permitted Other Indebtedness, or (c) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Credit Documents (as determined by the Borrower in good faith) or pursuant to working capital facilities incurred by Foreign Subsidiaries and permitted hereby; provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein~~,~~;

(vii)       effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification No. 805 – Business Combinations and No. 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition or investment that is consummated prior to or after the Closing Date or the amortization or write-off of any amounts thereof, in either case net of taxes~~, shall be excluded,~~ and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof, shall be excluded;

(viii)      (a) any after-tax effect of any income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and any net gain or loss resulting in such period from Hedging Obligations pursuant to Financial Accounting Standards Codification Topic No. 815-Derivatives and Hedging (ASC 815) (or any successor provision) and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded~~,~~;

(ix)        any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded~~,~~;

(x)         (a) any non-cash compensation expense recorded from grants of equity appreciation or similar rights, phantom equity, equity options units, restricted equity, or other rights to officers, directors, managers, or employees, (b) non-cash income (loss) attributable to deferred compensation plans or trusts and (c) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, in each case shall be excluded~~,~~;

(xi)        any fees, charges, losses, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with or related to any acquisition (including any Permitted Acquisition), dividends, Restricted Payment, Investment, recapitalization, asset sale, refinancing, issuance, incurrence, registration or repayment or modification of Indebtedness, issuance or offering of Equity Interests, ~~Qualifying IPO~~Change of Control, refinancing transaction or amendment, negotiation, forbearance, extension, modification or waiver in respect of the documentation relating to any such transaction (whether or not such transaction is consummated and whether or not permitted under this Agreement) (in the case of each such transaction described in this clause (xi), including any such transaction undertaken or consummated prior to the Closing Date, the Transactions and any such transaction undertaken but not completed and including, for the avoidance of doubt, (1) the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic No. 805—Business Combinations, (2) such fees, expenses, or charges related to the incurrence or issuance, as applicable, of the Credit Facilities and the Loans hereunder, any Senior Notes and all Transaction Expenses, (3) such fees, expenses, or charges related to the entering into or offering of the Credit Documents, any Senior Notes and any other credit facilities or debt issuances or the entering into of any Hedge Agreement, and (4) any amendment, modification or waiver in respect of any Senior Notes, the Senior Notes Indenture, any Credit Facility or, in each case, the loans thereunder, or any other Indebtedness) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded~~,~~;

(xii)       (a) accruals and reserves (including contingent liabilities) that are (x) established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions or (y) established or adjusted within twelve months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition, in each case in accordance with GAAP, or (b) charges, accruals, expenses and reserves as a result of adoption or modification of accounting policies, shall be excluded~~,~~;

(xiii)      charges, losses or expenses to the extent ~~covered by insurance or indemnification and actually reimbursed, or, so long as, in the case of reimbursements or indemnifications not yet received, the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only~~paid for, reimbursed, indemnified or reimbursed through insurance or a third party, in each case, by a Person other than the Borrower and its Restricted Subsidiaries (or reasonably expected to be so paid, reimbursed, indemnified or reimbursed through insurance or a third party), but only with respect to charges, losses or expenses reimbursable through insurance or a third party or indemnified charges, losses or expenses to the extent that such amount is (a) not denied by the applicable ~~carrier or indemnifying~~ party in writing within ~~180~~365 days and (b) in fact reimbursed ~~or reasonably expected to be reimbursed within 365 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses, charges and expenses shall be excluded,~~within one (1) year after the end of such period, shall be excluded;

(xiv)      any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded~~,~~;

(xv)       gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period shall be excluded~~,~~;

(xvi)      any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded~~,~~;

(xvii)     any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded~~,~~; and

(xviii)    earn-out obligations, non-compete obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions or other Investments permitted hereunder whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance .

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated Net Income shall refer to the Consolidated Net Income of the Borrower and its Restricted Subsidiaries.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (or, if such date of determination is a date prior to the time any such consolidated balance sheet has been so delivered pursuant to Section 9.1, on the pro forma financial statements delivered pursuant to Section 6.1(e)) (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Consolidated Total Debt” shall mean, as at any date of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries that would be reflected on a consolidated balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition or Investment permitted under this Agreement) consisting only of (i) Indebtedness for borrowed money, (ii) Capitalized Lease Obligations, and (iii) purchase money debt (and excluding, for the avoidance of doubt, Hedging Obligations, Bank Products and Cash Management Services and intercompany debt); provided that Consolidated Total Debt shall not include Letters of Credit (as defined herein) or any other letter of credit, except, solely with respect to any standby Letter of Credit or other standby letter of credit, to the extent of unreimbursed obligations in respect of any such drawn standby Letter of Credit or other drawn standby letter of credit (provided that any unreimbursed obligations in respect of any such drawn standby Letter of Credit or other drawn standby letter of credit shall not be included as Consolidated Total Debt until three (3) Business Days after such amount is due and payable by the Borrower or any Restricted Subsidiary). For the avoidance of doubt, it is understood that obligations (x) owed by Unrestricted Subsidiaries or (y) under Receivables Facilities or Securitization Facilities do not constitute Consolidated Total Debt.

“Consolidated Working Capital” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” shall have the meaning provided in ~~clause (j) of the definition of “Excess Cash Flow.”~~Section 5.2(a)(ii).

“Contractual Requirement” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corresponding Loan Amount” shall have the meaning provided in Section 12.15.

“Corresponding Obligations” shall mean the Obligations, other than the Parallel Debts.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” shall have the meaning provided in Section 13.23.

“Credit Documents” shall mean this Agreement, each Joinder Agreement, each Letter of Credit Request, the Guarantees, the Security Documents, the Subordination Agreement, and any promissory notes issued by the Borrower pursuant hereto and any other document, agreement or letter agreed in writing by the Borrower and the Administrative Agent to be a Credit Document; provided~~,~~ that, Cash Management Agreements, Hedge Agreements and Secured Hedge Agreements shall not be Credit Documents.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean any of Holdings, the Borrower and the other Guarantors.

“CRR” shall mean the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all completed Excess Cash Flow Periods that was not required to be applied to prepay the Loans in accordance with Section 5.2(a)(ii) (without giving effect to any reduction in respect of prepayments of Indebtedness as provided in ~~clauses~~clause (y~~)(i) through (iii~~)

thereof and including any amount that would otherwise be payable but for not exceeding the dollar threshold contained therein).

“Cure Amount” shall have the meaning provided in Section 11.14.

“Cure Period” shall have the meaning provided in Section 11.14.

“Cure Right” shall have the meaning provided in Section 11.14.

“Currencies” shall mean Dollars and each Alternative Currency, and “Currency” means any of such Currencies.

“Current Assets” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current assets” (or similar term) at such date of determination, other than amounts related to current or deferred Taxes based on income, profits or capital gains, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Acquisition or any consummated acquisition or Investment.

“Current Liabilities” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current liabilities at such date of determination, including the amount of short-term and long-term deferred revenue of the Borrower and its Restricted Subsidiaries in accordance with GAAP, other than (a) the current portion of any Funded Debt and derivative financial instruments, (b) the current portion of accrued interest, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) any liabilities in respect of revolving loans, swingline loans or letter of credit obligations under any revolving credit facility (including Revolving Credit Loans), (f) the current portion of any Capitalized Lease Obligation, (g) the current portion of any other long-term liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale, (j) gift card liabilities and (k) any current liabilities related to items covered by clause (i) of the definition of “Consolidated Net Income,” and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Acquisition or any consummated acquisition or Investment.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion (in consultation with the Borrower).

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1).

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act, or condition set forth in Section 11 that with notice or lapse of time, or both, as set forth in such Section 11 would constitute an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(d).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deferred Net Cash Proceeds” shall have the meaning provided such term in clause (d) of the definition of “Net Cash Proceeds.”

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Derivative Counterparties” shall have the meaning provided in Section 13.17.

“Dividing Person” shall have the meaning assigned to it in the definition of “Division.”

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” shall mean any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower from time to time, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of, or collection on, or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by any Restricted Subsidiary) and is so designated from time to time as Designated Preferred Stock pursuant to an officer’s certificate executed by an Authorized Officer of the Borrower or the parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (~~iii~~B) of Section 10.5(a).

~~“disposition” shall have the meaning assigned such term in clause (i) of the definition of “Asset Sale.”~~

“Determination Date” shall have the meaning provided in clause (q) of the definition of “Consolidated EBITDA.”

“disposition” shall have the meaning assigned such term in clause (i) of the definition of “Asset Sale.”

“Disqualified Lenders” shall mean (i) those banks, financial institutions or other Persons separately identified in writing by the Borrower or the Sponsors to the Administrative Agent on or prior to ~~March 25, 2017, or to~~September 8, 2021, or as otherwise agreed in writing by the Borrower and the Administrative Agent after the Closing Date, and any Affiliates of such banks, financial institutions or other Persons that are readily identifiable as Affiliates by virtue of their names or that ~~were~~are identified to the Administrative Agent in writing ~~by the Borrower or the Sponsors prior to March 25, 2017, (other than, except as expressly set forth in writing by the Borrower or the Sponsors to the Administrative Agent prior to March 25, 2017,~~from time to time (other than bona fide fixed income investors or debt funds), (ii) competitors (or Affiliates thereof) of the Borrower or any of its Subsidiaries (other than bona fide fixed income investors or debt funds) identified in writing from time to time (and Affiliates of such entities that are readily identifiable as Affiliates by virtue of their names or that are identified to the Administrative Agent in writing by the Borrower or the Sponsors (other than bona fide fixed income investors or debt funds)); provided~~,~~ that no such identification after ~~March 25, 2017~~September 8, 2021 pursuant to clauses (i) and (ii) shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation of an interest in any of the Credit Facilities with respect to amounts of Commitments and Loans previously acquired by such Person, and (iii) Excluded Affiliates. Such list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event~~,~~ (i) matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, or (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, in whole or in part, in each case, prior to ~~the date that is 91 days after~~ the Latest Term Loan Maturity Date hereunder as of the date of issuance of such Capital Stock; provided that, if such Capital Stock is issued to any plan for the benefit of any employee, officer, director, manager or consultant of the Borrower or its Subsidiaries or by any such plan to such employee, officer, director, manager or consultant, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower, its direct or indirect parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager or consultant.

“Distressed Person” shall have the meaning provided in the definition of the term “Lender-Related Distress Event.”

“Diversey” shall have the meaning provided in the recitals to this Agreement.

“Dollar Equivalent” shall mean, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars, as determined by the Administrative Agent on the basis of the Spot Rate (determined on the most recent Revaluation Date) for the purchase of Dollars with such currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“~~Dutch Credit Party” shall mean a Credit Party which is incorporated or established in the Netherlands.~~

~~"Dutch CIT Fiscal Unity" means a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes (within the meaning of Article 15 of the Dutch CITA)."~~Dutch CITA" means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

“Early Opt-in Election” shall mean,

(a)       in the case of Loans denominated in Dollars, if the then-current Benchmark is the LIBO Rate, the occurrence of:

(1)       a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)       the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders; and.

(b)       in the case of Loans denominated in any Alternative Currency, the occurrence of:

(1)        a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities denominated in such applicable Currency being executed at such time, or that include language similar to that contained in Section 2.18 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate, and

(2)        the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Relevant Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECF Payment Amount” shall have the meaning provided in Section 5.2(a)(ii).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in ~~clauses~~clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

~~“ECF Payment Amount” shall have the meaning provided in Section 5.2(a)(ii).~~

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors, or similar devices and all fees, including upfront or similar fees or original issue discount (~~amortized over the shorter of (i) the remaining Weighted Average Life to Maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof~~with an assumed life of four years) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, syndication, success, underwriting, structuring, unused line, consent, amendent, ticking ~~and~~, commitment fees and other fees payable in connection therewith that are not generally paid to all relevant lenders providing such Indebtedness of such type and, if applicable, ~~consent~~ fees for an amendment paid generally to consenting lenders.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all

Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the Environment.

“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the Environment, or protection of human health or safety (to the extent relating to exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

“Equity Contribution” shall have the meaning provided in the recitals to this Agreement.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code or with ~~the~~ terms of such Plan; (ii) any Reportable Event; (iii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iv) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vi) the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (vii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC~~, an ERISA Affiliate,~~ or a plan administrator of any written notice to terminate any Pension Plan under Section 4042(a) of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042(b)(1) of ERISA; (viii) the incurrence by any Credit Party of any liability (including on account of an ERISA Affiliate) with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (ix) the receipt by any Credit Party or any of its ERISA ~~affiliates~~Affiliates of any notice concerning the imposition on it of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or terminated (within the meaning of Section 4041A of ERISA).

“Erroneous Payment” shall have the meaning provided in Section 12.15.

“Ethically Screened Affiliate” shall mean any Affiliate of a Lender that (i) is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from such Lender and any other Affiliate of such Lender that is not an Ethically Screened Affiliate, (ii) has in place customary information screens between it and such Lender and any other Affiliate of such Lender that is not an Ethically Screened Affiliate and (iii) such Lender or any other Affiliate of such Lender that is not an Ethically Screened Affiliate does not direct or cause the direction of the investment policies of such entity, nor does such Lender’s or any such other Affiliate’s investment decisions influence the investment decisions of such entity.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the rate per annum equal to the European Money Markets Institute EURIBO Rate (“BFEA EURIBOR”), as published by Reuters on page EURIBOR01 of the Reuters screen (or another commercially available source providing quotations of BFEA EURIBOR as designated by the Administrative Agent from time to time) at approximately 10:00 a.m., London time, two ~~Business~~TARGET Days prior to the commencement of such Interest Period, for deposits in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (“EURIBOR Screen Rate”); provided that ~~if such rate is not available at such time for any reason~~, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then the “EURIBO Rate” for such Interest Period shall be the Interpolated Rate. If the EURIBOR Screen Rate or the Interpolated Rate for EURIBOR (if applicable) shall be less than zero, the EURIBOR Screen Rate or such Interpolated Rate shall be deemed to be zero for purposes of this Agreement.

“EURIBOR Screen Rate” shall have the meaning provided in the definition of “EURIBO Rate.”

“Euro,” “EUR” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Borrowing” shall mean a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” shall mean with respect to any Eurocurrency Borrowing ~~for any Interest Period the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the interest settlement rates for deposits in Dollars or the applicable Alternative Currency as published by Reuters on page LIBOR01 of the Reuters Screen (or another commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) (as set forth by (a) the Ice Benchmark Association, (b) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate, or (c) any service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that (i) for any Eurocurrency Borrowing for any Interest Period in Canadian Dollars, the rate the Administrative Agent shall reference shall be the CDOR Rate, (ii) for any Eurocurrency Borrowing for any Interest Period in Euros, the rate the Administrative Agent shall reference shall be the EURIBO Rate and (iii) for any Eurocurrency Borrowing for any Interest Period in Australian Dollars, the rate the Administrative Agent shall reference shall be BBSY; provided, further, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” shall be the Interpolated Rate or, if it is not possible to calculate an Interpolated Rate for that Eurocurrency Borrowing the interest rate per annum determined by the Administrative Agent (including by reference to any applicable published market data) to be the average of the rates per annum at which deposits in Dollars or applicable Alternative Currencies are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; provided that, notwithstanding the foregoing, (x) with respect to the Revolving Credit Loans and the Initial Term Loans, if the Eurocurrency Rate would otherwise be equal to or less than zero, the Eurocurrency Rate for Revolving Credit Loans and Initial Term Loans for the applicable Interest Period shall be equal to 0.00%, and (y) with respect to the Amendment No. 1 Term Loans, if the Eurocurrency Rate would otherwise be equal to or less than 1.00%, the Eurocurrency Rate for Amendment No. 1 Term Loans for the applicable Interest Period shall be equal to 1.00%.~~:

(i) denominated in Dollars for any Interest Period, the LIBO Rate for such Interest Period;

(ii) denominated in Canadian Dollars for any Interest Period, the CDOR Rate for such Interest Period;

(iii) denominated in Euros for any Interest Period, the EURIBO Rate for such Interest Period;

(iv) denominated in Australian Dollars for any Interest Period, BBSY for such Interest Period; and

(v) denominated in Yen for any Interest Period, the TIBOR Rate for such Interest Period.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to:

(i)	the sum, without duplication, of:

(a)       Consolidated Net Income for such period~~,~~;

(b)       an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period~~,~~;

(c)       decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa in accordance with GAAP and (2) any such decreases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting)~~, and~~;

(d)      an amount equal to the aggregate net non-cash loss on asset sales by the Borrower and its Restricted Subsidiaries during such period (other than asset sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(e)      cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income; minus

(ii)	the sum, without duplication, of:

(a)       an amount equal to the amount of all non-cash gains and credits (including, to the extent constituting non-cash credits, without limitation, amortization of deferred revenue acquired as a result of the Acquisition or any Permitted Acquisition or other consummated acquisition or Investment permitted hereunder) included in arriving at such Consolidated Net Income in such period (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (i)(b) above), cash charges, losses, costs, fees or expenses to the extent excluded in arriving at such Consolidated Net Income during such period, and Transaction Expenses to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period~~,~~;

(b)       ~~without duplication of amounts deducted pursuant to clause (k)below in prior periods, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness or intercompany loans) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid),~~ an amount equal to the aggregate net non-cash gain on asset sales by the Borrower and its Restricted Subsidiaries during such period (other than asset sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(c)       the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (1) the principal component of payments in respect of Capitalized Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.5, and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (A) all other prepayments of Term Loans ~~and~~, (B) all prepayments of Revolving Loans and any other revolving loans (unless, there is an equivalent permanent reduction in commitments thereunder~~)~~  and (C) all prepayments (including buybacks) of any Indebtedness secured or a pari passu basis with the Term Loans) made during such period, except to the extent financed with the proceeds of other long-term Indebtedness (other than revolving Indebtedness or intercompany loans) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid) other than intercompany loans~~,~~;

(d)       increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa in accordance with GAAP and (2) any such increases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting)~~,~~;

(e)       payments by the Borrower and the Restricted Subsidiaries during such period in respect of purchase price holdbacks, earn outs and other contingent obligations and long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, (including, without limitation, purchase price holdbacks, earn outs, seller notes or notes converted from earn outs and similar obligations) to the extent not already deducted from Consolidated Net Income~~,~~;

(f)       ~~without duplication of amounts deducted pursuant to clause (j) below in prior fiscal periods, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including Permitted Acquisitions) made during such period constituting Permitted Investments (other than clauses (i) and (ii) of the definition thereof) or Investments made pursuant to Section 10.5 to the extent that such Investments were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness and intercompany debt) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid),~~[reserved];

(g)       at the election of the Borrower, the amount of Restricted Payments (including any Restricted Payments made pursuant to the Tax Receivable Agreement) paid in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries), to the extent such Restricted Payments were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness or intercompany loan) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid)~~,~~;

(h)       the aggregate amount of expenditures (1) actually made by the Borrower and ~~the~~its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income~~,~~ or (2) paid by the Borrower or a Restricted Subsidiary during such period that is reimbursable by a seller or other transaction party in a Permitted Acquisition or other Investment permitted hereunder but which has not been so reimbursed as of the end of such period to the extent the same is not deducted in determining the Consolidated Net Income for such period;

(i)       the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income~~,~~;

(j)         ~~without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding agreements, commitments or letters of intent (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, Restricted Payments, any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long-term Indebtedness (unless repaid) or (B) the issuance of Equity Interests); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, Restricted Payments, permitted scheduled payments of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,(k)~~ the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period plus the amount of distributions with respect to taxes made in such period under Section 10.5(b)(15) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period~~, and~~;

(~~l~~k)      cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income; and

(l)       any cash fees, costs and expenses incurred in connection with the implementation of ASC 606 during such fiscal year to the extent not deducted in arriving at Consolidated Net Income.

“Excess Cash Flow Period” shall mean (a) the fiscal year of the Borrower ending on December 31, 2018 and (b) each fiscal year of the Borrower ended thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Affiliate” shall mean any Affiliate of any Agent that is engaged (i) as a principal primarily in private equity, mezzanine financing or venture capital or (ii) in a sale of Diversey and its Subsidiaries (other than any “above the wall” individuals), including through the provision of advisory services.

“Excluded Contribution” shall mean an amount equal to net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or equity option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case designated from time to time as Excluded Contributions pursuant to an officer’s certificate executed by an Authorized Officer, which are excluded from the calculation set forth in Section 10.5(a~~)(iii~~)(B).

“Excluded Deposit Accounts” shall have the meaning provided in Section 13.9(b).

“Excluded Information” shall have the meaning provided in Section 13.7.

“Excluded Property” shall have the meaning set forth in the applicable Security Document.

“Excluded Stock and Stock Equivalents” shall, unless otherwise elected by the Borrower in its sole discretion, mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost or other consequences (including ~~adverse~~ tax, regulatory or accounting consequences) ~~or other consequences~~ of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) (a) solely in the case of any pledge of Capital Stock and Stock Equivalents of any CFC or any CFC Holding Company, any Capital Stock or Stock Equivalents of any class of such CFC or such CFC Holding Company in excess of 65% of the outstanding Capital Stock of such class, (subject to the Agreed Security Principles), and (b) for the avoidance of doubt, any outstanding Capital Stock or Stock Equivalent of any Subsidiary of any such CFC or CFC Holding Company, (iii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law (including any legally effective requirement to obtain the consent or approval of, or a license from, any Governmental Authority or any other third party (other than a Credit Party) unless such consent, approval or license has been obtained (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent, approval or license)), (iv) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of “Permitted ~~Lien~~Liens” or (B) any Capital Stock or Stock Equivalents of any ~~Subsidiary~~Person that is not a Wholly-Owned Subsidiary of the Borrower or its Restricted Subsidiaries, any Capital Stock or Stock Equivalents of each such Subsidiary or other Person described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement or Organizational Document, (II) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (in each case, other than non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (v) any Capital Stock or Stock Equivalents of any Subsidiary (in the case of a Subsidiary of a U.S. Credit Party (unless such ~~U.S. Credit Party~~Subsidiary is the ~~subsidiary~~Subsidiary of another U.S. Credit Party) acquired after the Closing Date) to the extent that the pledge of such Capital Stock or Stock Equivalents could result in ~~an~~ adverse tax, regulatory or accounting consequences (that ~~is~~are not de minimis, including as a result of the operation of Section 956 of the Code) to the Borrower or any Subsidiary or any direct or indirect parent thereof as reasonably determined by the Borrower, (vi) any Capital Stock or Stock Equivalents that are margin stock, (vii) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary ~~and~~, (viii) any Capital Stock and Stock Equivalents of any Subsidiary that is ~~less than 100% owned by the~~not a Wholly-Owned Subsidiary of a Credit ~~Parties~~Party, any Unrestricted Subsidiary, any Captive Insurance Subsidiary, any Broker-Dealer Subsidiary, any not-for-profit Subsidiary and any special purpose entity (including any Receivables Subsidiary and any Securitization Subsidiary); provided that Excluded Stock and Stock Equivalents shall not include proceeds of the foregoing property to the extent otherwise constituting Collateral; provided, further, that the Borrower or Guarantor holding such Excluded Stock and Stock Equivalents, as applicable, in its sole discretion, may elect to cause (A) one or more shares, units or equivalent or issuances of Excluded Stock and Stock Equivalents to become Collateral and (B) any Collateral that is Excluded Stock and Stock Equivalents (including any Excluded Stock and Stock Equivalents that became Collateral pursuant to clause (A)) to be released from such security interest or pledge thereof.

“Excluded Subsidiaries” shall mean each (a) Unrestricted Subsidiary, (b) Subsidiary that is not a Material Subsidiary, (c) (x) CFC, and (y) Foreign Subsidiary (other than any Material Subsidiary that is not a CFC and that is organized in (i) the Netherlands, (ii) Canada, (iii) Spain, (iv) England and Wales, (v) Germany, (vi) Italy, (vii) Switzerland, (viii) Belgium, (ix) France, (x) Austria, (xi) Australia, (xii) Denmark, (xiii) Hong Kong, (xiv) Poland, (xv) Sweden, (xvi) Brazil, and (xvii) Mexico, subject in each case to the conditions set forth in the Agreed Security Principles, (d) ~~Domestic~~ Subsidiary of a CFC, (e) CFC Holding Company, (f) Domestic Subsidiary of a Credit Party with respect to which a Guarantee could result in ~~an~~ adverse tax ~~consequence~~, regulatory or accounting consequences (that ~~is~~are not de minimis) to a Credit Party or any of such Credit Party’s Subsidiaries or any direct or indirect parent thereof (including as a result of the operation of Section 956 of the Code) as reasonably determined by the Borrower in consultation with the Administrative Agent, (g) Captive Insurance Subsidiary, (h) non-profit Subsidiary, (i) joint venture and Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such joint venture or Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (j) special purpose entity, including any Receivables Subsidiary and any Securitization Subsidiary, (k) Broker-Dealer Subsidiary, (l) Subsidiary for which Guarantees or granting Liens to secure the Obligations are (I) prohibited by law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements (subject to clause (m) below, to the extent that such limitations cannot be addressed through “whitewash” or similar procedures)) or require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or (II) contractually prohibited on the Closing Date or, following the Closing Date, the date of acquisition, so long as such prohibition is not created in contemplation of such transaction, (m) Subsidiary of the Borrower where the burden or cost of obtaining a Guarantee (including any adverse tax, regulatory or accounting consequences) outweighs the benefit to the Lenders, as determined by the Administrative Agent and the Borrower, (n) Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted under this Agreement and financed with assumed Indebtedness, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (o) Subsidiary listed on Schedule 1.1(e); provided that, the initial Borrower shall not be an Excluded Subsidiary; provided, further, that the Borrower in its sole discretion and in accordance with the provisions of the definition of “Guarantors”, may elect to cause (A) one or more Excluded Subsidiaries (other than Unrestricted Subsidiaries) to be designated as not being Excluded Subsidiaries by written notice to the Administrative Agent and, following such designation, may (so long as at such time no Event of Default shall have occurred and be continuing and such Subsidiary otherwise qualifies as an Excluded Subsidiary) re-designate such Subsidiary as an Excluded Subsidiary by written notice to the Administrative Agent and (B) any Guarantor that becomes an Excluded Subsidiary (including any Excluded Subsidiary that became a Guarantor pursuant to clause (A) to be released from its Guarantee (provided that a Wholly-Owned Restricted Subsidiary that becomes a non-Wholly-Owned Restricted Subsidiary shall only be released from its obligations under the Guarantee if it is no longer a Wholly-Owned Subsidiary as a result of a transaction for a bona fide business purpose as reasonably determined by the Borrower in good faith (and the release of such Guarantor from its obligations under the Guarantee or any other Credit Document alone shall not constitute such bona fide business purpose)).

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (i) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (ii) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Credit Party as specified in any agreement between the relevant Credit Parties and Hedge Bank counterparty to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.

“Excluded Taxes” shall mean, with respect any Recipient, (i) Taxes imposed on or measured by its net income, net profits, or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or non-U.S. law), and franchise (and similar) Taxes, imposed on such Recipient, in each case (A) by a jurisdiction as a result of such Recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or (B) that are Other Connection Taxes, (ii) in the case of a Lender, any United States federal ~~or Dutch~~(in the case of a Loan to any Borrower organized in the United States or the Netherlands) or Dutch (in the case of a Loan to any Borrower organized in the Netherlands) withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to laws in effect on the date on which (A) such Lender acquires such interest in the applicable Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than pursuant to an assignment request by the Borrower) or (B) such Lender changes its ~~Lending Office~~lending office (other than pursuant to a request by the Borrower), except in each case under clause (A) or ~~clause~~ (B) to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, provided that this clause (ii) shall not apply to any Dutch withholding Tax imposed pursuant to laws in effect as of the Closing Date, (iii) any withholding Taxes attributable to such Recipient’s failure to comply with Section 5.4(e), (iv) any withholding Taxes imposed under FATCA, (v) any Bank Levy or (vi) Taxes assessed on a Lender under the laws of the Netherlands, if and to the extent such Tax becomes payable as a result of any Lender having a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). For purposes of subclause (ii) of this definition, a Lender that acquires a participation pursuant to Section 13.9(a) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

“Existing Class” shall mean any Existing Term Loan Class and any Existing Revolving Credit Class.

“Existing Credit Agreement” shall have the meaning provided in the definition of “Closing Releases.”

“Existing Indentures” shall have the meaning provided in the definition of “Closing Releases.”

“Existing Letters of Credit” means bilateral letters of credit outstanding as of the Closing Date as set forth on Schedule 2.1.

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Term Loan Class” shall have the meaning provided in Section 2.14(g)(i).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.14(g)(i).

“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii).

“Extension” shall mean the establishment of an Extension Series by amending a Loan or a Commitment pursuant to Section 2.14(g) and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(g)(v).

“Extension Election” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Minimum Condition” shall mean a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” shall mean a Term Loan Extension Request or a Revolving Credit Loan Extension Request, as the context requires.

“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series).

“Facility Fee” shall have the meaning provided in Section 4.1(a).

“Facility Fee Rate” shall mean (x) until delivery of the financial statements and related Compliance Certificate for the first full fiscal quarter of the Borrower ending after the Closing Date pursuant to Section 9.1, a rate per annum of 0.50% and (y) thereafter a rate per annum set forth in the table below, based upon the First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1(d):

Pricing Level	First Lien Net Leverage Ratio	Facility Fee Rate
I	> 4.25 to 1.00	0.50%
II	≤ 4.25 to 1.00 and > 3.75 to 1.00	0.375%
III	≤ 3.75 to 1.00	0.25%

Any increase or decrease in the Facility Fee Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 9.1(d).

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” shall mean (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) implementing the foregoing and (c) any treaty, law, regulation, official administrative guidance or intergovernmental agreements implementing clause (a) or (b) above.

“FCA” shall mean the Financial Conduct Authority, the regulatory supervisor of the IBA.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided~~,~~ that, the Federal Funds Effective Rate, if negative, shall be deemed to be 0.00%.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter, dated as of April 14, 2017, by and among Borrower and the Joint Lead Arrangers and Joint Bookrunner.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated First Lien Secured Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of the such date of determination to (ii) Consolidated EBITDA for the Test Period then last ended.

“First Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations that are secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Initial Term Loans or any Obligations that are secured on a pari passu basis with the Initial Term Loans.

“~~Foreign Credit Party” shall mean Holdings, the Borrower and each additional Credit Party that is a Foreign Subsidiary.~~Fitch” shall mean Fitch Ratings, Inc. or any successor by merger or consolidation to its business.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate, the EURIBO Rate, the TIBOR Rate, the CDOR Rate, the BSSY or the SONIA Rate, as applicable.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is contributed to, but not sponsored or maintained by, any Credit Party or any of its Subsidiaries.

“Foreign Credit Party” shall mean Holdings, the Borrower and each additional Credit Party that is a Foreign Subsidiary.

“Foreign Guarantee” shall mean each guarantee agreement or guarantee agreement joinder or supplement of any Foreign Credit Parties executed and delivered pursuant to Section 9.11.

“Foreign Guarantors” shall mean (i) Holdings (provided that such Foreign Guarantee shall be limited to Holdings’ interest in the Capital Stock of the Borrower) and (ii) on and after the Closing Date, each Wholly-Owned Restricted Subsidiary that is a Foreign Subsidiary of the Borrower that becomes a party to a Foreign Guarantee pursuant to Section 9.11 or otherwise; provided, for the avoidance of doubt, (x) unless expressly agreed by the Borrower, no Foreign Subsidiary that is an Excluded Subsidiary shall be a Foreign Guarantor until and unless it ceases to be an Excluded Subsidiary (including by means of designation as such by the Borrower pursuant to the definition of “Excluded Subsidiaries”), and (y) the Borrower may cause any Foreign Restricted Subsidiary that is not a Foreign Guarantor from time to time to guarantee the Foreign Obligations by causing such Restricted Subsidiary that is a Foreign Subsidiary to become a Foreign Guarantor under a Foreign Guarantee and a grantor under the applicable Foreign Security Documents in accordance with Section 9.11, and any such Restricted Subsidiary shall be a Foreign Guarantor hereunder and under the other Credit Documents for all purposes until such Restricted Subsidiary is released as a Guarantor in accordance herewith; provided, further, that the Borrower in its sole discretion, may elect to cause such Restricted Subsidiary that became a Guarantor pursuant to clause (y) to be released from such security guarantee in accordance with the terms hereof and the Administrative Agent shall (and is directed by the Lenders to) promptly execute any requested documentation evidencing such release.

“Foreign Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Foreign Credit Party arising under any Credit Document or otherwise with respect to any Commitment, any Loan or Letter of Credit or under any Foreign Secured Cash Management Agreement, Foreign Secured Bank Product Agreement or Foreign Secured Hedge Agreement (other than with respect to any Foreign Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Foreign Credit Party), in each case, entered into with Holdings, the Borrower or any of the Restricted Subsidiaries which are Foreign Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Foreign Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest, fees or other amounts are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Foreign Obligations of the Foreign Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, premium, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Foreign Credit Party under any Credit Document.

“Foreign Plan” shall mean each employee pension benefit plan (within the meaning of Section 3(2) of ERISA, but that is not subject to ERISA) that is not subject to U.S. law and is maintained, contributed to, or sponsored by any Credit Party or any of its Subsidiaries (other than any Foreign Benefit Arrangement).

“Foreign Plan Event” shall mean (i) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan required to be registered, or (ii) the failure of any Foreign Plan to comply in any ~~material~~ respect with any provisions of applicable law and regulations or with the terms of such Foreign Plan.

~~“Foreign Prepayment Event” shall have the meaning provided in Section 5.2(a)(iv).~~

“Foreign Pledge Agreements” shall mean each pledge agreement or pledge agreement joinder or supplement of any Foreign Restricted Subsidiaries executed and delivered pursuant to Section 9.11.

“Foreign Prepayment Event” shall have the meaning provided in Section 5.2(a)(iv).

“Foreign Restricted Subsidiaries” shall mean each Restricted Subsidiary that is a Foreign Subsidiary.

“Foreign Secured Bank Product Agreement” shall mean any Bank Product Agreement that is entered into by and between Holdings, the Borrower or any of the Restricted Subsidiaries that are Foreign Subsidiaries and any Bank Product Provider, which is specified in writing by the Borrower to the Administrative Agent as constituting a Foreign Secured Bank Product Agreement hereunder.

“Foreign Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Holdings, the Borrower or any of the Restricted Subsidiaries that are Foreign Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Foreign Secured Cash Management Agreement hereunder.

~~“Foreign Secured Cash Management Obligations” shall mean Foreign Obligations under Secured Cash Management Agreements.~~

“Foreign Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary that is a Foreign Subsidiary and any Hedge Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a “Foreign Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Foreign Secured Hedge Agreements.”

“Foreign Security Agreements” shall mean each security agreement or security agreement joinder or supplement of any Foreign Restricted Subsidiaries executed and delivered pursuant to Section 9.11.

~~“Forward-Looking Information” shall have the meaning provided in Section 8.8(a).~~

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Forward-Looking Information” shall have the meaning provided in Section 8.8(a).

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the sole option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Credit Parties, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Borrower may elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS as in effect from time to time; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of IFRS as in effect from time to time, and (2) from and after such election, all ratios, computations, and other determinations based on GAAP contained in this Agreement shall still be required to be computed in conformity with GAAP. The Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of “Capitalized Lease ~~Obligations.~~Obligation.”

“General Debt Basket” shall have the meaning provided in Section 10.1(l)(ii).

“General Investments Basket” shall have the meaning provided in clause (xii) of the definition of “Permitted Investments.”

“General Restricted Payments Basket” shall have the meaning provided in Section 10.5(b)(11).

“General Subordinated Payments Basket” shall have the meaning provided in Section 10.5(b)(19).

“German Subsidiary” shall have the meaning provided in Section 11.5.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including, the European Union, a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.7(g).

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantees” shall mean, collectively the U.S. Guarantee and any Foreign Guarantees.

“Guarantors” shall mean, collectively, the U.S. Guarantors and the Foreign Guarantors.

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, which is prohibited, limited, or regulated or which can give rise to liability under any Environmental Law.

“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean (i) any Person that, at the time it enters into a Hedge Agreement, is a Lender, an Agent or an Affiliate or branch of a Lender or an Agent, (ii) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate or branch of a Lender or an Agent on the Closing Date or (iii) any other Person ~~as may be~~ designated by the Borrower ~~in writing~~from time to time (as may be reasonably acceptable to the Administrative Agent ~~prior to the Closing Date~~(such acceptance not to be unreasonably withheld, conditioned, denied or delayed)); provided that, if such Person is not an Agent or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Sections 11, 12, 13, 15 and 26 of the Pledge Agreements and Sections 5.4, 5.5, 5.7, 6.5, 7 and 8.1 of the Security Agreements, in each case, as if it were a Lender.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Historical Financial Statements” shall mean (i) the audited consolidated balance sheet and the related audited consolidated statements of income and cash flows of the Diversey Business for the fiscal years ended

December 31, 2015 and December 31, 2016, and (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flows of Diversey Business for the fiscal quarters ended March 31, 2017 and June 30, 2017.

“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) after the Closing Date any other Person or Persons (“New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any direct or indirect parent of Holdings (or the previous New Holdings, as the case may be) but not the Borrower (“Previous Holdings”); provided that (a) such New Holdings directly owns 100% of the Equity Interests of the Borrower, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (c) all Capital Stock of the Borrower and substantially all of the other assets of Previous Holdings are contributed or otherwise transferred, directly or indirectly, to such New Holdings and pledged to secure the Obligations, (d) (x) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default, (y) such substitution does not result in any material adverse tax consequences to any Credit Party and (z) such substitution does not result in any material adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), (e) no Change of Control shall occur, (f) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice of the proposed transaction and Previous Holdings (or such shorter period as the Administrative Agent may agree), New Holdings and the Borrower shall promptly and in any event at least two (2) Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (g) New Holdings shall be an entity organized or existing under the laws of the Netherlands, a European Company (Societas Europaea) or a Person organized or existing under the laws of the United States, any State of the United States or the District of Columbia, the United Kingdom or any member state of the European Union, provided that, in the case of any such member state of the European Union other than the United Kingdom, the Netherlands or Luxembourg, either (x) such jurisdiction is not materially disadvantageous to the Lenders on such date, as determined by the Borrower; or (y) such jurisdiction has been approved by the Required Lenders, (h) if reasonably requested by the Administrative Agent, the Credit Parties shall execute and deliver amendments, supplements and other modifications to all Credit Documents, instruments and agreements executed in connection therewith necessary to perfect and protect the liens and security interests in the Collateral of New Holdings, in each case in form and substance consistent with the instruments and agreements previously delivered in respect thereof or reasonably satisfactory to the Administrative Agent (such approval not to be unreasonably withheld, delayed, denied or conditioned), and (i) the Borrower delivers a certificate of an Authorized Officer with respect to the satisfaction of the conditions set forth in clauses (a), (d)(x) and (y), (e) and (g) of this definition; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall refer to New Holdings.

“IBA” shall mean the ICE Benchmark Administration, the administrator of the London interbank offered rate.

“IFRS” shall mean International Financial Reporting Standards, as adopted by the International Accounting Standards Board and/or the European Union, as in effect from time to time.

“Impacted Loans” shall have the meaning provided in Section 2.10(a).

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Incremental Loans” shall have the meaning provided in Section 2.14(c).

“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Loans” shall have the meaning provided in Section 2.14(b).

“Incremental Revolving Loan Lenders” shall have the meaning provided in Section 2.14(b).

“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium), of such Person (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP~~; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded~~, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) above of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) above of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) obligations under or in respect of Receivables Facilities and Securitization Facilities, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) trade accounts and accrued expenses payable in the ordinary course of business and accruals for payroll and other liabilities accrued in the ordinary course of business, (6) any earn-out obligation until such obligation, within 60 days of becoming due and payable in cash, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP ~~or~~, (7) customary obligations under employment agreements and deferred compensation or (8) indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries, shall (i) exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (ii) obligations constituting non-recourse Indebtedness shall only constitute “Indebtedness” for purposes of Section 10.1 and not for any other purpose hereunder.

“incur” shall have the meaning provided in Section 10.1.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Persons” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document or required to be deducted or withheld from any such payment other than (a) Other Taxes or (b) VAT.

“Independent Financial Advisor” shall mean an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is disinterested with respect to the applicable transaction.

“Initial Euro Term Loan” shall have the meaning provided in Section 2.1(a).

“Initial Euro Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s Initial Euro Term Loan Commitment. The aggregate amount of the Initial Euro Term Loan Commitments as of the Closing

Date is €~~970,000,000.~~970,000,000; provided that, as of the Amendment No. 3 Effective Date, the aggregate amount of the Initial Euro Term Loan Commitments shall be $0.

“Initial Revolving Credit Commitments” shall have the meaning provided in the definition of the term “Revolving Credit Commitment.”

“Initial USD Term Loan” shall have the meaning provided in Section 2.1(a).

“Initial USD Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s Initial USD Term Loan Commitment. The aggregate amount of the Initial USD Term Loan Commitments as of the Closing Date is $~~900,000,000.~~900,000,000; provided that, as of the Amendment No. 3 Effective Date, the aggregate amount of the Initial USD Term Loan Commitments shall be $0.

“Initial Term Loans” shall have the meaning provided in Section 2.1(a).

“Initial Term Loan Commitment” shall mean, collectively, the Initial Euro Term Loan Commitment and the Initial USD Term Loan Commitment.

“Initial Term Loan Lenders” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Inside Maturity Basket” shall mean Indebtedness (i) in the form of customary term “A” loans as determined by the Borrower in good faith, (ii) in the form of customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted otherwise complies with the applicable requirements, or (iii) in an aggregate outstanding principal amount not to exceed the greater of (x) $150,000,000 and (y) 37.5% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently ended Test Period.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean U.S. and non-U.S. intellectual property rights arising under applicable laws, including all (i) (a) patents, inventions, designs, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to the foregoing.

“Intercompany License Agreement” shall mean any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, Intellectual Property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of the Borrower and any Restricted Subsidiary thereof.

“Intercompany Note” shall mean any intercompany note substantially in the form of Exhibit D.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then last ended to (ii) the Consolidated Interest Expense of the Borrower for such Test Period.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interpolated Rate” shall mean, in relation to any Eurocurrency Rate, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Eurocurrency Rate for the longest period (for which the applicable Eurocurrency Rate is available for the applicable ~~currency~~Currency) that is shorter than the Interest Period of that Eurocurrency Rate Loan and (b) the applicable Eurocurrency Rate for the shortest period (for which such Eurocurrency Rate is available for the applicable ~~currency~~Currency) that exceeds the Interest Period of that Eurocurrency Rate Loan, in each case, ~~as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period,~~at the Reference Time; provided that for the purposes of calculating the Interpolated Rate, the shortest period for which the relevant Eurocurrency Rate is available shall be one month.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances, or capital contributions ~~(excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel, and similar advances to officers, directors, managers and employees, in each case made in the ordinary course of business)~~, purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person, investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property or the purchase or other acquisition, in one transaction or a series of related transactions, of all or substantially all of the assets of another Person or assets constituting a business unit, line of business or division of such Person; provided that Investments shall not include~~,~~ (i) accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel, and similar advances to officers, directors, managers and employees, in each case made in the ordinary course of business, and (ii) in the case of the Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness made to or owing by the Borrower or a Restricted Subsidiary having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business; provided, further, that, in the event that any Investment is made by Holdings, the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through the Borrower or any Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but less all returns, distributions and similar amounts received by the Borrower or any Restricted Subsidiary on such Investment, other than any Returns, distributions and similar amounts included in the determination of the Available Additional Basket (which amounts received shall, for the avoidance of doubt, include the face amount of any Indebtedness of the Borrower or any Restricted Subsidiary making such Investment which is assumed by an applicable counterparty, in each case, in respect of such Investment).

For purposes of the definition of “Unrestricted Subsidiary” and Section 10.5,

            (i)        Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

            (ii)        any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” shall mean:

(i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(iii) investments in any fund that invests all or substantially all of its assets in investments of the type described in clauses (i) and (ii) above which fund may also hold immaterial amounts of cash pending investment or distribution, and

(iv) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investor Equity Investment” shall have the meaning provided in the recitals to this Agreement.

~~“IPO Reorganization Transaction” shall mean transactions taken in connection with and reasonably related to consummating a Qualifying IPO, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired (as determined by the Borrower in good faith).~~

“IP Security Agreement” shall mean one or more Intellectual Property security agreements by and among one or more of the Credit Parties and the Collateral Agent.

“ISDA CDS Definition” shall have the meaning provided in Section 13.1.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement, and instrument entered into by the Letter of Credit Issuer and the Borrower (or Holdings or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Japanese Yen” shall mean the lawful currency of Japan.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit E.

“Joint Lead Arrangers and Joint Bookrunners” shall ~~have the meaning provided~~mean each of the Persons identified as such on the cover page of this Agreement and, unless the context otherwise requires, shall include the

Amendment No. 1 Lead Arrangers, the Amendment No. 2 Lead Arrangers and the Amendment No. ~~2~~3 Lead Arrangers.

“Judgment Currency” shall have the meaning provided in Section 13.22.

“Junior Debt” shall mean ~~any (i) Indebtedness that is secured by a Lien ranking junior to the Lien on the Collateral securing any First Lien Obligations (other than any permitted intercompany indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary) and (ii)~~ Subordinated Indebtedness.

“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit A-1 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) among the Administrative Agent, the Collateral Agent, the Credit Parties and the representatives for purposes thereof for holders of one or more classes of Indebtedness.

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan, any Extended Term Loan, any Refinancing Term Loan (including the Amendment No. 3 Refinancing Term Loan Maturity Date) or any Replacement Term Loan, in each case as extended in accordance with this Agreement from time to time.

~~“Legal Reservations” shall mean, with respect to any Foreign Credit Party (a) the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court, the limitation of enforcement by laws related to bankruptcy, concurso mercantil, insolvency, liquidation, reorganization, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction, (b) the time barring of claims under the limitation acts or applicable statutes of limitation under any applicable laws of any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnifying a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction, (c) any other matters which are set out as qualifications or reservation (however described) as to matters of law of general application in the foreign legal opinions delivered in connection with the Credit Documents including, without limitation, financial assistance or capital protection concerns in relation to the Credit Documents, or (d) similar principles, rights and defenses under the laws of any Relevant Jurisdiction to the extent that they are relevant and mandatorily applicable.~~

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on or prior to the applicable Reimbursement Date or refinanced on the applicable Reimbursement Date as a Borrowing of Revolving Loans pursuant to the terms of this Agreement.

“L/C Credit Extension” shall mean, with respect to any letter of credit issued hereunder, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Facility Maturity Date” shall mean 5 Business Days before the scheduled Maturity Date then in effect for the applicable Class of Revolving Commitments (or, if such day is not a Business Day, the next preceding Business Day); provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 and Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“LCT Election” shall have the meaning provided in Section 1.12(f).

“LCT Test Date” shall have the meaning provided in Section 1.12(f).

“Legal Reservations” shall mean, with respect to any Foreign Credit Party (a) the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court, the limitation of enforcement by laws related to bankruptcy, concurso mercantil, insolvency, liquidation, reorganization, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction, (b) the time barring of claims under the limitation acts or applicable statutes of limitation under any applicable laws of any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnifying a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction, (c) any other matters which are set out as qualifications or reservation (however described) as to matters of law of general application in the foreign legal opinions delivered in connection with the Credit Documents including, without limitation, financial assistance or capital protection concerns in relation to the Credit Documents, or (d) similar principles, rights and defenses under the laws of any Relevant Jurisdiction to the extent that they are relevant and mandatorily applicable.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (ii) the failure of any Lender to pay over to the Administrative Agent, the Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified the Borrower, the Letter of Credit Issuer and the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent, the Borrower and, in the case of a Revolving Lender, the Letter of Credit Issuer that it will comply with its funding obligations under this Agreement (provided that such Lender shall not be in Lender Default pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent, the Borrower and, in the case of a Revolving Lender, the Letter of Credit Issuer), or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event ~~or (vi) a Lender that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action~~.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), (a)(i) that such Distressed Person is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, (b) a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets (other than the appointment of a custodian, conservator, receiver, or similar official by a Governmental Authority under or based on the law in the country where such Lender or any Person that directly or indirectly controls such Lender is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed), ~~or~~ (c) such Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (d) that such Distressed Person becomes the subject of a Bail-In Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof and (ii) any Lender being subject to an Undisclosed Administration.

“Lender-Related Person” shall have the meaning assigned to such term in Section 13.5.

“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1 and each Existing Letter of Credit.

“Letter of Credit Commitment” shall mean $100,000,000, as the same may be reduced from time to time pursuant to Section ~~3.1.~~3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (i) Credit Suisse AG, Cayman Islands Branch, (ii) Goldman Sachs Bank USA, (iii) Bank of America, N.A., (iv) Barclays Bank PLC, (v) Citibank, N.A. (vi) Royal Bank of Canada, (vii) HSBC Bank USA, N.A., (viii) Truist Bank, (ix) Jefferies Finance LLC, (x) Morgan Stanley Senior Funding, Inc., (xi) JPMorgan Chase Bank, N.A., (xii) PNC Bank, National Association and (xiii) UBS AG, Stamford Branch (in the case of the preceding clauses (i), (ii), (iv), (vi), (viii), (ix), (x), (xi) and (xiii), such financial institutions shall not be required to provide any ~~trade~~commercial letters of credit), (x), any other Lender which has agreed in writing to be an additional Letter of Credit Issuer under any Class of Revolving Commitments (for purposes of standby, ~~trade~~commercial or both standby and ~~trade~~commercial letters of credit) and is reasonably acceptable to the Borrower and (xi) any of the foregoing entities’ respective Affiliates or branches approved by the Borrower; provided~~,~~ that, Credit Suisse AG, Cayman Islands Branch shall not be obligated to issue Letters of Credit from a branch located in the U.S. At any time there is more than one Letter of Credit Issuer references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Percentage” shall mean, with respect to (i) Credit Suisse AG, Cayman Islands Branch, 12.11%, (ii) Goldman Sachs Bank USA, 13.33%, (iii) Bank of America, N.A., 8.89%, (iv) Barclays Bank PLC, 12.00%, (v) Citibank, N.A., 15.56%, (vi) Royal Bank of Canada, 7.78%, (vii) HSBC Bank USA, N.A., 4.45%, (viii) Truist Bank, 3.33%, (ix) Jefferies Finance LLC, 3.33%, (x) Morgan Stanley Senior Funding, Inc., 8.89%, (xi) JPMorgan Chase Bank, N.A., 5.33%, (xii) PNC Bank, National Association, 3.22% and (xiii) UBS AG, Stamford Branch, 1.78% (in each case as may be reduced to reflect any percentage ~~allocated to another Letter of Credit Issuer pursuant to the immediately succeeding clause (x), and (x) any other Letter of Credit Issuer, a percentage to be agreed between the Borrower and such Letter of Credit Issuer.“Letter of Credit Percentage” shall mean, with respect to (i) Credit Suisse AG, Cayman Islands Branch 19.75%, (ii) Goldman Sachs Bank USA, 19.75%, (iii) Bank of America, N.A., 11.25%, (iv) Barclays Bank PLC, 11.25%, (v) Citibank N.A., 11.25%, (vi) Royal Bank of Canada, 11.25%, (vii) HSBC Bank USA, N.A., 6.25%, (viii) Sun Trust Bank, 6.25%, (ix) Jefferies Finance, LLC, 3.0%, (in each case as may be reduced to reflect any percentage~~ allocated to another Letter of Credit Issuer pursuant to the immediately succeeding clause (x), and (x) any other Letter of Credit Issuer, a percentage to be agreed between the Borrower and such Letter of Credit Issuer.

“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit F or another form which is acceptable to the Letter of Credit Issuer and the Borrower, each in its reasonable discretion.

“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.

“LIBO Rate” shall mean, with respect to any Eurocurrency Rate Borrowing denominated in Dollars and for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the interest settlement rates for deposits in Dollars as published by Reuters on page LIBOR01 of the Reuters Screen (or another commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) (as set forth by (a) the IBA, (b) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate, or (c) any service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period (the “LIBO Screen Rate”); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the applicable Interpolated Rate; provided further that, notwithstanding the foregoing, (x) with respect to the Revolving Credit Loans if the LIBO Screen Rate or the Interpolated Rate (if applicable) would otherwise be equal to or less than zero, the LIBO Rate for Revolving Credit Loans for the applicable Interest Period shall be equal to 0.00% and (y) with respect to the Amendment No. 3 Refinancing Term Loans, if the LIBO Screen Rate or the Interpolated Rate (if applicable) would otherwise be equal to or less than 0.50%, the LIBO Rate for Amendment No. 3 Refinancing Term Loans for the applicable Interest Period shall be equal to 0.50%.

“LIBO Screen Rate” shall have the meaning provided in the definition of “LIBO Rate.”

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof; provided that in no event shall an operating lease or a non-exclusive license to ~~use~~ Intellectual Property be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any Permitted Acquisition or other permitted acquisition or Investment (in each case, including ~~acquisitions~~any such transaction that is subject to a letter of intent or purchase agreement) whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (iii) any asset sale, and (~~iii~~iv) any Restricted Payment.

“Loan” shall mean any Revolving Loan or Term Loan or any other loan made by any Lender hereunder.

“LTM Determination Notification” shall mean a written notification delivered to the Administrative Agent, at the Borrower’s option, no later than three (3) Business Days (or such shorter period of time as agreed by the Administrative Agent in its reasonable discretion) prior to any LCT Test Date (a) informing the Administrative Agent that the Borrower intends to make the calculations of the ratios, tests or baskets set forth in Section 1.12(f) on the basis of the Borrower’s financial performance over the last twelve fiscal months and not on the basis of the Borrower’s financial performance over the last four fiscal quarters and (b) if not previously delivered to the Administrative Agent, including monthly financials for each fiscal month in such twelve-month period.

“Management Equityholders” shall mean any of (i) any current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent company thereof who is an equityholder (including with respect to warrants and options) in Holdings or any direct or indirect parent thereof, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof or any Person described in the succeeding clauses (iii) and (iv), as applicable, to hold an investment in Holdings or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iii) any spouse, former spouse, parents or grandparents of any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof, and any and all descendants (including adopted children and step-children) of the foregoing, together with any spouse or former spouse of any of the foregoing Persons, who are transferred an investment in Holdings or any direct or indirect parent thereof by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof in connection with such Person’s estate or tax planning and (iv) any Person who acquires an investment in Holdings or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof.

“Management Co-Invest” shall have the meaning provided in the recitals to this Agreement.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedge ~~Agreement~~Agreements.”

“Material Adverse Effect” shall mean (a) on the Closing Date, a “Material Adverse Effect” (as defined in the Acquisition Agreement) and (b) after the Closing Date, a material and adverse effect on (i) the business, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) the material remedies (taken as a whole) of the Administrative Agent and the Lenders under the Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Wholly-Owned Restricted Subsidiary (together with its Restricted Subsidiaries) (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.00% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.00% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period (in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including the revenues of any Person being acquired in connection therewith), in each case determined in accordance with GAAP; provided that, if~~,~~ at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Restricted Subsidiaries that are Excluded Subsidiaries other than by virtue of clause (b) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 7.50% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 7.50% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, within ~~30~~45 days after the date on which financial statements for the last quarter of such Test Period are delivered pursuant to this Agreement (or such longer period as the Administrative Agent agrees is its reasonable discretion), designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” shall mean the Initial Term Loan Maturity Date, any New Term Loan Maturity Date, the Revolving Credit Maturity Date or the maturity date of an Extended Term Loan, a Replacement Term Loan, a Refinancing Term Loan (including the Amendment No. 3 Refinancing Term Loan Maturity Date), an Extended Revolving Credit Loan, an Additional Revolving Credit Loan or a Refinancing Revolving Credit Loan, as applicable.

“Maximum Amount” shall have the meaning set forth in Section 13.6(a).

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, an aggregate principal amount of up to the sum of (i) the greater of (x) $~~387,000,000~~400,000,000 and (y) 100% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recent Test Period then ended for which financial statements have been or are required to be delivered, ~~minus~~plus any amount allocated from the General Debt Basket at the election of the Borrower, minus, in each case, subject to the last sentence in this definition, and without duplication, the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.14(a) prior to such date in reliance on this clause (i) and (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) prior to such date in reliance on this clause (i), plus (ii) the aggregate amount of (~~x~~w) voluntary prepayments of Term Loans~~, Incremental Loans and Permitted Other Indebtedness~~ (including ~~purchases of the Loans~~repurchases of Term Loans (in the principal amount of the Indebtedness subject thereto) by Holdings, the Borrower or any of its Subsidiaries at or below par~~, in which case~~ and payments through Dutch auction procedures (in the principal amount of ~~voluntary prepayments of Loans shall be deemed not to exceed the actual purchase price of such Loans below par, other debt buybacks and prepayments in connection with Section 13.8) and (y~~the Indebtedness subject thereto) and payments of Term Loans utilizing Section 13.8 or any other “yank-a-bank”

provision hereunder), (x) permanent commitment reductions in respect of Revolving ~~Loans, other than in each case under clauses~~Commitments, (y) voluntary prepayments (including repurchases (in the principal amount of the Indebtedness subject thereto)) by Holdings, the Borrower or any of its Subsidiaries at or below par and payments through Dutch auction procedures (in the principal amount of the Indebtedness subject thereto) and payments utilizing Section 13.8 (or any other “yank-a-bank” provisions hereunder) of Incremental Loans (including any unused commitments),Permitted Other Indebtedness, to the extent such Indebtedness was incurred in reliance on clause (i) above and (z) voluntary prepayments of any other secured Indebtedness incurred under clause (i) of this definition (in each case, including repurchases of such Indebtedness (in the principal amount of the Indebtedness subject thereto) by Holdings, the Borrower or any of its Subsidiaries at or below par and payments through Dutch auction procedures (in the principal amount of the Indebtedness subject thereto)), in the case of each of clauses (w), (x), (y) and (~~y~~z) ~~above~~, other than from proceeds of long-term Indebtedness (other than revolving Indebtedness), minus, subject to the last sentence ~~in~~of this definition, and without duplication, the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.14(a) prior to such date in reliance on this clause (ii) and (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) prior to such date in reliance on this clause (ii), plus (iii) the amount of voluntary prepayment, redemption or repurchase of any Refinancing Loans or Refinancing Indebtedness (including repurchases of such Indebtedness (in the principal amount of the Indebtedness subject thereto) by Holdings, the Borrower or any of its Restricted Subsidiaries at or below par and payments through Dutch auction procedures (in the principal amount of the Indebtedness subject thereto), minus, subject to the last sentence of this definition, and without duplication, the sum of (1) the aggregate principal amount of Incremental Loans incurred (including any unused commitments obtained) pursuant to Section 2.14(a) prior to such date in reliance on this clause (iii) and (2) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(a) prior to such date in reliance on this clause (iii), plus (iv) an unlimited amount, so long as in the case of this clause (~~iii~~iv) only, such amount at such date of determination can be incurred without causing (x) in the case of Incremental Loans or Permitted Other Indebtedness secured with a Lien on the Collateral ranking pari passu with the Liens securing any First Lien Obligations, the First Lien Net Leverage Ratio to exceed ~~4.75 to 1.00 as of the most recently ended Test Period~~(A) 4.80 to 1.00 or (B) to the extent such Incremental Loans or Permitted Other Indebtedness is incurred to finance a Permitted Acquisition or any other permitted Investment, the greater of (I) 4.80 to 1.00 and (II) the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness, (y) in the case of Incremental Loans or Permitted Other Indebtedness consisting of Junior Debt, the Secured Net Leverage Ratio ~~(on a Pro Forma Basis) to exceed 4.75 to 1.00 as of the most recently ended Test Period, or (z) in the case~~to exceed (A) 5.80 to 1.00 or (B) to the extent such Incremental Loans or Permitted Other Indebtedness is incurred to finance a Permitted Acquisition or any other permitted Investment, the greater of (I) 5.80 to 1.00 and (II) the Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness, or (z) in the case of Incremental Loans or Permitted Other Indebtedness consisting of unsecured Indebtedness or secured Indebtedness that is not secured by the Collateral, (A) either (at the Borrower’s election) (1) the Interest Coverage Ratio ~~would not~~to be less than 2.00 to 1.00 as of the most recently ended Test Period~~, in each case on a Pro Forma Basis,~~ or (2) the Total Net Leverage Ratio to exceed 5.80 to 1.00 as of the most recently ended Test Period or (B) to the extent such Incremental Loans or Permitted Other Indebtedness is incurred to finance a Permitted Acquisition or any other permitted Investment, either (at the Borrower’s election) (1) the Interest Coverage Ratio to be less than the lesser of 2.00 to 1.00 as of the most recently ended Test Period or the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness or (2) the Total Net Leverage Ratio to exceed the greater of 5.80 to 1.00 as of the most recently ended Test Period or the Total Net Leverage Ratio immediately prior to the incurrence thereof; in the case of the immediately preceding clauses (x), (y) and (z) on a Pro Forma Basis and after giving effect to any Specified Transaction consummated in connection therewith and assuming for purposes of this calculation that (1) the full committed amount of any new Incremental Revolving Credit Commitments and/or any Permitted Other Indebtedness constituting a revolving credit commitment then being incurred shall be treated as outstanding Indebtedness, and (2) any cash proceeds of any new Incremental Loans and/or Permitted Other Indebtedness, as applicable, then being incurred shall not be netted from the numerator in the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio, as applicable, for purposes of calculating the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio, as applicable, under this clause (~~iii~~iv) for purposes of determining whether such Incremental Loans and Permitted Other Indebtedness can be incurred (provided, however, that if amounts incurred under this clause (~~iii~~iv) are incurred concurrently with the incurrence of Incremental Loans and/or Permitted Other Indebtedness (in each case, including any unused commitments obtained) in reliance on clause (i) and/or clause (ii) ~~above~~and/or clause

(iii) above, and/or, any Indebtedness incurred under any revolving facility, and/or any other Indebtedness incurred or assumed other than in reliance on a ratio-based incurrence test, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio ~~or~~, the Total Net Leverage Ratio or the Interest Coverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clause (i) and/or clause (ii)~~); provided~~ and/or clause (iii), and/or any Indebtedness incurred under any other revolving facility, and/or any other indebtedness incurred or assumed other than in reliance on a ratio-based incurrence test; provided, further, for the avoidance of doubt, to the extent the proceeds of any Incremental Loans or Permitted Other Indebtedness are being utilized to repay Indebtedness, such calculations shall give pro forma effect to such repayments~~)~~. The Borrower may elect to use clause (~~iii~~iv) above regardless of whether the Borrower has capacity under clause (i), clause (ii) or clause (~~ii~~iii) above. Further, the Borrower may elect to use clause (~~iii~~iv) above prior to using clause (i) ~~or~~, clause (ii) or clause (iii) above, and if both clause (~~iii~~iv) and clause (i) and/or clause (ii) and/or clause (iii) are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use clause (~~iii~~iv) above. Notwithstanding the foregoing, (x) the Borrower may re-designate (which re-designation shall be automatic unless the Borrower elects otherwise) any Indebtedness originally designated as incurred under clause (i) and/or clause (ii) and/or clause (iii) above as having been incurred under clause (~~iii~~iv), so long as at the time of such re-designation, the Borrower would be permitted to incur under clause (~~iii~~iv) the aggregate principal amount of Indebtedness being so re-designated (for purposes of clarity, with any such re-designation having the effect of increasing the Borrower’s ability to incur Indebtedness under clause (i) and/or clause (ii) ~~above~~and/or clause (iii) on and after the date of such re-designation by the amount of Indebtedness so re-designated) and (y) at the Borrower’s election, the Borrower may either test the permissibility of any delayed draw term loan commitments on the date such commitments become effective or on the date such commitments are funded; provided that (I) if the Borrower elects to test such permissibility on the date such commitments become effective, any subsequent calculation of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio, as applicable, for purposes of calculating the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio for purposes of any ratio-based incurrence test prior to the date such commitments are drawn or terminated shall be made assuming such commitments were fully drawn and (II) if the Borrower elects to test the permissibility of such delayed draw term loan commitments on the date they are funded, such commitments shall be excluded from any determination of the “Required Lenders” until such commitments are funded.

“Maximum Rate” shall have the meaning provided in Section 5.6(c).

“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of Eurocurrency Loans denominated in Dollars, $250,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing), (ii) with respect to a Borrowing of Eurocurrency Loans denominated in Euro, €250,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing), (iii) with respect to a SONIA Rate Borrowing denominated in Pounds Sterling, £250,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing), (iv) with respect to a Borrowing of ABR Loans, $250,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (~~ii~~v) with respect to a Borrowing of ~~ABR Loans, $250,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing)~~Eurocurrency Loans denominated in other Alternative Currencies, a like amount.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (a)(ii), or (a)(iii), an amount equal to 100% of the outstanding amount of all L/C Obligations.

“Minimum Tender Condition” shall have the meaning provided in Section 2.15(b).

“MNPI” shall mean, with respect to any Person, information and documentation that is (a) of a type that would not be publicly available (and could not be derived from publicly available information) if such Person and its Subsidiaries were public reporting companies and (b) material with respect to such Person, its Subsidiaries or the respective securities of such Person and its Subsidiaries for purposes of United States Federal and state securities laws, in each case, assuming such laws were applicable to such Person and its Subsidiaries.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the Domestic Subsidiary owning the applicable Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the Borrower, together with such terms and provisions as may be required by local laws.

“Mortgaged Property” shall mean each parcel of fee-owned real property located in the United States and owned by a Domestic Subsidiary and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14, if any.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to Title IV of ERISA to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or otherwise has any remaining liability ~~(including on account of an ERISA Affiliate)~~.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans, as the case may be, less (ii) the sum of:

(a)       the amount, if any, of all taxes (including, in each case, in connection with any repatriation of funds and including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of proceeds to the Borrower and as a result of the Tax Receivable Agreement) paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries and distributions with respect to taxes made under Section 10.5(b)(15)) in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans~~,~~;

(b)       the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes or distributions with respect to taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Prepayment Event or otherwise reasonably expected to be payable in connection with such transactions and (2) retained by the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction~~,~~;

(c)       the amount of any Indebtedness (other than the Loans and Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event~~,~~;

(d)       in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a commitment or letter of intent prior to the last day of the Reinvestment Period to reinvest) or, in the case of an Asset Sale Prepayment Event, previously invested (so long as such investment was made or committed to no more than 90 days prior to the receipt of the proceeds of the applicable Asset Sale) in the business of the Borrower or any of the Restricted Subsidiaries, including by using such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair any asset used or useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition, Capital Expenditures or Capitalized Software Expenditures (without duplication) or Investments not prohibited by this Agreement; provided that an amount equal to any portion of such proceeds that has not been so reinvested within (or, as applicable, prior to such Reinvestment Period) such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a commitment or letter of intent with respect thereto prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 6 months following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period or, if later, 6 months after the date the Borrower or such Restricted Subsidiary has entered into such commitment or letter of intent, as applicable (such last day or the last day of the 6 month period following the last day of such Reinvestment Period, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i) (it being understood that, so long as an amount equal to the amount of Net Cash Proceeds required to be applied in accordance with Section 5.2(a)(i) is applied by the Borrower, nothing in this Agreement (including Section 5) shall be construed to require any Foreign Subsidiary to repatriate cash~~),~~ (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder));

(e)       in the case of any Asset Sale Prepayment Event or Casualty Event by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof~~,~~;

(f)       in the case of any Asset Sale Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction~~,~~; and

(g)       all fees and out of pocket expenses paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing (for the avoidance of doubt, including, (1) in the case of the issuance of Indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such issuance and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees)~~,~~;

in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred Capital Stock dividends.

“Net Short Lender” shall have the meaning provided in Section 13.1.

“New Holdings” shall have the meaning provided in the definition of “Holdings.”

“New Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Refinancing Revolving Credit Commitments” shall have the meaning provided in Section 2.14(h).

“New Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.14(h).

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“New Term Loan” shall have the meaning provided in Section ~~2.14(c)~~2.14(c), and shall include, for the avoidance of doubt, the Amendment No. 1 Term Loans.

“New Term Loan Commitments” shall have the meaning provided in Section ~~2.14(a)~~2.14(a), and shall include, for the avoidance of doubt, the Amendment No. 1 Term Loan Commitments.

“New Term Loan Lender” shall have the meaning provided in Section ~~2.14(c)~~2.14(c), and shall include, for the avoidance of doubt, the Amendment No. 1 Term Loan Lenders.

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.8(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).

“Non-Public Lender” means until interpretation of “public” as referred to in the CRR by the relevant authority/ies: an entity that provides repayable funds to the Borrower for a minimum amount of EUR 100,000 (or its equivalent in another currency) or following the publication of an interpretation of “public” as referred to in the CRR by the relevant authority/ies: such amount or such criterion as a result of which such entity shall qualify as not forming part of the public.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit J.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Notice of Drawing” shall have the meaning provided in Section 3.4(a).

“Obligations” shall mean, collectively, the U.S. Obligations and the Foreign Obligations.

“OFAC” shall have the meaning set forth in Section 8.20(c).

“Organizational Documents” shall mean, with respect to any Person, such Person’s charter, memorandum and articles of association, articles or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, all Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any such connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary or similar Taxes or any other intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Other Connection Taxes that result from an assignment, grant of a participation pursuant to Section 13.7(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document, except to the extent that any such action described in this proviso is requested or required by the Borrower, (ii) Excluded Taxes, or (iii) VAT.

“Outstanding Amount” shall mean (a) with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or any L/C Borrowing), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit issued hereunder (including any refinancing of outstanding unpaid drawings under Letters of Credit issued hereunder or any L/C Borrowing) or any reductions in the maximum amount available for drawing under letters of credit issued hereunder taking effect on such date.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent or the Letter of Credit Issuer as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parallel Debt” shall have the meaning given to that term in Section 12.14.

“Pari Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit A-2 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower) among the Administrative Agent, the Collateral Agent, the Credit Parties and the representatives for purposes thereof for holders of one or more classes of Indebtedness.

“Participant” shall have the meaning provided in Section 13.7(c)(i).

“Participant Register” shall have the meaning provided in Section 13.7(c)(ii).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.19.

“Payment Recipient” shall have the meaning provided in Section 12.15.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) subject to Title IV of ERISA or Section 412 of the Code in respect of which any Credit Party is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably expected to be deemed to be) an “employer” as defined in Section 3(5) of ERISA or has liability on account of an ERISA Affiliate.

“Perfection Requirements” shall mean the making or procuring of appropriate registrations, filings, endorsements, stampings, certified translations, notarizations, acknowledgments, legalization by consular authorities, or delivery of notices and/or the actions and steps required to be made in any Relevant Jurisdiction in order to perfect the security interests created or purported to be created pursuant to the Security Documents or in order to achieve the relevant priority for such Collateral.

~~“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) subject to Title IV of ERISA or Section 412 of the Code in respect of which any Credit Party is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably expected to be deemed to be) an “employer” as defined in Section 3(5) of ERISA or has liability on account of an ERISA Affiliate.~~

“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of “Permitted Investments.”

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received shall be applied in accordance with Section 10.4.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).

“Permitted Holder” shall mean any of (i) any Sponsor, any Sponsor’s Affiliates (other than any portfolio company of the Sponsor) and the Management Equityholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor, the Sponsor’s Affiliates and the Management Equityholders, collectively, have beneficial ownership of more than 50% of the aggregate ordinary voting power of the outstanding Voting Stock of Holdings or any other direct or indirect parent of Holdings; (ii) any direct or indirect parent of the Borrower not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control; and (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any direct or indirect parent of Holdings, acting in such capacity.

“Permitted Investments” shall mean:

(i)           any Investment in the Borrower or any Restricted Subsidiary;

(ii)          any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;

(iii)         (a) the Transactions and Investments made to effect, or otherwise made in connection with, the Transactions (including under the Acquisition Agreement) and Amendment No. 3 and (b) any Investment by the Borrower or any Restricted Subsidiary in a Person if as a result of such Investment under this clause (iii)(b) (each, a “Permitted Acquisition”), (x) the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.16, and (y) either (1) such Person becomes a Restricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms hereof or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys all or substantially all of its assets, or transfers or conveys assets constituting a business unit, line of business or division of such Person, to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person and, other than with respect to Excluded Subsidiaries and Excluded Property, the Borrower or Restricted Subsidiary shall otherwise comply with Sections 9.11 and 9.12;

(iv)         any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;

(v)          (a) any Investment existing ~~or contemplated on the Closing Date and~~on the Amendment No. 3 Effective Date (i) that were made under the dollar baskets set forth in clause (viii), clause (xiii), and clause (xv), in each case, of this definition of “Permitted Investments” prior to the Amendment No. 3 Effective Date (and any usage of such dollar baskets prior to the Amendment No. 3 Effective Date shall be disregarded and the Borrower shall have available the full amount of such dollar baskets upon the occurrence of the Amendment No. 3 Effective Date), or (ii) to the extent in excess of (x) $7,500,000 individually or (y) $15,000,000 in the aggregate, in each case, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, refinancing, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the ~~Closing~~Amendment No. 3 Effective Date except (x) pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, refinanced or replaced Investment) and premium payable by the terms of such Investment thereon and fees and expenses associated therewith as in existence on the ~~Closing~~Amendment No. 3 Effective Date and/or (y) as permitted under Section 10.5 or any other clause of this definition of “Permitted Investments”;

(vi)         any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of, or settlement of delinquent accounts or disputes with or judgments against, the issuer, obligor or borrower of such original Investment or accounts receivable, (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(vii)        Hedging Obligations permitted under Section 10.1, Cash Management Services and Bank Products;

(viii)       any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed the greater of (a) $~~125,000,000~~128,000,000 and (b) 32.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (viii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (viii) for so long as such Person continues to be a Restricted Subsidiary;

(ix)         Investments the payment for which consists of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower (exclusive of Disqualified Stock) or the proceeds received from the issuance of such Equity Interests; provided that such Equity Interests or the proceeds of such Equity Interests will not increase the amount available for Restricted Payments under Section 10.5(a)~~(iii)~~(B);

(x)          Investments consisting of or resulting from Indebtedness, Liens, Restricted Payments (solely with respect to clauses (1) through (3) of the definition thereof), fundamental changes and dispositions permitted hereunder, in each case other than by reference to this clause (x);

(xi)         Investments incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Investments incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements, in each case in connection with cash management;

(xii)        Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets, or of services, in the ordinary course of business;

(xiii)       (a) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding, not to exceed the greater of (a) $~~125,000,000~~200,000,000 and (b) ~~32.0~~50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value but giving effect to Returns); provided, however, that if any Investment pursuant to this clause (xiii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xiii) for so long as such Person continues to be a Restricted Subsidiary (this clause (xiii)(a), the “General Investments Basket”) plus (b) at the option of the Borrower, any amounts available for use under the General Subordinated Payments Basket or the General Restricted Payments Basket (in each case, after taking into account any past amounts that have been re-designated by the Borrower) and redesignated by the Borrower as increasing amounts available for use under this clause (xiii);

(xiv)       (a) any Investment in a Receivables Subsidiary or a Securitization Subsidiary in order to effectuate a Receivables Facility or a Qualified Securitization Financing, respectively, or any Investment by a Receivables Subsidiary or a Securitization Subsidiary in any other Person in connection with a Receivables Facility or a Qualified Securitization Financing, respectively; provided, however, that any such Investment in a Receivables Subsidiary or a Securitization Subsidiary is in the form of a contribution of additional Receivables Assets or Securitization Assets, as applicable, or as equity, and (b) distributions or payments of Receivables Fees or Securitization Fees and purchases of Receivables Assets or Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Receivables Facility or a Qualified Securitization Financing, respectively;

(xv)        loans and advances to, or guarantees of Indebtedness of, officers, directors, managers and employees in an aggregate principal amount at any time outstanding under this clause (xv) not in excess of the greater of (a) $~~19,000,000~~20,000,000 and (b) 5.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;

(xvi)       (a) loans and advances to officers, directors, managers, and employees for business-related travel expenses, payroll advances, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof and (b) promissory notes received from equityholders of the Borrower, any direct or indirect parent of the Borrower or any Subsidiary thereof in connection with the exercise of stock or other options in respect of the Equity Interests of the Borrower, any direct or indirect parent of the Borrower and its Subsidiaries;

(xvii)      asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xviii)     Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(xix)        (A) non-cash Investments in connection with Permitted Reorganizations or ~~an IPO Reorganization Transaction~~(B) Investments in connection with the Tax Receivable Agreement;

(xx)         the licensing or contribution of Intellectual Property (A) in the ordinary course of business or (B) which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and do not secure any Indebtedness;

(xxi)        Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with the Borrower or any Restricted Subsidiary (including in connection with an Acquisition or other Investment permitted hereunder);

(xxii)       Investments in deposit accounts, commodities accounts, and securities accounts opened in the ordinary course of business;

(xxiii)     deposits required under any Contractual Requirement or by any Governmental Authority or public utility, including with respect to Taxes and other similar charges;

(xxiv)     Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(xxv)      guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capital Leases), contracts or of other obligations of the Borrower or any Restricted Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xxvi)      any additional Investments; provided that after giving Pro Forma Effect to such Investments, the Total Net Leverage Ratio is equal to or less than 5.05 to 1.00 as of the most recently ended Test Period;

(xxvii)     Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Agreement;

(xxviii)    the acquisition of additional Equity Interests of Restricted Subsidiaries from minority shareholders;

(xxix)      the repurchase and cancellation of ~~Loans~~(A) Indebtedness in accordance with Section 13.7(h), or (B) other Indebtedness (including, for avoidance of doubt, Loans and Senior Notes issued by the Borrower or any Restricted Subsidiary) repurchased, defeased or redeemed by the Borrower, Holdings or a Restricted Subsidiary ~~pursuant to and in accordance with Section 13.7(h)~~;

(xxx)       Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; ~~and~~

(xxxi)      guarantees of Indebtedness permitted under Section 10.1;

(xxxii)     Investments by any Captive Insurance Subsidiary in connection with its provision of insurance to Holdings or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(xxxiii)     contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the issuer.

“Permitted Liens” shall mean, with respect to any Person:

(i)           Liens granted by such Person under workmen’s compensation laws, health, disability or unemployment insurance laws, other employee benefit legislation (including, but not limited to, any German laws regarding the rights and benefits of employees on any old age part time arrangement (Altersteilzeit), but, excluding Section 303 ~~of~~or Title IV of ERISA or Section 430 of the Code), unemployment insurance legislation and similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), leases or other obligations of a like nature to which such Person is a party, or Liens granted to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs, performance or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds or requirements, in each case incurred in the ordinary course of business, or letters of credit or bankers acceptances issued, and letters of credit or bank guaranties provided to support payment of the items in this clause (i);

(ii)          (1) Liens imposed by statutory or common law, such as carriers’, warehousemen’s, materialmen’s, landlord’s, construction contractor’s, repairmen’s, and mechanics’ Liens, (2) customary Liens (other than in respect of borrowed money) in favor of landlords, so long as, in the cases of clauses (1) and (2) above, such Liens only secure (x) sums not overdue for a period of more than 60 days, (y) sums being contested in good faith by appropriate actions or (z) would not reasonably be expected to have a Material Adverse Effect, and (3) other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other actions for review; provided, in the case of clauses (1) through (3) above, adequate reserves with respect thereto are maintained on the books of such Person in accordance in all material respects with GAAP;

(iii)         Liens for (A) taxes, assessments, or other governmental charges not yet overdue for a period of more than 60 days or which are (x) being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (y) not required to be paid pursuant to Section 8.11, or for (B) property taxes on property the Borrower or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy, or claim is to such property;

(iv)         (x) Liens (i) in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or (ii) with respect to other regulatory requirements or (y) letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)         survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, and Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to the Collateral Agent with respect to any Mortgaged Properties;

(vi)         Liens securing Indebtedness and obligations (and any guarantees in respect thereof) permitted to be incurred pursuant to ~~clause~~clauses (a), (d), (i), (l)(ii) (which, for the avoidance of doubt, at the option of the Borrower, may be Liens on the Collateral ranking pari passu or junior to the Liens securing the First Lien Obligations), (w), (x) or (y), of Section 10.1; provided that, (a) in the case of clause (d) of Section 10.1, unless otherwise permitted ~~under another clause of the definition of “Permitted Liens,”~~hereby, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto and additions and accessions) other than the property or equipment (or assets affixed or appurtenant thereto and additions and accessions) being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, and in each case, proceeds and products thereof; (b) in the case of clause (r) of Section 10.1, such Lien may not extend to any assets other than assets owned by Restricted Subsidiaries that are not Credit Parties; (c) in the case of clause (y) of Section 10.1 or Liens securing Permitted Other Indebtedness Obligations and other Indebtedness that constitute First Lien Obligations pursuant to this clause (vi), the holders of such Permitted Other Indebtedness Obligations or other Indebtedness (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties (as determined by the Borrower in good faith), taken as a whole, than the terms and conditions of the Security Documents and (1) in the case of the first such issuance of Permitted Other Indebtedness or other Indebtedness, as applicable, constituting First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations or such other Indebtedness shall have entered into the Pari Intercreditor Agreement and (2) in the case of subsequent issuances of Permitted Other Indebtedness or other Indebtedness, as applicable, constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations or other Indebtedness, as applicable, shall have become a party to the Pari Intercreditor Agreement in accordance with the terms thereof; and (d) in the case of clause (y) of Section 10.1 and Liens securing Permitted Other Indebtedness Obligations or other Indebtedness that ~~do~~does not constitute First Lien Obligations pursuant to this clause (vi), the holders of such Permitted Other Indebtedness Obligations or other Indebtedness (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole (as determined by the Borrower in good faith), than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness or other Indebtedness, as applicable, that does not constitute First Lien Obligations, the Collateral Agent, the Administrative Agent, and the representative of the holders of such Permitted Other Indebtedness Obligations or other Indebtedness shall have entered into the Junior Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness or other Indebtedness, as applicable, that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness or other Indebtedness shall have become a party to the Junior Lien Intercreditor Agreement in accordance with the terms thereof; provided~~,~~ that, without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement contemplated by this clause (vi);

(vii)        Liens existing on the ~~Closing Date that (a)~~Amendment No. 3 Effective Date (a) that were incurred under the dollar basket set forth in clause (xx) of this definition of “Permitted Liens” prior to the Amendment No. 3 Effective Date (and any usage of such dollar baskets prior to the Amendment No. 3 Effective Date shall be disregarded and the Borrower shall have available the full amount of such dollar basket upon the occurrence of the Amendment No. 3 Effective Date), or (b) that secure Indebtedness or other obligations not in excess of (x) $7,500,000 individually or (y) $15,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (vii)(~~a~~b)(y)) or (~~b~~c) are set forth on Schedule 10.2, or (~~c~~d) are permitted under the Acquisition Agreement or Amendment No. 3 (including, in the case of each of the foregoing clauses (a), (b) or (c) Liens securing any modifications, replacements, renewals, refinancings, or extensions of the Indebtedness or other obligations secured by such Liens);

(viii)       Liens on property or Equity Interests of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, (w) any improvements, replacements of such property or assets and additions and accessions thereto, (x) after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof, (y) in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender, it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition or (z) as otherwise permitted in any other clause of the definition of “Permitted Liens”);

(ix)         Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, consolidation or amalgamation with or into the Borrower or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, amalgamation or designation; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, (w) any replacements of such property or assets and additions and accessions thereto and proceeds thereof, (x) any after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof, (y) in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment financed by such lender, it being understood that such requirement to pledge such after-acquired property shall not be permitted to apply to any such after-acquired property to which such requirement would not have applied but for such acquisition or (z) as otherwise permitted in any other clause of the definition of “Permitted Liens”);

(x)          Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.1;

(xi)         Liens securing Hedging Obligations, Cash Management Services and Bank Products permitted hereunder (including, for the avoidance of doubt, Secured Hedge Obligations, Secured Cash Management Obligations and Secured Bank Product Obligations) and any Lien arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers' Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions;

(xii)        Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, bank guarantees or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiii)       leases, franchises, grants, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (including of Intellectual Property) granted to others in the ordinary course of business or which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and do not secure any Indebtedness;

(xiv)       Liens arising from Uniform Commercial Code or any similar financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xv)        Liens in favor of the Borrower or any Guarantor;

(xvi)       Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(xvii)      Liens on Receivables Assets and related assets incurred in connection with a Receivables Facility and Liens on Securitization Assets and related assets arising in connection with a Qualified Securitization Financing, in each case, in compliance with clause (h) of the definition of “Asset Sale”;

(xviii)     Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in this clause (xviii) and clauses (vi), (vii), (viii), (ix), (x), and (~~xliv~~xlvi) of this definition of “Permitted Liens”; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property, replacements of such property, additions and accessions thereto, after-acquired property and the proceeds and the products of the foregoing and customary security deposits in respect thereof and, in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender or as otherwise permitted in any other exception hereunder), and, (b) the aggregate principal amount of the Indebtedness that was originally secured by such Lien under any of ~~clause~~clauses (vii), (viii), (ix), (x) ~~or~~, (xliv), (xx) and (xlvi) of this definition of “Permitted Liens” is not increased to an amount greater than the sum of the aggregate outstanding principal amount (plus the amount of any unused commitments thereunder) of the Indebtedness being refinanced, refunded, extended, renewed, or replaced, plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under such refinanced Indebtedness, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness and the incurrence or issuance of such refinancing Indebtedness, plus the principal amount of Indebtedness and other obligations with respect to after acquired property subject to a Lien incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof, plus any additional amounts otherwise permitted under any other clause of the definition of “Permitted Liens”;

(xix)        Liens provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, in the ordinary course of business;

(xx)        other Liens securing obligations which do not, when aggregated with the amount of any then outstanding Liens in respect of this clause (xx) outstanding pursuant to clause (xviii) above, exceed the greater of (a) $~~75,000,000~~200,000,000 and (b) ~~19.0~~50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien;

(xxi)        Liens (a) securing judgments not constituting an Event of Default under Section 11.5 or 11.10, (b) arising out of judgments or awards against the Borrower or any Restricted Subsidiary with respect to which an appeal or other proceeding for review is then being pursued and (c) arising out of notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(xxii)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii)      Liens (a) of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract encumbering deposits, including deposits in “pooled deposit” or “sweep” accounts (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(xxiv)     Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxv)      Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, or any Lien over any account maintained with any bank or other financial institution pursuant to the relevant bank’s or other financial institution’s general terms and conditions relating to any business arrangement with the relevant holder of the account;

(xxvi)     Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xxvii)     Liens (a) on any cash earnest money deposits or cash advances made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, (b) on other cash advances in favor of the seller of any property to be acquired in an Investment or other acquisition permitted hereunder to be applied against the purchase price for such Investment or other acquisition or (c) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder (or reasonably expected to be so permitted by the Borrower at the time such Lien was granted);

(xxviii)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxix)      restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(xxx)       security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxxi)      zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(xxxii)     Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiii)    Liens arising under the Security Documents;

(xxxiv)    Liens on goods purchased in the ordinary course of business the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries;

(xxxv)     (a) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a ~~creditor of such joint venture and such creditor~~Person that is not an Affiliate of any partner to such joint venture and (b) purchase options, call, rights of refusal, rights of first offer, rights of tag and drag and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures;

(xxxvi)    Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(xxxvii)   with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

(xxxviii)   purported Liens (other than Liens securing Indebtedness for borrowed money) evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statute) financing statements or similar public filings;

(xxxix)    Liens on Equity Interests and Indebtedness of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xl)         Liens on property of any Restricted Subsidiary that is not a Credit Party, which Liens secure Indebtedness permitted under Section 10.1 (or other obligations not constituting Indebtedness), in each case, so long as such Liens do not secure Indebtedness for borrowed money of any Credit Party;

(xli)        Liens or rights of set-off against credit balances of the Borrower or any of the Restricted Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Borrower or any Restricted Subsidiaries in the ordinary course of business to secure the obligations of any Subsidiary to the credit card issuers or credit card processors as a result of fees and charges;

(xlii)       Liens arising in connection with Intercompany License Agreements;

(xliii)      Liens arising or created as a result of or in connection with any transaction governed by the German Transformation Act (Umwandlungsgesetz) to the extent that such transaction is permitted under this Agreement;

(xliv)      Liens including any netting or set-off arising by operation of Law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes (or its equivalent in any other relevant jurisdiction) between Credit Parties;

(xlv)       the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Canadian Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not reduce the value of any property assets and undertaking of the Person or materially interfere with the use of such property assets and undertaking in the operation of the business of the Person; ~~and~~

(xlvi)      additional Liens, so long as (i)(x) with respect to Indebtedness that is secured by Liens on the Collateral on a pari passu basis with any First Lien Obligations (without regard to control of remedies), immediately after the incurrence thereof, on a Pro Forma Basis, the First Lien Net Leverage Ratio is no greater than ~~4.75~~4.80 to 1.00 as of the most recently ended Test Period and (y) with respect to Indebtedness that is secured by Liens on the Collateral that are on a junior ~~in right of security~~basis to the Liens securing any First Lien Obligations or are secured by non-Collateral, immediately after the incurrence thereof, on a Pro Forma Basis, the ~~Total~~Secured Net Leverage Ratio is no greater than 5.80 to 1.00 as of the most recently ended Test Period and (ii) the holder(s) of such Liens (or a representative thereof) shall have entered into the Pari Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or another intercreditor agreement or arrangement reasonably acceptable to the Administrative Agent and the Borrower (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower); provided that any cash proceeds of any new Indebtedness then being incurred shall not be netted from the numerator in the First Lien Net Leverage Ratio or ~~Total~~Secured Net Leverage Ratio, as applicable for purposes of calculating the First Lien Net Leverage Ratio or ~~Total~~Secured Net Leverage Ratio, as applicable, under this clause (~~xlv~~xlvi) for purposes of determining whether such Liens can be incurred;

(xlvii)      Liens on assets that do not constitute Collateral securing obligations (1) which do not exceed the greater of (a) $140,000,000 and (b) 35% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or (2) so long as the First Lien Obligations are equally and ratably secured thereby;

(xlviii)     Liens on or resulting from Restricted Payments, Permitted Investments, fundamental changes and dispositions permitted hereunder, in each case other than by reference to this clause (xlviii);

(xlviv)     [reserved];

(xlviv)     Liens securing Indebtedness and obligations (and any guarantees in respect thereof) permitted to be incurred pursuant to clause (n)(ii) of Section 10.1, so long as, to the extent applicable, the holder(s) of such Liens (or a representative thereof) shall have entered into the Pari Passu Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, and/or another intercreditor agreement or arrangement reasonably acceptable to the Administrative Agent and the Borrower (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower); and

(xlvv)     additional Liens with respect to Indebtedness that is secured by Liens on the Collateral that are on a junior basis to the Liens securing any First Lien Obligations, so long as the holder(s) of such Liens (or a representative thereof) shall have entered into the Junior Lien Intercreditor Agreement and/or another junior lien intercreditor agreement or arrangement reasonably acceptable to the Administrative Agent and the Borrower (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower).

For purposes of this definition, the term Indebtedness shall be deemed to include interest, premiums (if any), fees, expenses and other obligations on such Indebtedness.

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (including all Registered Equivalent Notes issued in exchange for Indebtedness originally incurred as Permitted Other Indebtedness) (which Indebtedness may (i) be unsecured, (ii) consist of notes or loans secured by Liens on a pari passu basis with the First Lien Obligations (without regard to control of remedies) or (iii) be secured by Liens ranking junior to the Liens securing the First Lien Obligations), in each case, issued or incurred by a Credit Party, which:

(a)       (1) in the case of any unsecured Permitted Other Indebtedness or Permitted Other Indebtedness secured by a Lien ranking junior to the Lien securing the First Lien Obligations, shall have a final maturity not sooner than 91 days after the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Indebtedness, and (2) in the case of any Permitted Other Indebtedness secured by a Lien ranking pari passu with the First Lien Obligations, shall have a final maturity not sooner than the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of such Permitted Other Indebtedness~~,~~; provided that, Indebtedness incurred pursuant to the Inside Maturity Basket may have a maturity date earlier than the Latest Term Loan Maturity Date of the Amendment No. 3 Refinancing Term Loans;

(b)       in the case of any secured Permitted Other Indebtedness, shall be subject to customary intercreditor terms (including those in the Pari Intercreditor Agreement, the Junior Lien Intercreditor Agreement and/or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent, as applicable~~),~~ (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower));

(c)       shall not provide for any mandatory repayment (except scheduled principal amortization payments), redemption or sinking fund payment obligations prior to the Latest Term Loan Maturity Date, as determined at the time of issuance or incurrence of the Permitted Other Indebtedness (other than, in each case, customary offers or obligations to repurchase, redeem or repay upon a change of control, asset sale, casualty or condemnation event or similar events; AHYDO Payments; Excess Cash Flow; customary acceleration rights after an event of default; solely with respect to any Permitted Other Indebtedness constituting Junior Debt secured by a Lien ranking junior to the First Lien Obligations, any payment obligations solely with respect to prepayment amounts declined by any Lender under this Agreement and/or any lender(s) in respect of any other First Lien Obligations being prepaid or that constitute a customary prepayment provision with respect to Refinancing Indebtedness on a pro rata basis in connection with such prepayment in accordance with this Agreement; and solely with respect to any Permitted Other Indebtedness secured by a Lien ranking pari passu to the First Lien Obligations, any payment obligations that will also be applied to the Term Loans hereunder on a pro rata or greater than pro rata basis or that constitute a customary prepayment provision with respect to Refinancing Indebtedness)~~,~~; provided that, Indebtedness incurred pursuant to the Inside Maturity Basket may provide for mandatory repayment (except scheduled principal amortization payments), redemption or sinking fund payment obligations prior to the Latest Term Loan Maturity Date of the Amendment No. 3 Refinancing Term Loans;

(d)       shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Initial Term Loans~~,~~ or Amendment No. 3 Refinancing Term Loans, as applicable; provided that, Indebtedness incurred pursuant to the Inside Maturity Basket may have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Amendment No. 3 Refinancing Term Loan;

(e)       in the case of any Permitted Other Indebtedness (other than assumed Indebtedness not incurred in contemplation thereof) in the form of term loans incurred by a Credit Party to be secured by a Lien ranking pari passu with the First Lien Obligations outstanding under this Agreement (other than any Permitted Other Indebtedness with a maturity of more than 18 months after the maturity of the ~~Initial~~Amendment No. 3 Refinancing Term Loans or that is used to finance any permitted Investment or Permitted Acquisition), the Effective Yield of the Initial Term Loans shall be subject to adjustment in the manner set forth in the provisos to Section 2.14(d)(iv), determined for purposes of this clause (e) as if the Permitted Other Indebtedness were New Term Loans~~,~~;

(f)       shall be issued or incurred only when no Event of Default (or, if such Permitted Other Indebtedness is being issued or incurred in connection with a Limited Condition Transaction, no Event of Default under Section 11.1 or Section 11.5) exists or would result from the issuance or incurrence of such Permitted Other Indebtedness, subject to Section 1.12(f)~~,~~;

(g)       is not incurred or guaranteed by any Restricted Subsidiary other than any Credit Party~~,~~;

(h)       if secured, is not secured by any assets of any Credit Party other than Collateral~~,~~; and

(i)       other than as required by the preceding clauses (a) through (h), shall contain such terms as are reasonably satisfactory to the Borrower, the borrower thereof (if not the Borrower) and the lender(s) providing such Permitted Other Indebtedness;

provided, the requirements of the foregoing clauses (a), (c) and (d) shall not apply to any customary bridge facility so long as the Indebtedness into which such customary bridge facility is to be converted complies with such requirements.

“Permitted Other Indebtedness Documents” shall mean any document, agreement or instrument (including any guarantee, security agreement, pledge agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Provision” shall have the meaning provided in Section 2.14(g)(i).

“Permitted Reorganization” shall mean re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired (as determined by the Borrower in good faith).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed the greater of (a) $40,000,000 and (b) 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the consummation of such Sale Leaseback, the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust, or other enterprise or any Governmental Authority.

“Plan” shall mean~~, other than any Multiemployer Plan,~~ any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, ~~and in respect of which~~sponsored or maintained by any Credit Party or any ERISA Affiliate ~~is (or, with respect to any such Plan subject to Title IV of ERISA, if such Plan were terminated, any Credit Party or any ERISA Affiliate would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA~~.

“Planned Expenditures” shall have the meaning provided in ~~clause (j) of the definition of the term Excess Cash Flow~~Section 5.2(a)(ii).

“Platform” shall have the meaning provided in Section 13.18(a).

“Pledge Agreements” shall mean the U.S. Pledge Agreements and the Foreign Pledge Agreements.

“Pounds Sterling” shall mean British Pounds Sterling or any successor currency in the United Kingdom.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Event.

“Prepayment Trigger” shall have the meaning provided in the definition of “Asset Sale Prepayment Event.”

“Previous Holdings” shall have the meaning provided in the definition of “Holdings.”

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“primary obligations” shall have the meaning provided in the definition of the term “Contingent Obligations.”

“primary obligor” shall have the meaning provided in the definition of the term “Contingent Obligations.”

“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.12.

“Prohibited Transaction” shall have the meaning ~~assigned~~provided to such term in Section 406 of ERISA or Section 4975(c) of the Code.

“Projections” shall have the meaning provided in Section 9.1(c).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Sarbanes-Oxley Act of 2002, the Securities Act of 1933 and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other expenses arising out of or incidental to an entity’s status as a reporting company.

“QFC Credit Support” shall have the meaning provided in Section 13.23.

“Qualified Jurisdiction” shall mean (i) the United States or any state thereof or the District of Columbia, (ii) the Cayman Islands, (iii) the Netherlands and (iv) Luxembourg.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), as amended, supplemented, modified, extended, renewed, restated, refinanced, restructured or refunded from time to time, that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at Fair Market Value (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are nonrecourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary).

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

~~“Qualifying IPO” shall mean the issuance by the Borrower or any direct or indirect parent thereof of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act, or in any customary underwritten public offering process in the United Kingdom as a result of which the common Equity Interests of Borrower or any direct or indirect parent thereof will become publicly traded in the United Kingdom.~~

“Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.

“Receivables Assets” shall mean (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Receivables Facility.

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, refinanced, restructured or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its Receivables Assets to either (i) a Person that is not the Borrower or a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not the Borrower or a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Purchase Agreement” has the meaning provided in the definition of “Closing Releases.”

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities that engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which any Subsidiary makes an Investment and to which any Subsidiary transfers accounts receivables and related assets.

“Recipient” shall mean the Administrative Agent or any Lender, as applicable.

“Reference Bank Rate” shall mean the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to BBSY, as the mid discount rate (expressed as a yield percentage to maturity) observed by the relevant Reference Bank for marketable parcels of Australian Dollar denominated bank accepted bills and negotiable certificates of deposit accepted or issued by Prime Banks, and which mature on the last day of the relevant period, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in a reasonable market size in that currency and for that period.

“Reference Banks” shall mean, in relation to BBSY, up to three Lenders as may be appointed by the Agent in consultation with the Borrower.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, (2) if such Benchmark is EURIBO Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if such Benchmark is BBSY, 11:00 a.m. Melbourne, Australia time two Business Days preceding the date of such setting, (5) if such Benchmark is CDOR Rate, 10:00 a.m. Toronto, Ontario time on the Business Day of such setting, (6) if such Benchmark is the SONIA Rate, then four Business Days prior to such setting and (7) if such Benchmark is none of the LIBO Rate, the EURIBO Rate, the TIBOR Rate, the CDOR Rate, BBSY or the SONIA Rate, the time determined by the Administrative Agent in its reasonable discretion.

“refinance” shall have the meaning provided in Section 10.1(m).

“Refinanced Debt” shall have the meaning provided in Section 2.14(h).

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Refinancing Amendment” shall have the meaning provided in Section 2.14(h)(vi).

“Refinancing Commitments” shall have the meaning provided in Section 2.14(h).

“Refinancing Facility Closing Date” shall have the meaning provided in Section 2.14(h)(iii).

“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refinancing Lenders” shall have the meaning provided in Section 2.14(h)(ii).

“Refinancing Loan” shall have the meaning provided in Section 2.14(h)(i).

“Refinancing Loan Request” shall have the meaning provided in Section 2.14(h).

“Refinancing Permitted Other Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refinancing Revolving Credit Commitments” shall have the meaning provided in Section 2.14(h).

“Refinancing Revolving Credit Lender” shall have the meaning provided in Section 2.14(h)(ii).

“Refinancing Revolving Credit Loan” shall have the meaning provided in Section 2.14(h)(i).

~~“Refinancing Term Lender” shall have the meaning provided in Section 2.14(h)(ii).~~

~~“Refinancing Term Loan” shall have the meaning provided in Section 2.14(h)(i).~~

~~“Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.14(h).~~

~~“Refinancing Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).~~

~~“Refinancing Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).~~

“Refinancing Series” shall mean all Refinancing Term Loans, Refinancing Term Loan Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments, as the case may be, that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Loan Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments, as the case may be, provided for therein are intended to be a part of any previously established Refinancing Series) and that, in the case of Refinancing Term Loans, provide for the same amortization schedule.

“Refinancing Term Lender” shall have the meaning provided in Section 2.14(h)(ii), and shall include for the avoidance of doubt, the Amendment No. 3 Refinancing Term Loan Lenders.

“Refinancing Term Loan” shall have the meaning provided in Section 2.14(h)(i), and shall include for the avoidance of doubt, the Amendment No. 3 Refinancing Term Loans.

“Refinancing Term Loan Commitments” shall have the meaning provided in Section 2.14(h), and shall include for the avoidance of doubt, the Amendment No. 3 Refinancing Term Loan Commitment.

“Refinancing Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Refinancing Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Register” shall have the meaning provided in Section 13.7(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees and collateral, if any) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” shall mean an Approved Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“Reinvestment Period” shall mean 18 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event.

“Rejection Notice” shall have the meaning provided in Section 5.2(f).

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided that, for purposes of Sections 13.5 and 13.7, “Related Parties” shall not include Excluded Affiliates.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.

“Relevant Governmental Body” shall mean (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Jurisdiction” shall mean, in relation to a Credit Party (a) its jurisdiction of incorporation, organization or formation, (b) any jurisdiction where any asset of such Credit Party subject to or intended to constitute Collateral is situated, (c) any jurisdiction where it conducts business, and (d) the jurisdiction whose laws govern the perfection of any Lien arising pursuant to any of the Security Documents entered into by it.

“Relevant Rate” shall mean (i) with respect to any Eurocurrency Borrowing denominated in Dollars, the LIBO Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euro, the EURIBO Rate, (iii) with respect to any SONIA Rate Borrowing denominated in Pounds Sterling, the SONIA Rate, (iv) with respect to any Eurocurrency Borrowing denominated in Japanese Yen, the TIBOR Rate, (v) with respect to any Eurocurrency Borrowing denominated in Canadian Dollars, the CDOR Rate, and (vi) with respect to any Eurocurrency Borrowing denominated in Australian Dollars, the BBSY, as applicable.

“Relevant Screen Rate” means (i) with respect to any Eurocurrency Borrowing denominated in Dollars, the LIBO Screen Rate, (ii) with respect to any Eurocurrency Borrowing denominated in Euro, the EURIBOR Screen Rate, (iii) with respect to any SONIA Rate Borrowing denominated in Sterling, SONIA, (iv) with respect to any Eurocurrency Borrowing denominated in Japanese Yen, TIBOR Screen Rate, (v) with respect to any Eurocurrency Borrowing denominated in Canadian Dollars, the CDOR Screen Rate, and (vi) with respect to any Eurocurrency Borrowing denominated in Australian Dollars, the Screen Rate, as applicable.

“Removal Effective Date” shall have the meaning provided in Section 12.9(b).

“Repayment Amount” shall mean the Initial Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series, a Replacement Term Loan Repayment Amount with respect to any Replacement Series, a Refinancing Term Loan Repayment Amount with respect to any Refinancing Series or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Series” shall mean all Replacement Term Loans or Replacement Term Loan Commitments that are established pursuant to the same amendment (or any subsequent amendment to the extent such amendment expressly provides that the Replacement Term Loans or Replacement Term Loan Commitments provided for therein are intended to be a part of any previously established Replacement Series) and that provide for the same amortization schedule.

“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.

“Replacement Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Replacement Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to 29 C.F.R. Part 43 or other guidance issued by PBGC.

“Repricing Transaction” shall mean (i) the incurrence by the Borrower of any Indebtedness in the form of a senior secured first lien term loan that is broadly marketed or syndicated to banks and other institutional investors (a) with an Effective Yield that is less than the Effective Yield for the ~~Initial~~Amendment No. 3 Refinancing Term Loans being refinanced, but excluding Indebtedness incurred in connection with a ~~Qualifying IPO,~~ Change of Control, any Transformative Acquisition, any Permitted Acquisition or other Investment permitted hereunder, any Restricted Payment, any Transformative Disposition, or any other transaction (I) not otherwise permitted under this Agreement or (II) that results in an upsizing of the ~~Initial~~Amendment No. 3 Refinancing Term Loans, and (b) the proceeds of which are used substantially concurrently to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of ~~Initial~~the Amendment No. 3 Refinancing Term Loans, or (ii) any transaction, the primary purpose of which is (and which achieves) the effective reduction in the Effective Yield for the ~~Initial~~Amendment No. 3 Refinancing Term Loans, except for a reduction in connection with a ~~Qualifying IPO,~~ Change of Control, any Transformative Acquisition, any Permitted Acquisition or other Investment permitted hereunder, any Restricted Payment, any Transformative Disposition or any other transaction not (I) otherwise permitted under this Agreement or (II) that results in an upsizing of the ~~Initial~~Amendment No. 3 Refinancing Term Loans. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the ~~Initial~~Amendment No. 3 Refinancing Term Loans.

“Required Facility Lenders” shall mean, as of any date of determination, with respect to one or more Credit Facilities, Lenders having or holding a majority of the sum of (a) the Total Outstandings under such Credit Facility or Credit Facilities (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, if applicable, under such Credit Facility or Credit Facilities being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Credit Facility or Credit Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Credit Facility or Credit Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” shall mean, as of any date of determination, Lenders having or holding a majority of the sum of (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, if applicable, under such Credit Facility or Credit Facilities being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Total Term Loan Commitments at such date and (c) aggregate unused Revolving Commitments, provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” shall mean the Required Facility Lenders under a particular Class of Revolving Commitments.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, official administrative pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning provided in Section 10.5(a).

“Restricted Persons” shall have the meaning provided in Section 13.1(b).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Asset Sale Proceeds” shall have the meaning provided in Section 5.2(a)(i).

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Retained ECF Payments” shall have the meaning provided in Section 5.2(a)(iii).

“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Return” shall mean, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof.

“Revaluation Date” shall mean with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Letter of Credit Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or Letter of Credit Issuer shall determine or the Required Revolving Credit Lenders shall require.

“Revolving Commitments” shall mean, collectively, the Initial Revolving Credit Commitments, the Revolving Credit Commitments, Extended Revolving Credit Commitments, Additional Revolving Credit Commitments, New Revolving Credit Commitments, Refinancing Revolving Credit Commitments and 2021-1 New Revolving Credit Commitments, as applicable, at such time.

“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section ~~2.1(b)~~2.1(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule B of Amendment No. 2 under the caption Revolving Credit Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section ~~2.14~~2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $450,000,000 on the Amendment No. 2 Effective Date, as such amount may be adjusted after the Amendment No. 2 Effective Date from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Commitments (or, to the extent referring to any single Class of Revolving Commitments, such Lender’s Revolving Commitments in respect of such Class) at such time by (ii) the amount of the Total Revolving Credit Commitment (or, to the extent referring to any single Class of Revolving Commitments, the aggregate Revolving Commitments of all Lenders in respect of such Class) at such time; provided that at any time when the Total Revolving Credit Commitment (or, to the extent referring to any single Class of Revolving Commitments, the aggregate Revolving Commitments in respect of such Class) shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure (or, to the extent referring to any single Class of Revolving Loans, such Lender’s Revolving Credit Exposure in respect of such Class) at such time by (b) the Revolving Credit Exposure of all Lenders at such time (or, to the extent referring to any single Class of Revolving Loans, the Revolving Credit Exposure of all Lenders in respect of such Class).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate amount of the principal amount of Revolving Loans of such Lender then outstanding (or, to the extent referring to any single Class of Revolving Loans, the aggregate amount of the principal amount of Revolving Loans of such Class of such Lender then outstanding) and (ii) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” shall have the meaning provided in Section ~~2.1(b)~~2.1(b), and shall include, for the avoidance of doubt, the 2021-1 New Revolving Credit Loans.

“Revolving Credit Loan Extension Request” shall have the meaning provided in Section 2.14(g)(ii).

“Revolving Credit Maturity Date” shall mean March 29, 2026, or, if such date is not a Business Day, the immediately preceding Business Day~~; provided that the Revolving Loans shall become due on June 6, 2024 (the “Springing Maturity Date”), if as of the Springing Maturity Date more than the Dollar Equivalent of $500,000,000 of the aggregate principal amount of the Term Loans due on September 6, 2024 remain outstanding and have not been extended, modified, renewed, replaced, refunded or refinanced with Indebtedness with a scheduled maturity date of no earlier than three (3) months after March 29, 2026 (or otherwise repaid, retired or defeased)~~.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Revolving Credit Commitment Percentage of the aggregate Letters of Credit Outstanding at such time attributable to all Lenders with Revolving Credit Commitments at such time shall have been reduced to zero, Cash Collateralized, or backstopped in a manner reasonably acceptable to the applicable Letter of Credit Issuer.

“Revolving Lender” shall mean, at any time, any Lender that has a Revolving Commitment (including the Initial Revolving Credit Commitments), Extended Revolving Credit Commitment, Additional Revolving Credit Commitment, New Revolving Credit Commitment or Refinancing Revolving Credit Commitment, as applicable, at such time.

“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Revolving Credit Loan, (ii) Extended Revolving Credit Loan, (iii) New Revolving Credit Loan, (iv) Additional Revolving Credit Loan, (v) Refinancing Revolving Credit Loan or (vi) Initial Revolving Loans, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing (other than short-term leasing) by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Screen Rate” shall mean, in relation to BBSY, the Australian Bank Bill Swap Reference Rate (Bid) administered by the Australian Financial Markets Association (or any other person which takes over the administration of that rate) for bills of exchange for the relevant period and displayed (before any correction, recalculation or republication by the administrator) on page BBSY of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate), on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Bank Product Agreement” shall mean any Bank Product Agreement that is entered into by and between Holdings, the Borrower or any of the Restricted Subsidiaries and any Bank Product Provider, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Bank Product Agreement hereunder.

“Secured Bank Product Obligations” shall mean Obligations under any Secured Bank Product Agreement.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Holdings, the Borrower or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean collectively, the U.S. Secured Hedge Agreements and the Foreign Secured Hedge Agreements.

“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.

“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt in each case secured by, in whole or in part, Liens on the Collateral as of such date of determination, minus unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of the date of determination to (ii) Consolidated EBITDA for the Test Period then last ended.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, and each Lender, in each case with respect to the Credit Facilities, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to a Secured Cash Management Agreement, each Bank Product Provider that is a party to a Secured Bank Product Agreement and each sub-agent pursuant to Section

12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Securitization Asset” shall mean (a) any accounts receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not the Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Assets under a Receivables Facility to repurchase Receivables Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” shall mean any Subsidiary of the Borrower in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or such Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Agreements” shall mean the U.S. Security Agreements and the Foreign Security Agreements.

“Security Documents” shall mean, collectively, the Pledge Agreements, the Security Agreements, the IP Security Agreement, the Mortgages (if executed), the Junior Lien Intercreditor Agreement (if executed), the Pari Intercreditor Agreement (if executed) and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents to secure the Obligations.

“Senior Notes” shall mean (i) prior to the Amendment No. 3 Effective Date, the Borrower’s 5.625% senior unsecured notes due 2025 that are issued on the Closing Date ~~pursuant to the~~and (ii) on and after the Amendment No. 3 Effective Date, the Borrower’s 4.625% senior unsecured notes due 2029 that are issued on the Amendment No. 3 Effective Date, in each case, pursuant to the applicable Senior Notes Indenture, and including any Registered Equivalent Notes issued in respect thereof.

“Senior Notes Documents” shall mean the Senior Notes Indenture, the Senior Notes, and any other document, guarantee, agreement or letter entered into in connection therewith.

“Senior Notes Indenture” shall mean (i) prior to the Amendment No. 3 Effective Date, the Indenture for the Senior Notes, dated as of August 8, 2017, among, inter alios, the Borrower, as issuer, and Wilmington Trust, National Association, as trustee and (ii) on and after the Amendment No. 3 Effective Date, the Indenture for the Senior Notes, dated as of September 29, 2021, among, inter alios, the Borrower, as issuer, and Wilmington Trust, National Association, as trustee.

“Series” shall have the meaning provided in Section 2.14(a).

“Significant Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose gross revenues for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP or (b) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues are aggregated with each other Restricted Subsidiary that is the subject of an Event of Default described in Section 11.5 would constitute a “Significant Subsidiary” under clause (a) above.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date or any other business activities which are reasonable extensions thereof or otherwise similar, incidental, corollary, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, after giving effect to the consummation of the Transactions, that (i) the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business.

“SONIA” shall mean, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Adjustment” shall mean 0.0326% per annum.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Interest Period” shall mean, with respect to any SONIA Rate Borrowing, the period beginning on (and including) the date on which such SONIA Rate Borrowing is made or continued to (but excluding) the date which is one month thereafter; provided that (a) if any SONIA Interest Period would end on a day other than a Business Day, such SONIA Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any SONIA Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such SONIA Interest Period) shall end on the last Business Day of the last calendar month at the end of such SONIA Interest Period and (c) no SONIA Interest Period shall extend beyond the Revolving Credit Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“SONIA Rate” shall mean, for any day (a “SONIA Interest Day”), SONIA plus the SONIA Adjustment for the day that is the fifth Business Day prior to (A) if SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding SONIA Interest Day; provided that if the SONIA Rate shall be less than zero, the SONIA Rate shall be deemed to be zero. Any change in the SONIA Rate due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower. If by 5:00 pm (London time) on the second (2nd) Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to SONIA has not occurred, then SONIA for such day “i” will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA determined pursuant to this sentence shall be utilized for purposes of calculation of the SONIA Rate for no more than three (3) consecutive Business Days.

“SONIA Rate Loans” shall mean any Loan bearing interest at a rate determined by reference to the SONIA Rate.

“Specified Acquisition Agreement Representations” shall mean the representations and warranties made by or with respect to Diversey and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Borrower (or any of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its respective obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Specified Representations” shall mean the representations and warranties with respect to the Credit Parties set forth in Sections 8.1(a) (with respect to the organizational existence of the Credit Parties only), 8.2 (with respect to organizational power and authority of the Credit Parties and due authorization, execution and delivery by the Credit Parties, in each case, as they relate to their entry into and performance of, the Credit Documents, and enforceability of the Credit Documents against the Credit Parties), 8.3(c) (with respect to the Credit Parties only and as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral pursuant to, and performance of, the Credit Documents by the Credit Parties), 8.5, 8.7, 8.17, 8.18 and, except with respect to items referred to on Schedule 9.14, and subject to the proviso contained in Section 6.1(b), 8.19 of this Agreement.

“Specified Transaction” shall mean, with respect to any period, (i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (iii) any Permitted Acquisition, (iv) any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary, (v) any Investment in, acquisition of or disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person, (vi) any Restricted Payment, (vii) any borrowing of any New Term Loan or establishment of any Incremental Revolving Credit Commitment, ~~or~~ (viii) any purchases and dispositions of Intellectual Property; provided that, (A) if the aggregate consideration paid for each such purchase or disposition of Intellectual Property (or series of related purchases or dispositions) is less than $200,000,000 then the Borrower may elect whether or not to give Pro Forma Effect to any such purchase or disposition in its discretion on a case-by-case basis and (B) otherwise, the Borrower shall give Pro Forma Effect to any such purchase or disposition of Intellectual Property or (ix) any other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event.

“Sponsor” shall mean Bain and/or its Affiliates (including, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Sponsor Management Agreement” shall mean shall mean the Management Agreement, dated as of the date hereof, by and among BCPE Diamond US Holdco, Inc., Diamond (BC) Netherlands Holding B.V. and Bain, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Sponsor Model” shall mean (i) that certain Sponsor model delivered to the Joint Lead Arrangers on March 3, 2017 (together with any updates or modifications thereto reasonably agreed between Sponsor and the Joint Lead Arrangers) and (ii) that certain Sponsor model delivered to the Joint Lead Arrangers on August 27, 2021 (together with any updates or modifications thereto reasonably agreed between Sponsor and the Joint Lead Arrangers).

“Spot Rate” for any currency, shall mean the rate determined by the Administrative Agent or the Letter of Credit Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided~~,~~ that, such Person may obtain such spot rate from another financial institution designated by such Person if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided further that the Letter of Credit Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“SPV” shall have the meaning provided in Section 13.7(g).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary which the Borrower has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Step-Up Letter of Credit” shall have the meaning provided in Section 1.13.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable, excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, until any such conversion.

“Subject Lien” shall have the meaning provided in Section 10.2(a).

“Subject Party” has the meaning provided in Section 5.4(h).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary that is a Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or any Guarantee, as applicable.

“Subordination Agreement” means an agreement executed by BCPE Diamond Netherlands Holdco B.V., Holdings, the Borrower, Credit Suisse AG, Cayman Islands Branch and Wilmington Trust, National Association, in a form reasonably satisfactory to the Borrower and the Administrative Agent (such approval not to be unreasonably withheld, conditioned, denied or delayed).

“Subsequent Transaction” shall have the meaning provided in Section 1.12(f).

“Subsidiary” of any Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Supplier” shall have the meaning provided in Section 5.4(h).

“Supported QFC” shall have the meaning provided in Section 13.23.

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.

“SWIFT” shall have the meaning provided in Section 3.7.

“Swiss Guarantor” shall have the meaning provided in Section 13.6.

“Swiss Security Document” shall have the meaning provided in Section 12.1(~~b~~c).

"Swiss Subsidiary" shall have the meaning provided in Section 11.5.

"Swiss Withholding Tax" means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), as amended.

“TARGET” shall mean Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” shall mean any day on which TARGET is open for the settlement of payments in Euro.

“Tax Receivable Agreement” shall mean that certain Tax Receivable Agreement, dated as of March 24, 2021, by and among Diversey Holdings Ltd., a Cayman Islands exempted corporation, Diversey Holdings I (UK) Limited, a private limited company organized in England and Wales, BCPE Diamond Cayman Holding Limited, a Cayman Islands exempted corporation, and the other parties thereto.

“Taxes” shall mean all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment and, if applicable, commitment with respect to any Extension Series, New Term Loan Commitment with respect to any Series, Refinancing Term Loan Commitment with respect to any Refinancing Series (including the Amendment No. 3 Refinancing Term Loan Commitment) and Replacement Term Loan Commitment with respect to any Replacement Series.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14(g)(i).

“Term Loan Increase” shall have the meaning provided in Section 2.14(a).

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loans” shall mean the Initial Term Loans, any New Term Loans, any Replacement Term Loans, any Refinancing Term Loans (including the Amendment No. 3 Refinancing Term Loan), and any Extended Term Loans, collectively.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Threshold Amount” shall mean the greater of (x) $140,000,000 and (y) 35% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis).

“TIBOR Rate” shall mean, for any Eurocurrency Borrowing denominated in Japanese Yen and for any Interest Period, the rate per annum equal to the Tokyo Interbank Offered Rate as administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Reuters page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Tokyo time) two Business Days prior to the commencement of such Interest Period (the “TIBOR Screen Rate”); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “TIBOR Rate” shall be the applicable Interpolated Rate. If the TIBOR Screen Rate or the Interpolated Rate for TIBOR (if applicable) shall be less than zero, the TIBOR Screen Rate and such Interpolated Rate shall be deemed to be zero for purposes of this Agreement.

“TIBOR Screen Rate” shall have the meaning specified in the definition of “TIBOR”.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Revolving Credit Commitments at such date (or, if any applicable Total Revolving Credit Commitments shall have terminated on such date, the aggregate Revolving Credit Exposure of all applicable Revolving Lenders at such date), (ii) the Total Term Loan Commitment at such date, and (iii) without duplication of clause (ii) above, the aggregate outstanding principal amount of all Term Loans at such date.

“Total Initial Euro Term Loan Commitment” shall mean the sum of the Initial Euro Term Loan Commitments of all Lenders.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Initial USD Term Loan Commitment” shall mean the sum of the Initial USD Term Loan Commitments of all Lenders.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of the date of determination to (ii) Consolidated EBITDA for the Test Period then last ended.

“Total Outstandings” shall mean, at any time, the aggregate Outstanding Amount of all Loans and all L/C Obligations at such time.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments (including the Initial Revolving Credit Commitment) and, if applicable, any Extended Revolving Credit Commitments, Additional Revolving Credit Commitments, New Revolving Credit Commitments and Refinancing Revolving Credit Commitments, in each case, of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments and, if applicable, any New Term Loan Commitments, Replacement Term Loan Commitments, Refinancing Term Loan Commitments (including the Amendment No. 3 Refinancing Term Loan Commitment), or commitments in respect of Extended Term Loans, in each case, of all the Lenders.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred, paid or payable by Holdings, the Borrower or any of their respective Affiliates in connection with the Transactions (including expenses in connection with hedging transactions, if any, and payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses, payments on account of phantom units and charges for repurchase or rollover of, or modifications to, equity options and/or restricted equity), this Agreement and the other Credit Documents, the Senior Notes Documents and the transactions contemplated hereby and thereby, including any currency hedges entered into in connection with the financing of the Transactions.

“Transactions” shall mean, collectively, the transactions constituting or contemplated by this Agreement and the other Credit Documents, the Senior Notes Indenture, the Acquisition Agreement, and the Equity Contribution and any repayment, repurchase, prepayment, or defeasance of Indebtedness of the Borrower or any of its Subsidiaries in connection therewith (including the Closing Releases), the Acquisition, the consummation of any other transactions in connection with the foregoing (including in connection with the Acquisition Agreement and the payment of the fees, costs and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).

“Transferee” shall have the meaning provided in Section 13.7(e).

“~~Type” shall mean as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.~~Transformative Acquisition” shall mean any acquisition, series of acquisitions, Investment or series of Investments by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition, (ii) if permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Credit Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith or (iii) would result in an increase in Consolidated EBITDA by 15% or more, as determined on a Pro Forma Basis for the most recently ended Test Period.

“Transformative Disposition” shall mean a sale or other disposition of assets (or series of sales or other dispositions of assets) (including Equity Interests, and including by way of a merger or consolidation) accounting for greater than or equal to 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Type” as to any Loan or Borrowing, shall refer to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, ABR, the EURIBO Rate, the SONIA Rate, TIBOR Rate, the CDOR Rate or BBSY, as applicable.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction from time to time for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Bail-In Legislation” shall mean (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall have the meaning provided in Section 9.7(a).

“Upstream or Cross-Stream Secured Obligations” shall have the meaning provided in Section 13.6(a).

“U.S.” and “United States” shall mean the United States of America.

“U.S. Credit Party” shall mean each Credit Party that is a Domestic Subsidiary.“U.S. Guarantee” shall mean that certain Guarantee Agreement, substantially in the form of Exhibit C, together with each other guaranty and guaranty joinder or supplement of any U.S. Credit Parties Subsidiaries executed and delivered pursuant to Section 9.11.

“U.S. Guarantors” shall mean, on and after the Closing Date, each Wholly-Owned Restricted Subsidiary that is a Domestic Subsidiary of the Borrower that becomes a party to a U.S. Guarantee pursuant to Section 9.11 or otherwise; provided, for the avoidance of doubt, (x) unless expressly agreed by the Borrower, no Domestic Subsidiary that is an Excluded Subsidiary shall be a Guarantor until and unless it ceases to be an Excluded Subsidiary (including by means of designation as such by the Borrower pursuant to the definition of “Excluded Subsidiaries”), and (y) the Borrower may cause any Restricted Subsidiary that is a Domestic Subsidiary that is not a U.S. Guarantor to guarantee the Obligations by causing such Restricted Subsidiary to become a U.S. Guarantor under a U.S. Guarantee and a grantor under the applicable U.S. Security Documents in accordance with Section 9.11, and any such Restricted Subsidiary shall be a U.S. Guarantor hereunder and under the other Credit Documents for all purposes until such Restricted Subsidiary is released as a Guarantor in accordance herewith; provided, further, that the Borrower in its sole discretion, may elect to cause such Restricted Subsidiary that became a Guarantor pursuant to clause (y) to be released from such security guarantee in accordance with the terms hereof and the Administrative Agent shall (and is directed by the Lenders to) promptly execute any requested documentation evidencing such release.

“U.S. Newco” shall mean BCPE Diamond US Holdco, Inc., a Delaware corporation.

“U.S. Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any U.S. Credit Party arising under any Credit Document or otherwise with respect to any Commitment, any Loan or Letter of Credit or under any U.S. Secured Cash Management Agreement, U.S. Secured Bank Product Agreement or U.S. Secured Hedge Agreement (other than with respect to any U.S. Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such U.S. Credit Party), in each case, entered into with any of the U.S. Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any U.S. Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest, fees or expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the U.S. Credit Parties under the Credit Documents (and any of their Domestic Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, premium, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any U.S. Credit Party under any Credit Document.

“U.S. Pledge Agreements” shall mean any Pledge Agreement, entered into by the U.S. Credit Parties for the benefit of the Secured Parties, substantially in the form of Exhibit G, together with each other pledge or pledge joinder or supplement of any U.S. Restricted Subsidiaries executed and delivered pursuant to Section 9.11.

“U.S. Restricted Subsidiaries” shall mean each Restricted Subsidiary that is a Domestic Subsidiary.

“U.S. Secured Bank Product Agreement” shall mean any Bank Product Agreement that is entered into by and between Holdings, the Borrower or any of the Restricted Subsidiaries and any Bank Product Provider, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Bank Product Agreement hereunder.

“U.S. Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any of the Restricted Subsidiaries that are Domestic Subsidiaries of U.S. Newco and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a U.S. Secured Cash Management Agreement hereunder.

~~“U.S. Secured Cash Management Obligations” shall mean U.S. Obligations under Secured Cash Management Agreements.~~

“U.S. Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between any Restricted Subsidiary that is a Domestic Subsidiary of U.S. Newco and any Hedge Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a “U.S. Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “U.S. Secured Hedge Agreements.”

“U.S. Security Agreement” shall mean the Security Agreement entered into by U.S. Credit Parties party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit H, together with each other pledge or pledge joinder or supplement of any U.S. Restricted Subsidiaries executed and delivered pursuant to Section 9.11.

“U.S. Security Documents” shall mean, collectively, the U.S. Pledge Agreement, the U.S. Security Agreement, the IP Security Agreement, the Mortgages (if executed), the Junior Lien Intercreditor Agreement (if executed), the Pari Intercreditor Agreement (if executed) and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents to secure the U.S. Obligations.

“VAT” shall mean (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112), and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“VAT Recipient” has the meaning provided in Section 5.4(h).

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or analogous governing body) of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness, Disqualified Stock or Preferred Stock; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, Disqualified Stock or Preferred Stock that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Wholly-Owned Subsidiary of such Person that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to foreign nationals to the extent required by applicable laws) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean~~,~~ (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, (ii) with respect to any UK Bail-In Legislation, (x) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and (y) any similar or analogous powers under that UK Bail-In Legislation.

1.2                Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)          The words “herein,” “hereto,” “hereof’, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)          Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d)          The term “including” is by way of example and not limitation. The word “or” is not exclusive.

(e)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)          Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)          The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i)          All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.

(j)          All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable.

(k)       In the case of any cure or waiver, Holdings, the Borrower, the applicable Credit Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default cured or waived shall be deemed to be cured and not continuing, it being understood that no such cure or waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(l)       Any reference herein or in any other Credit Document to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.

1.3                Accounting Terms.

(a)                 Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.

(b)                Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

1.4                Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5                References to Agreements Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, restructurings, replacements, refinancings, renewals, or increases (in each case, where applicable, whether pursuant to one or more agreements or with different lenders or agents and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for other Indebtedness), but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, restructurings, replacements, refinancings, renewals, or increases are not prohibited by any Credit Document; (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

1.6                Exchange Rates.

(a)                 Any amount specified in this Agreement (other than in Sections 2, 12 and 13) or any of the other Credit Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable ~~currency~~Currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, by reference to such publicly available service for displaying exchange rates as the Administrative Agent selects in its reasonable discretion).

(b)                For purposes of determining the First Lien Net Leverage Ratio, Secured Net Leverage Ratio the Total Net Leverage Ratio and Interest Coverage Ratio, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

(c)                 Notwithstanding the foregoing, for purposes of determining compliance with Section 9.10, Section 10 and the definitions of “Asset Sale,” “Permitted Investments” and “Permitted Liens” (and, in each case, other definitions used therein) with respect to the amount of any Indebtedness, Lien, Asset Sale, disposition, Investment, Restricted Payment, Affiliate transaction, or other applicable transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Lien is incurred or such disposition, Asset Sale, Investment, Restricted Payment or other applicable transaction is made (so long as such Indebtedness, Lien, disposition, Asset Sale, Investment, Restricted Payment, Affiliate transaction, or other applicable transaction at the time incurred or made was permitted hereunder). No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 11 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(d)                Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s prior written consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(e)                 The Administrative Agent (or a Letter of Credit Issuer to the extent otherwise set forth in this Agreement) shall determine the Dollar Equivalent of any Letter of Credit denominated in Euros or any other Alternative Currency as of (i) each date (with such date to be reasonably determined by the Administrative Agent or Letter of Credit Issuer, as applicable) that is on or about the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit denominated in Euros or any other Alternative Currency, (ii) each date on which the Dollar Equivalent in respect of any Borrowing is determined pursuant to paragraph (f) of this Section, and each such amount shall be the Dollar Equivalent of such Letter of Credit denominated in Euros or other Alternative Currency until the next required calculation thereof pursuant to this Section ~~1.06~~1.6(e) and (iii) from time to time with notice to the Borrower in its reasonable discretion.

(f)                  The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in Euros or any other Alternative Currency as of (i) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Notice of Borrowing or the beginning of each Interest Period with respect to any Borrowing, (ii) each date on which the Dollar Equivalent in respect of any Letter of Credit is determined pursuant to paragraph (e) of this Section, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this clause 1.6(f), (iii) each date of determination of the rates specified in the definition of “Facility Fee Rate” and (iv) from time to time with notice to the Borrower, as applicable, in its reasonable discretion; provided that if a prepayment of Term Loans is required under Section 5.2, the Dollar Equivalent of such Term Loans for purposes of determining the relative application of the prepayment among multiple Classes of Term Loans shall be determined as of the date of such prepayment, or if earlier, the date that notice of such prepayment is furnished by the Borrower.

(g)                The Dollar Equivalent of any L/C Borrowing made by a Letter of Credit Issuer in Euros or any other Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in Section 2.5.

(h)                The Administrative Agent (or the Letter of Credit Issuer) shall notify the Borrower, the applicable Lenders of each calculation of the Dollar Equivalent of each Letter of Credit denominated in Euros or any other Alternative Currency, Borrowing and L/C Borrowing.

1.7                Rates; LIBOR Notification(a). The ~~Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definition of Eurocurrency Rate or with respect to any comparable or successor rate thereto.~~interest rate on LIBO Rate Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate (“LIBOR”). The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the IBA for purposes of the IBA setting the London interbank offered rate. On March 5, 2021, the IBA stated that as a result of its not having access to input data necessary to calculate rate settings on a representative basis beyond the intended cessation dates set forth in the table below, it would have to cease publication of all 35 eurocurrency rate settings immediately after such dates:

Eurocurrency Rate Currency	Eurocurrency Rate Settings	Date
Dollars	1-week, 2-month	December 31, 2021
Dollars	All other settings (i.e., Overnight/Spot Next, 1-month, 3-month, 6-month and 12-month)	June 30, 2023
Pounds Sterling, Euro, Swiss Franc, Japanese Yen	All settings	December 31, 2021

The IBA did not identify any successor administrator in its announcement. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 2.18 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.18, of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to SONIA, LIBOR or the other rates in the definition of Eurocurrency Rate with respect to any alternative or successor rate thereto, or replacement rate thereof including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.18, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.18, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any SONIA or Eurocurrency Rate, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8                Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9                Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10             Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11             Compliance with Certain Sections. For purposes of determining compliance with Section 9.10 and Section 10, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Section 9.10 and Section 10, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified by the Borrower in any manner not expressly prohibited by this Agreement. With respect to (x) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including the Interest Coverage Ratio, the Total Net Leverage Ratio, the Secured Net Leverage Ratio and/or the First Lien Net Leverage Ratio), including any revolving credit facility or the incurrence of any additional Indebtedness to fund any OID or upfront fees to be paid in connection with the incurrence of such Indebtedness, in each case, substantially concurrently with (y) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including the Interest Coverage Ratio, the Total Net Leverage Ratio, the Secured Net Leverage Ratio and/or the First Lien Net Leverage Ratio), it is understood and agreed that the amounts in clause (x) shall be disregarded in the calculation of the financial ratio or test applicable to the amounts in clause (y). If any revolving credit commitments (including the Revolving Credit Commitments) are established pursuant to a ratio-based test hereunder and such commitments are deemed to be fully drawn for the purpose of such test, any subsequent draws under such revolving credit commitments shall not require the compliance of such ratio-based test.

1.12             Pro Forma and Other Calculations.

(a)                 Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA or Consolidated Total Assets, shall be calculated in the manner prescribed by this Section 1.12; provided~~,~~ that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.12, when calculating the First Lien Net Leverage Ratio for purposes of (i) determining the “Applicable Margin” and “Facility Fee Rate” with respect to the Revolving Credit Loans, (ii) Section 10.9 (other than for the purpose of determining pro forma compliance with Section 10.9) and (iii) Section 5.2(a)(ii), in each case, the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)                For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Consolidated Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.12) that have been made (i) during the applicable Test Period or (ii) other than as described in the proviso to clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test, or any such calculation of Consolidated EBITDA or Consolidated Total Assets, is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries since the beginning of such Test Period shall have made any

Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test (or Consolidated EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.12.

(c)                 Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, other operating improvements, changes and initiatives, and synergies (including, to the extent applicable, from the (i) the Transactions, (ii) the effect of new customer contracts or projects, (iii) increased pricing or contracted volume in existing contracts and/or (iv) adjustments for annualized full year gross profit contribution from current recurring contract base, backlog and contracts signed in the last twelve months, in each case of this clause (iv), only to the extent contracted and without duplication) resulting from or relating to such Specified Transaction that are readily identifiable and factually supportable and projected by the Borrower in good faith to be realizable as a result of actions taken or are expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and other operating improvements, changes and initiatives, and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, and other operating improvements, changes and initiatives, and synergies were realized during the entirety of such period and such that “run-rate” means the full recurring benefit for a period that is associated with any action taken, for which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction or cost savings, operating expense reductions~~,~~ and other operating improvements, changes and initiatives, and synergies are given pro forma effect) and during any applicable subsequent Test Period for any subsequent calculation of such financial ratios and tests; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken or substantial steps with respect to such actions are or are expected to be taken no later than ~~twenty-four (24~~thirty-six (36) months after the date of such Specified Transaction (with actions for any such transaction occurring prior to the Amendment No. 3 Effective Date occurring within thirty-six (36) months of the Closing Date), and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(d)                In the event that (w) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes) or (x) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any ~~such~~financial ratio or test is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Stock will be given effect as if the same had occurred on the first day of the applicable Test Period).

(e)                 If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Borrower or any applicable Restricted Subsidiary may designate.

(f)                  In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)              determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Interest Coverage Ratio and the Total Net Leverage Ratio; ~~or~~

(ii)               testing availability or capacity under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets); or

(iii)               determining the accuracy or compliance of any representation or warranty or the existence of any Default or Event of Default (other than in the case of Borrowings under the Revolving Credit Facility, in which case the accuracy or compliance of any representation or warranty or the existence of any Default or Event of Default shall be determined on the date of such Borrowing);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive ~~agreement~~documents or irrevocable notice (or in the case of a Limited Conditions Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligation to consummate) for such Limited Condition Transaction is entered into, given or otherwise effective (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket or other provision, such ratio, test or basket shall be deemed to have been complied with; provided, that for any determination to be made pursuant to this Section 1.12(f), the Borrower may, by delivering an LTM Determination Notification, elect to calculate all such ratios, tests or baskets in respect of the last twelve fiscal months of the Borrower for which monthly financial statements are available in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets or other provision for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket or other provision, including due to fluctuations in Consolidated EBITDA, Consolidated Interest Expense or Consolidated Total Assets, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive ~~agreement~~document (or in the case of a Limited Conditions Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligation to consummate) or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

1.13             Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Request related thereto, provides for one or more automatic increases in the stated amount thereof (each such letter, a “Step-Up Letter of Credit”), the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by any reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

1.14             Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company or limited partnership, or an allocation of assets to a series of a limited liability companies or limited partnerships (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company or limited partnership shall constitute a separate Person hereunder (and each Division of any limited liability company or limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 2

Amount and Terms of Credit

2.1                Commitments.

(a)                 Subject to and upon the terms and express conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees (i) to make a loan or loans denominated in Dollars (each, an “Initial USD Term Loan”) to the Borrower on the Closing Date, which Initial USD Term Loans shall not exceed for any such Lender the Initial USD Term Loan Commitment of such Lender and in the aggregate shall not exceed $900,000,000, and (ii) to make a loan or loans denominated in Euros (each, an “Initial Euro Term Loan,” and together with the Initial USD Term Loan, the “Initial Term Loans”) on the Closing Date, which Initial Euro Term Loans shall not exceed for any such Lender the Initial Euro Term Loan Commitment of such Lender and in the aggregate shall not exceed €970,000,000. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or ~~Eurocurrency~~LIBO Rate Loans; provided that (x) all Initial USD Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid (without premium or penalty, other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial USD Term Loan Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial USD Term Loan Commitments and (y) all Initial Euro Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid (without premium or penalty, other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Euro Term Loan Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Euro Term Loan Commitments. On the Initial Term Loan Maturity Date, all then outstanding (i) Initial USD Term Loans shall be repaid in full in Dollars and (ii) Initial Euro Term Loans shall be repaid in full in Euros.

(b)                Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars, Euros, Pounds Sterling, CAD Dollars or any other Alternative Currency to the Borrower (each such loan, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment, provided that any of the foregoing such Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ~~Eurocurrency~~(1) with respect to Revolving Credit Loans ~~or, if denominated in Dollars, ABR Loans~~denominated in Dollars, Eurocurrency Loans or ABR Loans, and (2) in the case of Revolving Credit Loans denominated in Alternative Currencies, Eurocurrency Loans or SONIA Loans, as applicable, in each case of the same Alternative Currency as the Borrower may request in accordance herewith; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Revolving Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Lender’s Commitment in respect of such Class of Revolving Loans at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Lenders’ Revolving

Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Commitments with respect to such Class.

(c)                 Subject to and upon the terms and express conditions set forth herein and in Amendment No. 3, the Amendment No. 3 Refinancing Term Loan Lender agrees to make the Amendment No. 3 Refinancing Term Loan in Dollars to the Borrower on the Amendment No. 3 Effective Date, which Amendment No. 3 Refinancing Term Loan shall not exceed the Amendment No. 3 Refinancing Term Loan Commitment of the Amendment No. 3 Refinancing Term Loan Lender (i.e. it shall not exceed $1,500,000,000). Such Amendment No. 3 Refinancing Term Loan (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans; provided that the Amendment No. 3 Refinancing Term Loan (i) made by the Amendment No. 3 Refinancing Term Loan Lender shall, unless otherwise specifically provided herein, consist entirely of the Amendment No. 3 Refinancing Term Loan of the same Type, (ii) may be repaid or prepaid (without premium or penalty, other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, and (iii) shall not exceed the Amendment No. 3 Refinancing Term Loan Commitment of the Amendment No. 3 Refinancing Term Loan Lender. On the Amendment No. 3 Refinancing Term Loan Maturity Date, all then outstanding Amendment No. 3 Refinancing Term Loans shall be repaid in full in Dollars.

2.2                Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 or €100,000, as applicable (or other Alternative Currency, a like amount), in excess thereof (except that Revolving Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than sixteen Borrowings of Eurocurrency Loans and SONIA Rate Loans (in the aggregate) under this Agreement, plus up to an additional three Borrowings in respect of each Series of Incremental Loans, Extended Term Loans or Extended Revolving Credit Loans (or in the case of either of the foregoing limits, such greater number as may be acceptable to the Administrative Agent).

2.3                Notices of Borrowing.

(a)                 For Borrowings of Initial Term Loans on the Closing Date, the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office (i) in the case of ABR Loans, an executed Notice of Borrowing prior to 12:00 p.m. on the Closing Date and (ii) in the case of ~~Eurocurrency~~LIBO Rate Loans, an executed Notice of Borrowing prior to 1:00 p.m. at least one Business Day prior to the Closing Date (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion). For Borrowings of Amendment No. 3 Refinancing Term Loans on the Amendment No. 3 Effective Date, the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office (i) in the case of ABR Loans, an executed Notice of Borrowing prior to 12:00 p.m. on the Amendment No. 3 Effective Date and (ii) in the case of Eurocurrency Loans, an executed Notice of Borrowing prior to 1:00 p.m. at least two Business Days prior to the Amendment No. 3 Effective Date (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion). Each such Notice of Borrowing shall specify (A) the aggregate principal amount of the Initial Term Loans or Amendment No. 3 Refinancing Term Loans, as applicable to be made, (B) the date of the Borrowing (which shall be the Closing Date or the Amendment No. 3 Effective Date, as applicable), (C) whether such Initial Term Loans or Amendment No. 3 Refinancing Term Loan, as applicable, shall consist of ABR Loans or Eurocurrency Loans, (D) with respect to any Eurocurrency Loans, the Interest Period to be initially applicable thereto and (E) with respect to any Eurocurrency Loans, the currency of any such Borrowing. With respect to Initial Term Loans or Amendment No. 3 Refinancing Term Loans, as applicable, if no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be (x) so long as such notice was delivered with the advance notice required under Section 2.3(a)(ii), a Eurocurrency Loan, (y) with respect to the Initial USD Term Loans, the Amendment No. 3 Refinancing Term Loans and any Revolving Loans denominated in Dollars, an ABR Loan and (z) with respect to the Initial Euro Term Loans and any Revolving Loans not denominated in Dollars, a Eurocurrency Loan. If no Interest Period with respect to any Borrowing of Eurocurrency Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b)                For Borrowings of Revolving Loans on and after the ~~Closing~~Amendment No. 3 Effective Date (other than borrowings to repay Unpaid Drawings), the Borrower shall deliver to the Administrative Agent at the Administrative Agent’s Office, (i) in the case of ABR Loans, an executed Notice of Borrowing prior to 1:30 p.m. on the date of requested Borrowing, ~~and~~ (ii) in the case of Eurocurrency Loans denominated in Dollars, Euros, Canadian Dollars and Japanese Yen, an executed Notice of Borrowing prior to 1:00 p.m. at least three Business Days prior to the date of requested Borrowing ~~(or 1:00 p.m. four Business days prior to the date of the requested Borrowing~~, and (iii) in the case of SONIA Rate Loans denominated in Pounds Sterling and Eurocurrency Loans denominated in Australian Dollars, an executed Notice of Borrowing prior to 1:00 p.m. at least four Business Days prior to the date of requested Borrowing ) (or, in each case, such shorter notice as is approved by the Administrative Agent in its reasonable discretion). Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (A) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, (B) the date of Borrowing (which shall be a Business Day), (C) whether the respective Borrowing shall consist of ABR Loans, Eurocurrency Loans or SONIA Rate Loans, (D) with respect to Revolving Loans that are Eurocurrency Loans, the Interest Period to be initially applicable thereto and (E) the currency of any such Borrowing. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Eurocurrency Loan for the applicable requested Currency, and if no Currency is specified, then the requested Borrowing shall be an ABR Loan. If no Interest Period with respect to any Borrowing of Eurocurrency Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no ~~currency~~Currency with respect to any Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected Dollars. The Administrative Agent shall promptly give each relevant Revolving Lender written notice of each proposed Borrowing of Revolving Loans of each Class, of such Revolving Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(c)                 [reserved].

(d)                [reserved].

(e)                 Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(f)                  Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

(g)                The notice in respect of any Loans on the Closing Date, or in connection with any Permitted Acquisition or other acquisition or Investment permitted under this Agreement, Investment, Restricted Payment, or in connection with any Borrowing under any Joinder Agreement, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Term Loans, may be rescinded, or revised to change the requested date for the making of the Loans contemplated thereby, by the Borrower by giving written notice to the Administrative Agent prior to 2:00 p.m. (or, such later time as the Administrative Agent may approve in its sole discretion) on the date of the proposed Borrowing.

2.4                Disbursement of Funds.

(a)                 No later than 3:00 p.m. on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b)                Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account or accounts designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars or the applicable Alternative Currency. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay (or cause to be paid) such corresponding amount to the Administrative Agent in Dollars or the applicable Alternative Currency. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)                 Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5                Repayment of Loans; Evidence of Debt.

(a)                 The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Term Loan Lenders, on the Initial Term Loan Maturity Date, the then-outstanding Initial USD Term Loans in Dollars. The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Term Loan Lenders, on the Initial Term Loan Maturity Date, the then-outstanding Initial Euro Term Loans in Euros. The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Amendment No. 3 Refinancing Term Loan Lenders, on the Amendment No. 3 Refinancing Term Loan Maturity Date, the then-outstanding Amendment No. 3 Refinancing Term Loans in Dollars. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans, with respect to each Borrowing, in each case in the currency originally drawn. To the extent applicable, the Borrower shall repay to the Administrative Agent for the benefit of the applicable Lenders, on each Maturity Date of any Class of Loans (other than Initial Term Loans and Revolving Credit Loans), the then outstanding amount of Loans of such Class.

(b)                The Borrower shall repay to the Administrative Agent on the last Business Day of each March, June, September and December, commencing with the last Business Day of (i) the second full fiscal quarter ending after the Closing Date and ending with the last such Business Day prior to the Initial Term Loan Maturity Date (each, an “Initial Term Loan Repayment Date”), for the benefit of the Initial Term Loan Lenders, a principal amount equal to (A) 0.25% of the aggregate principal amount of all Initial USD Term Loans outstanding on the Closing Date and (B) 0.25% of the aggregate principal amount of all Initial Euro Term Loans outstanding on the Closing Date (each such repayment, an “Initial Term Loan Repayment Amount”) (which Initial Term Loan Repayment Amount shall be reduced by the amount of the relevant scheduled principal payment that has been prepaid or deemed prepaid in accordance with this Agreement, including as set forth in Section 5.1, Section 5.2(c) and Section 13.7(h)), and (ii) with respect to the Amendment No. 1 Term Loans, the fiscal quarter ending December 31, 2020 and ending with the last such Business Day prior to the Initial Term Loan Maturity Date, for the benefit of the Amendment No. 1 Term Loan Lenders, a principal amount equal to 0.25% of the aggregate principal amount of all Amendment No. 1 Term Loans outstanding on the Amendment No. 1 Effective Date (which repayment amount shall be reduced by the amount of the relevant scheduled principal payment that has been prepaid or deemed prepaid in accordance with this Agreement, including as set forth in Section 5.1, Section 5.2(c) and Section 13.7(h)).

(c)                 In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each, a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement, including by amending the repayments under Section 2.5(b) to account for the addition of any New Term Loans to the extent, and as required pursuant to, the terms of any applicable Joinder Agreement involving a Term Loan Increase to the Initial USD Term Loans or Initial Euro Term Loans, as applicable. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Term Loan Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Term Loan Repayment Date”) set forth in the applicable Extension Amendment. In the event that any Refinancing Term Loans are made, such Refinancing Term Loans shall, subject to Section 2.14(h), be repaid by the Borrower in the amounts (each, a “Refinancing Term Loan Repayment Amount”) and on the dates (each, a “Refinancing Term Loan Repayment Date”) set forth in the applicable Refinancing Amendment. In the event that any Replacement Term Loans are made, such Replacement Term Loans shall, subject to the sixth paragraph in Section 13.1, be repaid by the Borrower in the amounts (each, a “Replacement Term Loan Repayment Amount”) and on the dates (each, a “Replacement Term Loan Repayment Date”) set forth in the applicable amendment to this Agreement in respect of such Replacement Term Loans. For the avoidance of doubt, the Borrower shall repay to the Administrative Agent on the last Business Day of each March, June, September and December, commencing with the last Business Day of (i) the second full fiscal quarter ending after the Amendment No. 3 Effective Date and ending with the last such Business Day prior to the Amendment No. 3 Refinancing Term Loan Maturity Date (each, an “Amendment No. 3 Term Loan Repayment Date”), for the benefit of the Amendment No. 3 Refinancing Term Loan Lenders, a principal amount equal to 0.25% of the aggregate principal amount of all Amendment No. 3 Refinancing Term Loans outstanding on the Amendment No. 3 Effective Date (such repayment, an “Amendment No. 3 Refinancing Term Loan Repayment Amount”) (which Amendment No. 3 Refinancing Term Loan Repayment Amount shall be reduced by the amount of the relevant scheduled principal payment that has been prepaid or deemed prepaid in accordance with this Agreement, including as set forth in Section 5.1, Section 5.2(c) and Section 13.7(h)).

(d)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)                 The Administrative Agent shall maintain the Register pursuant to Section 13.7(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial USD Term Loan, Initial Euro Term Loan, New Term Loan, Extended Term Loan, Refinancing Term Loan, Replacement Term Loan, Revolving Credit Loan, Additional Revolving Credit Loan, New Revolving Credit Loan, Extended Revolving Credit Loan or Refinancing Revolving Credit Loan, as applicable, the Type of each Loan made, the currency of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f)                  The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts, such Register or subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(g)                The Borrower hereby agrees that, promptly, following the reasonable request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I-1, or Exhibit I-2 as applicable, evidencing the applicable Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.7) be represented by one or more promissory notes in such form payable to the payee named therein ~~(or, if requested by such payee, to such payee and~~ or its registered assigns~~)~~.

2.6                Conversions and Continuations.

(a)                 Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (or if such Borrowing is less, the entire remaining applicable amount at such time) of the outstanding principal amount of Term Loans of one Type or Revolving Loans of one Type into a Borrowing or Borrowings of another Type ~~and~~, (y) the Borrower shall have the option on any Business Day to continue all or a portion of the outstanding principal amount of any Eurocurrency Loans as Eurocurrency Loans for an additional Interest Period and (z) a Borrowing denominated in Pounds Sterling shall at all times be a SONIA Rate Borrowing; provided that (i) no partial conversion of Eurocurrency Loans shall reduce the outstanding principal amount of Eurocurrency Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurocurrency Loans if an Event of Default is in existence on the date of the conversion and the Required Lenders have determined in their sole discretion not to permit such conversion, (iii) Eurocurrency Loans may not be continued as Eurocurrency Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Required Lenders have determined in their sole discretion not to permit such continuation, (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2, (v) if less than a full Borrowing of Revolving Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Revolving Credit Commitment Percentage of the applicable Class or Classes in accordance with the respective principal amounts of the Revolving Loans comprising such Borrowing held by such Lenders immediately prior to such conversion and (vi) the Borrower may not elect to convert any Borrowing denominated in Euros or an Alternative Currency to an ABR Borrowing and may not change the currency of any Borrowing. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the applicable Administrative Agent’s Office prior to 1:00 p.m. at least (i) three Business Days’ prior written notice, in the case of a continuation of or conversion to Eurocurrency Loans denominated in Dollars, Euros, Canadian Dollars and Japanese Yen (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), ~~or~~ (ii) four Business Days’ prior written notice, in the case of a continuation of or conversion to Eurocurrency Loans denominated in Australian Dollars or (iii) one Business Day prior written notice in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit J) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurocurrency Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation of a Eurocurrency Loan, the Borrower shall be deemed to have selected a Eurocurrency Loan with an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)                If any Event of Default is in existence at the time of any proposed continuation of any Eurocurrency Loans and the Required Lenders have determined in their sole discretion not to permit such continuation, such Eurocurrency Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurocurrency Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to continue such Borrowing of Eurocurrency Loans as Eurocurrency Loans with an Interest Period of one month, effective as of the expiration date of such current Interest Period.

2.7                Pro Rata Borrowings. Each Borrowing of Term Loans or Revolving Loans of any Class under this Agreement shall be made by the applicable Lenders pro rata on the basis of their then-applicable Commitments with respect to such Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.

2.8                Interest.

(a)                 The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b)                The unpaid principal amount of each Eurocurrency Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Eurocurrency Loans plus the relevant Eurocurrency Rate. The unpaid principal amount of each SONIA Rate Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for SONIA Rate Loans plus the relevant SONIA Rate.

(c)                 If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise but after giving effect to any grace period set forth herein) then, during the continuance of an Event of Default under Section 11.1, such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)                Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December; provided~~,~~ that, interest shall also be payable on any Term Loans that are ABR Loans on the date of any repayment or prepayment with respect to such Term Loans, (ii) in respect of each Eurocurrency Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, ~~and~~ (iii) in respect of any SONIA Rate Loan, the last day of the SONIA Interest Period applicable to such Loan and (iv) in respect of each Loan, (A) on any prepayment in respect of Eurocurrency Loans or SONIA Rate Loans (as applicable), (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand. All payments of interest hereunder shall be made in each case, in the currency in which such Loans are denominated.

(e)                 All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)                  The Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans or SONIA Rate Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g)                The rates of interest provided for in this Agreement and any other Credit Document, including, without limitation this Section 2.8 (Interest), are minimum interest rates.

(h)                When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 2.8 (Interest) or in other Sections of this Agreement or any other Credit Document is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate (acting in good faith) that any payment of interest will be subject to Swiss Withholding Tax, they agree that, if a tax deduction or withholding for Swiss Withholding Tax is required by applicable Requirements of Law to be made by any Credit Party, the Administrative Agent, or any other applicable withholding agent in respect of any interest payable by any Credit Party under this Agreement or any other Credit Document and should in respect of such Credit Party Section 5.4(a)(ii), (b) or (c) (Net Payments) or similar provisions in any other Credit Document be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be:

(i)              the interest rate which would have applied to that interest payment (as provided for in this Agreement or any other Credit Document in the absence of this paragraph (h)) divided by

(ii)               1 minus the rate at which the relevant tax deduction or withholding for Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and (A) the relevant Credit Party shall be obliged to pay the relevant interest at the adjusted rate in accordance with this paragraph, (B) the relevant Credit Party, the Administrative Agent, or the other applicable withholding agent shall make the deduction or withholding of Swiss Withholding Tax on the recalculated interest and (C) all references to a rate of interest in this Agreement and any other Credit Document shall be construed accordingly.

(i)                  To the extent that interest payable by a Credit Party under this Agreement or any other Credit Document becomes subject to Swiss Withholding Tax, each relevant Secured Party and the Credit Parties shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the relevant Credit Party to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax or to allow the Secured Parties to prepare claims for the refund of any Swiss Withholding Tax so deducted.

2.9                Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurocurrency Loans, the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two (only for so long as the two month LIBO Rate continues to be published by the IBA), three or six month period (or if available to all the Lenders making such Eurocurrency Loans, a twelve month period or a period shorter than one month)(in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Currency).

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Eurocurrency Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of Eurocurrency Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Eurocurrency Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day.

(d)       the Borrower shall not be entitled to elect any Interest Period in respect of any Eurocurrency Loan if such Interest Period would extend beyond the Maturity Date of such Loan unless the Borrower agrees to pay the amounts set forth under Section 2.11 on the Maturity Date.

2.10             Increased Costs, Illegality, Etc.

(a)                 In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)              on any date for determining the ~~Eurocurrency~~Relevant Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurocurrency Borrowing or SONIA Rate Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurocurrency market, (A) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate~~;~~ (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable Currency and such Interest Period or (B) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “SONIA” or “SONIA Rate;” or

(ii)               at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder or under any Credit Document with respect to any Eurocurrency Loans or SONIA Rate Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Other Taxes or Excluded Taxes) because of any Change in Law; or

(iii)               at any time, that the making or continuance of any ~~Eurocurrency Loan~~Relevant Rate has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank Eurocurrency market and the applicable Lenders are treating all similarly situated Persons in the same fashion;

(such Loans, “Impacted Loans”), then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give written notice to the Borrower, and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurocurrency Loans or SONIA Rate Loans, as applicable, shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to Eurocurrency Loans and/or SONIA Rate Loans, as applicable, that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

~~Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent notifies the Borrower or the applicable Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender reasonably determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.~~

(b)                At any time that any Eurocurrency Loan or SONIA Rate Loans is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurocurrency Loan or SONIA Rate Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected Eurocurrency Loan or SONIA Rate Loan has been submitted pursuant to Section 2.3 or Section 2.6, as applicable, but the affected Eurocurrency Loan has or SONIA Rate Loan not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii), as applicable, or (y) if the affected Eurocurrency Loan is then outstanding in Dollars, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurocurrency Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b). Furthermore, if any Eurocurrency Loan or SONIA Rate Loan denominated in an Alternative Currency is outstanding on the date of the Borrower’s receipt of such notice with respect to the Relevant Rate applicable to such Eurocurrency Loan or SONIA Loan, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Loan into an ABR Loan denominated in Dollars), and, in the case of this subclause (B), upon the Administrative Agent notifying the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, such ABR Loan shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan or SONIA Rate Loan denominated in such original Alternative Currency on the subsequent Business Day.

(c)                 If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly following written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

2.11             Compensation. If (a) any payment of principal of any Eurocurrency Loan is made by the Borrower to or for the account of a Lender prior to the last day of the Interest Period for such Eurocurrency Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.8, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurocurrency Loans is not made as a result of a revised or withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a Eurocurrency Loan as a result of a revised or withdrawn Notice of Conversion or Continuation, (d) any Eurocurrency Loan is not continued as a Eurocurrency Loan as a result of a revised or withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurocurrency Loan is not made as a result of a revised or withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits or Applicable Margin) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurocurrency Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error.

2.12             Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no material (in the context of its investment in the Loans) unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.

2.13             Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14             Incremental Facilities; Extensions; Refinancing Facilities.

(a)                 The Borrower or any Credit Party (other than Holdings) may by written notice to the Administrative Agent elect to request the establishment of one or more (x) additional term loans (including delayed draw term loans), which may be of the same Class as any then-existing Term Loans (a “Term Loan Increase”) or a separate Class of Term Loans (the commitments for additional term loans of the same Class or a separate Class, collectively, the “New Term Loan Commitments”) denominated, at the option of the Borrower, in Dollars or Euros, and/or (y) revolving credit commitments, which may be of the same Class as any then-existing Revolving Commitments (the commitments thereto, the “New Revolving Credit Commitments”) or a separate Class of Revolving Commitments (the commitments thereto, the “Additional Revolving Credit Commitments” and, together with the New Revolving Credit Commitments, the “Incremental Revolving Credit Commitments”; together with the New Term Loan Commitments, the “New Loan Commitments”) denominated, at the option of the Borrower, in Dollars or an Alternative Currency, or a combination thereof, by an aggregate amount not in excess of the Maximum Incremental Facilities Amount at the time of incurrence thereof and not less than $5,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the Maximum Incremental Facilities Amount at such time). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower or applicable Credit Party proposes that the New Loan Commitments shall be effective. The Borrower or applicable Credit Party may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment, and the ~~Borrower~~Credit Parties shall have no obligation to approach any existing Lender to provide any New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that subject to Section 1.12(f), (i) (x) other than as described in the immediately succeeding clause (y), no Event of Default shall exist on such Increased Amount Date immediately before or immediately after giving effect to such New Loan Commitments or (y) if such New Loan Commitment is being provided in connection with a Limited Condition Transaction, Permitted Acquisition or any other acquisition constituting a permitted Investment, then no Event of Default under Section 11.1 or Section 11.5 shall exist on such Increased Amount Date, (ii) in connection with any incurrence of Incremental Loans, or establishment of New Loan Commitments, on an Increased Amount Date, there shall be no requirement for the Borrower ~~to bring down~~or applicable Credit Party to make the representations and warranties under the Credit Documents unless and until requested by the Persons holding more than 50% of the aggregate principal amount of the applicable Incremental Loans or New Loan Commitments (provided that, in the case of Incremental Loans or New Loan Commitments used to finance a Permitted Acquisition or a permitted Investment, only the Specified Representations (conformed as necessary for such acquisition or investment) shall be required to be true and correct in all material respects if requested by the Persons holding more than 50% of the aggregate principal amount of the applicable Incremental Loans or New Loan Commitments), (iii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower or applicable Credit Party and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (iv) the Borrower or applicable Credit Party shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). For all purposes of this Agreement, (a) any New Term Loans made on an Increased Amount Date shall be designated (x) a separate series of Term Loans or (y) in the case of a Term Loan Increase, a part of the series of existing Term Loans subject to such increase and (b) any Incremental Revolving Credit Commitments made on an Increased Amount Date shall be designated (x) a separate series of Revolving Commitments or (y) in the case of a New Revolving Credit Commitment, a part of the series of existing Revolving Commitments subject to such increase (such new or existing series of Term Loans or Revolving Commitments, each, a “Series”).

(b)                On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction or waiver of the foregoing terms and conditions, (x) with respect to New Revolving Credit Commitments, each of the Revolving Lenders with an existing Revolving Commitment of the Class being increased by such New Revolving Credit Commitments shall automatically and without further act be deemed to have assigned to each Revolving Lender with a New Revolving Credit Commitment of such Class (each, a “New Revolving Loan Lender”), and each of such New Revolving Loan Lenders shall automatically and without further act be deemed to have purchased and assumed, (i) a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit, so that after giving effect to each such deemed assignment and assumption and participation, the percentage of the aggregate outstanding participations hereunder in such Letters of Credit held by each Revolving Lender holding Revolving Loans (including each such New Revolving Loan Lender), as applicable, will equal the percentage of the aggregate Total Revolving Credit Commitments of all Revolving Lenders under the Credit Facilities, and (ii) at the principal amount thereof, such interests in the Revolving Loans of such Class outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, the Revolving Loans of such Class will be held by existing Revolving Lenders under such Class and New Revolving Loan Lenders under such Class ratably in accordance with their respective Revolving Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to such existing Revolving Commitments (the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (x)), and (y) with respect to any Incremental Revolving Credit Commitments, (i) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Commitment and each loan made under a New Revolving Credit Commitment (each, a “New Revolving Credit Loan”) and each loan made under an Additional Revolving Credit Commitment (each, an “Additional Revolving Credit Loan” and, together with New Revolving Credit Loans, the “Incremental Revolving Credit Loans”) shall be deemed, for all purposes, Revolving Loans and (ii) each New Revolving Loan Lender and each Revolving Lender with an Additional Revolving Credit Commitment (each, an “Additional Revolving Loan Lender” and, together with the New Revolving Loan Lenders, the “Incremental Revolving Loan Lenders”) shall become a Revolving Lender with respect to the applicable Incremental Revolving Credit Commitment and all matters relating thereto; provided that the Administrative Agent and any applicable Letter of Credit Issuer shall have consented (in each case, such consent not to be unreasonably withheld, conditioned, denied or delayed) to such Incremental Revolving Loan Lender’s providing such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 13.7(b) for an assignment of Revolving Loans or Commitments with respect thereto, as applicable, to such Incremental Revolving Loan Lender.

(c)                 On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction or waiver of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a term loan to the Borrower ~~(~~or applicable Credit Party (any such term loan made pursuant to this Section 2.14, a “New Term Loan” and, together with the Incremental Revolving Credit Loans, the “Incremental Loans”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto. The Borrower or applicable Credit Party shall use the proceeds, if any, of the Incremental Loans for any purpose not prohibited by this Agreement and as agreed by the Borrower and the lender(s) providing such Incremental Loans.

(d)                The terms and provisions of any New Term Loan Commitments and the related New Term Loans, in each case effected pursuant to a Term Loan Increase shall be substantially identical to the terms and provisions applicable to the Class of Term Loans subject to such increase; provided~~,~~ that, underwriting, arrangement, structuring, syndication, ticking, unused line, commitment, success, original issue discount, consent, amendment, upfront or similar fees, and other fees payable in connection therewith that are not generally ~~shared with~~paid to all relevant lenders providing such New Term Loan Commitments and related New Term Loans, that may be agreed to among the Borrower or applicable Credit Party and the lender(s) providing and/or arranging such New Term Loan Commitments and related New Term Loans may be paid in connection with such New Term Loan Commitments. The terms and provisions of any New Term Loans and New Term Loan Commitments of any Series not effected pursuant to a Term Loan Increase shall be on terms and documentation set forth in the applicable Joinder Agreement as determined by the Borrower; provided that:

(i)           other than with respect to Indebtedness incurred pursuant to the Inside Maturity Basket, the applicable New Term Loan Maturity Date of each Series shall be no earlier than the ~~Initial~~Amendment No. 3 Refinancing Term Loan Maturity Date;

(ii)            other than with respect to Indebtedness incurred pursuant to the Inside Maturity Basket, the Weighted Average Life to Maturity of the applicable New Term Loans of each Series shall be no shorter than the Weighted Average Life to Maturity of the ~~Initial Term Loans (without giving effect to any previous amortization payments or prepayments of the Initial Term Loans)~~Amendment No. 3 Refinancing Term Loans;

(iii)            the New Term Loans and New Term Loan Commitments (w) shall rank pari passu or junior in right of payment with any First Lien Obligations outstanding under this Agreement, (x) may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder, (y) shall not be guaranteed by any ~~Person~~Subsidiary other than a Guarantor hereunder and (z) shall be unsecured or rank pari passu or junior in right of security with any First Lien Obligations outstanding under this Agreement and, if secured, shall not be secured by assets of a Credit Party other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent (and, at the request of the Borrower, the Administrative Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower));

(iv)            the pricing, interest rate margins, discounts, premiums, interest rate floors, fees, and amortization schedule applicable to any New Term Loans shall be determined by the Borrower or applicable Credit Party and the lender(s) thereunder; provided, however, that~~, with~~ if the Effective Yield in respect ~~to~~of any New Term Loans made under New Term Loan Commitments that are incurred ~~(x)~~ pursuant to clause (~~i~~iv) of the definition of “Maximum Incremental Facilities Amount~~,” (y) not in connection with any acquisition or Investment and mature earlier than the date that is eighteen months after the Initial~~” (measured at the time of incurrence) that satisfy all of the following: (A) rank pari passu in right of payment and security with the Amendment No. 3 Refinancing Term Loans, (B) constitute broadly syndicated Dollar denominated floating rate term “B” loans (as determined by the Borrower in good faith), (C) not incurred in connection with a Permitted Acquisition or permitted Investment, (D) measured at the time of incurrence, are in excess of (taking in aggregate with all such other New Term Loans previously excluded from MFN Adjustment as a result of this clause (D)) an amount equal to the greater of (x) $400 million and (y) 100% of the Consolidated EBITDA (on a Pro Forma Basis) for the most recently ended Test Period, (E) scheduled to mature earlier than one day after the Amendment No. 3 Refinancing Term Loan Maturity Date, and (~~z~~F) prior to the date that is six (6) months after the

~~Closing~~Amendment No. 3 Effective Date, if the Effective Yield in respect of any New Term Loans that rank pari passu in right of payment and security with the ~~Initial~~Amendment No. 3 Refinancing Term Loans as of the date of funding thereof exceeds the Effective Yield in respect of any ~~Initial~~Amendment No. 3 Refinancing Term Loans by more than 0.75%, the Applicable Margin in respect of such ~~Initial~~Amendment No. 3 Refinancing Term Loans shall be adjusted so that the Effective Yield in respect of such ~~Initial~~Amendment No. 3 Refinancing Term Loans is equal to the Effective Yield in respect of such New Term Loans minus 0.75% (all adjustments made pursuant to this clause (iv), the “MFN Adjustment”); provided, further, to the extent any change in the Effective Yield of the ~~Initial~~Amendment No. 3 Refinancing Term Loans is necessitated by this clause (iv) on the basis of an effective interest rate floor in respect of the New Term Loans, the increased Effective Yield in the ~~Initial~~Amendment No. 3 Refinancing Term Loans shall (unless otherwise agreed in writing by the Borrower) have such increase in the Effective Yield effected solely by increases in the interest rate floor(s) applicable to the ~~Initial~~Amendment No. 3 Refinancing Term Loans; and

(v)           all other terms of any New Term Loans (other than as described in clauses (i), (ii) (iii) and (iv) above) may differ from the terms of the ~~Initial~~Amendment No. 3 Refinancing Term Loans if reasonably satisfactory to the Borrower and the lender(s) providing such New Term Loans.

(e)                 The terms and provisions of any New Revolving Credit Commitments and the related New Revolving Credit Loans shall be identical to the Class of Commitments and related Revolving Loans subject to increase by such New Revolving Credit Commitments and New Revolving Credit Loans; provided~~,~~ that, underwriting, arrangement, unused line, structuring, ticking, commitment, upfront or similar fees, success and other fees payable in connection therewith that are not shared with all relevant lenders providing such New Revolving Credit Commitments and related New Revolving Credit Loans, that may be agreed to among the ~~Borrower~~applicable Credit Party and the lender(s) providing and/or arranging such New Revolving Credit Commitments may be paid in connection with such New Revolving Credit Commitments. Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall have terms and conditions set forth in the applicable Joinder Agreement as determined by the Borrower; provided that notwithstanding anything to the contrary in this Section 2.14 or otherwise:

(i)              any such Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall rank pari passu or junior in right of payment and of security with the Revolving Credit Loans or be unsecured;

(ii)               any such Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall not mature earlier than the Revolving Credit Maturity Date, determined at the time of establishment of such Incremental Revolving Credit Commitments (and, if applicable, shall be subject to a subordination agreement and/or the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent (such approval not to be unreasonably withheld, delayed, conditioned or denied));

(iii)               the borrowing and repayment (except for (1) payments of interest and fees at different rates on Additional Revolving Credit Commitments (and related outstandings), (2) repayments required upon the Maturity Date of such Additional Revolving Credit Commitments, and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (v) below)) of Additional Revolving Credit Loans with respect to Additional Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Commitments on such Increased Amount Date;

(iv)               subject to the provisions of Section 3.12 to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exists Revolving Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders with Revolving Commitments in accordance with their percentage of such Revolving Commitments on the applicable Increased Amount Date (and except as provided in Section 3.12, without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued);

(v)              the permanent repayment of Incremental Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments on such Increased Amount Date, except that the Borrower shall be permitted, in its sole discretion, to permanently repay and terminate commitments of any such Class on a greater than a pro rata basis (x) as compared to any other Class with a later Maturity Date than such Class and (y) as compared to any other Class in connection with the refinancing thereof with Refinancing Revolving Credit Commitments;

(vi)               assignments and participations of Additional Revolving Credit Commitments and Additional Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to the then-outstanding Revolving Commitments and Revolving Loans on the applicable Increased Amount Date; and

(vii)               the pricing, fees and other immaterial terms of the Additional Revolving Credit Loans may be different and shall be determined by the Borrower and the lender(s) thereunder.

(f)                  Each Joinder Agreement may, with the consent of the New Revolving Loan Lenders or New Term Loan Lenders, as applicable, and without the consent of any other Lenders, (x) effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14~~.~~, (y) at the option of the Borrower, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes including, for the avoidance of doubt, any increase in the applicable yield relating to any existing Class of Term Loans to achieve fungibility for U.S. federal income tax purposes with any existing Class of Term Loans and (z) include any other terms permitted by the provisions above in this Section 2.14. In addition, if required to consummate a Term Loan Increase, or New Revolving Credit Commitments, the pricing, interest rate margins, rate floors, undrawn fees and premiums on the applicable Credit Facility being increased may be increased or extended but additional upfront fees, original issue discount or similar fees may be payable to the Lenders participating in any such Term Loan Increase or New Revolving Credit Commitments without any requirement to pay such amounts to any existing Lenders.

(g)                (i) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (B) if not consistent with the terms of the applicable Existing Term Loan Class, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the ~~Initial~~Amendment No. 3 Refinancing Term Loan Maturity Date (a “Permitted Other Provision”); provided, however, that (1) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in Section 2.14(g)(iv)), (2)(A) pricing terms shall be determined in good faith by the Borrower and the interest margins and floors with respect to the Extended Term Loans may be higher or lower than the interest margins and floors for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or AHYDO Payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extended Term Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of any Class of Term Loans hereunder, (4) Extended Term Loans may have call protection terms as may be agreed by the Borrower and the Lenders thereof and (5) no consent shall be required by the Administrative Agent or any of the Lenders. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted; provided that any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased).

(ii)       The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of any Class, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related Revolving Loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Revolving Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Revolving Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) (a “Revolving Credit Loan Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which, shall, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (B) if not consistent with the terms of the applicable Existing Revolving Credit Commitments, shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of such Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing Existing Revolving Credit Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the latest maturity date of any Revolving Commitments then outstanding under this Agreement, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest margins and floors with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins and floors for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A) and (y) the commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.14(g) or otherwise, assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.7. No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Revolving Credit Loan Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Revolving Commitments other than the Existing Revolving Credit Class from which such Extended Revolving Credit Commitments were converted.

(iii)       Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into

Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all then-outstanding Revolving Commitments for purposes of the obligations of a Revolving Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the L/C Facility Maturity Date may be extended and the related obligations to issue Letters of Credit may be continued so long as the Letter of Credit Issuer has consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv)       Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the last sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Borrower, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Class of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. In addition to any terms and changes required or permitted by Section 2.14(g)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 (if any) to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and Section 2.14(g)(ii) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans and Incremental Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.

(v)       Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clause (g)(i) and/or clause (g)(ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans; provided that any Extended Term

Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Term Loans other than the Existing Term Loan Class from which such Extended Term Loans were converted (in which case scheduled amortization with respect thereto shall be proportionally increased), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any then outstanding Class of Revolving Credit Commitments other than the Existing Revolving Credit Class from which such Extended Revolving Credit Commitments were converted and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(vi)       The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

(vii)       No conversion of Loans pursuant to any extension in accordance with this Section 2.14(g) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h)                The Credit Parties may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “New Refinancing Term Loan Commitments”) or (ii) increases to one or more existing Classes of term loans under this Agreement (provided that the loans under such new commitments shall be fungible for U.S. federal income tax purposes with the existing Class of Term Loans proposed to be increased on the Refinancing Facility Closing Date for such increase) (any such increase to an existing Class, collectively with New Refinancing Term Loan Commitments, “Refinancing Term Loan Commitments”), or (B) (i) the establishment of one or more new Classes of revolving credit commitments under this Agreement (any such new Class, “New Refinancing Revolving Credit Commitments”) or (ii) increases to one or more existing Classes of Revolving Commitments (any such increase to an existing Class, collectively with the New Refinancing Revolving Credit Commitments, “Refinancing Revolving Credit Commitments” and, collectively with any Refinancing Term Loan Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower, any one or more then-existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.

(i)              Any Refinancing Term Loans made pursuant to New Refinancing Term Loan Commitments or any New Refinancing Revolving Credit Commitments made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Credit Commitments, as applicable, for all purposes of this Agreement unless designated as a part of an existing Class of Term Loans or Revolving Commitments in accordance with this Section 2.14(h). On any Refinancing Facility Closing Date on which any Refinancing Term Loan Commitments of any Class are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.14(h), (x) each Refinancing Term Lender of such Class shall make a term loan to the Borrower (each, a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Loan Commitment of such Class and (y) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing

Term Loan Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction or waiver of the terms and conditions in this Section 2.14(h), (x) each Refinancing Revolving Credit Lender of such Class shall make its Refinancing Revolving Credit Commitment available to the Borrower (when borrowed, a “Refinancing Revolving Credit Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (y) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Credit Loans of such Class made pursuant thereto.

(ii)               Each Refinancing Loan Request from the Borrower pursuant to this Section 2.14(h) shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments and identify the Refinanced Debt with respect thereto. Refinancing Term Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided that (i) the Administrative Agent and, with respect to any Refinancing Revolving Credit Commitments and the Letter of Credit Issuer shall have consented (in each case, such consent not to be unreasonably conditioned, withheld, denied or delayed) to such Additional Lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under Section 13.7(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Additional Lender, (ii) with respect to Refinancing Term Loans, any Affiliated Lender providing a Refinancing Term Loan Commitment shall be subject to the same restrictions set forth in Section 13.7(h)(iii) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Refinancing Revolving Credit Commitments.

(iii)               The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (each, a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(A)               each Refinancing Commitment shall be in an aggregate principal amount that is not less than $5,000,000 (or, in the case of Refinancing Commitments denominated in Euros, €1,000,000) (provided that such amount may be less than $5,000,000 (or €5,000,000) if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (y) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Credit Commitments), and

(B)               the Refinancing Term Loans made pursuant to any increase in any existing Class of Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class.

(iv)               Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected, (a) there shall be an automatic adjustment to the participations hereunder in Letters of Credit held by each Revolving Lender under the Revolving Commitments so that each such Revolving Lender shares ratably in such participations in accordance with their Revolving Commitments under all Revolving Commitments (after giving effect to the establishment of such Refinancing Revolving Credit Commitments), (b) each Refinancing Revolving Credit Commitment shall be deemed for all purposes a Revolving Commitment and each Refinancing Revolving Credit Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Refinancing Revolving Credit Lender shall become a Lender with respect to the Refinancing Revolving Credit Commitments and all matters relating thereto. Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the establishment of a new Class of Revolving Commitments pursuant to this Section 2.14(h), if, on such date, there are any Revolving Loans under any Revolving Commitments then outstanding, such Revolving Loans shall be prepaid from the proceeds of a new Borrowing of the Refinancing Revolving Credit Loans under such new Class of Refinancing Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all Revolving Loans under all Revolving Commitments will be held by all Revolving Lenders with Revolving Commitments (including Lenders providing such Refinancing Revolving Credit Commitments) ratably in accordance with all of their respective Revolving Commitments of all Classes (after giving effect to the establishment of such Refinancing Revolving Credit Commitments). Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the increase to any existing Class of Revolving Commitments pursuant to this Section 2.14(h), if, on the date of such increase, there are any Revolving Loans outstanding under such Class of Revolving Commitments being increased, each of the Revolving Lenders under such Class shall automatically and without further act be deemed to have assigned to each of the Refinancing Revolving Credit Lenders under such Class, and each of such Refinancing Revolving Credit Lenders shall automatically and without further act be deemed to have purchased and assumed, at the principal amount thereof, such interests in the Revolving Loans of such Class outstanding on such Refinancing Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, such Revolving Loans of such Class will be held by existing Revolving Lenders under such Class and Refinancing Revolving Credit Lenders under such Class ratably in accordance with their respective Revolving Commitments of such Class after giving effect to the addition of such Refinancing Revolving Credit Commitments to such existing Revolving Commitments under such Class. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the two preceding sentences.

(v)              The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Loan Commitments or the Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any Class of Term Loans or Revolving Commitments, as applicable, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (A) or (B) below, as applicable, and otherwise shall either, at the option of the Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower) or (y) if not consistent with the terms of the corresponding Class of Term Loans or Revolving Commitments, as applicable, not be materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the applicable Class of Term Loans or Revolving Commitments being refinanced or replaced (except (1) covenants or other provisions applicable only to periods after the Maturity Date (as of the applicable Refinancing Facility Closing Date) of such Class being refinanced and (2) pricing (as to which neither ~~Section 2.14(d)(iv)~~the MFN Adjustment nor any other “most-favored nation” provision shall apply), fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower) unless the Lenders under the Term Loans or Revolving Commitments, as applicable, each existing on the Refinancing Facility Closing Date, receive the benefit of such more restrictive terms. In any event:

(A)               the Refinancing Term Loans:

(1)                (I) shall rank pari passu or junior in right of payment with any First Lien Obligations outstanding under this Agreement and (II) shall be unsecured or rank pari passu or junior in right of security with any First Lien Obligations outstanding under this Agreement and, if secured, shall not be secured by assets of the Credit Parties other than Collateral (and, if applicable, shall be subject to a subordination agreement and/or the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent (and, at the request of the Borrower, the Administrative

Agent and the Collateral Agent shall promptly execute and deliver any such other agreement or arrangement that is reasonably acceptable to the Administrative Agent and the Borrower));

(2)                other than Indebtedness incurred pursuant to the Inside Maturity Basket, as of the Refinancing Facility Closing Date, shall not have a Maturity Date earlier than the Maturity Date of the Refinanced Debt;

(3)                shall have an amortization schedule as determined by the Borrower and the applicable new Refinancing Term Lenders, provided that, as of the Refinancing Facility Closing Date, other than Indebtedness incurred pursuant to the Inside Maturity Basket, such Refinancing Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity (without giving effect to any amortization or prepayments on the outstanding Refinanced Debt) of the Refinanced Debt on the date of incurrence of such Refinancing Term Loans;

(4)                shall have an Effective Yield determined by the Borrower and the applicable Refinancing Term Lenders;

(5)                may provide for the ability to participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of Term Loans hereunder;

(6)                unless otherwise permitted hereby (including utilization of any other available baskets or incurrence-based amounts as permitted hereunder), shall not have a greater principal amount than the principal amount of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, unused commitment fees, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Term Loans; and

(7)                may not be guaranteed by any Subsidiary other than a Credit Party;

(B)               the Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans:

(1)                (I) shall rank pari passu or junior in right of payment and (II) shall be pari passu or junior in right of security with the Revolving Credit Loans, or be unsecured;

(2)                other than Indebtedness incurred pursuant to the Inside Maturity Basket, as of the Refinancing Facility Closing Date, shall not mature earlier than, or provide for mandatory scheduled commitment reductions prior to, the maturity date with respect to the Refinanced Debt;

(3)                shall provide that the borrowing, prepayments and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the ~~maturity date~~Maturity Date of the Refinancing Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (4) below)) of Revolving Loans with respect to Refinancing Revolving

Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis with all other Revolving Commitments existing on the Refinancing Facility Closing Date;

(4)                shall provide that the permanent repayment of Revolving Loans with respect to, and termination or reduction of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis, except that (x) Refinancing Revolving Credit Commitments may participate on a greater than pro rata basis in any permanent prepayments and termination with other Revolving Commitments, and (y) the Borrower shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Revolving Loans on a greater than pro rata basis as compared to any other Class of Revolving Loans with a later maturity date than such Class or in connection with any refinancing thereof permitted by this Agreement) with all other Revolving Commitments existing on the Refinancing Facility Closing Date;

(5)                shall have an Effective Yield determined by the Borrower and the applicable Refinancing Revolving Credit Lenders;

(6)                unless otherwise permitted hereby (including utilization of any other available baskets or incurrence-based amounts as permitted hereunder), shall not have a greater principal amount of Commitments than the principal amount of the utilized Commitments of the Refinanced Debt (plus the amount of any unused commitments thereunder), plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the Refinanced Debt, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Refinanced Debt and the incurrence or issuance of such Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans; and

(7)                may not be guaranteed by any Restricted Subsidiary other than a Credit Party.

(vi)               Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent. The Refinancing Amendment may, without the consent of any other Credit Party, Agent or Lender, (x) effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14(h) and (y) at the option of the Borrower in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes including, for the avoidance of doubt, any increase in the applicable yield relating to any existing Class of Term Loans to achieve fungibility for U.S. federal income tax purposes with any existing Class of Term Loans. In addition, if required to consummate a Refinancing Term Loan or Refinancing Revolving Credit Commitments, the pricing, interest rate margins, rate floors, undrawn fees and premiums on the applicable Credit Facility being increased may be increased or extended but additional upfront fees, original issue discount or similar fees may be payable to the Lenders participating in any such Refinancing Term Loan or Refinancing Revolving Credit Commitments without any requirement to pay such amounts to any existing Lenders. The Borrower will use the proceeds, if any, of the Refinancing Term Loans and Refinancing Revolving Credit Commitments in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.

(vii)               The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14(h) (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Refinanced Debt on such terms as may be set forth in the relevant Refinancing Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such refinancing or any other transaction contemplated by this Section 2.14.

2.15              Permitted Debt Exchanges.

(a)                 Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by ~~the Borrower~~a Credit Party (other than Holdings), the Borrower or any other Credit Party (other than Holdings) may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes or mezzanine Indebtedness, in the case of securities, whether issued in a public offering, Rule 144A or other private placement or any bridge facility in lieu of the foregoing or otherwise (such notes or mezzanine Indebtedness, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied or waived: (i) unless otherwise permitted hereby (including utilization of any other available baskets or incurrence-based amounts as permitted hereunder), the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest, fees and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the exchange of such Term Loans and the issuance of such Permitted Debt Exchange Notes, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (v) any applicable Minimum Tender Condition shall be satisfied (or waived by the Borrower in its sole discretion).

(b)                With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c)                 In connection with each Permitted Debt Exchange, the ~~Borrower~~applicable Credit Party and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d)                The ~~Borrower~~Credit Parties shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

2.16             Defaulting Lenders.

(a)                 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders, ” “Required Facility Lenders” and Section 13.1.

(ii)               Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders, any Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender, any Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)               Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee payable under Section 4 or any interest at the Default Rate payable under Section 2.8(d) for any period during which that Lender is a

Defaulting Lender (and the Borrower shall not be required to pay any such fee or interest that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable Revolving Credit Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16(a)(ii).

(C)         With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)               Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s applicable Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s applicable Revolving Commitment(s). Subject to Section 13.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)              Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected the Letter of Credit Issuer may require the Borrower to, without prejudice to any right or remedy available to them hereunder or under applicable law, Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b)                Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17             Designation of Borrowers.

(a)                 The Borrower may from time to time designate one or more Additional Borrowers for purposes of this Agreement by delivering to the Administrative Agent:

(i)                  written notice (including via email) of election to become an Additional Borrower (an “Election to Participate”) duly executed on behalf of such Restricted Subsidiary and the Borrower no less than fifteen (15) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the proposed effectiveness of such election;

(ii)                all documentation and other information with respect to such Subsidiary as reasonably requested in writing no fewer than ten (10) Business Days prior to the proposed effectiveness of such Election to Participate by the Administrative Agent or any applicable Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, no later than three (3) Business Days prior to the date of Election to Participate (or such later date as may be agreed by the Administrative Agent);

(iii)              no later than three (3) Business Days prior to the date of Election to Participate, if such Additional Borrower qualifies as a “legal entity” customer under 31 C.F.R. §1010.230 and the Administrative Agent or any applicable Lender has requested such certification at least ten (10) Business Days prior to the date of Election to Participate, a beneficial ownership certification in relation to such Additional Borrower, which certification shall be substantially similar to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association;

(iv)               (A) solely to the extent such Additional Borrower is not already a Credit Party, all documents, updated schedules, instruments, certificates and agreements, and all other actions and information, then required by or in respect of such Additional Borrower by Section 9.11 or by the Security Documents (without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions), (B) 100% of the Equity Interests of such Additional Borrower shall be owned by a Credit Party and shall be subject to a valid and perfected and enforceable Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents (subject, as to enforceability, to (i) applicable bankruptcy, concurso mercantile, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (ii) with respect to enforceability against Foreign Subsidiaries or under foreign laws, and the effect of foreign laws, rules and regulations as they relate to Foreign Security Documents) and, if applicable, the requirements of Section 9.11 or the applicable Security Documents shall have been satisfied with respect to such Equity Interests (without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions), (C) a customary legal opinion if reasonably requested by the Administrative Agent and (D) a customary secretary’s certificate attaching such equivalent documents as were delivered by the original Borrower on the Closing Date;

(v)                documentation reasonably satisfactory to the Administrative Agent pursuant to which (i) each then-existing Borrower unconditionally Guarantees the Borrowings of the Additional Borrower on terms substantially consistent with the Guarantors’ Guarantee of the initial Borrower’s obligations hereunder and (ii) solely to the extent such Additional Borrower is not already a Guarantor, each Additional Borrower unconditionally Guarantees the Borrowings of each then-existing Borrower on terms substantially consistent with the Guarantors’ Guarantee of the initial Borrower’s obligations hereunder;

(vi)               a certificate of an Authorized Officer of the Borrower stating that as of the date the Additional Borrower joins this Agreement as such, no Event of Default has occurred and is continuing or would result therefrom;

(vii)             promissory notes in respect of such Additional Borrower in favor of any Lender requesting such promissory notes, in form and substance consistent with the Notes set forth in Exhibit I-1 and Exhibit I-2 (modified to reflect such Additional Borrower); and

(viii)           a customary joinder agreement whereby the Additional Borrower becomes party hereto as a Borrower and appoints the Borrower as a “Borrower Agent” hereunder and under the other Credit Documents, in form and substance reasonably satisfactory to the Administrative Agent.

(b)             After such deliveries, the appointment of the Additional Borrower shall be effective upon the effectiveness of an amendment to this Agreement and any applicable Credit Document necessary (in the reasonable judgment of the Administrative Agent) to give effect to the appointment of such Additional Borrower, including amendments to disambiguate certain uses of the word “Borrower” and related terms hereunder and the designation of Diamond (BC) B.V. for notices and other administrative purposes hereunder; provided that, for the avoidance of doubt, the Administrative Agent shall not have any right to consent to the designation of any Additional Borrower and shall not be required to approve the addition of such Additional Borrower to the extent the requirements of Section 2.17(a) have been met.

(c)              The Borrower and the Additional Borrowers shall be jointly and severally liable with respect to the Obligations.

2.18             Benchmark Replacement Setting.

(i)        Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each applicable Class of Loans.

(ii)       In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii)       The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iii) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.18.

(iv)       Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Term SOFR, LIBO Rate, EURIBO Rate, TIBOR Rate, CDOR Rate or BBSY) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a

Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)       Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate, the Borrower may revoke any request for a Eurocurrency Borrowing or SONIA Rate Borrowing of, conversion to or continuation of Eurocurrency Loans or SONIA Rate Borrowings to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any such request for a Eurocurrency Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans and (y) any request for a Eurocurrency Borrowing or a SONIA Rate Borrowing denominated in an Alternative Currency shall be deemed ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Eurocurrency Loan or SONIA Rate Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Loan, then (i) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Loan is denominated in any Alternative Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, local time, the Administrative Agent is authorized to effect such conversion of such Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such applicable Currency pursuant to this Section 2.18, such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan or SONIA Rate Loan denominated in such original Alternative Currency on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Alternative Currency.

(vi)         To the extent administratively and operationally feasible, the Administrative Agent shall use commercially reasonable efforts to ensure that any Benchmark Replacement shall meet the standards set forth in Proposed Section 1.1001-6 of the United States Treasury Regulations (or any successor or final version of such regulation) so as not to be treated as a “modification” (and therefore an exchange) of this Agreement for purposes of Section 1.1001-3 of the United States Treasury Regulations, it being understood that for these purposes, the substantially equivalent fair market value requirement of Proposed Treasury Regulations 1.1001-6(b)(2) shall be deemed satisfied, and it being further understood that the Administrative Agent shall not be required to take any action under this provision that would cause it any commercially unreasonable burden as determined in good faith by the Administrative Agent.

SECTION 3

Letters of Credit

3.1                Letters of Credit.

(a)                 Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the earlier of (i) the L/C Facility Maturity Date and (ii) the Revolving Credit Termination Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 3, to issue from time to time for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of the Borrower or any Subsidiary) ~~trade~~commercial and standby Letters of Credit in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.

(b)                Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) unless otherwise agreed to by the Letter of Credit Issuer, each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (except as set forth in Section 3.2(d)); provided, in each case, that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, the Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized or backstopped, or approved by the Required Revolving Credit Lenders; (iv) the Letter of Credit shall be denominated in Dollars or any Alternative Currency; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; (vi) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the cure or waiver of such Default or Event of Default in accordance with the provisions of Section 13.1; ~~and~~ (vii) unless otherwise agreed to by the Letter of Credit Issuer, no Letter of Credit shall be issued the Stated Amount of which would exceed, when added together with all other Letters of Credit issued by such Letter of Credit Issuer, the Letter of Credit Percentage for such Letter of Credit Issuer multiplied by the Letter of Credit ~~Sublimit~~Commitment and (viii) no Letter of Credit Issuer shall be obligated to issue Letters of Credit denominated in South African rand.

(c)                 Upon at least three Business Days’ prior written notice to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part without prepayment or penalty; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment. The Borrower, with the consent of the Required Revolving Credit Lenders and each of the Letter of Credit Issuers providing such increase, shall have the right, on any day, to increase the Letter of Credit Commitment in an amount up to the Revolving Credit Commitments on such date (provided that the Letter of Credit Percentage of each Letter of Credit Issuer providing such increase shall be increased and the Letter of Credit Percentage of each other Letter of Credit Issuer shall be decreased, as applicable, to give effect to such increase in the Letter of Credit Commitment).

(d)                Notwithstanding anything to the contrary provided in this Agreement, the Existing Letters of Credit shall be deemed issued under this Agreement from and after the Closing Date.

(e)                 The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any material restriction, reserve or capital requirement (in each case, for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it;

(ii)               the issuance of such Letter of Credit would violate one or more of the policies of the Letter of Credit Issuer now or hereafter applicable to letters of credit generally;

(iii)               except as otherwise agreed by the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $10,000 or €10,000 (or other Alternative Currency, a like amount) (or such lower amount as may be agreed to by the Letter of Credit Issuer);

(iv)               unless the Letter of Credit Issuer otherwise agrees, such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;

(v)              such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;

(vi)               the Stated Amount of such Letter of Credit would cause the aggregate Stated Amount of all outstanding Letters of Credit issued by the Letter of Credit Issuer to exceed the aggregate amount of such Letter of Credit Issuer’s Letter of Credit Percentage of the Letter of Credit Commitment; or

(vii)               if a Lender Default exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to the Letter of Credit Issuer to eliminate the Letter of Credit Issuer’s risk with respect to such Revolving Lender or such risk has been reallocated in accordance with Section 2.16.

(f)                  The Letter of Credit Issuer shall not increase the Stated Amount of any Letter of Credit if the Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(g)                The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h)                The Letter of Credit Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

3.2                Letter of Credit Requests.

(a)                 Whenever the Borrower desires that a Letter of Credit be issued for its account (or, so long as the Borrower is the primary obligor, for the account of the Borrower or any Restricted Subsidiary) or amended, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. at least three (3) Business Days (or such other period as may be agreed upon by the Borrower, the Administrative Agent and the Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.

(b)                In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof; (C) the proposed currency thereof; (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (H) the identity of the applicant; and (I) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of

Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may reasonably require.

(c)                 Unless the Letter of Credit Issuer has received written notice from the Required Revolving Credit Lenders, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 6 (solely with respect to any Letter of Credit issued on the Closing Date) and 7 shall not then be satisfied to the extent required thereby or waived in accordance with Section 13.1, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of the Borrower or any Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.

(d)                If the Borrower so requests in any Letter of Credit Request, the Letter of Credit Issuer shall agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”) in its sole discretion and on terms reasonably acceptable to the applicable Letter of Credit Issuer; provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has reasonably determined that it would not be permitted~~, or would have no obligation,~~ at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension until such conditions can be satisfied or are waived in accordance with Section 13.1.

(e)                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Letter of Credit) to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, the Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time.

3.3                Letter of Credit Participations.

(a)                 Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Lender (each such Revolving Lender, in its capacity under this Section 3.3, an “L/C Participant”) (regardless of whether the conditions set forth in Section 7 have been satisfied or waived), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b)                In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of bad faith, material breach, gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c)                 In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall within one Business Day of such notice pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of the Dollar Equivalent of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d)                Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the Dollar Equivalent of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)                 The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(f)                  If any payment received by the Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any circumstance described in Section 13.20 (including pursuant to any settlement entered into by the Letter of Credit Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

3.4                Agreement to Repay Letter of Credit Drawings.

(a)                 The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in the same amount and in the same currency in which such drawing was made unless the Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars; provided that drawings under Letters of Credit denominated in South African rand shall be reimbursed in Dollars based on the Dollar Equivalent amount of the drawing determined on the date of the drawing promptly following the occurrence of such drawing . In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Letter of Credit Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Any such reimbursement shall be made by the Borrower to the Letter of Credit Issuer in immediately available funds and in the applicable ~~currency~~Currency (whether with its own funds or with the proceeds of any Borrowings of Revolving Loans under this Agreement) for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives a written notice (the “Notice of Drawing”) of such payment or disbursement (the “Reimbursement Date”) (which Notice of Drawing shall also be delivered to the Administrative Agent), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be (i) with respect to a Letter of Credit denominated in Dollars, the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time, and (ii) with respect to a Letter of Credit denominated in an Alternative Currency, the Applicable Margin for Eurocurrency Loans (or SONIA Rate Loans if such Letters of Credit are denominated in Pounds Sterling) that are Revolving Credit Loans plus the Eurocurrency Rate (or SONIA Rate, if applicable) as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 1:00 p.m. on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Lenders make Revolving Loans (which shall be ABR Loans) in Dollars on the Reimbursement Date in the amount, or the Dollar Equivalent of the amount, as applicable, of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. on such Reimbursement Date by making the amount of such Revolving Loan available to the Administrative Agent. Such Revolving Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Loans when due in accordance with the terms of this Agreement.

(b)                The obligation of the Borrower to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing (and the obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit in accordance with Section 3.3) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)              any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)               the existence of any claim, set-off, defense (other than a defense of payment or performance) or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)               waiver by the Letter of Credit Issuer of any requirement that exists for the Letter of Credit Issuer’s protection and not the protection of the Borrower (or a Restricted Subsidiary) or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or a Restricted Subsidiary);

(v)              any payment made by the Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vi)               any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(vii)               honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(viii)               any adverse change in any relevant exchange rates or in the relevant currency markets generally; or

(ix)               any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or a Restricted Subsidiary) (other than the defense of payment or performance).

(c)                 The Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith, material breach or gross negligence on the part of the Letter of Credit Issuer (or any of its Related Parties) as determined in the final non-appealable judgment of a court of competent jurisdiction.

3.5                Increased Costs. If after the Closing Date, any Change in Law shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on the Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any such increase or reduction attributable to Indemnified Taxes, Other Taxes or Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such material increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date or to the extent the Letter of Credit Issuer or L/C Participant is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable letter of credit facilities similar to the Letter of Credit Commitment. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error. The Borrower shall promptly pay such Letter of Credit Issuer or an L/C Participant, as the case may be, the amount shown as due on any such certificate after receipt thereof.

3.6                New or Successor Letter of Credit Issuer.

(a)                 The Letter of Credit Issuer may resign as the Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower only so long as a Lender that is reasonably acceptable to the Borrower has agreed to be appointed as a successor Letter of Credit Issuer and to assume a Letter of Credit Percentage equal to or greater than the Letter of Credit Percentage of the resigning Letter of Credit Issuer, in each case in accordance with this Section 3.6. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer (with the agreement to become a successor issuer of Letters of Credit or a new Letter of Credit Issuer to be in the sole discretion of such Lender), as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned, denied or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as the Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower, and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a Letter of Credit Issuer hereunder. After the resignation or replacement of the Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was the Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)                To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7                Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence, bad faith, material breach or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

The Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

Notwithstanding anything else herein to the contrary (i) neither Barclays Bank PLC, Jefferies Finance, LLC nor any of their respective affiliates that is a Letter of Credit Issuer shall be required to issue a Letter of Credit denominated in any currency other than Dollars and (ii) none of Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Barclays Bank PLC, Royal Bank of Canada, ~~SunTrust~~Truist Bank or Jefferies Finance, LLC, or any of their respective affiliates that are Letter of Credit Issuers, shall be required to issue any “~~documentary~~commercial” letters of credit.

3.8                Cash Collateral.

(a)                 Certain Credit Support Events. Upon the written request of the Administrative Agent or the Letter of Credit Issuer, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 11.12 or Section 11.13, or (iii) the provisions of Section 2.16(a)(v) are in effect, the Borrower shall promptly following any written request by the Administrative Agent or the Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent or a depositary institution designated by the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and agree to maintain, a first priority security interest (subject to Permitted Liens) in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent (with such interest accruing for the benefit of the Borrower). The Borrower shall pay promptly following written demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                 Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2, 11.12 or 11.13 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.7(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer (in consultation with the Borrower) that there exists excess Cash Collateral.

3.9                Governing Law; Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, each Letter of Credit shall be governed by, and shall be construed in accordance with, the rules of the ISP, and as to matters not governed by the ISP, the laws of the State of New York. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to the Borrower for, and the Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.10             Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

3.11             Letters of Credit Issued for the Borrower or Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Borrower or a Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the Subsidiaries.

3.12             Provisions Related to Extended Revolving Credit Commitments. If the L/C Facility Maturity Date in respect of any Class of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other Classes of Revolving Commitments in respect of which the L/C Facility Maturity Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any Class of Revolving Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Letter of Credit Issuer and the Borrower, without the consent of any other Person.

SECTION 4

Fees and Commitment Reductions

4.1                Fees.

(a)                 Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a facility fee (the “Facility Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Facility Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Facility Fee Rate in effect on such day on the aggregate principal amount of Revolving Credit Commitments in effect on such day regardless of usage.

(b)                Without duplication, the Borrower agrees to pay to the Administrative Agent in dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Borrower’s or any Restricted Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the then Applicable Margin for Revolving Credit Loans that are Eurocurrency Loans. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero (or such Letters of Credit have been Cash Collateralized or backstopped in a manner reasonably acceptable to the Letter of Credit Issuer).

(c)                 Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing, or as may be agreed in writing, by the Borrower from time to time.

(d)                Without duplication, the Borrower agrees to pay to the Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Dollar Equivalent Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero (or such Letters of Credit have been Cash Collateralized or backstopped in a manner reasonably acceptable to the Letter of Credit Issuer).

(e)                 Without duplication, the Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the reasonable processing charge that the Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.

(f)                  Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2                Voluntary Reduction or Termination of Revolving Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion) (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Revolving Commitments of any Class in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Commitment of each of the Revolving Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Commitments of any one or more Revolving Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed any Revolving Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Commitments and Revolving Loans of any existing Class into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce any Revolving Commitment of a Defaulting Lender to $0 without affecting the Revolving Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $500,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Revolving Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Commitment of such Class. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may by giving written notice to the Administrative Agent rescind, or extend the date for termination or reduction specified in, any notice delivered under this Section 4.2 on the date of such termination or reduction if such termination or reduction would have occurred in connection with a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

4.3                Mandatory Termination of Commitments.

(a)                 The Initial Term Loan Commitments shall terminate on the Closing Date, contemporaneously with the Borrowing of the Initial Term Loans.

(b)                The Initial Revolving Credit Commitment shall terminate at 12:00 p.m. on the Revolving Credit Maturity Date.

(c)                 The Amendment No. 3 Refinancing Term Loan Commitments shall terminate on the Amendment No. 3 Effective Date, contemporaneously with the Borrowing of the Amendment No. 3 Refinancing Term Loans.

SECTION 5

Payments

5.1                Voluntary Prepayments.

(a)                 The Borrower shall have the right to prepay Loans, including Term Loans and Revolving Loans, as applicable, in each case, other than as set forth in Section 5.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurocurrency Loans or SONIA Rate Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. (i) in the case of Eurocurrency Loans denominated in Dollars, Euros, Canadian Dollars and Japanese Yen, three Business Days prior to ~~or (ii~~the date of such prepayment, (ii) in the case of SONIA Rate Loans denominated in Pounds Sterling and Eurocurrency Loans denominated in Australian Dollars, four Business Days prior to the date of such prepayment or (iii) in the case of ABR Loans, one (1) Business Day prior to the date of such prepayment (or, in any case under the foregoing clauses (a)(i), (a)(ii) and (a)(iii), such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion) and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of (i) any Borrowing of Eurocurrency Loans or SONIA Rate Loans shall be in a minimum amount of $250,000 or ~~€~~£250,000 (respectively) (or, if any other Alternative Currency, the Dollar Equivalent thereof) and in multiples of $100,000 or ~~€~~£100,000 (respectively) (or, if any other Alternative Currency, the Dollar Equivalent thereof) in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $250,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of Eurocurrency Loans or SONIA Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Eurocurrency Loans or SONIA Rate Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Eurocurrency Loans or SONIA Rate Loans; and (c) in the case of any prepayment of Eurocurrency Loans or SONIA Rate Loans pursuant to this Section 5.1 on any day prior to the last day of an Interest Period applicable thereto, the applicable Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Loans pursuant to this Section 5.1 shall be (1) applied to the Class or Classes of Loans as the Borrower may specify and (2) with respect to prepayments of Term Loans, applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, any Replacement Term Loan Repayment Amount, any Refinancing Term Loan Repayment Amount and any Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order (including order of application to scheduled amortization payments) as the Borrower may specify. In the event that the Borrower does not specify the order in which to apply prepayments of Term Loans to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such prepayment be applied to reduce the scheduled installments of principal in direct order of maturity on a pro rata basis with the applicable Class or Classes, if a Class or Classes were specified, or among all Classes of Term Loans then outstanding, if no Class was specified. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender.

(b)                In the event that, prior to the six-month anniversary of the Closing Date, the Borrower (i) makes any prepayment of Initial Term Loans in connection with any Repricing Transaction the primary purpose (as determined by the Borrower in good faith) of which is to decrease the Effective Yield of such Initial Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose (as determined by the Borrower in good faith) of which is to decrease the Effective Yield of the Initial Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of Initial Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii) above, a premium equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(c)                 Notwithstanding anything to the contrary contained in this Agreement, the Borrower may by giving written notice to the Administrative Agent rescind, or extend the date for prepayment specified in, any notice of prepayment under Section 5.1(a) prior to noon (or, such later time as the Administrative Agent may approve in its sole discretion) on the date of such prepayment if such prepayment would have resulted from a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

(d)                In the event that, prior to the six-month anniversary of the Amendment No. ~~1~~3 Effective Date, the Borrower (i) makes any prepayment of Amendment No. ~~1~~3 Refinancing Term Loans in connection with any Repricing Transaction the primary purpose (as determined by the Borrower in good faith) of which is to decrease the Effective Yield of such Amendment No. ~~1~~3 Refinancing Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose (as determined by the Borrower in good faith) of which is to decrease the Effective Yield of the Amendment No. ~~1~~3 Refinancing Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of Amendment No. ~~1~~3 Refinancing Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii) above, a premium equal to 1.00% of the aggregate principal amount of the applicable Amendment No. ~~1~~3 Refinancing Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

5.2                Mandatory Prepayments.

(a)                 Term Loan Prepayments.

(i)       On each occasion that a Prepayment Event occurs, the Borrower shall, within five (5) Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event (other than one covered by clause (iii) below) and within ten (10) Business Days after the receipt of Net Cash Proceeds of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten (10) Business Days after the Deferred Net Cash Proceeds Payment Date), prepay (or cause to prepay), in accordance with Section 5.2(c), Term Loans with an equivalent principal amount equal to 100.0% of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event, ~~the Borrower may~~(A) the percentage in this Section 5.2(a) shall be reduced to (1) 50%, if the Borrower’s First Lien Net Leverage Ratio, calculated as of the last day of the most recent Test Period on or prior to the date the Net Cash Proceeds are required to be offered (after giving Pro Forma Effect thereto), is greater than 3.75 to 1.00 but equal to or less than 4.25 to 1.00 and (2) 0%, if the Borrower’s First Lien Net Leverage Ratio, calculated as of the last day of the most recent Test Period on or prior to the date the Net Cash Proceeds are required to be offered (after giving Pro Forma Effect thereto), is equal to or less than 3.75 to 1.00 (such Net Cash Proceeds not required to prepay the Term Loans, the “Retained Asset Sale Proceeds”), in each case, such ratio shall only be required to be tested once during any applicable reinvestment timeframe, (B) the Borrower may instead use an amount equal to a portion of such Net Cash Proceeds to offer to prepay or repurchase and otherwise prepay or repurchase Permitted Other Indebtedness or other Indebtedness that is permitted hereunder (and with such prepaid or repurchased ~~Permitted Other~~ Indebtedness permanently extinguished) ~~with~~in each case that is secured by a Lien on the Collateral ranking pari passu with the Liens securing any First Lien Obligations (but without regard to control of remedies) outstanding under this Agreement to the extent any applicable Permitted Other Indebtedness Document or any documentation governing such other Indebtedness that is permitted hereunder requires the issuer of such Permitted Other Indebtedness or such other Indebtedness to prepay or make an offer to purchase or prepay such Permitted Other Indebtedness or such other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness ~~with~~or other Indebtedness that is permitted hereunder secured by a Lien on the Collateral ranking pari passu with the Liens securing any First Lien Obligations (but without regard to control of remedies) outstanding under this Agreement and with respect to which such a requirement to prepay or make an offer to purchase or prepay exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness or such other Indebtedness and the outstanding principal amount of Term Loans ~~provided, further, that with respect to any Prepayment Event, (A) the percentage in this Section 5.2(a)(i) shall be reduced to 50% if, at the time of such Prepayment Event, the pro forma First Lien Net Leverage Ratio (after to giving effect thereto) for the most recent Test Period is less than or equal to 4.25 to 1.00 but greater than 3.75 to 1.00 and (B) no prepayment of any Term Loans shall be required under this Section 5.2(a)(i) if, at the time of such Prepayment Event, the First Lien Net Leverage Ratio (after giving effect thereto) for the most recent~~

~~Test Period ended on the last day of the applicable fiscal year is less than or equal to 3.75 to 1.00 (such Net Cash Proceeds not required to prepay the Term Loans, the “Retained Asset Sale Proceeds”)and (C) for the avoidance of doubt, the Borrower shall be permitted to pay down the Revolving Credit Facility with the Net Cash Proceeds during the Reinvestment Period specified in the definition thereof.~~

(ii)       Not later than fifteen Business Days after the date on which financial statements are ~~required to be~~ delivered pursuant to Section 9.1(a) for any fiscal year commencing with the fiscal year ending December 31, 2018, the Borrower shall prepay (or cause to be prepaid), in accordance with Section 5.2(c), Term Loans with a principal amount (the “ECF Payment Amount”) equal to (x) 50% of Excess Cash Flow for such fiscal year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the First Lien Net Leverage Ratio (after to giving ~~effect~~Pro Forma Effect thereto and giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended on the last day of the applicable fiscal year is less than or equal to 4.25 to 1.00 but greater than 3.75 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the First Lien Net Leverage Ratio (after to giving ~~effect~~Pro Forma Effect thereto and giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended on the last day of the applicable fiscal year is less than or equal to 3.75 to 1.00, minus (y) (i) at the option of the Borrower, the principal amount of Initial Term Loans and any other Term Loans, Permitted Debt Exchange Notes, Refinancing Term Loans, Refinancing Revolving Credit Loans, Replacement Term Loans, Extended Term Loans, Extended Revolving Credit Loans, Incremental Loans, Permitted Other Indebtedness and any other Indebtedness that is secured on a pari passu basis with the Initial Term Loans voluntarily prepaid pursuant to Section 5.1 or Section 13.7 (or any other yank-a-bank provisions) or otherwise (in each case, including purchases of the such Indebtedness by Holdings, the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of such Indebtedness shall be deemed not to exceed the actual purchase price of such Indebtedness below par) ~~or otherwise during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 5.2(a)(ii) for any prior fiscal year) or~~, (ii) at the option of the Borrower, ~~after such fiscal year and prior to the date of the required Excess Cash Flow payment, (ii)~~ to the extent accompanied by permanent reductions of the applicable revolving credit commitments, payments of Revolving Loans or loans under other revolving credit facilities ~~during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 5.2(a)(ii) for any prior fiscal year) or, at the option of the Borrower, after such fiscal year and prior to the date of the required Excess Cash Flow payment, (iii) repaid borrowings of Revolving Credit Loans made on the Closing Date to account for any additional original issue discount or upfront fees that are implemented pursuant to the Fee Letter or in connection with the issuance of the Senior Notes on or prior to the Closing Date, (iv~~, (iii) at the option of Borrower, cash amounts used to make prepayments pursuant to “excess cash flow sweep” provisions or similar provisions applicable to any ~~term loans incurred as Permitted Other Indebtedness (~~Indebtedness secured with a Lien on the Collateral ranking pari passu with the Liens securing any First Lien Obligations (but without regard to control of remedies) and only to the extent any amounts payable thereunder are paid on a pro rata basis (or less than pro rata basis) with prepayments of the Term Loans as required by this Section 5.2(a)(ii))~~), and (v) amounts attributable to Foreign Subsidiaries that are not required to be prepaid pursuant to Section 5.2(a)(iv); provided,~~, (iv) at the option of the Borrower, without duplication of amounts deducted pursuant to clause (x) below in prior periods, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, and (v) without duplication of amounts deducted from Excess Cash Flow or ECF Payment Amount pursuant to the provisions above in other periods, and at the option of the Borrower (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding agreements, commitments or letters of intent (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Investments (including Permitted Acquisitions) permitted hereunder, Capital Expenditures, Capitalized Software Expenditures and acquisitions of Intellectual Property, Restricted Payments, any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent that the aggregate amount of cash actually utilized to finance such payment above during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of ECF Payment Amount, at the end of such period of four consecutive fiscal quarters, in each cases of clauses (i) through (v) above, to the extent made during such fiscal year

(without duplication of any payment in such fiscal year that reduced the amount of ECF Payment Amount required to be repaid pursuant to this Section 5.2(a)(ii) for any prior fiscal year) or at the option of the Borrower, after such fiscal year and prior to the date of the required Excess Cash Flow payment in lieu of being deducted from the Excess Cash Flow prepayment in the fiscal year in which actually made and to the extent such payment is not financed with proceeds of long-term Indebtedness (other than revolving loans); provided that a prepayment of the principal amount of Term Loans pursuant to this Section 5.2(a)(ii) in respect of any fiscal year shall only be required in the amount by which the ECF Payment Amount for such fiscal year exceeds ~~$15,000,000 (the “Retained ECF Payment”)~~the greater of (x) $40,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (the “Retained ECF Payments”) and only amount in excess of the Retained ECF Payments shall be used to make such prepayment; provided, further, that at the option of the Borrower, to the extent that the foregoing ~~prepayments exceed the amount of payments otherwise due pursuant to this Section 5.2(a)(ii~~total amounts pursuant to clause (y) exceeds the amount in clause (x) for the applicable fiscal year, such ~~prepayments~~excess amount may be applied to any subsequent fiscal year to reduce the amount required to prepay Term Loans under this Section 5.2(a)(ii).

(iii)       On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 10.1(w), or any Refinancing Term Loans or Replacement Term Loans are incurred, in each case to refinance any Class (or Classes) of Term Loans resulting in Net Cash Proceeds (as opposed to such Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans arising out of an exchange of existing Term Loans for such Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans), the Borrower shall within five (5) Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans prepay, in accordance with Section 5.2(c), such Class (or Classes) of Term Loans in a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans, as applicable.

(iv)       Notwithstanding any other provisions of this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Foreign Subsidiary or, solely for purposes of applying clause (B) of this Section 5.2(a)(iv), a Domestic Subsidiary, giving rise to a prepayment pursuant to clause (i) above (a “Foreign Prepayment Event”) or Excess Cash Flow of a Foreign Subsidiary, or, solely for purposes of applying clause (B) of this Section 5.2(a)(iv), a Domestic Subsidiary, giving rise to a prepayment pursuant to clause (ii) above are prohibited or delayed by any Requirement of Law (including ~~as a result of~~ financial assistance, corporate benefit, restrictions on ~~dividends and~~upstreaming of cash intra-group and the fiduciary and statutory duties of directors), material constituent documents (including as a result of minority ownership in third parties) or any material agreement ~~(including constituent documents)~~ binding on ~~any~~such Foreign Subsidiary~~,~~ (so long as any prohibition is not created in contemplation of such prepayment) from being repatriated to any Credit Party~~, or any such repatriation would reasonably be expected to give rise to personal liability of any director or similar officer of any member of the Group under any Requirement of Law~~, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in clauses (i) and (ii) above, as the case may be, but only so long as the applicable Requirement of Law or material agreement will not permit repatriation to any Credit Party (the Credit Parties hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions (as determined in the Borrower’s reasonable business judgment) for a period of no longer than one (1) year that are reasonably required by the applicable Requirement of Law or material agreement to permit such repatriation to a Credit Party), and once a repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted in such year under the applicable Requirement of Law or material agreement, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten (10) Business Days after such repatriation is permitted) applied (net of any taxes (including withholding taxes), costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) pursuant to clauses (i) and (ii) above, as applicable, and (B) to the extent that the Borrower has determined in good faith that any of or all the repatriation of Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow could have ~~an~~ adverse tax ~~or regulatory consequence~~consequences to Holdings or its Restricted Subsidiaries or any direct or indirect parent thereof with respect to such Net Cash Proceeds or Excess Cash Flow ~~(including~~, which, for the avoidance of doubt, includes but is not limited to~~,~~ any prepayment whereby doing so Holdings~~, the Borrower~~ and ~~their Restricted~~/or its Subsidiaries or ~~any of their respective affiliates or equityholders~~direct or indirect parent entity would incur a tax liability~~,~~ including a tax dividend, deemed dividend pursuant to Section 956 of the ~~Internal Revenue~~ Code or a withholding tax~~)~~, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in clauses (i) and (ii) above~~,~~ and may be retained by the applicable Restricted Subsidiary until such time as it may repatriate such amount without incurring such adverse tax ~~or regulatory~~ consequences (at which time ~~such~~an amount equal to such Net Cash Proceeds or Excess Cash Flow shall be promptly applied to repay the Term Loans in accordance with this Section 5.2). For the avoidance of doubt, so long as an amount equal to the amount of Net Cash Proceeds or Excess Cash Flow, as applicable, required to be applied in accordance with Section 5.2(a)(i) or 5.2(a)(ii), respectively, is applied by the Borrower, nothing in this Agreement (including this Section 5) shall be construed to require any ~~Foreign Subsidiary to repatriate cash.~~repatriation of cash. The non-application of any prepayment amounts as a consequence of this clause (iv) will not, for the avoidance of doubt, constitute a Default or Event of Default, and such amounts shall be available for working capital purposes or other general corporate purposes of Holdings, the Borrower and its Restricted Subsidiaries as long as not required to be prepaid in accordance with the foregoing provisions of this clause (iv).

(b)                Repayment of Revolving Loans. Except as otherwise provided in this Section 5.2(b), if on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds 100% of the Revolving Commitment of such Class then in effect, the Borrower shall promptly repay within one Business Day after receipt of written notice thereof from the Administrative Agent Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Commitments of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess. If the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans exceeds 105% of the Revolving Credit Commitment of such Class as then in effect for three (3) consecutive Business Days solely due to fluctuations in currency exchange rates, the Borrower shall, within three Business Days after the receipt of written notice thereof from the Administrative Agent, repay Revolving Credit Loans in a principal amount such that, after giving effect to such repayment, the Revolving Credit Exposures in respect of such Class do not exceed 100% of the Revolving Credit Commitment of such Class. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans of such Class to the extent required by the preceding sentence, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize or backstop (in the case of a backstop only, on terms reasonably satisfactory to the Letter of Credit Issuer), the Letters of Credit Outstanding in relation to such Class to the extent of such excess and for as long as such excess exists.

(c)                 Application to Repayment Amounts. Subject to Section 5.2(f), except as may otherwise be set forth in any Joinder Agreement, any Refinancing Amendment, any Extension Amendment or any amendment in respect of Replacement Term Loans, each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Initial Term Loans and any New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans then outstanding based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans in direct forward order of scheduled maturity thereof or as otherwise directed by the Borrower; provided any Class of New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans may specify that one or more other Classes of Term Loans may be prepaid prior to (or on a greater than pro rata basis than) such Class of New Term Loans, Refinancing Term Loans, Extended Term Loans and Replacement Term Loans. Any prepayment of Term Loans with the Net Cash Proceeds of, or in exchange for, Permitted Other Indebtedness, Refinancing Term Loans or Replacement Term Loans pursuant to Section 5.2(a)(iii) shall be applied solely to each applicable Class or Classes of Term Loans being refinanced as selected by the Borrower.

(d)                Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Term Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that, if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)                 Application to Revolving Credit Loans. With respect to each prepayment of Revolving Loans required by Section 5.2(a), the Borrower may designate (i) the Types of Revolving Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that (x) each prepayment shall be applied to the prepayment of outstanding Revolving Loans, (y) after giving effect to the preceding clause (x), each prepayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; and (z) notwithstanding the provisions of the preceding clauses (x) or (y), no prepayment of Revolving Loans shall be applied to the Revolving Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. The mandatory prepayments set forth in this Section 5.2 shall not reduce the aggregate amount of Commitments and amounts prepaid may be reborrowed in accordance with the terms hereof.

(f)                  Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) no later than 1:00 p.m. at least three (3) Business Days prior to the date such prepayment is required to be made (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind, or extend the date for prepayment specified in, any notice of prepayment under this Section 5.2(f) if such prepayment would have resulted from a refinancing of all or any portion of any Credit Facility or Credit Facilities or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed. Each such notice shall specify the anticipated date of such prepayment and provide a reasonably detailed estimated calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans to be prepaid in accordance with such prepayment notice of the contents of such prepayment notice and of such Lender’s pro rata share of the estimated prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) or any mandatory prepayment under Section 5.2(a)(iii) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent (and the Administrative Agent shall promptly provide such notice to the Borrower) no later than 3:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

5.3                Method and Place of Payment.

(a)                 All payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, and (except as otherwise specifically provided herein) shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 1:00 p.m., in the case of payments in Dollars and 9:00 a.m. in the case of payments in any Alternative Currency, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by written notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in each case, in the currency in which such Loans are denominated or as otherwise specified herein in the case of Fees. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 1:00 p.m. in the case of payments in Dollars and 9:00 a.m. in the case of payments in any Alternative Currency or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)                Any payments under this Agreement that are made later than 1:00 p.m. in the case of payments in Dollars and 9:00 a.m. in the case of payments in any Alternative Currency may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4                Net Payments.

(a)                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)       All payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable Requirements of Law be made free and clear of and without reduction or withholding for any Taxes.

(ii)       If any applicable Withholding Agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes from any such payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable Requirements of Law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b)                Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above and without duplication of such provisions, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c)                 Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above and without duplication of such provisions, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination exercised in good faith of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. Notwithstanding anything to the contrary contained in this Section 5.4(c), the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 5.4(c) for any incremental interest, penalties or expenses resulting from the failure of such Administrative Agent or Lender to notify the Borrower of such possible indemnification claim within 120 days after the Administrative Agent or such Lender, as applicable, receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d)                Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                 Status of Lenders and Tax Documentation.

(i)       Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such previously provided documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

(ii)       Without limiting the generality of the foregoing:

(A)       each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9;

(B)       each Non-U.S. Lender shall deliver to such Borrower and the Administrative Agent two duly executed originals of whichever of the following is applicable:

(1)       executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form thereto), that claims eligibility for benefits of an income tax treaty to which the United States is a party

(2)       executed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3)       executed copies of Internal Revenue Service Form W-8EXP (or any successor form thereto);

(4)       in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such ~~Foreign~~foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of U.S. Newco within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Non-Bank Tax Certificate”) and that no interest payments in connection with any Credit Documents are effectively connected with the Non-U.S. Lender’s conduct of a U.S. trade or business and (y) Internal Revenue Service Form W-8BEN or W-8BEN-E;

(5)       to the extent a Non-U.S. Lender is not the beneficial owner (for example, where such Non-U.S. Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service

Form W-8BEN or W-8BEN-E, a Non-Bank Tax Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a Non-Bank Tax Certificate substantially in the form of Exhibit K-4 on behalf of each such partner;

(6)       executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)       if a payment made to a Lender under any Credit Document would be subject to any Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(iii)       Notwithstanding anything to the contrary in this Section 5.4, no Lender shall be required to deliver any documentation that it is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.4(e).

(iv)       On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower two duly-signed, properly completed copies of the documentation prescribed in clause (A) or (B) below, as applicable (together with all required attachments thereto): (A) Internal Revenue Service Form W-9 or any successor thereto, or (B) (1) with respect to payments received for its own account, Internal Revenue Service Form W-8ECI or any successor thereto, and (2) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on Internal Revenue Service Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 5.4(e)(iv), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(f)         Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.

In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this Section 5.4(f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 5.4(f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g)                All amounts set out or expressed in this Agreement to be payable by any party to this Agreement to any recipient which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 5.4(h) below, if VAT is or becomes chargeable on any supply made by any recipient to any party under this Agreement and such recipient is required to account to the relevant tax authority for the VAT, that party shall pay to such recipient, as applicable, (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT; provided that such recipient, as applicable, shall promptly provide an appropriate VAT invoice to such party to this Agreement).

(h)                If VAT is or becomes chargeable on any supply made by any recipient (the “Supplier”) to any other recipient (the “VAT Recipient”) under this Agreement, and any party to this Agreement other than the VAT Recipient (the “Subject Party”) is required by the terms of this Agreement to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the VAT Recipient in respect of that consideration):

(i)              where the Supplier is the person required to account to the relevant tax authority for the VAT, the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The VAT Recipient will, where this Section 5.4(h)(~~b~~i) applies, promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the VAT Recipient from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on the supply; and

(ii)               where the VAT Recipient is the person required to account to the relevant tax authority for the VAT, the Subject Party shall promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(i)                  Where this Agreement requires any party to this Agreement to reimburse or indemnify a recipient for any cost or expense, that party shall reimburse or indemnify (as the case may be) such recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(j)                  Any reference in this Section 5.4 to any party to this Agreement shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party to this Agreement shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(k)                In relation to any supply made by a recipient to any party under this Agreement, if reasonably requested by such Recipient, that party must promptly provide details of its VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(l)                  For the avoidance of doubt, for purposes of this Section 5.4, the term Lender includes any Letter of Credit Issuer.

(m)               Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5                Computations of Interest and Fees.

(a)                 Except as provided in the next succeeding sentence, interest on Eurocurrency Loans shall be payable in arrears and calculated on the basis of a 360-day year for the actual days elapsed, except that interest computed by reference to the SONIA Rate with respect to Pounds Sterling, the TIBOR Rate, the BBSY or the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest on ABR Loans shall be payable in arrears and calculated on the basis of a 365- (or 366-, in the case of a leap year) day year for the actual days elapsed. The applicable ABR, LIBO Rate, EURIBO Rate, TIBOR Rate, SONIA Rate, BBSY, and CDOR Rate, shall be determined by the Administrative Agent. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

(b)                Fees and the average daily Stated Amount of Letters of Credit shall be payable in arrears and calculated on the basis of a 360-day year for the actual days elapsed.

5.6                Limit on Rate of Interest.

(a)                 No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)                Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c)                 Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (the “Maximum Rate”), such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6

Conditions Precedent to Initial Borrowing

6.1                Conditions Precedent. The initial Borrowing under this Agreement is subject to the satisfaction or waiver (by the Joint Lead Arrangers and Joint Bookrunner, in its reasonable discretion) of the following conditions precedent:

(a)       Credit Documents. The Administrative Agent (or its counsel) shall have received:

(i)       this Agreement, executed and delivered by a duly Authorized Officer of Holdings and the Borrower;

(ii)       the U.S. Guarantee, executed and delivered by a duly Authorized Officer of each U.S. Guarantor a party thereto;

(iii)       the U.S. Pledge Agreement, executed and delivered by a duly Authorized Officer of each U.S. Credit Party a party thereto;

(iv)       the U.S. Security Agreement, executed and delivered by a duly Authorized Officer of each U.S. Credit Party a party thereto; and

(v)        each other Security Document described on Schedule 6.1(a)(v) executed and delivered by a duly authorized officer of each Credit Party a party thereto.

(b)       Collateral. Except for any items referred to on Schedule 9.14:

(i)       The Collateral Agent shall have received the certificates representing securities of the Borrower and of each U.S. Credit Party’s Wholly-Owned Restricted Subsidiaries to the extent required to be delivered and pledged under the Security Documents (to the extent certificated, accompanied by undated stock (or equivalent) powers endorsed in blank); and

(ii)       All Uniform Commercial Code financing statements or other appropriate filing offices of each jurisdiction of organization of each Credit Party to be filed, registered or recorded to perfect the Liens intended to be created by any Security Document to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording;

provided that each of the requirements set forth in clauses (a) and (b)(ii) (except to the extent that a Lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of certificates, if any, representing the Equity Interests of the Borrower (to the extent the Borrower is a domestic entity) and each Wholly-Owned Restricted Subsidiary that is a Domestic Subsidiary of any Credit Party that constitutes a Material Subsidiary to the extent possession of such certificates perfects a security interest therein) shall not (i) constitute conditions precedent to the initial Borrowing on the Closing Date after the Borrower’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date or without undue burden or expense if the Borrower agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within (x) with respect to the pledge of the equity in the Borrower if the Borrower is not a domestic entity, 10 days after the Closing Date and (y) with respect to each other requirement, 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion) and (ii) (other than in respect of Borrower and Holdings) be subject to the Agreed Security Principles.

(c)       Acquisition. The Acquisition shall have been, or substantially concurrently with the initial Borrowing under this Agreement shall be, consummated in all material respects in accordance with the Acquisition Agreement. No material provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified, or consents granted thereunder, by Holdings in a manner material and adverse to the Lenders (in their capacity as such) without the consent of the Joint Lead Arrangers and Joint Bookrunners (not to be unreasonably withheld, delayed, denied or conditioned and provided that the Joint Lead Arrangers and Joint Bookrunners shall be deemed to have consented to such waiver, amendment, consent or other modification unless they shall object thereto within three (3) Business Days after notice of such waiver, amendment, consent or other modification); provided that (i) any reduction in the purchase price for the Acquisition set forth in the Acquisition Agreement shall not be deemed to be material and adverse to the interests of the Lenders so long as (except in the case of any such decrease (x) pursuant to any purchase price adjustment provisions set forth in the Acquisition Agreement, or (y) that, excluding the amount of any such purchase price or similar adjustment, is less than fifteen percent (15%) of the total Acquisition consideration, which in the case of clauses (x) and/or (y) shall not be considered material and adverse to the interests of the Lenders) any such reduction is applied to (x) first reduce the Equity Contribution on a dollar-for-dollar basis until the Equity Contribution has been reduced to 25.0% of the Capitalization Amount and (y) thereafter, after giving effect to the application of the reduction of the purchase price in clause (x) above, reduce the Equity Contribution and the Initial Term Loans (or such other indebtedness as reasonably agreed between the Borrower and the Joint Lead Arrangers, provided, however, that the Joint Lead Arrangers shall be deemed to have approved the amounts of the Senior Notes that have been escrowed as permitted by the terms of the escrow arrangements) on a pro rata basis, (ii) any increase in the purchase price set forth in the Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Lenders so long as such purchase price increase is not funded with additional Indebtedness of Holdings, the Borrower or its Restricted Subsidiaries, other than amounts permitted to be drawn under the Revolving Credit Facility on the Closing Date (it being understood and agreed that no working capital, purchase price or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price), and (iii) any change to the definition of Material Adverse Effect (as defined in the Acquisition Agreement) shall be deemed materially adverse to the Lenders and shall require the consent of the Joint Lead Arranger and Joint Bookrunners (not to be unreasonably withheld, delayed, denied or conditioned).

(d)       Financial Information. The Joint Lead Arranger and Joint Bookrunners shall have received copies of the Historical Financial Statements.

(e)       Pro Forma Financial Information. The Joint Lead Arrangers and Joint Bookrunners shall have received an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recent consolidated balance sheet and related consolidated statement of income delivered pursuant to the preceding paragraph, prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) or on the first day of such period (in the case of such pro forma statement of income), as applicable (which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805 Business Combinations (formerly SFAS 141R)).

(f)       Patriot Act, Know Your Customer Regulation. The Administrative Agent shall have received (at least three (3) Business Days prior to the Closing Date) all documentation and other information about Holdings and Borrower as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Joint Lead Arrangers and Joint Bookrunners that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(g)       Specified Representations. The Specified Representations shall be true and correct in all material respects as of the Closing Date.

(h)      Specified Acquisition Agreement Representations. The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date (or, as of such earlier date if expressly made as of an earlier date), but only to the extent that Borrower (or any of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such Specified Acquisition Agreement Representation.

(i)       Equity Contribution and Subordination Agreement. (a) The Equity Contribution (as such amount may be modified pursuant to Section 6.1(c)) shall have been made prior to, or shall be made substantially concurrently with, the initial Borrowing hereunder and (b) the Administrative Agent shall have received the Subordination Agreement executed and delivered by a duly Authorized Officer of each party thereto.

(j)       No Company Material Adverse Effect. Since March 25, 2017, there shall not have occurred and be continuing a Material Adverse Effect (as defined in the Acquisition Agreement).

(k)      Closing Releases. The Closing Releases shall have been made or consummated prior to, or shall be made or consummated substantially concurrently with, the initial Borrowing hereunder.

(l)       Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower (or other Authorized Officer of the Borrower with similar responsibilities) to the effect that after giving effect to the consummation of the Transactions, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

(m)     Legal Opinions Closing Date Certificate. The Administrative Agent (or its counsel) shall have received (x) an executed legal opinion, in customary form, from (A) Kirkland & Ellis LLP, as counsel to the U.S. Credit Parties, (B) Brownstein Hyatt Farber Schreck, LLP, as counsel to the U.S. Credit Parties incorporated in Nevada and (C) Loyens & Loeff N.V. as counsel to the Administrative Agent, and (y) a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit L, with appropriate insertions and modifications addressing local law requirements and circumstances, and relevant market practice, and attaching (i) a copy of the resolutions of the applicable governing body (including, where relevant, a meeting of shareholders) of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder to be made on the Closing Date, (ii) the applicable Organizational Documents of each of each Credit Party and, to the extent applicable in the jurisdiction of organization of such Credit Party, a certificate as to its good standing as of a recent date from an applicable Governmental Authority in such jurisdiction of organization and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party. The Borrower hereby instructs and agrees to instruct the other Credit Parties to have such counsel deliver such legal opinions.

(n)      Fees and Expenses. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses previously agreed in writing to be paid on the Closing Date, in each case to the extent invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial Borrowings hereunder (which amounts may, at the Borrower’s option, be offset against the proceeds of the Initial Term Loans).

(o)      Notice of Borrowing. The Administrative Agent (or its counsel) shall have received a Notice of Borrowing with respect to the Initial Term Loans and any Revolving Credit Loans to be made on the Closing Date meeting the requirements of Section 2.3.

For purposes of determining compliance with the conditions specified in this Section 6.1 on the Closing Date, each Lender that has funded a Loan under this Agreement on such date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

SECTION 7

Conditions Precedent to All Credit Events after the Closing Date

The agreement of each Lender to make any Revolving Loan requested to be made by it on any date after the Closing Date (excluding Revolving Loans required to be made by the Revolving Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4, any Incremental Revolving Credit Loan made to finance a Limited Condition Transaction, in accordance with Section 2.14 and, for the avoidance of doubt, any conversion or continuation of any Loan pursuant to Section 2.6) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date after the Closing Date is subject to the satisfaction (or waiver) by the Administrative Agent or Letter of Credit Issuer, as applicable, of the following conditions precedent:

7.1                No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2                Notice of Borrowing; Letter of Credit Request.

(a)                 Prior to the making of each Revolving Loan (other than any Revolving Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(b)                Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event on any date after the Closing Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied or waived as of that time.

SECTION 8

Representations and Warranties

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law); provided that, on the Closing Date, the only representations and warranties made under this Section 8 shall be the Specified Representations:

8.1                Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except, in each case, where the failure to be so qualified, authorized and in good standing or to have such power would not reasonably be expected to result in a Material Adverse Effect.

8.2                Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, subject to (i) applicable bankruptcy, concurso mercantile, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Credit Parties in favor of the Secured Parties and (iii) with respect to enforceability against Foreign Subsidiaries or under foreign laws, and the effect of foreign laws, rules and regulations as they relate to Foreign Security Documents.

8.3                No Violation. Subject to any Legal Reservation, neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof will (a) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, other than any such contravention that would not reasonably be expected to result in a Material Adverse Effect, ~~(b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material Contractual Requirement of such Credit Party for borrowed money or any of the Restricted Subsidiaries, other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c~~or (b) violate any provision of the certificate of incorporation, by-laws, articles or other Organizational Documents of such Credit Party in any material respect.

8.4                Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries that have a reasonable likelihood of adverse determination and such determination would reasonably be expected to result in a Material Adverse Effect.

8.5                Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6                Governmental Approvals. The execution, delivery and performance of each Credit Document by any Credit Party does not require any material consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect (except to the extent not required to be obtained or made or be in full force and effect pursuant to the Agreed Security Principles), (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings, consents or other actions the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect and, in the case of each Foreign Credit Party and any Foreign Security Document, subject to the Legal Reservations and Perfection Requirements.

8.7                Investment Company Act. No Credit Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

8.8                True and Complete Disclosure.

(a)                 As of the Closing Date, none of the written factual information and written data (taken as a whole) concerning the Borrower, the Restricted Subsidiaries and their respective businesses heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Restricted Subsidiaries or any of their respective authorized representatives, to the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners, and/or any Lender on or before the Closing Date (including all such written information and data contained in (i) the Confidential Information Memorandum (as updated prior to the Closing Date) concerning Holdings, the Borrower and its Subsidiaries and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates from time to time), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information or information of a general economic or general industry nature (collectively, “Forward-Looking Information”).

(b)                The Forward-Looking Information contained in the Confidential Information Memorandum was prepared in good faith based upon assumptions believed by such Persons to be reasonable at the time of delivery thereof, it being recognized by the Lenders that all Forward-Looking Information as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular Forward-Looking Information will be realized and that actual results during the period or periods covered by any such Forward-Looking Information may differ from the projected results and such differences may be material.

8.9                Financial Condition; Financial Statements.

(a)                 The Historical Financial Statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries’, in each case, at the respective dates thereof and their consolidated results of operations for the respective periods covered thereby in accordance with GAAP in all material respects, except as otherwise expressly noted therein (subject, in the case of the any unaudited Historical Financial Statements to changes resulting from normal year-end adjustments and the absence of footnotes).

(b)                There has been no Material Adverse Effect since the Closing Date.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.

8.10             Compliance with Laws. Subject to any Legal Reservation, each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect.

8.11             Tax Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper actions if it has maintained adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) with respect thereto to the extent required by GAAP; and (b) the Borrower and each of the Restricted Subsidiaries has provided adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable.

8.12             Compliance with ERISA.

(a)                 Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party has complied, as applicable, with ERISA, the Code, and other Requirements of Law with respect to each Pension Plan, Foreign Plan and Foreign Benefit Arrangement.

(b)                Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(c)                 Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

8.13             Subsidiaries. Schedule 8.13 lists each Subsidiary of Holdings and the Borrower, in each case, existing on the Closing Date, after giving effect to the Transactions.

8.14             Intellectual Property. Each of the Borrower and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect. The operation of their respective businesses by the Borrower and the Restricted Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

8.15             Environmental Laws.

(a)                 Except as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws and has obtained and is in compliance with all licenses, permits or approvals required thereunder; (ii) none of the Borrower or any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of the Restricted Subsidiaries; and (v) to the knowledge of any Borrower or any Restricted Subsidiary, there are no facts, circumstances, conditions or occurrences which would expect to result in a liability under Environmental Laws of the Borrower or any Restricted Subsidiary.

(b)                Except as set forth on Schedule 8.15, none of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

8.16             Properties.

(a)                 Each of the Borrower and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the ordinary operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) except where the failure to have such title, interest or rights would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no Mortgage, if any, encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3(b).

(b)                Set forth on Schedule 1.1(a) is a list of each real property located in the United States owned in fee by any Credit Party as of the Closing Date having a Fair Market Value in excess of $15,000,000, if any.

8.17             Solvency. On the Closing Date, after giving effect to the Transactions (including the Borrowing of any Revolving Credit Loans and issuance of any Senior Notes on or prior to the Closing Date), immediately following the making of the Initial Term Loans and after giving effect to the application of the proceeds of such Initial Term Loans and such Revolving Credit Loans and Senior Notes, the Borrower, on a consolidated basis with the Subsidiaries, will be Solvent.

8.18             Patriot Act; Anti-Terrorism Laws. On the Closing Date, no proceeds of the Loans will be used by Holdings, the Borrower or their respective Subsidiaries (a) in violation of United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar applicable anti-corruption legislation in other applicable jurisdictions, (b) in violation of the Patriot Act or (c) in violation of applicable economic sanctions laws related to financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or any equivalent European Union or United Kingdom measure, including sanctions imposed against certain states, organizations and individuals under the European Union’s Common Foreign & Security Policy, in each case of (a) through (c), in any material respect, provided that this representation shall, to the extent that it is given or relates to any Subsidiary which is subject to the laws of any member state of the European Union, be limited so not to give rise to any breach of any anti-sanctions, anti-boycott or similar laws (including, but not limited to, the German Foreign Trade Administrative Order (Außenwirtschaftsverordnung) and the Regulation (EC) No 2271/96).

8.19             Security Interest in Collateral. Subject to the terms of the proviso contained in Section 6.1(b), the Agreed Security Principles and in respect of the Foreign Credit Parties and Foreign Security Documents the Legal Reservations and the Perfection Requirements, the provisions of this Agreement and the other Credit Documents (taken as a whole) create legal and valid Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties (provided that, with respect to the creation and perfection of security interests with respect to Capital Stock and Stock Equivalents of Foreign Subsidiaries (other than a Foreign Subsidiary that is an Additional Borrower and any Foreign Subsidiary that becomes a Guarantor pursuant to the definition of “Guarantor” and to the extent local law security documents are delivered pursuant to Section 9.11), only to the extent the creation and perfection of such obligation is governed by the Uniform Commercial Code), and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Credit Documents (including the filing of appropriate Uniform Commercial Code financing statements with the office of the Secretary of State of the state of organization of each Credit Party or similar filings under other applicable laws, the filing of appropriate notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office or similar filings under other applicable U.S. laws, and the proper recordation of Mortgages and fixture filings with respect to any Mortgaged Property, in each case in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock or equivalent certificates or promissory notes required to be delivered pursuant to the applicable Credit Documents (including as required by and subject to the Agreed Security Principles)), such Liens constitute perfected Liens on the Collateral of the type required by the Security Documents securing the Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions. Notwithstanding anything herein (including this Section 8.19) or in any other Credit Document to the contrary, neither the Borrower nor any Credit Party makes any representation or warranty as to (A) with respect to any Foreign Credit Party the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge of security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Agreed Security Principles, or (B) on the Closing Date and until required pursuant to Section 9.11, 9.12, 9.14 or 6.1(b), the pledge or creation of any security interest, or the effect of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required to be given on the Closing Date).

8.20             Anti-Terrorism / Anti-Corruption Laws.

(a)                 To the extent applicable, each of Holdings, the Borrower and each Restricted Subsidiary is in compliance, in all material respects, with (i) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other applicable jurisdictions and (ii) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto.

(b)                No part of the proceeds of the Loans or Letters of Credit will be used by Holdings, the Borrower or any of the Restricted Subsidiaries, directly or knowingly indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, or anyone else acting in an official capacity, in order to obtain, retain or direct business, or to obtain any improper advantage, in violation in any applicable material respect of the United States Foreign Corrupt Practices Act of ~~1977.~~1977 or (ii) in violation of applicable economic sanctions laws related to financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or any equivalent European Union or United Kingdom sanctions, including sanctions imposed against certain states, organizations and individuals under the European Union’s Common Foreign & Security Policy, in each case of (i) and (ii), in any material respect, provided that this representation shall, to the extent that it is given or relates to any Subsidiary which is subject to the laws of any member state of the European Union, be limited so not to give rise to any breach of any anti-sanctions, anti-boycott or similar laws (including, but not limited to, the German Foreign Trade Administrative Order (Außenwirtschaftsverordnung) and the Regulation (EC) No 2271/96).

(c)                 None of Holdings, the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any Restricted Subsidiary, (i) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(d)                Any representation given under paragraphs (a) to (c) (inclusive) shall, to the extent that it is given or relates to any Subsidiary which is subject to the laws of any member state of the European Union, be limited so not to give rise to any breach of any anti-sanctions, anti-boycott or similar laws (including, but not limited to, the German Foreign Trade Administrative Order (Außenwirtschaftsverordnung) and the Regulation (EC) No 2271/96).

8.21             Use of Proceeds. The proceeds of the Initial Term Loans and the Revolving Credit Loans will be used in accordance with Section 9.13; provided that the proceeds of any Incremental Loans may be used for any purpose agreed to by the lenders thereof and otherwise not prohibited by this Agreement.

8.22             Labor Matters. As of the Closing Date and the Amendment No. 3 Effective Date, there are no strikes, work stoppages or material labor disputes against the Borrower or any Restricted Subsidiary pending or, to the actual knowledge of the Borrower threatened in writing, in each case, that would reasonably be expected to have a Material Adverse Effect.

SECTION 9

Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Acquisition) and thereafter, until the Commitments, each Letter of Credit has terminated or been Cash Collateralized or backstopped in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations, Secured Hedge Obligations, Secured Bank Product Obligations and Secured Cash Management Obligations and Letters of Credit Cash Collateralized or backstopped in accordance with the terms of this Agreement), are paid in full:

9.1                Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)        Annual Financial Statements. On or before the date on which financial statements are required to be filed pursuant to the Exchange Act (after giving effect to any permitted extensions or applicable grace periods) (or, if such financial statements are not required to be filed pursuant to the Exchange Act, on or before the date that is 120 days ~~(or, solely for the fiscal year ending December 31, 2017, 150 days)~~ after the end of each fiscal year of the Borrower), the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth, in the case of such financial statements delivered for fiscal years of the Borrower ending December 31, 2019 and thereafter comparative consolidated and/or combined figures for the preceding fiscal year (to the extent such comparative presentation is permitted under GAAP), all in reasonable detail and prepared in accordance in all material respects with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing or such other independent certified public accountants approved by the Administrative Agent in its reasonable judgment whose opinion shall not contain a going concern qualification or exception (except to the extent such qualification or exception is ~~(i)~~ a result of (x) the impending maturity of any Credit Facility or any other Indebtedness of the Borrower or any Subsidiary~~, an actual or~~ of the Borrower, (y) a prospective or actual Default ~~under~~, Event of Default or other default resulting from a breach of Section 10.9 or any other financial maintenance covenant in any agreement governing Indebtedness of the Borrower or any Subsidiary of the Borrower or (z) the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries); provided, that if at the end of any applicable fiscal year there are any Unrestricted Subsidiaries, the Borrower shall also furnish a reasonably detailed presentation, either in the annual financial statements delivered pursuant to this clause (a) or in the footnotes thereto of the financial condition and results of operations of the Borrower and its Restricted

Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries or (ii) the activities, operations, financial result, assets or liabilities of any Unrestricted Subsidiaries).

(b)        Quarterly Financial Statements. ~~Commencing with the fiscal quarter ending September 30, 2017, on or before the date that is 60 days after the end of each of~~On or before the date on which financial statements are required to be filed pursuant to the Exchange Act (after giving effect to any permitted extensions or applicable grace periods) with respect to the first three quarterly accounting periods in each fiscal year of the Borrower (or, ~~solely for (A) the fiscal quarters ending September 30, 2017 and March 31, 2018, 120 days and (B) the fiscal quarter ending June 30, 2018, 90 days~~if such financial statements are not required to be filed pursuant to the Exchange Act, on or before the date that is 60 days after the end of each such fiscal quarter), (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarterly period, (ii) the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended after the Closing Date with the last day of such quarterly period and (iii) the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth, in the case of such financial statements delivered after one full fiscal year has passed since the Closing Date, comparative consolidated and/or combined figures for the corresponding periods in the prior fiscal year (to the extent such comparative presentation is permitted under GAAP) or, in the case of such consolidated balance sheet, for the last day of the corresponding period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance in all material respects with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes.

(c)        ~~Budgets. Prior to any Qualifying IPO, within 90 days after the commencement of each fiscal year of the Borrower beginning with the fiscal year ending December 31, 2018, a budget of the Borrower in reasonable detail on a quarterly basis for such fiscal year prepared by management of the Borrower, setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were based on good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time of preparation and delivery of such Projections, it being understood and agreed that such Projections and assumptions as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.~~[Reserved].

(d)        Officer’s Certificates. Not later than five Business Days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Event of Default exists or, if any Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, identified to the Administrative Agent on the Closing Date, the date of the most recent certificate delivered pursuant to this clause (d) or the most recent disclosure of any such information to the Administrative Agent, as the case may be, and (ii) commencing with the Compliance Certificate delivered for the first full fiscal quarter of the Borrower ending after the Closing Date pursuant to this Section 9.1(d), a reasonably detailed calculation of the First Lien Net Leverage Ratio and Total Net Leverage Ratio as of the last day of the period covered by such Compliance Certificate. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) (to the extent such Person is organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement (or equivalent document)), in each case for each Credit Party or confirming that there has been no change in such information since the Closing Date, the date of the most recent certificate delivered pursuant to this clause (d) or the most recent disclosure of any such information to the Administrative Agent, as the case may be.

(e)        Notice of Events of Default, Litigation or ERISA Event. Promptly after an Authorized Officer of the Borrower or any Restricted Subsidiary obtains knowledge thereof, notice of (i) the occurrence and continuance of any event that constitutes a an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Borrower or any of the Restricted Subsidiaries that has a reasonable likelihood of adverse determination and such adverse determination would reasonably be expected to result in a Material Adverse Effect, and (iii) the occurrence of any ERISA Event or Foreign Plan Event that would reasonably be expected to result in a Material Adverse Effect.

(f)        Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, notices of default, and reports that the Borrower or any of the Restricted Subsidiaries shall send or otherwise make available to the holders of any publicly issued debt in excess of the ~~greater of (x) $50,000,000 and (y) 13.0% of Consolidated EBITDA for the most reasonably ended Test Period (calculated on a pro forma basis)~~Threshold Amount, which shall include securities issued pursuant to a Rule 144A offering (including to holders of the Senior Notes) of the Borrower or any of the Restricted Subsidiaries, in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided~~,~~ that, none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (unless such information is otherwise in such filing or other information sent or made available to the holders of any publicly issued debt (including to holders of the Senior Notes) in their capacity as such holders) (i) that constitutes ~~non-registered~~unregistered Intellectual Property, non-financial trade secrets or non-financial proprietary information or to the extent that such disclosure or permission to inspect or discuss would reasonably be expected to jeopardize trade secret protection, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited (or would otherwise cause a breach of default thereunder) by law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Forms 8-K, 10-K or 10-Q, as applicable, of the Borrower or any direct or indirect parent of the Borrower, as applicable, filed with the SEC; provided, that, with respect to each of subclauses (A) and (B) of this Section 9.1, to the extent such information relates to a direct or indirect parent of the Borrower, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a), (b), ~~(c),~~ (e) and (f) of this Section 9.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided, that, (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the

Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2           Books, Records, and Inspections.

(a)            The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent to visit and inspect any of the properties or assets of the Borrower and any such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals, and reasonable advance notice, and to such reasonable extent as the Administrative Agent may request (and subject, in the case of any such meetings or advice from such independent accountants, to (I) such accountants’ customary policies and procedures and (II) representatives of the Borrower having a reasonable opportunity to attend); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (1) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (2) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at the Borrower’s reasonable expense, and (3) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter ~~that~~ (x) that constitutes ~~non-registered~~unregistered Intellectual Property, non-financial trade secrets or non-financial proprietary information or to the extent that such disclosure or permission to inspect, examine, make copies or abstracts of or discuss would reasonably be expected to jeopardize trade secret protection, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by (or otherwise constitutes a breach or violation of) law or any binding agreement or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower and its advisors the opportunity to participate in any discussions with the Borrower’s independent accountants.

(b)           The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity, in all material respects, with GAAP shall be made of all material financial transactions and matters involving the assets of the business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that any Restricted Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

9.3           Maintenance of Insurance. (a) The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size, nature and location of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried (provided that, for so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to make such request only once in any calendar year) and (b) with respect to any Mortgaged Property, the Borrower will obtain flood insurance in such total amount as may reasonably be required by the Collateral Agent, if at any time the area in which any improvements located on any Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the

Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973. Each such policy of insurance shall (i) in the case of each general liability and umbrella liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as a loss payee thereunder; provided, that notwithstanding any provision hereof to the contrary Borrower and its Subsidiaries shall not be deemed to not be in compliance with this Section 9.3 until the date that is at least ninety (90) days after the Closing Date (as such deadline may be extended by the Administrative Agent, in its sole discretion).

9.4           Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge any such Tax (x) that is being contested in good faith and by appropriate actions if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by GAAP or (y) the failure to pay or discharge, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

9.5           Preservation of Existence; Consolidated Corporate Franchises. The Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction otherwise permitted hereunder, including pursuant to Permitted Investments, transactions permitted by the definition of “Asset Sale” and Sections ~~10.2, 10.3, 10.4~~9.10 or ~~10.5~~10.

9.6           Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) applicable to it or its ~~operations at or use of any~~ property (owned or leased), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that this Section 9.6 shall not apply to laws related to Taxes.

9.7           Designation of Unrestricted Subsidiaries.

(a)           The Borrower ~~shall only~~may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary, but excluding any Subsidiary that owns Equity Interests of a Borrower) to be an unrestricted subsidiary (such Subsidiary, in addition to each Subsidiary of such Subsidiary, after giving effect to such designation, an “Unrestricted Subsidiary”) if (i) such Subsidiary or any of its Subsidiaries does not own any Equity Interests of the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or any Unrestricted Subsidiary) and (ii) that, immediately after giving effect to such designation no Event of Default shall have occurred and be continuing or would result therefrom.

(b)           The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Event of Default shall have occurred and be continuing.

(c)            Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.

(d)           Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

(e)           For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a) or under clauses (7), (10), (11) or (14) of Section 10.5(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

9.8           Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction otherwise permitted hereunder, including pursuant to Permitted Investments, transactions permitted by the definition of “Asset Sale” and Sections 10.2, 10.3, 10.4 or 10.5.

9.9           Changes to Fiscal Year. The Borrower will not change its fiscal year to end on a date inconsistent with past practice; provided, however, that the Borrower may, upon written notice from the Borrower to the Administrative Agent ~~and upon Administrative Agent’s consent (not to be unreasonably withheld, conditioned, denied or delayed)~~, change the fiscal year and/or financial reporting convention specified above to any other fiscal year and/or financial reporting convention ~~reasonably acceptable to the Administrative Agent~~, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10         Affiliate Transactions. The Borrower will not conduct, and will not permit the Restricted Subsidiaries to conduct, any transactions (or series of related transactions) with an aggregate value in excess of ~~$10,000,000~~the greater of (x) $40,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) with any of the Borrower’s Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary or an Additional Borrower as a result of such transaction), unless such transaction is on terms (taken as a whole) that are not materially less favorable to the Borrower or such Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction at such time (as determined in good faith by the Borrower) with a Person that is not an Affiliate; provided, that the foregoing restrictions shall not apply to:

(a)        (i) the payment of management, monitoring, consulting, advisory and other fees (including termination and transaction fees) to the Sponsors pursuant to the Sponsor Management Agreement (plus any unpaid management, monitoring, consulting, advisory and other fees (including transaction and termination fees) accrued in any prior year); provided, that the annual management fee payable under this clause (a)(i) shall accrue but may not be paid during the continuance of an Event of Default under Section 11.1 or Section 11.5 and may be paid upon cure, waiver or cessation of such Event of Default, (ii) customary payments by the Borrower or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors (or analogous governing body) or a majority of the disinterested members of the board of directors (or analogous governing body) of the Borrower in good faith, and (iii) indemnification and reimbursement of expenses pursuant to the Sponsor Management Agreement (plus any unpaid indemnities and expenses accrued in any prior year),

(b)        (i) Restricted Payments permitted by Section 10.5, (ii) Investments permitted by the definition of “Permitted Investments, ~~and (iii~~” (iii) dispositions permitted by the definition of “Asset Sale” and (iv) other transactions permitted under Sections 10.1 through 10.8 (other than solely by reference to this Section 9.10),

(c)        the consummation of the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions,

(d)        the issuance and transfer of Qualified Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents,

(e)        loans, advances and other transactions (including any cash pooling transaction) between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary of the Borrower’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10,

(f)        (i) employment, consulting and severance arrangements between the Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and their respective officers, employees, directors or consultants in the ordinary course of business (including loans and advances in connection therewith) and (ii) issuances of securities, or other payments, awards or grants in cash, securities or otherwise and other transactions pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement, including any arrangement including Equity Interests rolled over by management of the Borrower, any Restricted Subsidiary or any direct or indirect parent of the Borrower in connection with the Transactions,

(g)        payments by the Borrower (and any direct or indirect parent thereof) and any Subsidiaries thereof pursuant to tax sharing agreements among the Borrower (and any such parent thereof) and such Subsidiaries on customary terms to the extent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries; provided, that in each case the amount of such payments in respect of any taxable year does not exceed the amount permitted to be paid under Section ~~10.5(b)(15)(B),~~10.5,

(h)        the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of the Borrower (or any direct or indirect parent thereof) and the other Subsidiaries,

(i)         transactions undertaken pursuant to membership in a purchasing consortium,

(j)         transactions pursuant to any agreement or arrangement (x) outstanding on the ~~Closing~~Amendment No. 3 Effective Date, and to the extent in excess of (A) $7,500,000 individually or (B) $15,000,000 in the aggregate listed on Schedule 9.10 or (y) contemplated by the Acquisition Agreement, or any amendment, modification, extension, renewal, supplement or replacement thereto (so long as any such amendment, modification, extension, renewal, supplement or replacement is not materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect immediately prior thereto as determined by the Borrower in good faith),

(k)        transactions in which Holdings, the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 9.10,

(l)         the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that such transaction was not entered into in contemplation of such designation or redesignation, as applicable,

(m)       Affiliate repurchases of (i) the Loans or Commitments to the extent permitted hereunder ~~or~~, (ii) the Senior Notes, and the holding of such Loans or Commitments or Senior Notes ~~and~~or (iii) other Indebtedness of Holdings and its Subsidiaries not prohibited hereunder, in the case of each of the foregoing, the payments and other transactions reasonably related thereto,

(n)        (i) investments by Permitted Holders in securities of the Borrower or any Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Borrower or such Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or loans of the Borrower or any Subsidiary contemplated in the foregoing clause (i) or that were acquired from Persons other than the Borrower and the Subsidiaries, in each case, in accordance with the terms of such securities or loans,

(o)        transactions pursuant to any arrangement or agreement set forth on Schedule 9.10,

(p)        any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility and any customary transactions with a Securitization Subsidiary effected as part of a Qualified Securitization Financing, and

(q)        transactions (i) constituting any part of a Permitted Reorganization or ~~an IPO Reorganization Transaction~~(B) in connection with the Tax Receivable Agreement;

(r)         the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to the equityholders agreement, limited liability company agreement ~~or~~, the registration rights agreement or similar agreement entered into on or after the Closing Date,

(s)        Intercompany License Agreements,

(t)         payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business, and

(u)        with respect to any of the foregoing transactions permitted pursuant to this Section 9.10, any amendment, extension, renewal, modification or replacement of any such arrangement or agreement (so long as any such amendment, extension, renewal, modification or replacement is not materially adverse to the Lenders in the good faith judgment of the Borrower when taken as a whole).

9.11         Additional Guarantors and Grantors. In each case subject to any applicable limitations set forth in the Credit Documents and in the case of any Foreign Subsidiary, in all circumstances (including, without limitation, in respect of the form and substance of any Security Document or Guarantee) subject to the Agreed Security Principles, the Borrower shall cause each (x) direct or indirect Wholly-Owned Restricted Subsidiary (other than, in each case, any Excluded Subsidiary) of the Borrower formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) ~~and~~, (y) other Subsidiary which would otherwise be required to provide a Guarantee but for its classification as an Excluded Subsidiary that ceases to constitute an Excluded Subsidiary ~~to, within sixty (60~~and (z) any other Subsidiary that is designated as Additional Borrower pursuant to Section 2.17 or a Guarantor in accordance with the definitions thereof to, within ninety (90) days from the date of the applicable formation, acquisition or cessation, as applicable (which in the case of any Excluded Subsidiary shall commence on the date of delivery of the certificate required by Section 9.1(d) and with respect to any Subsidiary described in clause (z), at the time of such designation) (or such later date as the Administrative Agent may determine in its reasonable discretion), and the Borrower may at its option, subject to the requirements of the definition of “Excluded Subsidiary” and “Guarantor”, cause any other Restricted Subsidiary to, execute a supplement to each of the Guarantee, the U.S. Pledge Agreements, the U.S. Security Agreements or any other applicable Security Document in order to become a Guarantor under the U.S. Guarantee or a Foreign Guarantee, as applicable, and a grantor under such Security Documents, respectively, or, to the extent reasonably requested by the

Collateral Agent, enter into an appropriate new guarantee and appropriate new Security Documents substantially consistent with the analogous existing Guarantee and Security Documents or otherwise in form and substance reasonably satisfactory to Borrower and Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected (with respect to Collateral consisting of Intellectual Property, if and to the extent required under the Security Agreements and/or the Agreed Security Principles, as applicable) security interest in the Capital Stock of such Subsidiary and its assets to substantially the same extent as created by the Credit Parties and only if and to the extent required under, and in accordance with, this Agreement, and the Security Documents (including the Agreed Security Principles). Notwithstanding anything to the contrary herein or in any other Credit Document, it is understood and agreed that:

Notwithstanding anything in this Agreement or any Security Document to the contrary: (A) neither the Administrative Agent nor the Collateral Agent shall take, and the Credit Parties shall not be required to grant, a security interest in any Excluded Property; (B) any security interest required to be granted or any action required to be taken, including to perfect such security interest, shall be subject to the same exceptions and limitations as those set forth in the applicable Security Documents, (C) no U.S. Credit Party shall be required, nor shall the Administrative Agent or Collateral Agent be authorized, except with respect to the pledge of Capital Stock of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents), in each case, as set forth in Section 9.12, to perfect any pledges, charges, assignments, security interests and mortgages in any Collateral by any means other than (1) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to Mortgaged Property as otherwise required hereunder, (2) filings in United States government offices with respect to Intellectual Property as expressly required by the Credit Documents, (3) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of (i) intercompany notes in an amount individually in excess of $20,000,000, (ii) stock certificates of the Borrower and its Restricted Subsidiaries and (iii) other instruments issued to any Credit Party in an amount individually in excess of $20,000,000, (4) mortgages other than as required pursuant to Section 9.14 and (5) necessary perfection steps with respect to Commercial Tort Claims over $5,000,000, individually, and Letter of Credit Rights over $15,000,000, individually, (D) other than as expressly required by this Sections 9.11, 9.12 or 9.14 or with respect to the Equity Interests of any Foreign Credit Party, no U.S. Credit Party or any U.S. Restricted Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States of America, any State thereof or the District of Columbia); (E) no Credit Party shall have any obligation under any Credit Document to enter into any landlord, bailee or warehousemen waiver, estoppel or consent or any other document of similar effect; (F) in no event shall any U.S. Credit Party be required to (i) to enter into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account (including securities entitlements and related assets credited thereto) or (ii) take any other action to perfect through control agreements or perfection by “control” (other than possession by the Collateral Agent to the extent expressly required under the U.S. Security Documents) in each case under this clause (F), except, in each case, to the extent such perfection may be achieved by the filing of a Uniform Commercial Code financing statement; (G) no environmental reports shall be required to be delivered hereunder or under any other Credit Document; (H) no notice to obtain the consent of any Governmental Authority under the Federal Assignment of Claims Act (or any state equivalent thereof) shall be required with respect to any U.S. Credit Party; (I) no U.S. Credit Party shall be required to enter into any source code escrow arrangement (or, except ~~as~~to the extent set forth in the U.S. Security Agreement, be obligated to register Intellectual Property) and (J) the requirements of Foreign Subsidiaries in respect of any guarantee or provision of security shall in all respects be subject to the Agreed Security Principles; provided, that the Borrower may elect to perform any of the foregoing in its sole discretion.

9.12         Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Credit Documents and in the case of any Foreign Subsidiary or equity issued by any Foreign Subsidiaries, in all circumstances (including, without limitation, in respect of the form and substance of any Security Document or Guarantee) subject to the Agreed Security Principles and Excluded Property, and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost, burden or other consequences (including adverse tax, regulatory or accounting consequences) of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so could result in an adverse tax, regulatory or accounting consequence (that is not de minimis) to the Borrower or its Subsidiaries or any direct or indirect parent thereof as reasonably determined by the Borrower (provided that in the case of a U.S.

Credit Party (unless such U.S. Credit Party is the subsidiary of another U.S. Credit Party) this clause (y) shall only apply with respect to assets acquired after the Closing Date), the Borrower will cause (i) all Capital Stock and certificates representing Capital Stock of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by the Borrower or any Guarantor, (ii) all ~~evidences of~~promissory notes evidencing Indebtedness in excess of $20,000,000 received by the Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b), and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of $20,000,000 that is owing to the Borrower or any Guarantor, in each case, other than Excluded ~~Collateral~~Property, to be subject to a valid and perfected first priority Lien (other than Liens permitted hereunder) of the Collateral Agent for the benefit of the applicable Secured Parties and delivered to the Collateral Agent as security for the (A) U.S. Obligations with respect to any Collateral pledged by a U.S. Credit Party or (B) Foreign Obligations with respect to any Collateral pledged by a Credit Party accompanied by undated instruments of transfer executed in blank pursuant to the terms of the applicable Security Documents. Notwithstanding the foregoing, any promissory note among the Borrower or its Subsidiaries need not be delivered to the Collateral Agent pursuant to this Section 9.12 so long as (i) a global intercompany note, including any Intercompany Note, superseding or supplementing such promissory note has been delivered to the Collateral Agent, and (ii) such promissory note is not delivered to any other party other than the Borrower or its Subsidiaries, in each case, owed money thereunder.

9.13         Use of Proceeds.

(a)           The proceeds of the Initial Term Loans will be applied on the Closing Date, together with the Equity Contribution, the proceeds of any Senior Notes, any amount drawn under the Revolving Credit Facility and certain cash on the balance sheet of Diversey and its Subsidiaries, to (i) finance a portion of the Acquisition, (ii) payments in connection with the Closing Releases, and (iii) pay Transaction Expenses.

(b)           The proceeds of Revolving Loans may be utilized (i) on the Closing Date (x) to fund a portion of the Acquisition and Transaction Expenses, (y) to fund any original issue discount or upfront fees required to be funded in connection with the issuance of the Senior Notes pursuant to any offering undertaken to finance the Acquisition and (z) for working capital (including working capital payments or adjustments under the Acquisition Agreement) (ii) on and after the Closing Date, to cash collateralize letters of credit outstanding under the Existing Credit Agreement and (iii) after the Closing Date, for working capital, capital expenditures and general corporate purposes (including acquisitions, Permitted Investments, Restricted Payments and other transactions not expressly prohibited by this Agreement); provided, that the Revolving Loans borrowed on the Closing Date for purposes set forth in clauses (i)(x) above of this Section 9.13(b) shall not exceed $40,000,000.

(c)           The proceeds of the Loans will be utilized in accordance with Sections 8.18 and 8.20(b).

(d)           The Credit Parties shall ensure that no Letter ~~or~~of Credit is or will be issued or proceeds from any Term Loans or any Revolving Loans have been or will be used in a manner which would constitute a "use of proceeds in Switzerland" as interpreted by Swiss tax authorities for purposes of Swiss Withholding Tax, except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) has been obtained (in a form satisfactory to the Administrative Agent) confirming that the intended "use of proceeds in Switzerland" will not result in any interest payments in respect of any Letter ~~or~~of Credit, Term Loan or Revolving Loan becoming subject to a withholding or deduction for Swiss Withholding Tax.

(e)           The proceeds of the Amendment No. 1 Term Loans incurred on the Amendment No. 1 Effective Date will be utilized (i) to repay outstanding Revolving Loans, (ii) for general corporate purposes (including acquisitions, Permitted Investments, Restricted Payments and other transactions no expressly prohibited by this Agreement) and (iii) to pay fees and expenses incurred in connection with the foregoing and in connection with the incurrence of the Amendment No. 1 Term Loans.

(f)           The proceeds of the Amendment No. 3 Refinancing Term Loans will be applied (i) on the Amendment No. 3 Effective Date, together with the proceeds of any Senior Notes, any amount drawn under the Revolving Credit Facility and certain cash on the balance sheet of Diversey and its Subsidiaries, (x) to consummate the Refinancing (as defined in Amendment No. 3), (y) repay in full the Senior Notes in effect prior to the

Amendment No. 3 Effective Date, and (z) pay fees, commissions and expenses related to the Refinancing, Amendment No. 3 and the transactions contemplated thereby and (ii) on and after the Amendment No. 3 Effective Date, for working capital, capital expenditures and general corporate purposes (including acquisitions, investments, restricted payments and other transactions not prohibited by this Agreement).

9.14         Further Assurances.

(a)           Subject to the terms of, and limitations and exceptions contained in, Sections 9.11, 9.12, this Section 9.14, the Agreed Security Principles and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect (if and to the extent required under the Security Documents) the validity and priority (subject to Liens permitted by this Agreement) of the security interests created or intended to be created by the applicable Security Documents, all at the reasonable expense of the Borrower.

(b)           Subject to any applicable limitations set forth in the Security Documents and the Agreed Security Principles and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences (including adverse tax, regulatory or accounting consequences) of doing so could be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so could result in an adverse tax, regulatory or accounting consequence (~~other than~~that is not de minimis ~~taxes~~) to the Borrower or its Subsidiaries or any direct or indirect parent thereof as reasonably determined by the Borrower, if any assets (other than Excluded Property, unless otherwise elected by the Borrower in its sole discretion) (including any fee-owned real property, but only fee-owned real property, located in the United States or improvements thereto or any interest therein but excluding (i) Capital Stock and Stock Equivalents of any Subsidiary and excluding any real estate which the Borrower or applicable Credit Party intends to dispose of pursuant to a Permitted Sale Leaseback so long as actually disposed of within 270 days of acquisition (or such longer period as the Administrative Agent may reasonably agree) and (ii) any fee-owned real property (whether already mortgaged or to be mortgaged at any time of determination) located in a flood hazard area or actually or potentially subject to any flood insurance due diligence, flood insurance requirements or compliance with any flood insurance laws to the extent that such due diligence, flood insurance requirement or compliance could delay or impair the intended funding of any loan or effectiveness of any amendment or supplement under the Credit Documents (and any existing Mortgage on such property shall be released in order to ensure a prompt and timely funding or effectiveness)) with a book value in excess of $15,000,000 (at the time of acquisition) are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute fee-owned real property in the United States, the Borrower will reasonably promptly notify the Collateral Agent, and, if requested by the Collateral Agent in writing, the Borrower will cause such assets to be subjected to a Lien securing the Obligations (provided, that in the event such real property required to be subject to a Mortgage pursuant to this Section 9.14(b) is located in a jurisdiction which imposes mortgage recording tax, intangibles tax or any similar taxes, fees or charges, such Mortgage shall only secure an amount equal to the Fair Market Value of such real property or such other amounts specified in the Agreed Security Principles) and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than ~~90~~120 days after such request from the Administrative Agent, unless extended by the Administrative Agent in its reasonable discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

(c)            Any Mortgage delivered to the Collateral Agent by a U.S. Credit Party in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received no later than ~~90~~120 days after such request from the Administrative Agent, unless extended by the Administrative Agent in its reasonable discretion, and shall be accompanied by (unless waived by the Administrative Agent in its discretion) (w) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company, in such amounts as are reasonably acceptable to the Administrative Agent not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each

Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 10.2 or as otherwise permitted by the Administrative Agent and otherwise in form reasonably acceptable to the Administrative Agent and the Borrower, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Administrative Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (x) to the extent reasonably requested by the Collateral Agent, a customary opinion of local counsel to the applicable Credit Party in the jurisdiction in which any Mortgaged Property is located, with respect to the local law enforceability and perfection of the Mortgage(s) in form and substance reasonably satisfactory to the Collateral Agent, (y) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form reasonably satisfactory to the Administrative Agent, and (z) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the title policy related to such Mortgaged Property and issue the endorsements required in clause (w) above.

(d)           Post-Closing Covenant. The Borrower agrees that it will deliver, or will cause to be delivered, to the Administrative Agent the items described on Schedule 9.14 by the times specified on such Schedule 9.14 with respect to such items, or such later time as the Administrative Agent may agree in its reasonable discretion. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 9.14 within the time periods required by this Section 9.14(d), rather than as elsewhere provided in the Credit Documents).

(e)            Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property unless and until the Administrative Agent and each Revolving Credit Lender shall have received the documents described in Section 9.14(c)(iii) and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

9.15         Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not obtain or maintain any specific rating) a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Amendment No. 3 Refinancing Term Loans provided pursuant to this Agreement, in each case, from ~~each~~any two of S&P ~~and~~, Moody’s and Fitch.

9.16         Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally, materially and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, corollary, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment), in each case as determined by the Borrower in good faith.

SECTION 10

Negative Covenants

The Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Acquisition) and thereafter, until the Commitments and each Letter of Credit have terminated or been Cash Collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent obligations, Secured Hedge Obligations, Secured Bank Product Obligations and Secured Cash Management Obligations and Letters of Credit Cash Collateralized in accordance with the terms of this Agreement), are paid in full:

10.1         Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume, guarantee or otherwise become liable (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not, and will not permit any Restricted Subsidiary to, issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Guarantors, preferred Capital Stock; provided that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), and issue shares of Disqualified Stock and issue shares of preferred Capital Stock, in an aggregate outstanding principal amount at the time of incurrence or issuance not greater than (1) the greater of (x) $~~75,000,000~~100,000,000 and (y) ~~19.0~~25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such incurrence or issuance, in each case plus (2) additional amounts if, after giving effect thereto, for the most recently ended Test Period (on a Pro Forma Basis) at the time of incurrence or issuance, ~~the Interest Coverage Ratio is not less than 2.00 to 1.00~~(x) in the case of such Indebtedness secured with a Lien on the Collateral ranking pari passu with the Liens securing any First Lien Obligations, the First Lien Net Leverage Ratio does not exceed (A) 4.80 to 1.00 or (B) to the extent such Indebtedness is incurred to finance a Permitted Acquisition or any other permitted Investment, does not exceed the greater of (I) 4.80 to 1.00 and (II) the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness, (y) in the case of such Indebtedness consisting of Junior Debt, the Secured Net Leverage Ratio does not exceed (A) 5.80 to 1.00 or (B) to the extent such Indebtedness is incurred to finance a Permitted Acquisition or any other permitted Investment, does not exceed the greater of (I) 5.80 to 1.00 and (II) the Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness, or (z) in the case of such Indebtedness consisting of unsecured Indebtedness or secured Indebtedness that is not secured by the Collateral, (A) either (at the Borrower’s election) (1) the Interest Coverage Ratio is not less than 2.00 to 1.00 as of the most recently ended Test Period or (2) the Total Net Leverage Ratio does not exceed 5.80 to 1.00 as of the most recently ended Test Period or (B) to the extent such Indebtedness is incurred to finance a Permitted Acquisition or any other permitted Investment, either (at the Borrower’s election) (1) the Interest Coverage Ratio is not less than the lesser of 2.00 to 1.00 as of the most recently ended Test Period or the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness or (2) the Total Net Leverage Ratio does not exceed the greater of 5.80 to 1.00 as of the most recently ended Test Period or the Total Net Leverage Ratio immediately prior to the incurrence thereof; provided, that the principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and preferred Capital Stock that may be incurred and issued pursuant to the foregoing together with any amounts incurred under Section 10.1(n)(x) by Restricted Subsidiaries that are not Guarantors shall not exceed an aggregate-amount equal to at any one time outstanding the greater of (x) $~~140,000,000~~200,000,000 and (y) ~~36.0~~50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), plus (3) additional amounts, to the extent issued as Registered Equivalent Notes in exchange for Indebtedness originally incurred under clause (1) or (2).

The foregoing limitations will not apply to:

(a)        Indebtedness arising under or secured by the Credit Documents (including, for the avoidance of doubt, any Incremental Loans Refinancing Loans, Extended Term Loans or Extended Revolving Credit Commitments);

(b)        Indebtedness representing deferred compensation to, or similar arrangements with, employees and independent contractors of the Borrower or any Restricted Subsidiary to the extent incurred in the ordinary course of business;

(c)        (i) Indebtedness (including any unused commitment) (x) outstanding on the ~~Closing Date, and~~Amendment No. 3 Effective Date (i) incurred under the dollar baskets set forth in clause (1) of Section 10.1, the proviso to Section 10.1, Sections 10.1(d), 10.1(l), 10.1(n), 10.1(r), 10.1(aa), 10.1(bb), and/or 10.1(jj) prior to the Amendment No. 3 Effective Date e (and any usage of such dollar baskets prior to the Amendment No. 3 Effective Date shall be disregarded and the Borrower shall have available the full amount of such dollar baskets upon the occurrence of the Amendment No. 3 Effective Date),, (y) to the extent in excess of (A) $7,500,000 individually or (A) $15,000,000 in the aggregate listed on Schedule 10.1 or (~~y~~z) contemplated by the Acquisition Agreement, and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date owed by the Borrower to a Restricted Subsidiary, by a Restricted Subsidiary to the Borrower or by a Restricted Subsidiary to another Restricted Subsidiary;

(d)        Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred Capital Stock incurred or issued by the Borrower or any Restricted Subsidiary to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred Capital Stock then outstanding and incurred or issued pursuant to this clause (d), does not exceed the amount of Capitalized Lease Obligations and purchase money debt outstanding on the Closing Date plus the greater of (x) $~~100,000,000~~200,000,000 and (y) ~~26.0~~50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance; provided that Capitalized Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitation so long as the net cash proceeds of such Permitted Sale Leaseback are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback;

(e)        Indebtedness incurred by the Borrower or any Restricted Subsidiary (including letter of credit obligations and reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations in the ordinary course of business or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, bid, appeal, performance or surety bonds, performance or completion guarantees, trade contracts, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and similar obligations in the ordinary course of business or consistent with past practice;

(f)         Indebtedness (i) constituting any part of any Permitted Reorganization or ~~an IPO Reorganization Transaction~~(B) in connection with the Tax Receivable Agreement;

(g)        Indebtedness of the Borrower owing, or Disqualified Stock of the Borrower issued, to a Restricted Subsidiary; provided that any Indebtedness under this clause (g) owing to a Restricted Subsidiary that is not a Credit Party must be subordinated in right of payment to the Obligations pursuant to an Intercompany Note (or otherwise to prohibit the repayment thereof after the acceleration of the Loans or bankruptcy of such Credit Party); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any applicable Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to Holdings, the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case to be an incurrence of such Indebtedness, or issuance of such Disqualified Stock, as applicable, not permitted by this clause;

(h)        Indebtedness of a Restricted Subsidiary owing, or Disqualified Stock or preferred Capital Stock of a Restricted Subsidiary issued, to the Borrower or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor to prohibit the repayment thereof after the acceleration of the Loans or bankruptcy of such party; provided, further, that any subsequent transfer of any such Indebtedness, Disqualified Stock or preferred Capital Stock (except to Holdings, the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case to be an incurrence of such Indebtedness, or issuance of Disqualified Stock or preferred Capital Stock, as applicable, not permitted by this clause;

(i)         to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(j)         Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and obligations in respect of Bank Products and Cash Management Services;

(k)        obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bankers’ acceptances, warehouse receipts, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(l)         (i) Indebtedness, Disqualified Stock and preferred Capital Stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference ~~up~~equal to ~~100~~200% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Excluded Contributions, Cure Amounts, proceeds of Disqualified Stock or proceeds of sales of Equity Interests to the Borrower or any of its Restricted Subsidiaries) as determined in accordance with Sections 10.5(a~~)(iii~~)(B) and 10.5(a~~)(iii~~)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (i), (iii) and (viii) of the definition thereof) and (ii) Indebtedness, Disqualified Stock or preferred Capital Stock of Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred Capital Stock then outstanding and incurred or issued pursuant to this clause (l)(ii), and all amounts designated by the Borrower for usage pursuant to the Maximum Incremental Facilities Amount, does not at any one time outstanding exceed the greater of (x) $~~150,000,000~~200,000,000 and (y) ~~39.0~~50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or issuance (it being understood that any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued pursuant to this clause (l)(ii) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (l)(ii) but shall be deemed incurred or issued for the purposes of the first paragraph of this Section 10.1 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or preferred Capital Stock under the first paragraph of this Section 10.1 without reliance on this clause (l)(ii)) (this clause (l)(ii), the “General Debt Basket”);

(m)       the incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred Capital Stock which serves to refinance any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued as permitted under (i) the first paragraph of this Section 10.1, (ii) Sections 10.1, (c), (d), (f), (l), (n), (r), (w), (x), (y), (bb), (dd) and (hh)and this Section 10.1(m) or (iii) any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness, Disqualified Stock or preferred Capital Stock (the “Refinancing Indebtedness”) on or prior to its respective maturity, so long as the aggregate principal amount, accreted value or liquidation preference, as applicable, of such Refinancing Indebtedness shall equal no more than the aggregate outstanding principal amount, accreted value or liquidation preference of the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock (plus the amount of any unused commitments thereunder), plus amounts otherwise permitted under this Section 10.1, plus accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness, Disqualified Stock or preferred Capital Stock and the incurrence or issuance of such Refinancing Indebtedness; provided that such Refinancing Indebtedness (other than such Refinancing Indebtedness incurred or issued in respect of Indebtedness under Section 10.1(d)) (1) subject to the Inside Maturity Basket, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred Capital Stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (I) Indebtedness that is (x) secured by a Lien on the Collateral ranking junior to the Liens securing any First Lien Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien on the Collateral ranking junior to the Liens securing any First Lien Obligations, (y) secured by a Lien on the Excluded Property, such Refinancing Indebtedness is unsecured or secured by a Lien on Excluded Property or (z) unsecured, such Refinancing Indebtedness is unsecured or (II) Disqualified Stock or preferred Capital Stock, such Refinancing Indebtedness must consist of Disqualified Stock or preferred Capital Stock, respectively, and (2) shall not include Indebtedness, Disqualified Stock or preferred Capital Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred Capital Stock of the Borrower or a Guarantor (unless otherwise permitted by this Section 10.1); provided, further, that (x) in the case of a refinancing of Permitted Other Indebtedness incurred pursuant to Section 10.1(x)(b) with other Refinancing Indebtedness (“Refinancing Permitted Other Indebtedness”), such Refinancing Permitted Other Indebtedness, if secured, may only be secured by a Lien ranking junior to the Lien securing the First Lien Obligations outstanding under this Agreement and in the case of Refinancing Indebtedness with respect to clauses (d), (l)(ii), (n) (but only to the extent such Refinancing Indebtedness is incurred by non-Credit Parties), (r), (bb), (dd) and (hh) of this Section 10.1, the incurrence of such Refinancing Indebtedness shall be without duplication of any amounts outstanding under any such clauses;

(n)        Indebtedness, Disqualified Stock or preferred Capital Stock of (x) the Borrower or a Restricted Subsidiary incurred, assumed or issued for any purpose (including to finance an acquisition, merger, amalgamation or consolidation), and (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary); provided that ~~either the Interest Coverage Ratio as of the most recently ended Test Period is, on a Pro Forma Basis, at least the greater of (A) 2.00 to 1.00 or (B) a ratio not less than the Interest Coverage Ratio for such Test Period immediately prior to giving Pro Forma Effect to~~, either (i) such Indebtedness, Disqualified Stock or preferred Capital Stock was not incurred or issued in contemplation of such acquisition, merger, amalgamation, consolidation or ~~designation or the Total Net Leverage Ratio as of the most recently ended Test Period is, on a Pro Forma Basis, not more than the greater of (A) 5.80 to 1.00 or (B) a ratio not less than the Total Net Leverage Ratio for such Test Period immediately prior to giving Pro Forma Effect to such acquisition, merger, amalgamation, consolidation or designation~~investment or (ii) any such incurrence, assumption or issuance shall not exceed at the time of incurrence thereof a principal amount equal to the sum of (A) the greater of $400,000,000 and 100% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such incurrence, plus (B) an unlimited amount, so long as in the case of this clause (B) only, such amount at such date of determination can be incurred without causing (I) solely in the case of Indebtedness secured with a Lien on the Collateral ranking pari passu with the Liens securing any First Lien Obligations (without regard to control of remedies), the First Lien Net Leverage Ratio to exceed 4.80 to 1.00 as of the most recently ended Test Period or, to the extent incurred to finance an acquisition or other permitted Investment, the greater of (1) 4.80 to 1.00 and (2) the First Lien Net Leverage Ratio immediately prior to the incurrence of such Indebtedness, (II) solely in the case of Indebtedness secured with a Lien on the Collateral that ranks junior to the Lien securing the First Lien Obligations, the Secured Net Leverage Ratio to exceed 5.80 to 1.00 as of the most recently ended Test Period, or to the extent incurred to finance an acquisition or other permitted Investment, the greater of (1) 5.80 to 1.00 and (2) the Secured Net Leverage Ratio immediately prior to the incurrence of such Indebtedness, or (III) solely in the case of Indebtedness consisting of unsecured indebtedness or Indebtedness secured by assets not constituting Collateral either (1) the Total Net Leverage Ratio to exceed 5.80 to 1.00 as of the most recently ended Test Period or (2) the Interest Coverage Ratio to be less than 2.00 to 1.00 as of the most recently ended Test Period, or to the extent incurred to finance an acquisition or other permitted Investment, either (1) the Total Net Leverage Ratio to exceed the greater of 5.80 to 1.00 and the Total Net Leverage Ratio immediately prior to the incurrence of such Indebtedness or the Interest Coverage Ratio to be less than the lesser of 2.00 to 1.00 and the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness, in the case of clauses (A) and (B), on a Pro Forma Basis and after giving effect to any Permitted Acquisition or other Investment permitted hereunder consummated in connection therewith (provided, that if amounts incurred under this clause (B) are incurred concurrently with the incurrence of Indebtedness in reliance on clause (A), the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Interest Coverage Ratio shall be calculated without giving effect to such amounts incurred in reliance on the foregoing clause (A)); provided that any cash proceeds of any new Indebtedness, Disqualified Stock or preferred Capital Stock then being incurred shall not be netted from the numerator in the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Interest Coverage Ratio, as applicable, for purposes of calculating the applicable ratio under this clause (n) for purposes of determining whether such Indebtedness, Disqualified Stock or preferred Capital Stock can be incurred; provided, further, that the amount of Indebtedness (~~excluding~~other than Acquired Indebtedness not incurred or issued in contemplation ~~thereof~~of such Permitted Acquisition or other Investment permitted hereunder), Disqualified Stock and preferred Capital Stock that may be incurred or issued pursuant to ~~the foregoing~~this clause (n), together with any amounts incurred or issued under clause 2 of the first paragraph of this Section 10.1, in each case, by Restricted Subsidiaries that are not Guarantors, shall not exceed the greater of ~~(A) $140,000,000~~$200,000,000 and ~~(B) 36.0~~50% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding;

(o)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p)        (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Borrower or any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(q)        (i) any guarantee by the Borrower or any Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (ii) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrower;

(r)         Indebtedness of (or Disqualified Stock or preferred Capital Stock issued by) Restricted Subsidiaries that are not Guarantors, including in respect of working capital lines, in ~~an~~a principal amount not to exceed, in the aggregate at any one time outstanding, the greater of (x) $~~185,000,000~~200,000,000 and (y) ~~48.0~~50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (it being understood that any Indebtedness, Disqualified Stock or preferred Capital Stock incurred or issued pursuant to this clause (r) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (r) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or preferred Capital Stock under clause (2) of the first paragraph of this Section 10.1 without reliance on this clause (r));

(s)        Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(t)         Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash pooling arrangements, cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Borrower or any of its Subsidiaries or with respect to any joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of “Cash Management Services” and “Bank Products;”

(u)        Indebtedness consisting of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors, consultants, managers and employees thereof, their respective trusts, heirs, estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 10.5(b)(4);

(v)        Any Guarantee issued for the purpose of complying with any employee benefit legislation (including, but not limited to, any German laws regarding the rights and benefits of employees on any old age part time arrangement (Altersteilzeit));

(w)       Indebtedness in respect of Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii);

(x)         Indebtedness in respect of Permitted Other Indebtedness; provided that either (a) the aggregate principal amount of such Permitted Other Indebtedness issued or incurred pursuant to this clause (x) shall not exceed the Maximum Incremental Facilities Amount at the time of incurrence or issuance thereof or (b) the Net Cash Proceeds thereof shall be applied no later than ten (10) Business Days after the receipt thereof to repurchase, repay, redeem or otherwise defease Junior Debt or unsecured Indebtedness (provided, in the case of this clause (x)(b), such Permitted Other Indebtedness is unsecured or secured by a Lien ranking junior to the Lien securing any First Lien Obligations);

(y)        Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15;

(z)         Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or any similar obligations, in each case, incurred or assumed in connection with any transaction not expressly prohibited by this Agreement;

(aa)      Indebtedness to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement; ~~provided that the aggregate amount of Indebtedness permitted under this clause (aa) shall not exceed the greater of (x) $40,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;~~

(bb)     obligations in respect of Disqualified Stock and preferred Capital Stock in an amount not to exceed the greater of (x) $~~50,000,000~~60,000,000 and (y) ~~13.0~~15.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time;

(cc)      Indebtedness incurred in connection with any accounts receivable factoring facility (i) in compliance with clause (h) of the definition of “Asset Sale” or (ii) in the ordinary course of business;

(dd)      Indebtedness (including Guarantees thereof by the Credit Parties) under the Senior Notes Documents (including in respect of the Senior Notes) in an aggregate principal amount at any time outstanding not to exceed ~~€450,000,000~~the principal amount of Senior Notes outstanding as of the Amendment No. 3 Effective Date;

(ee)      Indebtedness consisting of management fees to any Sponsor and other management fees to any Sponsor not permitted to be paid (but permitted to accrue) pursuant to Section 9.10(a);

(ff)        Indebtedness incurred in connection with the repurchase of Equity Interests pursuant to Section 10.5(b)(4); provided, that the original principal amount of any such Indebtedness incurred pursuant this clause (~~ee~~ff) shall not exceed the amount of such Equity Interests so repurchased with such Indebtedness (or with the proceeds thereof);

(gg)      to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(hh)      Indebtedness incurred in connection with Permitted Sale Leaseback transactions in an aggregate principal amount not to exceed the greater of (x) $40,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any time;

(ii)        Indebtedness of (a) any Securitization Subsidiary arising under any Securitization Facility or (b) the Borrower or any Restricted Subsidiary arising under any Receivables Facility;

(jj)        Indebtedness incurred by the Borrower or any Restricted Subsidiary for the benefit of joint ventures, not to exceed the greater of (x) $~~125,000,000~~140,000,000 and (y) ~~32.0~~35.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(kk)      Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of group company incorporated in the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code;

(ll)        Indebtedness arising from any joint and several liability arising by operation of Law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes (or its equivalent in any other relevant jurisdiction) between ~~credit parties~~Credit Parties; ~~and~~

(mm)    Indebtedness in an amount not to exceed (and which shall constitute utilization of) the amount of Restricted Payments that may be made at the time of determination pursuant to (x) Section 10.5 or (y) the Available Additional Basket; and

(nn)      to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (~~ll~~mm) above.

For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred Capital Stock (or, in each case, any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred Capital Stock described in clauses (a) through (~~mm~~nn) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Borrower, in its sole discretion, will classify and may reclassify from time to time, in each case, such item of Indebtedness, Disqualified Stock or preferred Capital Stock (or, in each case, any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred Capital Stock in one of the above clauses or paragraphs; provided that the Senior Notes shall be deemed to have been incurred pursuant to clause (dd) above and shall not be permitted to be reclassified; and (ii) at the time of incurrence or issuance or at the time of any reclassification, the Borrower will be entitled to divide and classify (or reclassify) an item of Indebtedness, Disqualified Stock or preferred Capital Stock in more than one of the types of Indebtedness, Disqualified Stock or preferred Capital Stock described in this Section 10.1.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred Capital Stock will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or preferred Capital Stock for purposes of this covenant and will not be deemed to constitute outstanding Indebtedness for purposes of determining basket usage in respect of this covenant.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced (plus unused commitments thereunder) plus (ii) the aggregate amount of accrued interest, premiums (including call and tender premiums), defeasance costs, underwriting discounts, fees, commissions, costs and expenses (including original issue discount, upfront fees and similar items) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

10.2             Limitation on Liens.

(a)                 The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except:

(i)              in the case of Subject Liens on any Collateral, if such Subject Lien is a Permitted Lien; and

(ii)               in the case of any other asset or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any secured Junior Debt) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

(b)                Any Lien created for the benefit of the Secured Parties pursuant to Section 10.2(a)(ii) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

10.3             Limitation on Fundamental Changes. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) (including any disposition of property to a Division Successor pursuant to a Division), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)        so long as (subject, in the case of a Limited Condition Transaction, to Section 1.12) no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving entity or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the Netherlands, a European Company (Societas Europaea) or a Person organized or existing under the laws of the United States, any State of the United States or the District of Columbia, the United Kingdom or any member state of the European Union, provided that, in the case of any such member state of the European Union other than the United Kingdom, the Netherlands or Luxembourg, either (x) such jurisdiction is not materially disadvantageous to the Lenders on such date, as determined by the Borrower; or (y) such jurisdiction has been approved by the Required Lenders, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3) above, (5) each mortgagor of a Mortgaged Property, if any, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3) above, (6) the Successor

Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate of an Authorized Officer stating that such merger, amalgamation, or consolidation complies with the applicable requirements set forth in this clause (a), (7) such transaction does not result in any materially adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), and (8) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice of the proposed transaction (or such shorter period of time as agreed by the Administrative Agent in its reasonable discretion) and the Borrower shall promptly and in any event at least two (2) Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed Successor Borrower (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement);

(b)        any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary and (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor and grantor, as applicable, thereunder for the benefit of the Secured Parties;

(c)        the Acquisition and the Transactions may be consummated;

(d)        any Restricted Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or to any other Restricted Subsidiary;

(e)        any Restricted Subsidiary may liquidate, dissolve or wind up if the Borrower determines in good faith that such liquidation, dissolution or winding up is in the best interests of the Borrower and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders;

(f)         the Borrower and the Restricted Subsidiaries may consummate a merger, amalgamation, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, license, sublicense, assignment or disposition, the purpose of which is to effect (i) a disposition otherwise permitted hereunder, other than a disposition effected pursuant to clause (b) of the definition of “Asset Sale” or (ii) a dividend, distribution, Investment or other Restricted Payment permitted pursuant to Section 10.5, including an Investment that constitutes a Permitted Investment;

(g)        the Borrower or any Restricted Subsidiary may change its legal form;

(h)        the Borrower or any Restricted Subsidiary may consummate any Permitted Reorganization ~~or IPO Reorganization Transaction~~;

(i)         the Borrower and the Restricted Subsidiaries may enter into and consummate any Intercompany License Agreement;

(j)         any merger, consolidation or amalgamation the purpose and only substantive effect of which is to reincorporate or reorganize the Borrower or any Restricted Subsidiary; provided, that, solely with respect to the Borrower, after such merger, consolidation, or amalgamation, the Borrower shall be an entity organized or existing under the laws of the Netherlands, a European Company (Societas Europaea)

or a Person organized or existing under the laws of the United States, any State of the United States or the District of Columbia, the United Kingdom or any Participating Member State of the European Union; provided that, in the case of any such member state of the European Union other than the United Kingdom, the Netherlands or Luxembourg, either (x) such jurisdiction is not materially disadvantageous to the Lenders on such date, as determined by the Borrower; or (y) such jurisdiction has been approved by the Required Lenders; and

(k)        transactions listed on Schedule 10.3 may be consummated.

10.4             Limitation on Sale of Assets. The Borrower will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(a)        the Borrower or such Restricted Subsidiary, as the case may be, may sell or otherwise disposed of assets: provided, that to the extent such transaction or related series of transactions exceeds the greater of (x) $~~50,000,000~~80,000,000 and (y) ~~13.0~~20.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), such Borrower or Restricted Subsidiary shall receive consideration at least equal to the Fair Market Value (as determined by the Borrower at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(b)        except in the case of a Permitted Asset Swap, ~~so long as no Event of Default has occurred and is continuing or would result therefrom,~~ if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of ~~$40,000,000,~~the greater of: (x) $80,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), at least 75% of ~~the~~all consideration ~~therefor~~of all Asset Sales subject to the requirements of this clause (b) received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, determined at the time of the consummation of such Asset Sale; provided that the amount of:

(i)       any liabilities (as reflected on the Borrower’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, that (A) are assumed by the transferee of any such assets or (B) are otherwise cancelled, extinguished or terminated in connection with the transactions relating to such Asset Sale and, in the case of clause (A) above only, for which the Borrower and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)       any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii)       Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that is of any Person that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any guarantee of payment of such Indebtedness in connection with such Asset Sale;

(iv)       consideration consisting of Indebtedness of any Credit Party (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not Restricted Subsidiaries; and

(v)       any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) that is at that time outstanding, not to exceed the greater of $~~50,000,000~~140,000,000 and ~~13.0~~35.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (b) and for no other purpose.

An amount equal to any Net Cash Proceeds of any Asset Sale permitted by this Section 10.4 shall be applied to prepay Term Loans, Permitted Other Indebtedness and other Indebtedness in accordance with, and to the extent required by, Section 5.2(a)(i).

(c)        Pending the final application of an amount equal to any Net Cash Proceeds from any Asset Sale made pursuant to this Section 10.4, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under the Revolving Credit Facility or any other revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.

10.5             Limitation on Restricted Payments.

(a)                 The Borrower will not, and will not permit any Restricted Subsidiary to:

(1)       declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(~~A~~i)     dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock unless otherwise permitted hereby) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(~~B~~ii)     dividends or distributions by any Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary, as applicable, receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)       purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Restricted Subsidiary which is a Credit Party;

(3)       make any principal payment on, or redeem, purchase, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness with an aggregate principal amount in excess of the ~~greater of (x) $50,000,000 and (y) 13.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis)~~Threshold Amount at the time of such Restricted Payment (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted), other than (~~A~~i) Indebtedness permitted under clauses (g) and (h) of Section 10.1 or (~~B~~ii) the purchase, repurchase, redemption, defeasance, retirement for value or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, repurchase, defeasance, acquisition or retirement; or

(4)       make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by Section 10.5(b)), is less than the sum of (without duplication):

(A)       the greater of (i) an amount equal to 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Sections 9.1(a) or (b), or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (which amount in this clause (1) shall not be less than zero) and (2) Cumulative Retained Excess Cash Flow Amount (which amount in this clause (2) shall not be less than zero); provided, that amounts in respect of this clause (A) may only be used to make Restricted Payments described in clauses (a)(1) and (2) above, to the extent no Event of Default under Sections 11.1 and 11.5 has occurred and is continuing~~,~~; plus

(B)       100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds have been used to incur or issue Indebtedness, Disqualified Stock or preferred Capital Stock pursuant to clause (l)(i) of Section 10.1) from the issue or sale of (x) Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to any employee, director, manager or consultant of the Borrower, any direct or indirect parent of the Borrower and any of the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below, (B) Designated Preferred Stock, and, to the extent such net cash proceeds or such marketable securities or other property, or Terms contributed to the Borrower for cancellation (which contribution shall increase the amount otherwise available under this Section 10.5(a)(ii)(B) by an amount equal to the purchase price of such Term Loans) are actually contributed to the Borrower, Equity Interests of any direct or indirect parent of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock to any such parent or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below or the Fair Market Value marketable securities or other property, or Terms contributed to the Borrower for cancellation (which contribution shall increase the amount otherwise available under this Section 10.5(a~~)(ii~~)(B) by an amount equal to the purchase price of such Term Loans) or (y) Indebtedness, Disqualified Stock or preferred Capital Stock of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Borrower or any direct or indirect parent of the Borrower; provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions~~,~~; plus

(C)       100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or preferred Capital Stock pursuant to clause (l)(i) of Section 10.1), (ii) are contributed by the Borrower or a Restricted Subsidiary or (iii) constitute Excluded Contributions)~~,~~; plus

(D)       100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Borrower or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or any Restricted Subsidiary, in each case, after the Closing Date; or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock or other ownership interest of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 10.5(b)(7) or to the extent such Investment constituted a Permitted Investment) or joint venture or a dividend from an Unrestricted Subsidiary or joint venture after the Closing Date~~,~~; plus

(E)        in the case of the redesignation of an Unrestricted Subsidiary as, or merger, consolidation or amalgamation of an Unrestricted Subsidiary with or into, a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as, or merger, consolidation or amalgamation of such Unrestricted Subsidiary with or into, a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 10.5(b)(7) below or to the extent such Investment constituted a Permitted Investment~~,~~; plus

(F)        the aggregate amount (without duplication of other amounts included pursuant to clause (A) hereof, of any (i) Retained Declined Proceeds, (ii) Retained ECF Payments, and (iii) Retained Asset Sale Proceeds not required to be prepaid pursuant to the Prepayment Trigger threshold, in each case since the Closing Date~~,~~; plus

(G)        the greater of (x) $~~75,000,000~~160,000,000 and (y) ~~19.0~~40.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Restricted Payment; plus

(H)       an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments; plus

(I)         without duplication of any amounts above, any returns, profits, distributions and similar amounts received on account of a Restricted Investment made in reliance upon this Section 10.5(a).

(clauses (A) through (I), the “Available Additional Basket”).

(b)                The foregoing provisions of Section 10.5(a) will not prohibit:

(1)       the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)       (x) the redemption, repayment, repurchase, extinguishment, defeasance, retirement or other acquisition of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including any accrued and unpaid dividends or distributions thereon (“Retired Capital Stock”), or Subordinated Indebtedness, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to Holdings, the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent contributed to the Borrower (in the case of proceeds only) (in each case, other than Excluded Contributions, Cure Amounts, Disqualified Stock or sales of Equity Interests to any Subsidiary) (“Refunding Capital Stock”), (y) the declaration and payment of dividends or distributions on Retired Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Borrower or a Restricted Subsidiary) of Refunding Capital Stock and (z) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends or distributions thereon was permitted under Section 10.5(b)(6) and not made pursuant to clause (y) above, the declaration and payment of dividends or distributions on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)       the prepayment, redemption, repayment, defeasance, extinguishment, repurchase or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is incurred or issued in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable unless otherwise permitted), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including call and tender premiums), defeasance costs, unused commitment amounts and any reasonable fees and expenses (including original issue discount, upfront fees and similar items) incurred in connection with the incurrence or issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent (taken as a whole) as determined by the Borrower in good faith, in all material respects, as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) other than Indebtedness incurred pursuant to the Inside Maturity Basket, such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so prepaid, repaid, redeemed, defeased, repurchased, exchanged, extinguished, acquired or retired, (D) if such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) Permitted Other Indebtedness incurred pursuant to Section 10.1(x)(b) and is secured by a Lien ranking junior to the Liens securing any First Lien Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing any First Lien Obligations, and (E) other than Indebtedness incurred pursuant to the Inside Maturity Basket, such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repaid, prepaid, extinguished, defeased, repurchased, exchanged, acquired or retired;

(4)       any Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower held by any future, present or former employee, director, officer, manager or consultant of the Borrower, any of its Subsidiaries or any direct or indirect parent of the Borrower, or their respective estates, descendants, family, trusts, heirs, spouse or former spouse pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect parent of the Borrower in connection with such repurchase, retirement or other acquisition), including any arrangement including Equity Interests rolled over by management of the Borrower, any Subsidiary of the Borrower or any direct or indirect parent of the Borrower in connection with the Transactions; provided that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (4) subsequent to the ~~Closing~~Amendment No. 3 Effective Date do not exceed ~~(i) before the occurrence of a Qualifying IPO~~, in any calendar year, the greater of (A) $~~25,000,000 or (B) 6.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis or (ii) after the occurrence of a Qualifying IPO, in any calendar year, the greater of (A) $40,000,000 or (B) 10.0~~100,000,000 or (B) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis (in each case, with unused amounts in any calendar year being carried over to succeeding calendar years and amounts from subsequent years permitted to be used in prior years subject to reduction in an equal amount for such subsequent year)); provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect parent of the Borrower, in each case to any future, present or former employees, directors, officers, managers or consultants of the Borrower, any of its Subsidiaries or any direct or indirect parent of the Borrower that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied pursuant to ~~the payment of Restricted Payments by virtue of Section 10.5(a)(iii),~~Section 10.1(l), the Available Additional Basket or clause (ix) of the definition of “Permitted Investment” plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers or consultants of the Borrower, any direct or indirect parent of the Borrower or any Restricted Subsidiary, or their estates, descendants, family, trusts, heirs, spouse or former spouse in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;

(5)       the declaration and payment of Restricted Payments to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of preferred Capital Stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1;

(6)       (A) the declaration and payment of Restricted Payments to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower or any Restricted Subsidiary after the Closing Date, (B) the declaration and payment of Restricted Payments to any direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of Restricted Payments to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent; provided that the amount of Restricted Payments paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock or (C) the declaration and payment of Restricted Payments on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of Section 10.5(b); provided that, in the case of each of subclauses (A), (B), and (C) of this clause (6), for the most recently ended Test Period as of the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Borrower would have had an Interest Coverage Ratio of at least 2.00 to 1.00;

(7)       Investments in ~~(i)~~  Unrestricted Subsidiaries~~, taken together with all other Investments made pursuant to this clause (7)(i) that are at the time outstanding, in an aggregate amount outstanding not to exceed the greater of (x) $125,000,000 and (y) 32.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (ii) joint ventures~~, taken together with all other Investments made pursuant to this clause (7~~)(ii~~) that are at the time outstanding, in an aggregate amount outstanding not to exceed the sum of (A) the greater of (x) $~~125,000,000~~100,000,000 and (y) ~~32.0~~25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment ~~(with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value~~plus (B) at the option of the Borrower, any amounts available to make Investments pursuant to clause (21) below (after taking into account any past amounts that have been re-designated by the Borrower) and re-designated by the Borrower as increasing amounts available for use under this clause (7);

(8)       payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding, employment or similar taxes payable by any future, present or former employee, director, manager, or consultant of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower and any repurchases of Equity Interests deemed to occur upon exercise, vesting or settlement of, or payment with respect to, any equity or equity-based award, including, without limitation, stock or other equity options, stock or other equity appreciation rights, warrants, restricted equity units, restricted equity, deferred equity units or similar rights if such Equity Interests are used by the holder of such award to pay a portion of the exercise price of such options, appreciation rights, warrants or similar rights or to satisfy any required withholding or similar taxes with respect to any such award;

(9)       the declaration and payment of dividends or distributions on the Borrower’s Equity Interests (or the payment of dividends or distributions to any direct or indirect parent of the Borrower to fund a payment of dividends or distributions on such parent’s Equity Interests), following consummation of the first public offering of the Borrower’s Equity Interests or the Equity Interests of any direct or indirect parent of the Borrower after the Closing Date, in an aggregate amount per annum not to exceed ~~the sum of~~

~~(x) 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, plus (y) 6.0~~7.0% of the market capitalization of Borrower or a direct or indirect parent of the Borrower, as applicable, in each case other than public offerings with respect to the Borrower’s (or its direct or indirect parent’s) Equity Interests registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10)       Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;

(11)       (a) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (x) $~~125,000,000~~200,000,000 and (y) ~~32.0~~50% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made (this clause (11)~~,~~ shall be referred to as the “General Restricted Payments Basket”) ;

(12)       Restricted Payments of Receivables Fees and Securitization Fees;

(13)       any Restricted Payment made in connection with the Transactions (and the fees and expenses related thereto) or used to fund amounts owed to Affiliates (including dividends or distributions to any direct or indirect company of the Borrower to permit payment by such parent of such amount) to the extent permitted by Section 9.10 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement, any Permitted Acquisition, any Permitted Investment or other Investment permitted hereby and to satisfy indemnity and other similar obligations under the Acquisition Agreement, any Permitted Acquisition, any Permitted Investment or other Investment permitted hereby;

(14)       Restricted Payments; provided that after giving Pro Forma Effect to such Restricted Payments the Total Net Leverage Ratio is equal to or less than 4.80 to 1.00 as of the most recently ended Test Period;

(15)       the declaration and payment of dividends or distributions by the Borrower to, or the making of loans or advances to, any direct or indirect parent of the Borrower in amounts required for any such direct or indirect parent (or such parent’s direct or indirect equity owners) to pay:

(A)               (i) franchise, excise and similar taxes, and other fees and expenses, required to maintain ~~such direct or indirect parent’s~~its corporate, legal and organizational existence including and legal and accounting and other costs directly attributable to maintaining its corporate, legal, or organizational existence and out-of-pocket costs attributable to the preparation of tax returns,

(B)               for any taxable period in respect of which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), income taxes of the Tax Group solely to the extent that such income taxes are attributable to the income of the Borrower and its applicable Restricted Subsidiaries and, to the extent of the amount actually received by the Borrower or its Restricted Subsidiaries from its applicable Unrestricted Subsidiaries for such purpose to the income of such Unrestricted Subsidiaries, provided that in each case the amount of such payments with respect to any taxable ~~year~~period does not exceed the amount that the Borrower, the applicable Restricted Subsidiaries and the applicable Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such income taxes for such ~~fiscal year~~taxable period had the Borrower, the applicable Restricted Subsidiaries and the applicable Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer or stand-alone tax group (separate from any such direct or indirect parent of the Borrower) for ~~all~~such taxable ~~years ending after the Closing Date~~period,

(C)               customary salary, bonus, severance (including, in each case, payroll, social security and similar taxes in respect thereof) and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, consultants and managers of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s and the Restricted Subsidiaries’ proportionate share of such amount relating to such parent being a public company and Public Company Costs,

(D)               general corporate, administrative, compliance or other operating (including, without limitation, expenses related to auditing or other accounting matters and director indemnities, fees and expenses) and overhead costs and expenses of any direct or indirect parent of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s and the Restricted Subsidiaries’ proportionate share of such amount relating to such parent company being a public company and Public Company Costs,

(E)                amounts required for any direct or indirect parent of the Borrower to pay fees and expenses incurred by any direct or indirect parent of the Borrower related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) transactions of such parent of the type described in clause (xi) of the definition of Consolidated Net Income,

(F)                cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent of the Borrower,

(G)               repurchases deemed to occur upon the cashless exercise of stock or other equity options,

(H)               to finance Permitted Acquisition and other Investments or other acquisitions otherwise permitted to be made pursuant to this Section 10.5 if made by the Borrower or a Restricted Subsidiary; provided, that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (ii) such direct or indirect parent of the Borrower shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Borrower or a Restricted Subsidiary (in a manner not prohibited by Section 10.3) in order to consummate such Investment or other acquisition, (iii) such direct or indirect parent of the Borrower and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance herewith, (iv) any property received in connection with such transaction shall not constitute an Excluded Contribution or increase amounts available for Restricted Payments pursuant to Section 10.5(a~~)(iii~~)(C) and (v) to the extent constituting an Investment, such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 10.5 or pursuant to the definition of Permitted Investments,

(I)                  to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 9.10 (other than Section 10.9(b)),

(J)                 AHYDO Payments with respect to Indebtedness of any direct or indirect parent of the Borrower; provided that the proceeds of such Indebtedness have been contributed to the Borrower as a capital contribution, and

(K)               expenses incurred by any direct or indirect parent of the Borrower in connection with any public offering or other sale of Capital Stock or Indebtedness (i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Restricted Subsidiary, (ii) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or (iii) otherwise on an interim basis prior to completion of such offering so long as any direct or indirect parent of the Borrower shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(16)       the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower or Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower or any Restricted Subsidiary, in each case, permitted under this Agreement;

(17)       the distribution, by dividend or otherwise, of shares of Capital Stock or other assets of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, or assets of, Unrestricted Subsidiaries or the proceeds thereof;

(18)       any Restricted Payment (i) constituting any part of a Permitted Reorganization or ~~IPO Reorganization Transaction~~(B) in connection with, or pursuant to, the Tax Receivable Agreement;

(19)       the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness in an aggregate amount pursuant to this clause (19) not to exceed the greater of (x) $~~125,000,000~~200,000,000 and (y) ~~32.0~~50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time such prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value is made (this clause (19), the “General Subordinated Payments Basket”)~~; and~~ plus (b) at the option of the Borrower, any amounts available for use under the General Investments Basket and the General Restricted Payments Basket (after taking into account any past amounts that have been re-designated by the Borrower) and redesignated by the Borrower as increasing amounts available for use under this clause (19);

(20)       AHYDO Payments with respect to Indebtedness permitted under Section 10.1; and

(21)       Investments in joint ventures, taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding, in an aggregate amount outstanding not to exceed the sum of (A) the greater of (x) $100,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment plus (B) at the option of the Borrower, any amounts available to make Investments pursuant to clause (7) above (after taking into account any past amounts that have been re-designated by the Borrower) and re-designated by the Borrower as increasing amounts available for use under this clause (21);

provided that at the time of, and after giving effect to, any Restricted Payment permitted under ~~clauses (9) and (14), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment~~clause (9), no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof~~)~~.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (~~20~~21) above or is entitled to be made pursuant to Section 10.5(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (~~20~~21), Section 10.5(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant.

(c)                 [Reserved].

~~(d)       Notwithstanding anything to the contrary contained in this Section 10.5, for the period commencing with the Amendment No. 1 Effective Date and ending December 31, 2020, the Borrower and its Restricted Subsidiaries shall not make any Restricted Payment to the Sponsor and other equity holders pursuant to Sections 10.5(a)(A) through (H), (b)(11), and (b)(14).~~

10.6             Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)        (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary that is a Guarantor;

(b)        make loans or advances to the Borrower or any Restricted Subsidiary that is Guarantor;

(c)        sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary that is a Guarantor;

except (in each case) for such encumbrances or restrictions (x) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (y) existing under or by reason of:

(i)              restrictions and encumbrances imposed by contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;

(ii)               restrictions and encumbrances imposed by the Senior Notes Indenture and all other Senior Note Documents;

(iii)               restrictions and encumbrances imposed by purchase money obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (a), (b) or (c) above on the property so acquired, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such arrangement, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such restriction shall not be permitted to apply to any property to which such restriction would not have applied but for such acquisition);

(iv)               restrictions and encumbrances imposed by Requirement of Law or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries;

(v)              restrictions and encumbrances imposed by any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such agreement or instrument, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender (it being understood that such encumbrance or restriction shall not be permitted to apply to any property to which such encumbrance or restriction would not have applied but for such acquisition);

(vi)               contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;

(vii)               (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions or encumbrances on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(viii)               restrictions or encumbrances on cash or other deposits or net worth imposed by customers under, or made necessary or advisable by, contracts entered into in the ordinary course of business;

(ix)               restrictions or encumbrances imposed by other Indebtedness, Disqualified Stock or preferred Capital Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(x)              customary provisions in joint venture agreements, shareholder agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture (including its assets and Subsidiaries) and the Equity Interests issued thereby;

(xi)               customary provisions and encumbrances contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(xii)               restrictions and encumbrances created in connection with any Receivables Facility or any Securitization Facility that, in the good faith determination of the board of directors (or analogous governing body) of the Borrower, are necessary or advisable to effect such Receivables Facility or Securitization Facility, as the case may be;

(xiii)               customary restrictions and encumbrances on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interest, rights or the assets subject thereto;

(xiv)               customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(xv)               restrictions and encumbrances imposed by the Tax Receivable Agreement; or

(xvi)               ~~(xv)~~ any encumbrances or restrictions of the type referred to in clauses (a), (b), and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (~~xiv~~xv) above; provided that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements, restructurings, or refinancings (x) are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement, restructuring or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Borrower).

provided that (x) the priority of any preferred Capital Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Borrower or any Restricted Subsidiary that is a Guarantor to other Indebtedness incurred by the Borrower or any Restricted Subsidiary that is a Guarantor shall not be deemed to constitute such an encumbrance or restriction.

10.7             Organizational and Subordinated Indebtedness Documents. The Borrower will not, and will not permit any Restricted Subsidiary to:

(a)        amend its Organizational Documents after the Closing Date in a manner that ~~is materially adverse to the Lenders, except as required by law~~would reasonably be expected to result in a Material Adverse Effect; or

(b)        amend ~~(i)~~ documentation governing Subordinated Indebtedness having a principal amount of more than the ~~greater of (x) $50,000,000 and (y) 13.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or (ii) the documentation governing Indebtedness of Holdings, in each case in a manner materially adverse to the Lenders~~Threshold Amount in a manner that would reasonably be expected to result in a Material Adverse Effect, other than in connection with (i) a refinancing or replacement of such Indebtedness permitted hereunder or (ii) in a manner expressly permitted by, or not prohibited under, the applicable intercreditor or subordination terms or agreement(s) governing the relationship between the Lenders, on the one hand, and the lenders or purchasers of the applicable Subordinated Indebtedness, on the other hand.

10.8             Permitted Activities. Holdings will not engage in any material operating or business activities; provided that the following and any activities incidental or related thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Borrower and Borrower’s other Subsidiaries and Holdings’ other Subsidiaries, including receipt and payment of Restricted Payments and other amounts in respect of Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance), (iii) the performance of its obligations with respect to the Transactions (including under the Acquisition Agreement), the Credit Documents, the Senior Notes, the Senior Notes Indenture, the Senior Notes Documents and any other documents governing Indebtedness permitted hereby, (iv) any public offering of its or a direct or indirect parent entity’s common equity or any other issuance or sale of its or a direct or indirect parent entity’s Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower, Holdings, and their other direct and indirect Subsidiaries, (vi) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its direct and indirect Subsidiaries, (vii) holding any cash or property (but not operate any material or corollary property), (viii) making and receiving of any Restricted Payments or Investments permitted hereunder, (ix) providing indemnification to officers and directors, (x) activities relating to any Permitted Reorganization~~, a Qualifying IPO or IPO Reorganization Transaction~~ or in connection with the Tax Receivable Agreement, (xi) merging, amalgamating or consolidating with or into any direct or indirect parent or subsidiary of Holdings (in compliance with the definitions of “Holdings” and “New Holdings” in this Agreement), (xii) repurchases of Indebtedness through open market purchases and Dutch auctions, (xiii) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower, Holdings and their direct and indirect Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments, (xiv) any transaction with the Borrower or any Restricted Subsidiary to the extent expressly permitted under this Section 10 and (xv) any activities incidental or reasonably related to the foregoing.

10.9             First Lien Net Leverage Ratio. Solely with respect to the Revolving Credit Facility, the Borrower will not permit the First Lien Net Leverage Ratio, as of the last day of any Test Period on which day the Compliance Trigger is exceeded, to exceed 7.50:1.00. The provisions of this Section 10.9 are for the benefit of the Revolving Credit Lenders only, and the Required Facility Lenders under the Revolving Credit Facility may (a) amend, waive or otherwise modify this Section 10.9, or the defined terms used solely for purposes of this Section 10.9, or (b) waive any Default or Event of Default resulting from a breach of this Section 10.9, in each case under the foregoing clauses (a) and (b), without the consent of any Lenders other than the Required Facility Lenders under the Revolving Credit Facility in accordance with the provisions of Section 13.1.

SECTION 11

Events of Default

Each of the following specified events referred to in Sections 11.1 through 11.11 shall constitute an “Event of Default”:

11.1             Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans, (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or (c) default, and such default shall continue for ten or more Business Days, in the payment when due of any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2             Representations, Etc. (a) On the Closing Date, any Specified Representation made by any Credit Party shall be false or incorrect in any material respect as of the Closing Date and (b) after the Closing Date, any representation and warranty made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation and warranty shall remain incorrect in any material respect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower; or

11.3             Covenants. Any Credit Party shall:

(a)       default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i) (provided that the delivery of a notice of an Event of Default at any time will cure any Event of Default resulting from a breach of Section 9.1(e)(i) arising from the failure to timely deliver such notice), Section 9.5(a) (solely with respect to the Borrower’s existence) or Section 10; provided that (1) any default under Section 10.9 shall not constitute an Event of Default with respect to the Term Loans, (2) the Term Loans may not be accelerated as a result thereof and (3) Administrative Agent and the Collateral Agent may not exercise rights and remedies with regard to the Collateral, in each case, until the date on which the Revolving Credit Loans (if any) have been accelerated and the Revolving Credit Commitments have been terminated by the Required Revolving Credit Lenders (and such declaration has not been rescinded); provided, further, that any Event of Default under Section 10.9 is subject to cure as provided in Section 11.14 and an Event of Default with respect to Section 10.9 shall not occur until the expiration of the fifteenth Business Day after the date that the relevant financial statements are required to be delivered pursuant to Section 9.1(a) or (b), as applicable, for the fiscal quarter in which such default occurred; or

(b)       default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent.

11.4             Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of the ~~greater of (x) $50,000,000 and (y) 13.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis)~~Threshold Amount in the aggregate, the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace periods and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of the ~~greater of (x) $50,000,000 and (y) 13.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis)~~Threshold Amount that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the ~~greater of (x) $50,000,000 and (y) 13.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis)~~Threshold Amount that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that clauses (a) and (b) above shall not apply to (x) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement or is otherwise reasonably expected to be permitted), (y) Indebtedness which is convertible into Equity Interests and converts to Equity Interests in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied, or being contested in good faith, by Holdings, the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment or forbearance) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or

11.5             Bankruptcy, Etc.. Except as otherwise permitted by Section 10.3, Holdings, the Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary (other than a Subsidiary which falls under the German Insolvency Code (Insolvenzordnung), a “German Subsidiary” or a subsidiary organized or incorporated under the laws of Switzerland, a “Swiss Subsidiary”) that is a Significant Subsidiary (other than a German Subsidiary or a Swiss Subsidiary), any domestic or applicable foreign law relating to bankruptcy, judicial management, insolvency, liquidation, receivership, reorganization, administration or relief of debtors in effect in its jurisdiction of organization or incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Significant Subsidiary (other than a German Subsidiary or a Swiss Subsidiary) and the petition is not dismissed or stayed within 60 consecutive days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Significant Subsidiary (other than a German Subsidiary or a Swiss Subsidiary); or Holdings, the Borrower or any Significant Subsidiary (other than a German Subsidiary or a Swiss Subsidiary) commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any Significant Subsidiary (other than a German Subsidiary or a Swiss Subsidiary); or there is commenced against Holdings, the Borrower or any Significant Subsidiary (other than a German Subsidiary or a Swiss Subsidiary) any such proceeding or action that remains undismissed or unstayed for a period of 60 consecutive days; or Holdings, the Borrower or any Significant Subsidiary (other than a German Subsidiary or a Swiss Subsidiary) is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Borrower or any Significant Subsidiary (other than a German Subsidiary or a Swiss Subsidiary) suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or substantially all of its property to continue undischarged or unstayed for a period of 60 consecutive days; or Holdings, the Borrower or any Significant Subsidiary (other than a German Subsidiary or a Swiss Subsidiary) makes a general assignment for the benefit of creditors; or any Significant Subsidiary which is a German Subsidiary is illiquid or over-indebted in the sense of sections 17 or 19 of the German Insolvency Code (Insolvenzordnung) or files for the opening of any insolvency proceeding pursuant to the German Insolvency Code (Insolvenzordnung); or in respect of a Swiss Subsidiary, (a) a filing for the declaration of bankruptcy (Antrag auf Konkurseröffnung) or a formal declaration of bankruptcy (Konkurseröffnung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs), (ii) the filing for a request for a moratorium (Gesuch um Nachlasstundung) or a grant of a moratorium (Nachlassstundung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs), (iii) institutes or has instituted against it for a moratorium on any of its indebtedness, its dissolution or liquidation, (iv) a postponement of a bankruptcy (Konkursaufschub) within the meaning of Art. 725a of the Swiss Code of Obligations (Schweizerisches Obligationenrecht), (v) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due or (vi) makes a general assignment, arrangement or composition with or for the benefit of its creditors.

11.6             ERISA. An ERISA Event or a Foreign Plan Event shall have occurred, and such ERISA Event or Foreign Plan Event, alone or together with all other such ERISA Events and Foreign Plan Events, if any, would reasonably be expected to result in a Material Adverse Effect; or

11.7             Guarantee. Subject to Legal Reservations, any Guarantee provided by Holdings or any Guarantor that is a Material Subsidiary, or any material provision thereof, shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of the acts, omissions or mistakes of the Administrative Agent or Collateral Agent) or any Credit Party shall deny or disaffirm in writing any such Guarantor’s material obligations under its Guarantee; or

11.8             Pledge Agreements. Subject to Legal Reservations, the Security Documents (as to a material portion of the Collateral) pursuant to which the Capital Stock of the Borrower or any Material Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent within its control or required to be taken (or not taken) under the Credit Documents or as a result of the Collateral Agent’s failure to maintain possession of any Capital Stock that has been previously delivered to it) or any Credit Party shall deny or disaffirm in writing such Credit Party’s obligations under any Security Document; or

11.9             Security Agreement. Subject to Legal Reservations, the Security Agreements or any other Security Document (as to a material portion of the Collateral) pursuant to which the assets of Holdings, the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent within its control or required to be taken (or not taken) under the Credit Documents), which results in the Collateral Agent ceasing to have (on behalf of the Lenders) a perfected security interests on a material portion of the Collateral on the terms and conditions set forth in such Security Documents or any Credit Party shall deny or disaffirm in writing its obligations under the Security Documents; or

11.10         Judgments. One or more final judgments or decrees shall be entered against Holdings, the Borrower or any of the Material Subsidiaries involving a liability requiring the payment of money in an amount of the ~~greater of (x) $50,000,000 and (y) 13.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis)~~Threshold Amount or more in the aggregate for all such final judgments and decrees against Holdings, the Borrower and the Material Subsidiaries (to the extent not paid or covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such final judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 consecutive days after the entry thereof; or

11.11         Change of Control. A Change of Control shall occur.

11.12         Remedies Upon Event of Default. If an Event of Default occurs and is continuing (other than in the case of an Event of Default under Section 11.3(a) with respect to any default of performance or compliance with the covenant under Section 10.9 prior to the date the Revolving Credit Loans (if any) have been accelerated and the Revolving Credit Commitments have been terminated (and such declaration has not been rescinded)), the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce the claims of itself or the Lenders against Holdings and the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to Holdings or the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii), and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Commitments, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In the case of an Event of Default under Section 11.3(a) in respect of a failure to observe or perform the covenant under Section 10.9 (provided that the actions hereinafter described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised, and at any time thereafter during the continuance of such event), the Administrative Agent shall, upon the written request of the Required Revolving Credit Lenders under the Revolving Credit Facility, by written notice to the Borrower, take either or both of the following actions, at the same or different times (except the following actions may not be taken until the ability to exercise the Cure Right under Section 11.14 has expired (but may be taken as soon as the ability to exercise the Cure Right has expired and it has not been so exercised)): (i) declare the Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitment, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; and (ii) declare the Revolving Credit Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Revolving Credit Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law).

11.13         Application of Proceeds. Subject to the terms of the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement and any other intercreditor agreement permitted by this Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i)              first, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document, in each case to the extent reimbursable hereunder or thereunder;

(ii)               second, to the Secured Parties, an amount (x) equal to all Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and

(iii)               third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Borrower for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (iii) above. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.

11.14         Equity Cure. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Borrower fails to comply with the requirement of the financial covenant set forth in Section 10.9, the Borrower may elect to cure such failure (the “Cure Right”) by including in the calculation of such financial covenant the cash net equity proceeds derived from an issuance of Capital Stock or Stock Equivalents (other than Disqualified Stock, unless reasonably satisfactory to the Administrative Agent) by the Borrower, or from a contribution to the common equity capital of the Borrower, in each case, received at any time from the first day of the last fiscal quarter of the Test Period in respect of which such financial covenant is being measured until the expiration of the fifteenth Business Day following the date financial statements referred to in Section 9.1(a) or (b) (such period, the “Cure Period”) are required to be delivered in respect of such Test Period for which such financial covenant is being measured (such cash amount being referred to as the “Cure Amount”), and upon such election by the Borrower to exercise such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(a)       Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section 10.9 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b)       to the extent proceeds of the Cure Amount are applied to repay any Indebtedness, the calculation of the covenant in Section 10.9 shall not give pro forma effect to such repayment for the Test Period ending with the fiscal quarter for which the Cure Right is exercised (but shall be given effect in calculations of the covenant in Section 10.9 in subsequent fiscal quarters) unless such proceeds are actually applied to prepay Loans pursuant to Section 5.1; and

(c)       if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 10.9, the Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 10.9 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenant that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is exercised, (ii) there shall be a maximum of five Cure Rights exercised during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant set forth in Section 10.9 (it being understood that to the extent the notice described in the immediately succeeding paragraph is provided in advance of delivery of a Compliance Certificate for the applicable fiscal period, the amount of such net equity proceeds that is designated as the Cure Amount may be lower than the amount specified in such notice to the extent the amount necessary to cure such Event of Default is less than the full amount originally designated); and (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with Section 10.9.

No Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the financial covenant set forth in Section 10.9 unless such failure is not cured by the receipt of the Cure Amount on or prior to the last day of the Cure Period. The Borrower shall not be permitted to borrow Revolving Loans or make any Letter of Credit Request in respect of issuing a new Letter of Credit or otherwise extending or increasing the face amount of an existing Letter of Credit unless and until (x) the proceeds of the issuance or contribution, as the case may be, constituting the Cure Amount shall have been received by the Borrower such that, upon recalculation taking into account such Cure Amount received, the Borrower shall be in compliance with the covenant contained in

Section 10.9 or (y) all such Defaults and Event of Defaults shall have been waived in accordance with the terms of this Agreement; provided, further, that if the Cure Amount is not received before the expiration of the Cure Period, unless all such Defaults and Events of Default shall have been waived in accordance with the terms of this Agreement, each such Default or Event of Default shall be deemed reinstated. No Agent or Lender shall take any action to foreclose on, or take possession of, the Collateral, accelerate any Obligations, terminate any Commitments or otherwise exercise any remedies under any Credit Document or any applicable law on the basis of a breach of Section 10.9 (or any other Default or Event of Default as a result thereof) unless and until the Cure Period has expired and the Borrower has not received the Cure Amount.

SECTION 12

The Agents

12.1             Appointment.

(a)                 Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Joint Bookrunners~~, the Amendment No. 1 Arrangers and the Amendment No. 2 Arrangers~~ and Sections 12.1, 12.9, 12.11, 12.12 and 12.13 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and none of Holdings, the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of their respective Subsidiaries.

(b)                The Administrative Agent, each Lender and the Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as their agent with respect to the Collateral, and each of the Administrative Agent, each Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders ~~or~~, the Letter of Credit Issuer or any other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)                 In relation to any Security Agreements governed by the laws of Switzerland (“Swiss Security Documents”), (i) the Collateral Agent holds (x) any security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) security, (y) the benefit of this clause ~~12.1.(b~~12.1(c)(i), and (z) any proceeds and other benefits of such security, as fiduciary (treuhänderisch) in its own name but for the account of each Secured Party which have the benefit of such security in accordance with this Agreement and the respective Swiss Security Document, and each present and future Secured Party hereby agrees that the Collateral Agent enters into any such Swiss Security Document as fiduciary (treuhänderisch) in its own name but for the account of all relevant Secured Parties, (ii) each present and future Secured Party hereby authorizes the Collateral Agent, (w) to (A) accept and execute as its direct representative (direkter Stellvertreter) in its name and for its account any Swiss law pledge or any other Swiss law accessory (akzessorische) security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss

Security Document for the benefit of such Secured Party and (B) hold, administer and, if necessary, enforce any such security on behalf of each relevant Secured Party which has the benefit of such security, (x) to agree as its direct representative (direkter Stellvertreter) in its name and for its account to amendments and alterations to any Swiss Security Document which creates or evidences or expressed to create or evidence a pledge or any other Swiss law accessory (akzessorische) security, (y) to effect as its direct representative (direkter Stellvertreter) in its name and for its account any release of a security created or evidenced or expressed to be created or evidenced under a Swiss Security Document in accordance with this Agreement; and (z) to exercise as its direct representative (direkter Stellvertreter) in its name and for its account such other rights granted to the Collateral Agent hereunder or under the relevant Swiss Security Documents, and (iii) each present and future Secured Party hereby authorizes the Collateral Agent, when acting in its capacity as creditor of the Parallel Debt, to hold (x) any Swiss law pledge or any other Swiss law accessory (akzessorische) security, (y) any proceeds of such security, and (z) the benefit of this paragraph and the Parallel Debt, as creditor in its own right but for the benefit of such Secured Parties in accordance with this Agreement.

(d)                The Collateral Agent is appointed as vertegenwoordiger/représentant for the purposes of article 5 of the Belgian law of 15 December 2004 on financial collateral and article 3 of Title XVII of Book III of the Belgian Civil Code, as amended by the law of 11 July 2013 amending the Belgian Civil Code in respect of security on movable assets and abolishing various relevant provisions, each, as amended from time to time.

(e)                 In relation to any Security Agreements governed by the laws of Spain (“Spanish Security Documents”) each of the Secured Parties (other than the Collateral Agent) hereby grants full power to the Collateral Agent (with express faculty of self-contracting, sub-empowering or multiple representation, or even in case of a conflict of interest), which accepts, so that the Collateral Agent, acting through a duly appointed representative, may exercise, in the name and on behalf of the Secured Parties the following faculties: (i) to execute and/or appear before a Spanish notary public and raise into the status of a public document this Agreement or any Credit Document, or any novation, amendment, assignment or transfer, release or ratification thereto, (ii) to appear before a Spanish notary public and accept, execute, amend, assign or transfer, release or ratify any type of guarantee or security, or irrevocable power of attorney, granted in favour of the relevant Secured Parties (whether in its own capacity or as agent of other parties) over any and all kind of assets (including, without limitation, shares, quotas, rights, receivables, accounts, real estate properties or other goods and chattels), fixing their price for the purposes of an auction and the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, release such guarantees or security and revoke irrevocable power of attorney, and to carry out such actions and execute such documents as may be necessary or advisable to enforce the relevant security, all of the foregoing under the terms and conditions which the attorney may freely agree, signing the private or public documents that the attorney may deem fit, (iii) to execute and/or do any and all deeds, documents, acts and things, required in connection with the execution and performance of the abovementioned documents (including, without limitation, notarial deed of amendment), (iv) to ratify, if necessary or convenient any such private or public documents (including escrituras públicas or pólizas) executed by an orally appointed representative in the name or on behalf of the Secured Parties, (v) to carry out, execute, effect and perform all the actions that may be necessary or convenient for the purposes of complying with the purpose of this Agreement, including, but not limited to the granting of any public or private document and any action required for the purposes of enforcing in Spain any Security Document, and to take any other enforcement action as foreseen in the Security Documents, (vi) to represent the Secured Parties in any auction of any asset charged under the Spanish Security Documents and grant, in their name and behalf, all private and public documents as may be necessary in relation to the enforcement of such Security Documents (including the deed of auction/sale) and the transfer of credit rights (or other pledged or mortgaged assets) in favour of the acquirer(s) according to the terms of such documents, (vii) to dispose or formalise the disposal of any asset charged under the Spanish Security Documents in favour of the acquirer(s) which becoming their owner(s) as a result of the auction or as a result of any of the enforcement proceedings foreseen in the Security Documents, (viii) to request and obtain the copy issued for enforcement purposes (copia ejecutiva) of this Agreement, any Spanish Security Documents or any other Credit Document; and (ix) to identify the Secured Parties before any notary public, public registry or relevant authority.

(f)                  The Collateral Agent shall (i) hold and administer any security created by a Security Document governed by German law which is security transferred, assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise granted under a non-accessory security right (nicht-akzessorische Sicherheit) to it as trustee for the benefit of the Credit Parties; and (ii) administer any security created by a Security Document governed by German law which is pledged (Verpfändung) or otherwise granted to any Credit Party under an accessory security right (akzessorische Sicherheit) as agent; and (iii) hold any other security created by a Security Document governed by German law on trust for the Credit Parties on the terms contained in the Credit Documents, and will apply all payments and other benefits received by it under a Security Document in accordance with the Credit Documents. Each Credit Party (other than Collateral Agent) hereby authorizes the Collateral Agent (whether or not by or through employees or agents) and grants power of attorney (Vollmacht) to the Collateral Agent: (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the Security Documents together with such powers and discretions as are reasonably incidental thereto; (ii) to take such action on its behalf as may from time to time be authorized under or in accordance with the Security Documents, including the release of any collateral under the Security Documents and to amend, supplement and/or confirm any Security Document; and (iii) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Credit Party in connection with the Credit Documents under German law and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any Security Document governed by German law which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security interest. Each of the Credit Parties (other than the Collateral Agent) hereby for all purposes of the Credit Documents, including for the purpose of this ~~Clause~~clause 12.1, exempt the Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch), in each case to the extent legally possible to such Credit Party, to make use of any authorization granted under this Agreement and to perform its duties and obligations as Collateral Agent hereunder and under the Security Documents. A Credit Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Collateral Agent accordingly. Each Credit Party (other than the Collateral Agent) hereby ratifies and approves all acts and declarations previously done by the Collateral Agent on such ~~Loan~~Credit Party’s behalf (including for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Credit Party as future pledgee or otherwise). Each of the Credit Parties (other than the Collateral Agent) hereby authorizes the Collateral Agent to (sub-)delegate any powers granted to it under this ~~Clause~~clause 12.1 to any representative it may elect in its discretion and to grant powers of attorney to any such representative including the exemption from self-dealing and representing several persons (in particular from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (in each case to the extent legally possible)). Each of the Parties agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this agreement or in the Credit Documents (and no others shall be implied).

(g)                Each of the Secured Parties (other than the Collateral Agent) hereby (i) appoints, with the express consent to self-dealing pursuant to article 1395 of the Italian civil code, the Collateral Agent to be its mandatario con rappresentanza (pursuant to article 1704 of the Italian civil code) for the purpose of executing in the name and on behalf of the Secured Parties any Security Agreement which is expressed to be governed by Italian law (each an “Italian Security Document”) and the Collateral Agent hereby accepts such appointment; (ii) grants the Collateral Agent with the power to negotiate and approve the terms and conditions of each Italian Security Document, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the security created thereunder in the name and on behalf of the Secured Parties; (iii) confirms that in the event that any security created under Italian Security Documents remains registered in the name of a Secured Party after it has ceased to be a Secured Party then the Collateral Agent shall remain empowered to execute a release of such security in its name and on its behalf; and (iv) undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Collateral Agent acting in its appointed capacity.

(h)                This paragraph sets out the agreement of the Parties with respect to the role of the Collateral Agent under and in connection with the French law Security Documents (other than in case the Collateral Agent is acting as creditor under the Parallel Debt). The terms of this Agreement apply to the Collateral Agent in its role as Collateral Agent under the French law Security Documents, except to the extent that there is a conflict between the terms of this paragraph and any other term of this Agreement in which case the terms of this clause (Collateral Agent for French Security Documents) will prevail. Each Credit Party (other than the Collateral Agent) (as mandant) irrevocably and unconditionally appoints the Collateral Agent to act as its agent (mandataire) (with full power to delegate its rights, powers and authorities and discretions) under and in connection with the French law Security Documents. Each other Credit Party (as mandant) authorises the Collateral Agent (as mandataire) under the French law Security Documents, in addition to and without prejudice to any other term of this Agreement, to: (i) perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Collateral Agent under or in connection with the French law Security Documents together with any incidental rights, powers, authorities and discretions; (ii) enter into for and on its behalf (and on behalf of the other Credit Parties) each French law Security Documents and empowers and directs the Collateral Agent so to do (by itself or by such person(s) as it may nominate); (iii) appoint a custodian which may hold assets in custody on its behalf in connection with any French law Security Document; (iv) enforce on its behalf the French law Security Documents (by itself or by any person(s) which it may nominate) and in connection with any enforcement, or any step it takes in connection with any enforcement, of the French law Security Documents, appoint any expert, collect any sums, give good discharge for any amount payable and make any payment (including any soulte) in its name and on its behalf; and (v) take any action on its behalf to release any security interest granted in its favour pursuant to any French law Security Document and take any action to make that release effective, in each case to the extent the release is permitted under the Credit Documents. The Collateral Agent accepts the appointment as mandataire. The Collateral Agent will act for itself (as Secured Party) and as agent for the other Secured Parties in carrying out its functions as collateral agent (mandataire) under the relevant French law Security Documents. In relation to the French law Security Documents, the relationship between the Secured Parties (other than the Collateral Agent) and the Collateral Agent is that of principal (mandant) and agent (mandataire). The Collateral Agent will not have, nor will it be deemed to have, assumed any duties, obligations or responsibilities to, or fiduciary relationship with, any Party except for those for which specific provision is made by the French law Security Documents and this Agreement. Without prejudice to any other term of this Agreement, each Credit Party must, promptly on request by the Collateral Agent, ratify and confirm any transaction entered into and any other action taken by the Collateral Agent (or any of its delegates) in the exercise of the rights, powers, authorities and discretions granted to it under this Agreement or the French law Security Documents including by executing any power of attorney allowing the Collateral Agent to appear in court on its behalf (mandat ad litem). Each relevant Credit Party and each Secured Party agree that the Collateral Agent may act as tiers convenu in relation to any lower ranking Security Document governed by French law or may designate or appoint any person or entity to act as tiers convenu as it sees fit. The Collateral Agent shall, if and when acting in its capacity as creditor of the Parallel Debt, hold: (x) any French law Security which is created or expressed to be created pursuant to a French law Security Documents in favour of Collateral Agent as creditor of the Parallel Debt; (y) any proceeds of such French law Security; and (z) the benefit of this sub-paragraph and of the Parallel Debt, as creditor in its own right but for the benefit of the relevant Secured Parties in accordance with this Agreement. If, for any reason, following a foreclosure of a French law Security Document by the Collateral Agent in respect of the Parallel Debt, the Collateral Agent has paid any soulte, the Secured Parties holding Corresponding Obligations which have been extinguished as a result of the enforcement of such French law Security Document will pay to the Collateral Agent a fraction of such soulte in the proportions which their respective Corresponding Obligations at the date of the foreclosure bore to the aggregate Corresponding Obligations of all such Secured Parties at the date of the Foreclosure.

(i)                  None of the Joint Lead Arrangers or Joint Bookrunners, the Amendment No. 1 Arrangers nor the Amendment No. 2 Arrangers in its capacity as such, shall have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2             Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory, indemnification and other provisions of this Section 12 shall apply to any such sub-agent and to the Affiliates of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its bad faith, material breach, gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3             Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own bad faith, gross negligence or willful misconduct, or such Person’s material breach of this Agreement or any other Credit Document, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4             Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it (in good faith) to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. Each Agent also may rely upon any statement made to it orally and believed by it (in good faith) to be made by a proper Person, and shall not incur any liability for relying thereon. The Administrative Agent ~~may deem and~~shall treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes ~~unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent~~. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5             Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders or Required Revolving Credit Lenders, as applicable; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders, Required Revolving Credit Lenders, each directly and adversely affected Lender or each of the Lenders, as applicable.

12.6             Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the

Administrative Agent or the Collateral Agent to any Lender or any Letter of Credit Issuer. Each Lender and the Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7             Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such

Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8             Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.

12.9             Successor Agents.

(a)                 Each of the Administrative Agent and the Collateral Agent may at any time give 30 days prior written notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Sections 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (in each case, other than any Disqualified Lender). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice. Notwithstanding the above, it is acknowledged and agreed that, for the purposes of any right of pledge governed by the laws of the Netherlands, any resignation of the Collateral Agent is not effective with respect to its rights and obligations under the Parallel Debt until such rights and obligations are assigned to the successor agent. The Collateral Agent will reasonably cooperate in assigning its rights and obligations under the Parallel Debt to any such successor agent and will reasonably cooperate in transferring all rights and obligations under any security document governed by Netherlands law (as the case may be) to such successor agent.

(b)                If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of “Lender Default,” the Required Lenders or the Borrower, in each case, may to the extent permitted by applicable law, ~~subject to the consent of the Borrower (not to be unreasonably withheld or delayed),~~ by notice in writing to the Borrower or Required Lenders, as applicable, and such Person, remove such Person as the Administrative Agent and, if such appointment is by the Required Lenders, with the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 is continuing, or, if such appointment is by the Borrower, with the consent of the Required Lenders (not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders or the Borrower (with the consent of the Borrower or Required Lenders, as applicable, as required above) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                 With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 13.17) and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender or the Letter of Credit Issuer directly, until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Agent as provided for above in this paragraph (and otherwise subject to the terms above). Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder (other than its obligations under Section 13.17) or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of such Person as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor (other than appropriate pro rata reductions for partial periods). After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

(d)                Any resignation by or removal of the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as U.S. federal withholding Tax agent (if applicable) and resignation or removal as a Letter of Credit Issuer; provided that, a resignation or removal of the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as Letter of Credit Issuer (as applicable) only so long as a Lender has agreed to be appointed as a successor Letter of Credit Issuer and to assume a Letter of Credit Percentage equal to or greater than the Letter of Credit Percentage of the resigning Letter of Credit Issuer in accordance with Section 3.6, as applicable; provided further that, for the avoidance of doubt, any such appointment referred to in either of the foregoing clauses (i) or (ii) shall not be a condition to any resignation by or removal of the Administrative Agent in its capacity as such pursuant to this Section 12.9. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer unless another Lender has agreed to become the successor Letter of Credit Issuer, as the case may be, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.10         Withholding Tax. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in this Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term Lender includes any Letter of Credit Issuer.

12.11         Agents Under Security Documents and Guarantees. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured

Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Hedge Obligations. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the payment in full (or Cash Collateralization) of all Obligations (except for contingent obligations in respect of which a claim has not yet been made, Secured Hedge Obligations, Secured Bank Product Obligations and Secured Cash Management Obligations), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Credit Party, upon the release of such Credit Party from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents, or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantees if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clauses (v), (vi) (solely with respect to Section 10.1(d) and (vii), (viii), (ix) and (xviii) (solely with respect to a refinancing of the foregoing clauses) of the definition of “Permitted ~~Lien;~~Liens;” or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

Without prejudice to the provisions of this Agreement and the other Credit Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Credit Parties as will be described in the Parallel Debts (to the extent possible under the laws of the relevant Credit Documents), including that any payment received by the Collateral Agent in respect of the Parallel Debts will be deemed a satisfaction of the corresponding amounts of the Obligations.

12.12         Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantees, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations, Secured Bank Product Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantees or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to or vote on, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements, Secured Bank Product Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

12.13         Intercreditor Agreements Govern. The Administrative Agent, the Collateral Agent, each Secured Party and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement (including the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then-existing intercreditor agreement to provide for, the terms described in the definition of Permitted Other Indebtedness. In the event of any conflict or inconsistency between the provisions of each intercreditor agreement (including the Junior Lien Intercreditor Agreement and the Pari Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement shall control in all respects, provided, however, that this Section 12.13 should not apply to the perfection requirements of any security under any Swiss Security Document. With respect to any reference in this Agreement to “another intercreditor agreement, subordination agreement or arrangement reasonably acceptable to the Administrative Agent and the Borrower” (or other similar description), Administrative Agent and the Collateral Agent hereby agree to, and each Secured Party and each Lender hereby directs the Administrative Agent and the Collateral Agent to, negotiate with the Borrower in good faith and promptly enter into such other intercreditor or subordination agreement that is reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned, delayed or denied) upon request by the Borrower.

12.14         Parallel Debt. Each Credit Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to the amounts due in respect of the Corresponding Obligations as they may exist from time to time. The payment undertakings of each Credit Party under this Section 12.14 (Parallel Debt) are each to be referred to as a “Parallel Debt”, to the extent possible under the laws of the relevant Credit Documents. Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligations and will become due and payable as and when and to the extent the relevant Corresponding Obligations become due and payable or would have fallen due but for any discharge from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Credit Party, to preserve its entitlement to be paid that amount. An Event of Default in respect of the payment of the Corresponding Obligations shall constitute a default within the meaning of Section 3:248 Dutch Civil Code with respect to the payment of the Parallel Debts without any notice being required. Each of the parties to this Agreement acknowledges that:

(a)       each Parallel Debt constitutes an undertaking, obligation and liability to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations of the relevant Credit Party; and

(b)       each Parallel Debt represents the Collateral Agent's own separate and independent claim to receive payment of the Parallel Debt from the relevant Credit Party, it being understood, in each case, that the amounts which may be payable by each Credit Party as Parallel Debt at any time shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations at that time, provided that:

(i)       the Parallel Debt shall be decreased to the extent that the Corresponding Obligations have been irrevocably paid or discharged (other than, in each case, contingent obligations);

(ii)       the Corresponding Obligations shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;

(iii)       the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Obligations;

(iv)       the Credit Parties shall have all objections and defences against the Parallel Debt as they have against the Corresponding Obligations (including Corresponding Obligations reinstated for any reason); and

(v)       the parties to this Agreement acknowledge and confirm that the parallel debt provisions contained herein shall not be interpreted so as to increase the maximum total amount to be paid in discharge of the Obligations

With respect to the Parallel Debt, the Collateral Agent acts in its own name and not as trustee and it shall have its own independent right to demand payment of the amounts payable by each Credit Party under this Section 12.14, irrespective of any discharge of such Credit Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Credit Party, to preserve their entitlement to be paid those amounts.

Without limiting or affecting the Collateral Agent’s rights against the Credit Parties (whether under this Section 12.14 or under any other provision of the Credit Documents), each Credit Party acknowledges that: (x) nothing in this Section 12.14 shall impose any obligation on the Collateral Agent to advance any sum to any Credit Party or otherwise under any Credit Document, except in its capacity as lender thereunder and (y) for the purpose of any vote taken under any Credit Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender.

For the purpose of this Section 12.14, the Collateral Agent acts as Collateral Agent under this Agreement and the other Credit Documents and for the benefit of the Administrative Agent, each Lender and the Letter of Credit Issuer, but not as representative of or trustee for these parties.

For the avoidance of doubt, this Section 12.14 shall not operate and may not be construed as operating to disapply, suspend or circumvent any guarantee and/or indemnity limitations in relation to any claim of a Secured Party set out in any Credit Document and any such guarantee limitation shall apply mutatis mutandis to the relevant Parallel Debt claim.

12.15         Erroneous Payments.

(a)        If the Administrative Agent notifies a Lender, Letter of Credit Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (any such Lender, Letter of Credit Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Letter of Credit Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise (individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Letter of Credit Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise from the Administrative Agent and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Administrative Agent to the contrary.

(b)       Each Lender, Letter of Credit Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Letter of Credit Issuer or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Letter of Credit Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement. For the avoidance of doubt, the Borrower or any Credit Party shall continue to be deemed to have performed its payment obligations with respect to any amount subject to such set off, netting or application pursuant to the preceding sentence.

(c)       For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Administrative Agent after demand therefor in accordance with immediately preceding clause (a), (i) the Administrative Agent may elect, in its sole discretion on written notice to such Lender, Letter of Credit Issuer or Secured Party, that all rights and claims of such Lender, Letter of Credit Issuer or Secured Party with respect to the Loans or other Obligations owed to such Person up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Administrative Agent upon such election; after such election, the Administrative Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five business days’ written notice to such Lender, Letter of Credit Issuer or Secured Party, may, sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount, subject to any consent of the Borrower as may be required by Section 13.7; and upon receipt of the proceeds of any such sale, the Erroneous Payment Return Deficiency owing by such Lender, Letter of Credit Issuer or Secured Party shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, Letter of Credit Issuer or Secured Party (and/or against any Payment Recipient that receives funds on its behalf), and (ii) each party hereto agrees that, except to the extent that the Administrative Agent has sold such Loan, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of such Lender, Letter of Credit Issuer or Secured Party with respect to the Erroneous Payment Return Deficiency. For the avoidance of doubt, no vesting or sale pursuant to the foregoing clause (i) will reduce the Commitments of any Lender or Letter of Credit Issuer and such Commitments shall remain available in accordance with the terms of this Agreement.

(d)       The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received directly or indirectly by the Administrative Agent from, or on behalf of, the Borrower, any Credit Party or any Subsidiary of the Borrower for the purpose of making such Erroneous Payment.

(e)       No Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)       Each party’s obligations, agreements and waivers under this Section 12.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Letter of Credit Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

(g)       Except as expressly set forth in clauses (c) and (d) above, notwithstanding anything to the contrary herein or in any other Credit Document, no Credit Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 12.15 in respect of any Erroneous Payment (it being understood that this clause (g) shall not limit any rights the Administrative Agent may have against any Credit Party under any provision of this Agreement or any other Credit Document other than this Section 12.15).

SECTION 13

Miscellaneous

13.1             Amendments, Waivers, and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.14 or 2.15 or the third, fifth, sixth, seventh, eighth, ninth, tenth and eleventh paragraphs hereof, and other than with respect to any amendment, modification or waiver contemplated in clause (x)(i), clause (x)(viii), clause (y) or clause (z) below, which, in each case, shall only require the consent of the Lenders or the Administrative Agent, as applicable, as expressly set forth therein and not Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents for changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or for any other purpose or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i)               forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(d)), or forgive any portion thereof, or extend the scheduled date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that, in each case for purposes of this clause (x)(i) and clause (y) below, a waiver of any condition precedent in Section 6 or Section 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness of any portion of any Loan or in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, or

(ii)               consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii)             amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or

(iv)             release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement, any other intercreditor agreement or arrangement permitted under this Agreement or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement, any other intercreditor agreement or arrangement permitted under this Agreement or this Agreement) without the prior written consent of each Lender, or

(v)              reduce the percentages specified in the definitions of the terms “Required Lenders, ” “Required Revolving Credit Lenders” or “Required Facility Lenders” or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, or

(vi)             [reserved], or

(vii)            [reserved], or

(viii)           amend, modify or waive any provision of Section 3 with respect to any Letter of Credit (including an amendment of this Section 13.1) without the written consent of the Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects the Letter of Credit Issuer, or

(ix)              notwithstanding anything to the contrary in clause (x) above, (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender (but no other Lender), or

(ix)              in connection with an amendment that addresses solely a repricing transaction in which any Class of Commitments and/or Loans is refinanced with a replacement Class of Commitments and/or Loans bearing (or is modified in such a manner such that the resulting Commitments and/or Loans bear) a lower Effective Yield, require the consent of any Lender other than the Lenders holding Commitments and/or Loans subject to such permitted repricing transaction that will continue as Lenders in respect of the repriced Class of Commitments and/or Loans or modified Class of Commitments and/or Loans.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders and it being further understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)) and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lenders of the same Class (other than because of its status as a Defaulting Lender).

Notwithstanding the foregoing, only the Required Revolving Credit Lenders under the Revolving Credit Facility shall have the ability to (i) waive, amend, supplement or modify the covenant set forth in Section 10.9 (or the defined terms to the extent used therein but not as used in any other Section of this Agreement) or Section 11 (solely as it relates to Section 10.9), or Section 9.1(a), (solely as it relates to a qualification resulting from an actual Event of Default under Section 10.11) or (ii) together with the consent of each Letter of Credit Issuer providing such increase, to increase the Letter of Credit Commitment.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Credit Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Credit Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, any Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Credit Lender or any Affiliate of a Revolving Credit Lender, (y) Ethically Screened Affiliates and (z) any Lender that is a Joint Lead Arranger or Joint Bookrunner) that, as a result of its interest in any participation, total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Net Short Lenders. For purposes of determining whether a Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Credit Lender or any Affiliate of a

Revolving Credit Lender, (y) Ethically Screened Affiliates and (z) any Lender that is a Joint Lead Arranger or Joint Bookrunner) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Credit Parties or any instrument issued or guaranteed by any of the Borrower or other Credit Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Credit Parties and any instrument issued or guaranteed by any of the Borrower or other Credit Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Credit Lender or any Affiliate of a Revolving Credit Lender on the Closing Date, (y) Ethically Screened Affiliates and (z) any Lender that is a Joint Lead Arranger or Joint Bookrunner) is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Credit Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Credit Lender or any Affiliate of a Revolving Credit Lender on the Amendment No. 3 Effective Date, (y) Ethically Screened Affiliates and (z) any Lender that is a Joint Lead Arranger or Joint Bookrunner) protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Credit Parties and (vi) any participation of a Loan shall be deemed to reduce the exposure to the underlying Loan on a dollar-for-dollar basis other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Credit Lender or any Affiliate of a Revolving Credit Lender on the Amendment No. 3 Effective Date, (y) Ethically Screened Affiliates and (z) any Lender that is a Joint Lead Arranger or Joint Bookrunner) and (y) the Borrower and other Credit Parties and any instrument issued or guaranteed by any of the Borrower or other Credit Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender (other than (w) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank, (x) any Revolving Credit Lender or any Affiliate of a Revolving Credit Lender on the Amendment No. 3 Effective Date, (y) Ethically Screened Affiliates and (z) any Lender that is a Joint Lead Arranger or Joint Bookrunner) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). The Administrative Agent shall have no duty to inquire as to or investigate the accuracy of any such representation or deemed representation or to make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrower, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s), Extension Amendment(s) and Refinancing Amendment(s) effectuated without the consent of Lenders (other than the New Revolving Loan Lenders, New Term Loan Lenders, Extending Lenders or Refinancing Lenders, as applicable) in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Revolving Credit Lenders or Required Facility Lenders and other definitions related to such new Term Loans and Revolving Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith (including original issue discount, upfront fees and similar items)) unless otherwise permitted hereunder (including utilization of any other available baskets or incurrence based amounts), (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (other than in respect of the Inside Maturity Basket), and (c) the covenants, events of default and guarantees shall not be materially more restrictive to the Borrower (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Refinanced Term Loans (except for (1) covenants, events of default and guarantees which are on market terms as determined by the Borrower in good faith, (2) covenants, events of default and guarantees applicable only to periods after the Maturity Date (as of the date of the refinancing) of such Class of Refinanced Term Loans and (3) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Lenders under the other Classes of Term Loans existing on the refinancing date (other than the Refinanced Term Loans), receive the benefit of such more restrictive terms.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for Secured Cash Management Obligations, Secured Bank Product Obligations, Secured Hedge Obligations and contingent obligations in respect of which a claim has not yet been made, and Cash Collateralized Letters of Credit), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock or Stock Equivalents, including as a result of the designation thereof by any Credit Party as expressly permitted herein or in any other Credit Document. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor or Additional Borrower shall be automatically released from the Guarantees and/or as an Additional Borrower, as applicable, upon consummation of any transaction not prohibited by this Agreement resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming an Excluded Subsidiary; provided that a Wholly-Owned Restricted

Subsidiary that becomes a non-Wholly-Owned Restricted Subsidiary shall only be released from its obligations under the Guarantee if it is no longer a Wholly-Owned Subsidiary as a result of a transaction for a bona fide business purpose as reasonably determined by the Borrower in good faith (and the release of such Guarantor from its obligations under the Guarantee or any other Credit Document alone shall not constitute such bona fide business purpose. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, execute and deliver any instruments, documents, and agreements necessary or desirable or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, promptly execute and deliver any instruments, documents, and agreements necessary, desirable or reasonably requested by the Borrower to evidence and confirm the subordination of any Collateral subject to an easement, purchase money security interest or Capitalized Lease Obligation, in each case to the extent such easement, purchase money security interest or Capitalized Lease Obligation (including, the Liens in respect thereof) is permitted by the terms hereof (and the Administrative Agent and the Collateral Agent shall be entitled to rely conclusively on a certificate to that effect provided to it by any Credit Party, including upon its reasonable request without further inquiry), all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or add Collateral Agents, in each case under (i) and (ii), with the consent of only the Borrower and the Administrative Agent, and in the case of clause (ii), the Collateral Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility, refinancing facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility, refinancing facility or extension facility); (ii) no Lender consent is required for the Administrative Agent or the Collateral Agent to enter into any intercreditor agreement expressly permitted or required to be entered into under this Agreement or to effect any amendment or supplement to the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or other intercreditor agreement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the Junior Lien Intercreditor Agreement, the Pari Intercreditor Agreement or such other intercreditor agreement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent in consultation with the Borrower, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Credit Document) may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (u) adopt an alternate rate of interest and related changes pursuant to Section 2.18, (v) create a fungible Class of Term Loans (including by increasing (but, for the avoidance of doubt, not be decreasing), the amount of amortization due and payable with regard to any Class of Term Loans), (w) give effect to the appointment of an Additional Borrower in accordance with Section 2.17, (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) ~~and~~, (y) to effect administrative changes of a technical or immaterial nature and (z) correct or cure any incorrect cross references or similar inaccuracies, and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its reasonable discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.11, 9.12 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

In addition, notwithstanding the foregoing, this Agreement may be amended, supplemented or modified with the written consent of the Administrative Agent and the Borrower in a manner not materially adverse to any Lender.

13.2             Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)        if to Holdings, the Borrower, the Administrative Agent, the Collateral Agent or the Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)        if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Letter of Credit Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3             No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4             Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5             Payment of Expenses; Indemnification; Limitation on Liability.

(a)       Expense Reimbursement, Indemnification and Settlements.

The Borrower agrees, in each case within thirty days of written demand, (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the preparation and execution and negotiation of, and any amendment, supplement, waiver or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (limited (i) in the case of legal fees and expenses, to the reasonable documented fees, and out-of-pocket expenses of Cahill Gordon & Reindel LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower) and, if reasonably necessary, of a single firm of local counsel in each relevant material jurisdiction, excluding in all cases allocated costs of in-house counsel, and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person), (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any other documents delivered in connection herewith or therewith upon the occurrence and during the continuance of an Event of Default (limited, in the case of legal fees and expenses of the Agents, the Letter of Credit Issuer and the Lenders (taken as a whole), to the reasonable documented fees, and out-of-pocket expenses of Cahill Gordon & Reindel LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower) and (x) if reasonably necessary, of a single firm of local counsel a single firm of local counsel in each relevant material jurisdiction and (y) if there is an actual conflict of interest, one additional counsel for the affected similarly situated (taken as a whole) Persons), in each case excluding in all cases allocated costs of in-house counsel, and (c) to pay, indemnify, and hold harmless each Lender, each Agent, the Letter of Credit Issuer and their respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors, and agents and successors of the foregoing involved in the Transactions (in each case, excluding any Excluded Affiliate, the “Indemnified Persons”) from and against any and all actual losses, damages, claims, expenses or liabilities of any kind or nature whatsoever (limited (i) in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and out-of-pocket expenses of one primary counsel and, if reasonably necessary, one local counsel in each relevant material jurisdiction for all such Indemnified Persons (taken as a whole) and, if there is an actual conflict of interest, one additional counsel for the affected Indemnified Persons similarly situated (taken as a whole), in each case excluding in all cases allocated costs of in-house counsel, and (ii) in the case of fees and expenses related to any other advisor or consultant, solely to the extent the Borrower has consented to the retention or engagement of such Person in writing), in each case to the extent arising out of or relating to any claim, litigation, investigation or other proceeding, regardless whether any such Indemnified Person is a party thereto or whether such claim, litigation or other proceeding is brought by a third party or by the Borrower or any of its Affiliates, that is related to the execution, delivery, enforcement, performance, and administration of this Agreement, the other Credit Documents and other documents delivered in connection herewith or therewith or the use of proceeds of any Credit Facility or any actual or alleged presence or Release of any Hazardous Materials at or from any facility currently or formerly owned or operated by the Borrower, or any liability under Environmental Laws relating in any way to the Borrower (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities (i) resulting from disputes between and among any Indemnified Persons (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) that does not involve an act or omission by the Borrower or any of its Subsidiaries (other than any claims against the Administrative Agent, ~~any~~ Joint Lead Arranger and Joint ~~Bookrunner, the Amendment No. 1 Arrangers and Amendment No. 2 Arrangers~~Bookrunners in their respective capacities as such, subject to the immediately succeeding clause (ii)), (ii) to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) or (y) a material breach of any Credit Document by such Indemnified Person (or any of such Indemnified Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing), (iii) in its capacity as a financial advisor to the Sponsor, the Borrower and any of its Subsidiaries in connection with the Transactions or any of the other potential acquisition of Diversey or its Subsidiaries or (iv) in its capacity as a co-investor in the Transactions or any potential acquisition of Diversey or its

Subsidiaries. ~~No Person entitled to indemnification under Section 13.5(c) and no other Person party to this Agreement shall be liable (1) for any damages to any other Indemnified Person or party hereto arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damage resulted from bad faith, willful misconduct, material breach or gross negligence of such Indemnified Person, such other Person or any of such Indemnified Person’s or such other Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing or (2) for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided, that this clause (2) shall not limit the Borrower’s indemnity or reimbursement obligations to the extent such special, punitive, indirect or consequential damages are included in any claim by a third party unrelated to or unaffiliated with such Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification in accordance with Section 13.5(c).~~ All amounts due under this Section 13.5 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that an Indemnified Person shall promptly refund any amount to the extent that there is a final judicial or arbitral determination that such Indemnified Person was not entitled to indemnification rights with respect to such payment pursuant to this Section 13.5.

The Borrower shall not be liable for any settlement of any proceeding effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all actual losses, damages, claims, liabilities, and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with, and to the extent provided in, the other provisions of this Section 13.5.

Holdings, the Borrower and their respective Subsidiaries shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Each Indemnified Person, by its acceptance of the benefits of this Section 13.5, agrees to refund and return any and all amounts paid by the Borrower (or on its behalf) to it if, pursuant to limitations on indemnification set forth in this Section 13.5, such Indemnified Person was not entitled to receipt of such amounts.

(b)       Limitation on Liability.

No Lender, Agent, Letter of Credit Issuer, nor any of their respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors or agents or successors (collectively, the “Lender-Related Persons”) and no other Person party to this Agreement shall be liable (1) for any damages to any other party hereto arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damage resulted from bad faith, willful misconduct, material breach or gross negligence of such Lender-Related Person, such other Person or any of such Lender-Related Person’s or such other Person’s Affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing (as determined by a final, non-appealable judgement of a court of competent jurisdiction) or (2) for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided, that this clause (2) shall not limit the Borrower’s indemnity or reimbursement obligations to the extent such special, punitive, indirect or consequential damages are included in any claim by a third party unrelated to or unaffiliated with such Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification in accordance with Section 13.5(c).

(c)       Survival.

The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, or disbursements, etc., arising from any non-Tax claim.

13.6             Limitation on Swiss guarantee

Notwithstanding anything to the contrary in this Agreement, the obligations of any Guarantor organized or incorporated under the laws of Switzerland and/or having its registered office in Switzerland and/or considered Swiss resident for Swiss Withholding Tax purposes (a “Swiss Guarantor”) and the rights of the Collateral Agent and any other Lender or Secured Party under this Agreement or any other Credit Document are subject to the following limitations:

(a)	If and to the extent a guarantee or security granted, indemnity or other obligation assumed by a Swiss Guarantor under this Agreement or any other Credit Document guarantees or secures obligations of any of its (direct or indirect) parent companies (upstream security) or sister companies (cross-stream security) (the “Upstream or Cross-Stream Secured Obligations”) and if and to the extent using the proceeds from the enforcement of such guarantee, security, indemnity or other obligation to discharge the Upstream or Cross-Stream Secured Obligations would be unlawful under Swiss corporate law (inter alia, prohibiting capital repayments (Einlagerückgewähr) or violation of the legally protected reserves (gesetzlich geschützte Reserven)) at such time, the proceeds from the enforcement of such guarantee, security, indemnity or other obligation to be used to discharge the Upstream or Cross-Stream Secured Obligations shall be limited to the maximum amount of such Swiss Guarantor’s freely disposable shareholder equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable Swiss corporate law at that time; provided, further, that such limitation shall not free that Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable Swiss corporate law. This Maximum Amount of freely disposable shareholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles.

(b)	In respect of Upstream or Cross-Stream Secured Obligations, each Swiss Guarantor shall, as concerns the proceeds resulting from the enforcement of any guarantee or security granted or indemnity or other obligation assumed by such Swiss Guarantor under this Agreement or any other Credit Document, if and to the extent required by applicable Requirements of Law in force at the relevant time:

(i)	procure that such enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of Swiss Withholding Tax by discharging the liability to such tax by notification pursuant to applicable Requirements of Law (including double tax treaties) rather than payment of the tax;

(ii)	if the notification procedure pursuant to sub-paragraph (i) above does not apply, (x) in case of a guarantee, deduct, or (y) in case of enforcement of security, the Administrative Agent or Collateral Agent (as applicable) shall (if requested to do so by the relevant Credit Party within 5 days after such enforcement) deduct, the Swiss Withholding Tax at such rate (currently 35% at the date of this Agreement) as is in force from time to time from any such enforcement proceeds used to discharge Upstream or Cross-Stream Secured Obligations, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;

(iii)	notify the Administrative Agent and the Collateral Agent that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent and the Collateral Agent with evidence that such a notification of the Swiss Federal Tax

Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(iv)	in the case of a deduction of Swiss Withholding Tax,

(A)	use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such enforcement proceeds, will, as soon as possible after such deduction request a refund of the Swiss Withholding Tax under applicable Requirements of Law (including tax treaties), and pay to the Administrative Agent or Collateral Agent (as applicable) upon receipt any amount so refunded; and

(B)	if the Administrative Agent, the Collateral Agent or any other Secured Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by Administrative Agent, the Collateral Agent or a Secured Party, shall provide the Administrative Agent, the Collateral Agent or the respective Secured Party those documents that are required by applicable Requirements of Law and applicable tax treaties to be provided by the payer of such tax to prepare a claim for refund of Swiss Withholding Tax.

(c)	If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (b) above, the Secured Parties shall be entitled to further enforce the guarantee or security granted or indemnity or other obligation assumed by such Swiss Guarantor under this Agreement or any other Credit Document and/or further apply proceeds therefrom against Upstream or Cross-Stream Secured Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements/applications of proceeds shall always be limited to the maximum amount as set out in paragraph (a) above.

(d)	If and to the extent requested by the Administrative Agent or the Collateral Agent (as applicable) or if and to the extent required under Swiss mandatory law applicable at the relevant time, in order to allow the Secured Parties to obtain a maximum benefit under the guarantee or security granted or indemnity or other obligation assumed by such Swiss Guarantor, such Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Agreement shall procure that such Swiss Guarantor will, promptly take and promptly cause to be taken any action, including the following:

(i)	the passing of any shareholders' resolutions to approve the use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the Upstream or Cross-Stream Secured Obligations in order to allow a prompt use of the enforcement proceeds;

(ii)	preparation of up-to-date audited balance sheet of that Swiss Guarantor;

(iii)	statement of the auditors of that Swiss Guarantor confirming the Maximum Amount;

(iv)	conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v)	revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(vi)	to the extent permitted by applicable Requirements of Law and Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the that respective Swiss Guarantor's business (nicht betriebsnotwendig); and

(vii)	all such other measures necessary or useful to allow the Secured Parties to use enforcement proceeds as agreed hereunder with a minimum of limitations.

13.7             Successors and Assigns; Participations and Assignments.

(a)                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.7. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.7) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification and exculpation under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.8, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments of any Class and the Loans (including participations in L/C Obligations) of any Class at the time owing to it) with the prior written consent (in each case, such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, (x) in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or (y) such assignment is to a Disqualified Lender (or not a Disqualified Lender but is known by the Borrower to be an affiliate of a Disqualified Lender regardless of whether such person is identifiable as an Affiliate of a Disqualified Lender on the basis of such Affiliate’s name or otherwise (other than bona fide fixed income investors or debt funds that are Affiliates of Person’s that are Disqualified Lender’s pursuant to clause (ii) of the definition of “Disqualified Lenders”)) of:

(A)          the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund, (2) for an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing or (3) for any assignment between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC; and

(B)           the Administrative Agent and, in the case of Revolving Commitments or Revolving Loans only, the Letter of Credit Issuer; provided that no consent of the Administrative Agent shall be required for (1) an assignment of any Commitment or Loan to a Lender, an Affiliate of a Lender, an Approved Fund or, in the case of any Term Loan, Holdings and its Subsidiaries or an Affiliated Lender or (2) any assignment between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC.

Notwithstanding the foregoing, no such assignment shall be made to (i) a natural Person, Excluded Affiliate, Disqualified Lender or Defaulting Lender and (ii) with respect to the Revolving Commitments or Revolving Loans, the Borrower or any of its Subsidiaries or any Affiliated Lender (other than a Bona Fide Debt Fund). For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Persons who are Disqualified Lenders (or any provisions relating thereto) at any time.

(ii)              Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 in the case of Revolving Commitments and $1,000,000 in the case of Term Loans, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 (with respect to ~~any Credit Party~~the Borrower) has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment;

(D)           the assignee, if it was not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent and the Borrower (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)); and

(E)           any assignment to the Borrower, any Subsidiary or an Affiliated Lender (other than a Bona Fide Debt Fund) shall also be subject to the requirements of Section 13.7(h).

For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the tracking or monitoring of assignments to or participations by any Affiliated Lender.

(iii)       Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.7 from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations (other than under Section 13.17) under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.7 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.7. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.7, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv)       The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) owing to each Lender, and any payment made by the Letter of Credit Issuer under any Letter of Credit, pursuant to the terms hereof from time to time (the “Register”) and no such Assignment and Acceptance shall be effective until recorded in such Register. Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. Notwithstanding anything to the contrary herein, the entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuer, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that the Loans and Letters of Credit shall be treated as at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v)       Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.7(b)(ii)(C) and any written consent to such assignment required by Section 13.7(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c)                 (i) Any Lender may, without the consent of the Borrower or the Administrative Agent or the Letter of Credit Issuer, sell participations to one or more banks or other entities (other than (x) the Borrower and its Subsidiaries, and (y) any Disqualified Lender provided, however, that, notwithstanding clause (y) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders pursuant to clause (i) or (ii) of the definition thereof has been made available to all Lenders who so request) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent (in such capacity) shall (x) have no obligation to, and shall bear no responsibility or liability for, ascertaining, monitoring or inquiring as to whether any Lender is a Net Short Lender, or (y) shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Disqualified Lenders with respect to the sales of participations at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to (I) enforce this Agreement and (II) approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (x)(i) and (x)(iv) of the second proviso to Section 13.1 that directly and adversely affects such Participant. Subject to clause (c)(ii) of this Section 13.7, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.7, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender, and if additional amounts are required to be paid pursuant to Section 5.4, to the Borrower and the Administrative Agent). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.9(b) as though it were a Lender; provided such Participant shall be subject to Section 13.9(a) as though it were a Lender.

(ii)       A participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent

(which consent ~~shall not~~may be ~~unreasonably~~ withheld ~~or delayed~~in the Borrower’s sole discretion). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as is otherwise required by law.

(d)                Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank of New York or other central bank having jurisdiction over it, and this Section 13.7 shall not apply to any such pledge or assignment of a security interest.

(e)                 Subject to Section 13.17, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee (other than a Disqualified Lender) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)                  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)                SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.7, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.17, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As to any SPV, this Section 13.7(g) may not be amended without the written consent of such SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.7, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV.

(h)                Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdings, the Borrower, any Subsidiary or an Affiliated Lender and (y) Holdings, the Borrower ~~and~~, any Subsidiary or an Affiliated Lender may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed between the Borrower and the Auction Agent or (2) open market purchases or other non-pro rata purchases; provided that:

(i)              any Loans or Commitments acquired by Holdings, the Borrower or any Subsidiary shall be retired and cancelled to the extent permitted by applicable law as determined in good faith by the Borrower or its advisors (and any such Loans not cancelled shall be subject to the voting and other restrictions applicable to Affiliated Lenders);

(ii)               by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)               it shall not have any right to (x) attend or participate in (including, in each case, by telephone) any meeting (including “Lender only” meetings) or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not invited to attend, (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders or any other material which is “Lender only,” except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or receive any advice of counsel to the Administrative Agent or (z) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender; and

(B)               except with respect to any amendment, modification, waiver, consent or other action (I) in Section 13.1 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (II) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (III) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not affect the Affiliated Lender in a manner that is adverse to such Affiliated Lender relative to other Lenders, shall be deemed to have voted its interest in the Term Loans in the same proportion as the other Lenders in the same Class) (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered);

(iii)               no such acquisition by an Affiliated Lender shall be permitted if, after giving effect to such acquisition, the aggregate principal amount of Term Loans held by Affiliated Lenders would exceed 25% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase; provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding such 25% threshold at the time of such purchase, the purchase of such excess amount will be void ab initio;

(iv)               any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be (but shall not be required to be) contributed to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for debt or equity securities of the Borrower or such parent entity that are otherwise permitted to be issued by such entity at such time (and such Loans or Commitments contributed to the Borrower shall be retired and cancelled to the extent permitted by applicable law as determined in good faith by the Borrower or its advisors (and any such Loans not cancelled shall be subject to the voting and other restrictions applicable to Affiliated Lenders));

(v)              no assignment of Term Loans to Holdings, the Borrower or any Subsidiary (x) may be purchased with the proceeds of any Revolving Credit Loans or (y) may occur while an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing hereunder;

(vi)               in connection with each assignment pursuant to this Section 13.7(h), none of Holdings, the Borrower, any Subsidiary or an Affiliated Lender purchasing any Lender’s Term Loans shall be required to make a representation that it is not in possession of MNPI with respect to the Borrower and its Subsidiaries or their respective securities, and all parties to such transaction may render customary “big boy” letters to each other (or to the Auction Agent, if applicable);

(vii)               in the case of any Term Loans (A) acquired by, or contributed to, Holdings, the Borrower or any Subsidiary thereof and (B) cancelled and retired in accordance with this Section 13.7(h), (1) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of such Term Loans acquired by, or contributed to, Holdings, the Borrower or such Subsidiary and (2) any scheduled principal repayment installments with respect to the Term Loans of such Class occurring pursuant to Sections 2.5(b) through (c), as applicable, prior to the final maturity date for Term Loans of such Class, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled and retired), with such reduction being applied solely to the remaining Term Loans of the Lenders which sold or contributed such Term Loans; and

(viii)               assignment to or assumption by any Person of Loans with respect to the Borrower shall only be permitted if such Person is a Non-Public Lender.

For avoidance of doubt, the foregoing limitations in Section 13.7(h) shall not be applicable to Bona Fide Debt Funds. Each Lender that sells its Term Loans pursuant to this Section 13.7 acknowledges and agrees that (i) the Affiliated Lenders, Holdings and its Subsidiaries may come into possession of additional information regarding the Loans or the Credit Parties at any time after a repurchase has been consummated pursuant to an auction or open market purchase hereunder that was not known to such Lender or the Affiliated Lenders at the time such repurchase was consummated and that, when taken together with information that was known to the Affiliated Lenders at the time such repurchase was consummated, may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the direct or indirect equityholders of Holdings, Sponsors or any of their respective Affiliates, or any other Person, shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information.

13.8             Replacements of Lenders Under Certain Circumstances.

(a)                 The Borrower shall be permitted (x) to replace any Lender with a replacement bank, other financial institution or other Person (other than a natural Person) and/or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer only, repay all

Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or Cash Collateralize any Letters of Credit issued by it that (I) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (II) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (III) becomes a Defaulting Lender, (IV) is a Disqualified Lender or (V) refuses to make an Extension Election pursuant to Section 2.14; provided that, solely in the case of the foregoing clause (x), (i) such replacement does not conflict with any Requirement of Law, (ii) the Borrower shall repay (or the replacement bank, other financial institution or other Person (other than a natural Person) shall purchase, at par) all Loans and other amounts pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be, owing to such replaced Lender (in respect of any applicable Credit Facility only, at the election of the Borrower) prior to the date of replacement, (iii) the replacement bank, other financial institution or other Person (other than a natural Person), if not already a Lender, an Affiliate of a Lender, an Affiliated Lender or Approved Fund, shall be reasonably satisfactory to the Administrative Agent (solely to the extent such consent would be required under Section 13.7), (iv) the replacement bank, other financial institution or other Person (other than a natural Person), if not already a Lender shall be subject to the provisions of Section 13.7(b), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.7 (provided that, unless otherwise agreed, the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)                If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders of the applicable Class or Classes directly and adversely affected or (ii) all of the Lenders of the applicable Class or Classes, and, in each case, with respect to which the Required Lenders (or Required Facility Lenders in respect of the applicable Class or Classes) or a majority (in principal amount of applicable Loans and Commitments) of the directly and adversely affected Lenders shall, in each case, shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder (in respect of any applicable Class only, at the election of the Borrower) to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.7) or (y) terminate the Commitment (including prepaying all outstanding Obligations owed to such Lender) of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer only, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or Cash Collateralize any Letters of Credit issued by it; provided that solely in the case of the foregoing clause (x), (I) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender is owed pursuant to Section 2.11, (II) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (III) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.7.

(c)                 Notwithstanding the foregoing, no Disqualified Lender that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Lenders from becoming Lenders) without the Borrower’s written consent shall (i) be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings, or (ii) be entitled to any expense reimbursement or indemnification under the Credit Documents, and nothing in the Credit Documents shall restrict the rights and remedies of the Credit Parties against such Disqualified Lender.

13.9             Adjustments; Set-off.

(a)                 Except as contemplated in Section 13.7 or elsewhere herein or in any other Credit Document, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof as part of the exercise of remedies under this Agreement or any other Credit Document (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or such collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Borrower and the other Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, employee health and benefits, pension, 401(k), and petty cash accounts (collectively, “Excluded Deposit Accounts”)), in any currency, and any other credits, indebtedness or claims, in any currency, in each case then matured and owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the other Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.10         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.11         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.12         Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings, the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.13         GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.14         Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)         submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)         consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)         agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d)         agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law; and

(e)         waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.14 any special, exemplary, punitive or consequential damages.

13.15         Acknowledgments. The Borrower hereby acknowledges that:

(a)         the Borrower and the other Credit Parties are capable of evaluating and understanding, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(b)         the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship;

(c)         neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated hereby or the process leading thereto; and

(d)         no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.16         WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13.17         Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each, a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information without the Borrower’s consent; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted

Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its Affiliates or any Related Parties thereto in violation of any confidentiality obligations owing under this Section 13.17 or other confidentiality obligations owed to the Borrower or its Affiliates, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective Subsidiaries or Affiliates, (e) to the extent that such Confidential Information was already in such Restricted Person’s possession prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information or otherwise subject to any confidentiality obligation, (f) to such Restricted Person’s Affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents, in each case who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.17 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.17) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers or counterparties to other derivative transactions (“Derivative Counterparties”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.17 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.17); provided that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.17 or confidentiality provisions at least as restrictive as those set forth in this Section 13.17) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any Person that is at such time a Disqualified Lender or to any Person to which, to the knowledge of such Restricted Person after due inquiry, the Borrower has declined to consent to any assignment by such Lender prior to such disclosure, (h) for purposes of establishing a “due diligence” defense, ~~or~~ (i) to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.17 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.17), and (~~i~~j) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Agent or Lender or any Affiliate of any Agent or Lender; provided that, no such disclosure shall be made to any Excluded Affiliates other than a limited number of senior employees who are required, in accordance with industry regulations or the relevant Restricted Person’s internal policies and procedures to act in a supervisory capacity and such Restricted Person’s internal legal, compliance, risk management, credit or investment committee members. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis (and not in violation of any confidential obligations) from a source other Holdings, its Subsidiaries or their respective Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.17 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries, (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

13.18         Direct Website Communications. Each of Holdings and the Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but, unless otherwise agreed by the Administrative Agent, excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, or (C) provides notice of any default or event of default under this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.18 shall prejudice the right of Holdings, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth on Schedule 13.2 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a)                 Each of Holdings and the Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders, the Letter of Credit Issuer and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.17.

(b)                THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall (x) the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and, each, an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person or (y) Holdings, the Borrower or any of their respective Subsidiaries have any liability to any Agent, any Lender or any other Person, for actual losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent, in the case of clause (x) above, the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction or, in the case of clause (y) above, the liability of any of Holdings, the Borrower or any of their respective Subsidiaries resulted from such Person’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents, in each case, as determined in the final non-appealable judgment of a court of competent jurisdiction.

(c)                 Each of Holdings and the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive MNPI with respect to the Borrower or its Subsidiaries or their respective securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings or the Borrower has indicated contains only publicly available information with respect to Holdings or the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings or the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive MNPI with respect to the Borrower, its Subsidiaries and their respective securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice to be distributed through the Platform contains only publicly available information; provided, however, that the Borrower shall not be required to mark any materials “PUBLIC”; provided, further, however, that, the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly (after the Borrower has been given a reasonable opportunity to review such documents) that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of any Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a) and (b). In no event shall the Administrative Agent distribute Compliance Certificates (unless the Borrower has agreed in writing that such Compliance Certificate can be distributed to “public-side” Lenders) or Projections delivered hereunder to “public-side” Lenders. Each “public side” Lender agrees to cause at least one individual at or on behalf of such Person to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such “public side” Lender or its delegate, in accordance with such Person’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

13.19         USA PATRIOT Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.20         Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21         No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) except as otherwise expressly agreed in writing, no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.22         Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate joint and several obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

13.23         Special Provisions Relating to Currencies Other Than Dollars. All funds to be made available to the Administrative Agent or the Letter of Credit Issuer, as applicable, pursuant to this Agreement in any currency other than Dollars shall be made available to the Administrative Agent or the Letter of Credit Issuer, as applicable, in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center as the Administrative Agent or the Letter of Credit Issuer, as applicable, shall from time to time nominate for this purpose. In relation to the payment of any amount denominated in any currency other than Dollars, neither the Administrative Agent nor the Letter of Credit Issuer shall be liable to the Borrowers or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent or the Letter of Credit Issuer if the Administrative Agent or the Letter of Credit Issuer shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the relevant currency) to the account with the bank in the principal financial center in the Participating Member State which any Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section ~~13.24,~~13.23, “all relevant and necessary steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent or the Letter of Credit Issuer may from time to time determine for the purpose of clearing or settling payments of such currency. Furthermore, and without limiting the foregoing, none of the Administrative Agent or the Letter of Credit Issuer shall be liable to any Borrower or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence, willful misconduct or bad faith (as determined in the final non-appealable judgment of a court of competent jurisdiction).

13.24         Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the ~~write-down and conversion powers of an EEA~~Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)              the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)             the effects of any Bail-In Action on any such liability, including, if applicable:

(1)                a reduction in full or in part or cancellation of any such liability;

(2)                a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent ~~undertaking~~entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(3)                the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any ~~EEA~~applicable Resolution Authority.

13.25         Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Hedging Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)              In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(b)             In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 13.25, the following terms have the following meanings:

(1)                “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(2)                “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(3)                “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(4)                “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.26         Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA ) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

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~~IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.~~

~~BCPE DIAMOND NETHERLANDS TOPCO, B.V., as Holdings~~

~~By:     _________________________________~~
          ~~Name:~~
          ~~Title:~~

~~DIAMOND (BC) B.V., as the Borrower~~

~~By:     _________________________________~~
          ~~Name:~~
          ~~Title:~~

~~CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Administrative Agent, the Collateral Agent, a Letter of Credit Issuer and a Lender~~

~~By:     _________________________________~~
          ~~Name:~~
          ~~Title:~~

[Project Clean Credit Agreement]

~~GOLDMAN SACHS BANK USA,~~
~~as a Lender~~

~~By:     _________________________________~~
          ~~Name:~~
          ~~Title:~~

~~BANK OF AMERICA, N.A.,~~
~~as a Lender~~

~~By:     _________________________________~~
          ~~Name:~~
          ~~Title:~~

~~BARCLAYS BANK PLC,~~
~~as a Lender~~

~~By:     _________________________________~~
          ~~Name:~~
          ~~Title:~~

~~CITIGROUP GLOBAL MARKETS INC.,~~
~~as a Lender~~

~~By:     _________________________________~~
          ~~Name:~~
          ~~Title:~~

~~ROYAL BANK OF CANADA,~~
~~as a Lender~~

~~By:     _________________________________~~
          ~~Name:~~
          ~~Title:~~

~~HSBC BANK USA, N.A.,~~
~~as a Lender~~

~~By:     _________________________________~~
          ~~Name:~~
          ~~Title:~~

[Project Clean Credit Agreement]

~~SUNTRUST BANK, as a Lender By:  _________________________________  Name: Title:  JEFFERIES FINANCE LLC, as a Lender By:  _________________________________  Name: Title:~~

[Project Clean Credit Agreement]